AGREEMENT TO PARTICIPATE FOR AN INTEREST IN THAT CERTAIN DRILLING & DEVELOPMENT AGREEMENT

Between

STARLIGHT OIL & GAS LLC

and

EDEN ENERGY CORP

ANT HILL UNIT

Effective September 1, 2006

TABLE OF CONTENTS

EXHIBITS

PARTICIPATION AGREEMENT

This Participation Agreement (this "Agreement"), is made and entered into effective as of September 1, 2006 (the "Effective Date"), by and between Starlight Oil & Gas LLC, a Colorado limited liability company, with offices at 1520 West Canal Court, Suite 130, Littleton, CO 80120, hereinafter referred to as "Starlight", and Eden Energy Corp. (or its wholly owned subsidiary), a Nevada corporation, , with principal offices at 200 Burrard Street, Suite 1925, Vancouver, British Columbia V6C 3L6 Canada , hereinafter referred to as "Eden."

RECITALS

WHEREAS Starlight is the owner of Drilling and Development Agreement (hereinafter "D & D Agreement") made and entered into effective May 1, 2006, by and between Starlight Corporation, a Colorado Corporation, predecessor in interest to Starlight, and EnCana Oil & Gas (USA) Inc., a Delaware corporation, hereinafter referred to as "EnCana", a copy of said D&D Agreement and its Exhibits being attached hereto as **Exhibit A,** reference to which being hereby made for all purposes; and

WHEREAS contractual obligation set forth in the D&D Agreement for the drilling of the four Commitment Wells has been amended by that certain Letter Agreement dated effective September 1st, 2006 and to which Starlight represents that EnCana has substantially given its verbal approval, a copy of which being attached hereto as **Exhibit B,** reference to which being hereby made for all purposes: and

WHEREAS Starlight desires to grant an interest to participate in the D&D Agreement to Eden; and

WHEREAS Eden, having conducted or having had the opportunity to conduct an independent investigation into the nature and extent of the properties and the obligations and liabilities associated therewith, desires to acquire an interest to participate in the D&D Agreement pursuant to the terms and conditions of this Agreement; and

THEREFORE, in consideration of the mutual representations, covenants and promises hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

SECTION 1
DEFINITIONS

Some of the defined terms used in this Agreement are:

1.1 **"Effective Date"** refers to September 1, 2006.

1.2 **"Closing"** refers to the consummation of the sale.

1.3 **"Prospect Fee"** refers to the consideration specified in Section 2.2 to be paid by Eden to Starlight.

1.4. **"Starlight Override"** is that overriding royalty interest retained pursuant to Section 2.1 (g) of this Agreement or retained or assigned pursuant to the AMI provisions of Exhibit F of this Agreement.

The defined terms of the D&D Agreement are also adopted in this Agreement.

SECTION 2

PARTICIPATION

2.1. **Property.** This Agreement grants to Eden the right to participate in certain of the rights, interests of Starlight set forth in the D&D Agreement, and the assumption by Eden of certain obligation of Starlight as are set forth in the D&D Agreement and those rights, interest and obligation set forth in Agreement, as such rights, interests and obligations are more particularly being as follows:

(a) Eden hereby commits to drilling, completing and equipping the four Commitment Wells for its proportionate share in the manner provided below, or shall bear and pay its proportionate share of the amounts due on that Promissory Note described in Section II.A.1. of the D&D Agreement.

(b) Eden will bear and pay 88.24% of the costs of drilling, completing and equipping the first four Commitment Wells, earning 75% of the operating rights earned from EnCana by drilling said wells. Starlight will bear and pay 11.76% of the costs of drilling, completing and equipping the first four Commitment Wells, earning 10% of the operating rights earned from EnCana by drilling said wells in the drill site 40 acre tract and 25% of the operating rights earned from EnCana by drilling said wells in the diagonal offset 40 acre tract.

(c) The four Commitment Wells shall be commenced, drilled and completed in the accordance with the schedule, manner and protocols set forth on **Exhibit C**, the Initial Drilling Program and pursuant to the terms and conditions of the D&D Agreement and its exhibits, including the Anti Hill Unit Agreement and Unit Operating Agreement, as Amended. In the event that Eden fails to

participate in the drilling, completing and equipping a Commitment Well(s) as provided herein, it shall relinquish to Starlight its proportionate share of any unrelieved portions of the promissory note and shall have no further right to earn any additional interests pursuant to this Agreement. Eden shall retain any rights previously earned hereunder.

(d) Starlight Corporation, pursuant to a separate operating agreement with Starlight Oil & Gas LLC, (hereinafter the "Starlight JOA")a copy of which being hereby attached as **Exhibit D**, reference to which being hereby made for all purposes, will act as Agent Operator for the drilling, completing and equipping of the Starlight wells pursuant to the D & D Agreement. Eden and Starlight agree that Eden, upon establishing to Starlight that it has adequate staff to do so, shall have the option to assume operations from Starlight pursuant to Exhibit D at or about the time of the commencement of continuous drilling obligation following the 180 day production period established in the D&D Agreement, as amended, but in no event to make such election later than May 2008. Said election to a assume operations from Starlight shall be subject to the approval of Eden as Agent Operator pursuant to said D&D Agreement.

(e) Participation by Starlight and Eden in any subsequent Earning Wells will be pursuant to the terms and conditions of Ant Hill Unit and Unit Operating Agreement with Participant paying 88.24% for 75% of the operating rights earned from EnCana by drilling of such Earning Wells and Starlight paying 11.76% for 25% of the operating rights earned from EnCana by drilling Earning Wells. Failure by a party to participate in an Earning Well shall exclude that party from earning any interest in that Earning Block.

(f) Participation by Starlight and Eden in the drilling of any wells on any diagonal offset earned pursuant to the D&D Agreement shall be pursuant to the terms and conditions of the Ant Hill Unit and Unit Operating Agreement with the working interest being borne 75% by Eden and 25% by Starlight.

(g) All operating rights and interests earned pursuant to the D&D Agreement shall first be assigned to Starlight by EnCana. Starlight shall thereafter assign to Eden the rights and interests therein allocated to Eden pursuant to this Agreement. In making such assignments to Eden, Starlight, will deliver Eden an 80% net revenue interest, retaining for itself an ORRI equal to the difference between existing burdens and 20% (the "Starlight Override"). The Starlight Override shall not be construed as a Subsequently Created Interest as that term is defined by any of the operating agreements attached and referenced by the Agreement.

2.2. **Prospect Fee to Starlight.** At Closing of this Agreement, Eden shall deliver a Prospect Fee to Starlight by cashiers check or Federal bank wire transfer Nine hundred thousand dollars ($900,000).

2.3. **Irrevocable Letter of Credit.** Within five (5) business days of Closing, Eden shall deliver an irrevocable Letter of Credit, in a form and issued by a bank acceptable to both parties, payable to Starlight Oil & Gas LLC, in an amount of $1,764,800 to secure its proportionate share of the promissory note obligation set forth in Section II.A.1. of the D&D Agreement. Upon Eden participating in the drilling of each Commitment Well, Eden will be relieved of the obligation to pay $441,200 on the Letter of Credit. At that point in time when all four (4) Commitment Wells have been drilled, the Letter of Credit will be canceled in full. In the alternative, Eden may pay said amount by certified check or bank wire to a mutually acceptable escrow agent located in the Denver Metropolitan area pursuant to an escrow agreement that provides for the refund of $441,200 to Eden each time it participates in the drilling of a Commitment Well and the payment of any remaining balance to Starlight on the failure of Eden to participate in a Commitment Well.

2.4 **AMI**. Starlight and Eden shall enter into an Area of Mutual Interest ("AMI") covering those lands encompassing the Ant Hill Unit and those lands lying within three miles of the current boundary of said Ant Hill Unit. This AMI shall commence on the effective date of this Agreement and continue for a period of five years from the contraction of the Ant Hill Unit. The AMI shall be administered pursuant to the terms and conditions set forth on Exhibit F.

SECTION 3

REPRESENTATIONS AND WARRANTIES OF STARLIGHT

Starlight represents and warrants to Eden as of the date hereof and the Closing Date that:

3.1. **Organization and Standing.** Starlight is a Colorado limited liability company, duly organized, validly existing and in good standing under the laws of the State of Colorado and duly qualified to carry on its business in Colorado.

3.2. **Authority.** Starlight has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement and the other documents and agreements contemplated hereby, and to perform its obligations under this Agreement and the other documents and agreements contemplated hereby. The consummation of the transactions contemplated by this Agreement will not violate, nor be in conflict with, any provision of its governing documents or any agreement or instrument to which it or the Lands and Leases are a party or by which it is bound or any judgment, decree, order, statute,

rule or regulation applicable to Starlight or the Lands and Leases.

3.3 **Validity.** This Agreement and all documents and instruments required hereunder to be executed and delivered by Starlight at Closing, constitute legal, valid and binding obligations of Starlight enforceable in accordance with their respective terms, subject to applicable bankruptcy and other similar laws of general application with respect to creditors.

3.4. **No Violation.** The execution, delivery and performance of this Agreement and the transactions contemplated hereunder have been duly and validly authorized by all requisite authorizing action on the part of Starlight.

3.5. **No Bankruptcy.** There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by, or to the actual knowledge of Starlight threatened against Starlight.

3.6. **Brokers.** Starlight has not retained any brokers with respect to this Agreement and agrees to indemnify Buyer against any claim by any third person for any commission, brokerage, finder's fee or any other payment based upon any agreement or understanding between such third person and Starlight.

3.7 **Litigation**. Starlight has not received a written claim or written demand notice, and has no knowledge of a written claim or written demand notice, that would adversely effect the D&D Agreement, and that there are no actions, suits, ongoing governmental investigations, inquiries or proceedings pending or, to Starlight's knowledge, threatened against Starlight or the D&D Agreement, in any court or before any federal, state, municipal or other governmental agencies that relate to any of the D&D Agreement.

3.8 **Judgments or Injunctions.** There are no unsatisfied judgments or injunctions issued by a court or other governmental agency outstanding against Starlight that would interfere with the operation contemplated herein, or impair Starlight's ability to enter into the Agreement or consummate the transaction.

3.9 **AMI or Farmins**. To Starlight's knowledge and belief, the D&D Agreement is not subject to any area of mutual interest agreement or any farm-out or farm-in agreement under which any party thereto is entitled to receive assignments not yet made, or could earn additional assignments.

3.10. **Survivability.** The foregoing representations and warranties of Starlight shall survive Closing for a period of two (2) years after the Closing Date and be subject to the provisions of Section 10.12.

SECTION 4

REPRESENTATIONS AND WARRANTIES OF EDEN

Eden represents and warrants to Starlight as of the date hereof and the Closing Date that:

4.1 **Organization and Standing.** Eden is a Nevada company duly organized, validly existing and in good standing under the laws of the State of Nevada. Its wholly owned subsidiary is duly qualified to carry on its business in Colorado.

4.2 **Authority.** Eden has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement and the other documents and agreements contemplated hereby, and to perform its obligations under this Agreement and the other documents and agreements contemplated hereby. The execution, delivery and performance of this Agreement and the transactions contemplated hereunder have been duly and validly authorized by all requisite authorizing action on the part of Buyer.

4.3 **Validity.** This Agreement and all documents and instruments required hereunder to be executed and delivered by Eden at Closing, constitute legal, valid and binding obligations of Eden enforceable in accordance with their respective terms, subject to applicable bankruptcy and other similar laws of general application with respect to creditors.

4.4 **No Violation.** The consummation of the transactions contemplated by this Agreement will not violate, nor be in conflict with, any provision of Eden's articles of organization and operating agreement(s), partnership agreements or registrations, or any other governing documents, or any material agreement or instrument to which Eden are a party or by which they are bound, or any judgment, decree, order, statute, rule or regulation applicable to Eden.

4.5. **No Bankruptcy.** There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by, or to the actual knowledge of Buyer threatened against Eden.

4.6 **Independent Investigation.** Eden is experienced and knowledgeable investors, and is or has access to personnel who are experienced in the acquisitions and operations in the oil and gas business, is aware of its risks, and is capable of independently evaluating the merits and risks of the investment contemplated by this Agreement. Eden has, or will have by the Closing Date, been afforded the opportunity to examine the Property. Eden acknowledges that as to the Property, Eden is acquiring all of the risks associated with oil and gas industry operations.

4.7 **Brokers.** Eden has not retained any brokers with respect to this Agreement and agrees to indemnify Starlight against any claim by any third person for any commission, brokerage, finder's fee or any other payment based upon any agreement or understanding between such third person and Eden.

4.8 **Judgments or Injunctions.** There are no unsatisfied judgments or injunctions issued by a court or other governmental agency outstanding against Eden that would interfere with the operation contemplated herein, or impair Eden's ability to enter into the Agreement or consummate the transaction.

4.9 **Survivability.** The foregoing representations and warranties of Eden shall survive the Closing for a period of two (2) years after the Closing and be subject to the provisions of Section 10.12.

SECTION 5

CONDITIONS PRECEDENT TO CLOSING

5.1. **Starlight's Conditions to Closing.** The obligations of Starlight under this Agreement are subject to the fulfillment (unless waived in writing by Starlight) of the following conditions precedent prior to or on the Closing Date:

a. **Performance of Obligations.** Eden shall have performed all material respects of all agreements and covenants required by this Agreement to be performed by Eden prior to or on the Closing Date.

b. **Representations and Warranties.** The representations and warranties made by Eden in this Agreement shall be true and correct in all material respects at and as of the Closing Date and with the same force and effect as though made on the Closing Date.

c. **Requisite Approvals.** Eden shall have completed all necessary steps and proceedings and all of Eden's necessary regulatory authorizations shall have been obtained to carry out the purposes of this Agreement.

d. **Pending Legal Action.** On the Closing Date, there shall be no pending or threatened third party claim, suit, action or other proceeding before any court or governmental agency seeking to obtain damages in connection with, or to restrain, prohibit, invalidate, or set aside, in whole or in part, the consummation of this Agreement or the transactions contemplated under this Agreement.

5.2 **Eden's Closing Conditions.** The obligations of Eden under this Agreement are subject to the fulfillment (unless waived in writing by Eden) of the following conditions precedent prior to or on the Closing Date.

a. **Performance of Obligations.** Starlight shall have performed all material respects of all agreements and covenants required by this Agreement to be performed by Starlight prior to or on the Closing Date.

b. **Representations and Warranties.** The representations and warranties made by Starlight as set forth in this Agreement shall be true and correct in all material respects at and as of the Closing Date, and with the same force and effect as though made on the Closing Date.

c. **Requisite Approvals.** Starlight shall have completed all necessary steps and proceedings and obtained any necessary regulatory authorizations to carry out the purposes of this Agreement.

d. **Pending Legal Action.** On the Closing Date, there shall be no pending or threatened third party claim, suit, action or other proceeding before any court or governmental agency seeking to obtain damages in connection with, or to restrain, prohibit, invalidate, or set aside, in whole or in part, the consummation of this Agreement or the transactions contemplated under this Agreement.

e. **Land Due Diligence**. Eden shall have until 5:00 P.M. on September 14, 2006 to satisfy itself as to the ownership of those lands covered by the D&D Agreement.

SECTION 6

CLOSING

6.1. **Closing Time and Place**. Unless the parties agree otherwise in writing, the Closing contemplated by this Agreement shall occur on or before 11:00 A.M. local time in Denver, Colorado, on September 15, 2006, in the offices of Starlight, or at such other place in the Denver Metropolitan Area, Colorado designated by the mutual agreement of the parties. Time is of the essence in the performance of this Agreement.

6.2. **Eden's Obligations at Closing.** At Closing:

a. **Payment of Prospect Fee to Starlight.** At Closing, Buyer shall pay in cash or other good funds to Starlight, the Prospect Fee as provided in Section 2.2.

SECTION 7

POST CLOSING OBLIGATIONS

7.1. **Starlight's Obligations after Closing.**

a. Starlight shall cause Starlight Corporation to timely commence the drilling of the first Commitment Well.

b. Starlight shall use it best commercially reasonable efforts to obtain an executed version of Exhibit B substantially similar in substance, and to the extent possible, in form as is attached hereto.

7.2 **Eden's Obligations after Closing.**

a. **Delivery of Irrevocable Letter of Credit.** Within five (5) business days of Closing, Eden shall deliver the irrevocable letter of credit as provided in Section 2.3.

b. **Drilling Cost Advances to Starlight Corporation.** Within five (5) business days of Closing, Eden shall deliver to Starlight Corporation an advance for its proportionate share of the estimated costs of drilling the Love Federal #17-42 and the Love Federal # 17-21 wells, which for the purpose of this provision shall be $851,702 each, for a total of $1,703,404. The two wells are anticipated to be drilled consecutively within the next 30 days. Thereafter Advances shall be as provided in the Starlight JOA.

SECTION 8

TERMINATION

8.1. **Termination.** This Agreement and the transaction contemplated hereby may be terminated at any time prior to the Closing by:

a. **Mutual.** The mutual written consent of the parties.

b. Either Party. By either party, in writing, if no Closing occurs on or before September 15, 2006.

8.2 **Effect of Termination.** If this Agreement is terminated as provided above, this Agreement shall become void and of no further force or effect and neither party shall have any further obligation or liability to the other except as to those provisions that survive

Closing and termination and are subject to the provisions of **Section 14.13**, below.

SECTION 9

DISPUTE RESOLUTION

Any dispute arising under or in connection with this Agreement or the subject matter hereof ('Dispute") shall be referred to and resolved by binding arbitration in Denver, Colorado, to be administered by and in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Arbitration shall be initiated within the applicable time limits set forth in this Agreement and not thereafter or if no time limit is given, within the time period allowed by the applicable statute of limitations, by one party ("Claimant") giving written notice to the other party ("Respondent") and to the Denver Regional Office of the American Arbitration Association ("AAA"), that the Claimant elects to refer the Dispute to arbitration. The parties shall attempt to agree on a single arbitrator but in the event that they are unable to do so within 30 days of the first letter by a party proposing name(s) of potential arbitrators, then each party shall choose within 15 days thereafter one arbitrator qualified to act as such under this Section and these two arbitrators shall choose a third within 15 days after their selection. All arbitrators must be neutral disinterested parties who have never been officers, directors or employees or attorneys of the parties or any of their Affiliates, must have not less than ten (10) years experience in the oil and gas industry, and must have a formal financial/accounting, petroleum engineering or legal education. The hearing shall be commenced within thirty (30) days after the selection of the arbitrator(s). The parties and the arbitrators shall proceed diligently and in good faith in order that the arbitral award shall be made as promptly as possible. The decision of the tribunal shall be final and binding upon the Parties. The interpretation, construction and effect of this Agreement shall be governed by the Laws of Colorado, and to the maximum extent allowed by law, in all arbitration proceedings the Laws of Colorado shall be applied, without regard to any conflicts of laws principles. All statutes of limitation and of repose that would otherwise be applicable shall apply to any arbitration proceeding. The tribunal shall not have the authority to grant or award indirect or consequential damages, punitive damages, exemplary or special damages.

SECTION 10

MISCELLANEOUS PROVISIONS

10.1. **Further Assurances**. The parties agree that each shall use its reasonable efforts to take or cause to be taken all such actions that may be necessary to consummate and make effective the transaction contemplated by this Agreement.

10.2 **Notices.** All notices, demands, and other communications required or

permitted under this Agreement shall be in writing and delivered by facsimile transmission, air express service, or registered or certified mail. All notices, demands, and other communications by a party under this Agreement shall be effective when received by the other party. Either party may change the address and/or person to which notices, demands, and other communications are to be sent upon written notice to the other parties. Notices shall be sent to:

To Starlight: Starlight Oil & Gas LLC
7345 South Pierce Street, Suite 110
Littleton, CO 80123-4592
Attn: Brian Bentley
Telephone No. 303/832-8830
Facsimile No. 303/933-6586

To Eden: Eden Energy Corp (or its wholly owned subsidiary)
518 17th Street, Suite 970
Denver, CO 80202

Attn: Larry B. Kellison
Telephone No. 303-623-1440
Facsimile No. 303-571-4304

10.3. **Entire Agreement.** This Agreement, the documents to be executed hereunder, and the Exhibits attached hereto constitute the entire agreement between the parties as to the D&D Agreement that is the subject hereof, superseding all prior agreements, understandings, negotiations and discussions, whether oral or written, between the parties. No supplement, amendment, alteration, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the parties hereto. Starlight and Eden recognize and agree that in the event that the D&D Agreement and its Exhibits conflict with this Agreement, that as between themselves, this Agreement will control. However, in the event of a conflict between the D&D Agreement and its Exhibits and this Agreement as between Starlight and Eden, or either of them, and EnCana, the D&D Agreement and its Exhibits control. Further, Starlight and Eden agree that the gas balancing agreement set forth in the Ant Hill Unit Operating Agreement (Exhibit 6 of the D&D Agreement) shall control.

10.4. **Expenses.** Each party hereto shall be solely responsible for expenses incurred by it in connection with this Agreement and shall not be entitled to reimbursement by the other party.

10.5. **Sales Taxes and Recording Fees.** The Prospect Fee provided for hereunder is net of any sales taxes or other taxes in connection with the grant of an interest in the D&D Agreement. Eden shall be liable for any sales tax or other transfer tax, as well as any

applicable conveyance, transfer and recording fees, and real estate transfer stamps or taxes imposed on the grant of an interest in the D&D Agreement pursuant to this Agreement. Eden shall indemnify and hold Starlight harmless with respect to the payment of any of those taxes including any interest or penalties assessed thereon.

10.6. **Governing Law.** This Agreement and all assignments and other instruments executed in accordance with it or the execution hereof shall be governed by and interpreted according to the laws of the State of Colorado. Forum and venue shall be exclusively in Denver, Colorado.

10.7. **Waiver.** No waiver of any of the provisions of the Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

10.8 **Captions; Definition of "Including".** The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. The term "including" or "includes", as used herein, shall mean "including, without limitation," and "includes, without limitation."

10.9. **Assignment.** Neither party hereto shall assign this Agreement or any part thereof without the prior written consent of the other party, which consent shall not unreasonably be withheld, and any assignment made without such consent shall be void. Nothing herein shall be deemed to limit any party's right to assign any overriding royalty interest or operating rights earned pursuant to this Agreement. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors, assigns and legal representatives.

10.10. **Execution.** This Agreement may be executed in multiple original counterparts, all of which shall together constitute a single agreement and each of which, when executed, shall be binding for all purposes thereof on the executed party, its successors and assigns.

10.11. **Severability.** If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any materially adverse manner to either party.

10.12 **Survival.** Certain paragraphs in this Agreement, including Sections 3.7 and 4.7 are stated to survive Closing and or termination, and do not merge with any conveyance. The covenants, conditions and other provisions of those paragraphs shall endure and shall run with the land. They shall not be extinguished by the doctrine of merger by deed or any

similar doctrine and no waiver, release, or forbearance of the application of the provisions of those paragraphs in any given circumstances shall operate as a waiver, release or forbearance of the provisions of the paragraphs as to any other circumstance.

10.13 **Not to be Construed Against Drafter.** The parties acknowledge that they have had an adequate opportunity to review each and every provision contained in this Agreement and to submit the same to legal counsel for review and comment, including expressly but without limitation the waivers and indemnities contained in this Agreement. Based on said review and consultation, the parties agree with each and every term contained in this Agreement. Based on the foregoing, the parties agree that the rule of construction that a contract be construed against the drafter, if any, shall not be applied in the interpretation and construction of this Agreement.

10.14. **No Third-Party Beneficiaries.** This Agreement is not intended to confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

WITNESS THE EXECUTION HEREOF:

STARLIGHT OIL & GAS LLC

/s/ Brian S. Bentley
By: Brian S. Bentley
Its: Manager
Date: September 14, 2006

STARLIGHT CORPORATION
(In its role as Operator pursuant to the Starlight JOA and Ant Hill Unit Operating Agreements)

/s/ Brian S. Bentley
By: Brian S. Bentley
Its: President
Date: September 14, 2006

EDEN ENERGY CORP

/s/ Donald A. Sharpe
By: Donald A. Sharpe
Its: President
Date: September 14, 2006

"Exhibit A"

DRILLING & DEVELOPMENT AGREEMENT
ANT HILL UNIT
RIO BLANCO COUNTY, COLORADO

This Drilling and Development Agreement (hereinafter "Agreement") is made and entered into effective May 1, 2006, by and between Starlight Corporation, a Colorado Corporation, hereinafter referred to as "Starlight", whose address is 1520 West Canal Court, Suite 130, Littleton, CO 80120, and EnCana Oil & Gas (USA) Inc., a Delaware corporation, hereinafter referred to as "EnCana", whose address is 370 17th St. Suite 1700, Denver, CO 80202. The terms and conditions of this Agreement are as follows:

I. RECITALS

WHEREAS, EnCana is the working interest owner and Operator of the Ant Hill Unit Area (hereinafter the "Ant Hill Unit") in Rio Blanco County, Colorado pursuant to that Unit Agreement entered into as of the 19th day of March, 2001, a copy of which is attached hereto as Exhibit "A", reference to which being hereby made for all purposes; and,

WHEREAS, EnCana and its predecessors in interest have established two participating areas ("PA") within the Ant Hill Unit, being the Mesa Verde PA "A", which has had its 5th revision and 6th revision submitted to the Bureau of Land Management ("BLM) for approval with effective dates of July 1, 2003 and August 1, 2003 respectively, and the Initial Mesa Verde "B", which was approved effective September 1, 2002. A plat of the said Ant Hill Unit and PAs is attached hereto as Exhibit "B", reference to which being hereby made for all purposes; and,

WHEREAS, Starlight seeks to conduct a drilling and development program upon portions of the Unit Area not within the existing PAs, lands within the said pending 5th and 6th revisions, or otherwise excluded from earning hereunder ; and,

WHEREAS, EnCana desires that Starlight conduct said drilling and development program subject to the terms and conditions of this Agreement.

NOW THEREFORE, for and in consideration of the payment of Ten Dollars ($10.00), the mutual covenants and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which being hereby confessed, the Parties hereto agree as follows:

I. DEFINITIONS

A. **Commitment Well.** The "Commitment Wells" are the first four (4) Earning Wells to be drilled by Starlight within the Contract Area.

B. **Contract Area.** The "Contract Area" for this Agreement is that portion of the Ant Hill Unit Area lying outside of the Existing PA, excluding the SE/4NW/4 of Section 8, T2N R96W, 6th PM.

C. **Contract Depth.** "Contract Depth" shall be a depth sufficient to test the Cameo Coal, or to the stratigraphic equivalent of ~~7,508 ft in~~ the Fuelco No. 1 Federal Unit Well located in the SW/4 of the NW/4 of Section 28, Township 2 North, Range 96 West, whichever is the lesser depth.

D. **Drilling Window.** The "Drilling Window" is that period of time permitted by the Unit's federal oil and gas lease and/or permit stipulations for the commencement of drilling operations within the Ant Hill Unit.

E. **Earning Block.** An "Earning Block" is that 160 acre tract of land, more or less, within the Contract Area designated by Starlight for an Earning Well or EnCana for an EnCana Well. An Earning Block shall be limited in depth to stratigraphic equivalent of the base of the Mesaverde Formation.

F. **Earning Well**: An "Earning Well" is the first well drilled by Starlight pursuant to this Agreement on an Earning Block to Contract Depth. Notwithstanding, if an Earning Well is also a Unit Obligation Well it must be drilled to the depth required in Article 9 of the Ant Hill Unit Agreement.

G. **Earning Well Drill Site Tract**. The "Earning Well Drill Site Tract" shall be the governmental quarter/quarter section within the Earning Block upon which an Earning Well is located.

H. **Effective Date**. The Effective Date of the Agreement is May 1, 2006.

I. **EnCana Well**. An "EnCana Well" is a well operated by EnCana which is located within the Contract Area and drilled to a depth above the base of the Mesaverde formation. An EnCana Well must be outside an "active" Earning Block as designated by Starlight.

J. **Existing PA**. The "Existing PA" is those lands with the Mesa Verde PA "A" (including those lands within the proposed 5th and 6th revisions) and Mesa Verde PA "B", as those participating areas are configured upon the Effective Date of this Agreement, said configuration being depicted upon Exhibit "B."

K. **Sales Meter**. The "Sales Meter" for each Starlight Well is that individual meter installed for each such well at a location downstream of the separator and upstream of the Ant Hill Unit gathering system or an extension of the gathering system constructed as a result this Agreement.

L. **Starlight Wells**. A "Starlight Well" is any well within the Ant Hill Unit Area or Contract Area hereof in which Starlight owns a working interest, but does not include any wells drilled to an objective depth below the base of the Mesaverde Formation.

M. **Unit Agreement and Unit Operating Agreement Defined Terms**. Terms that are defined in the Ant Hill Unit Agreement or the Ant Hill Unit Operating Agreement, as amended, and used in this Agreement shall have the same meaning as set forth in said Ant Hill Unit Agreement or Ant Hill Unit Operating Agreement.

N. **Unit Obligation Well**. A "Unit Obligation Well" is one of those two wells per calendar year required to be drilled by Article 9 of the Ant Hill Unit Agreement in order to maintain the Unit.

II. COMMITMENT WELLS, EARNING WELLS AND CONTINUOUS DRILLING

A. **Commitment Wells.** No later than one hundred twenty (120) days from the date of execution of this Agreement, Starlight will commence actual drilling operations on the first of four Earning Wells. These first four (4) Earning Wells shall be designated as the "Commitment Wells" and shall be at locations of Starlight's choosing within the Contract Area, subject to applicable provisions of the Unit Operating Agreement. No more that thirty (30) days shall elapse from the date of drilling rig release from a Commitment Well to the commencement of actual drilling operations for the next Commitment Well. A minimum of two of the Commitment Wells must qualify as a Unit Obligation Well pursuant to the terms and conditions of the Ant Hill Unit Agreement.

1. Promissory Note: Starlight's obligation to drill the four (4) Commitment Wells shall be secured by a Promissory Note in the form set forth as Exhibit "C" attached hereto and in favor of EnCana in the amount of $2,000,000. Upon the drilling of a Commitment Well, Starlight will be relieved of the obligation to pay $500,000 on the note. At that point in time when all four (4) Commitment Wells have been drilled, the note will be canceled in full.

2. Failure to Drill Commitment Wells. Unless otherwise relieved of the obligation to drill one or more Commitment Wells pursuant to the terms and conditions of this Agreement, should Starlight fail to timely drill any of the Commitment Wells,

the Promissory Note shall be become immediately due and payable and Starlight shall pay to EnCana a fee of $500,000 per Commitment Well not drilled.

B. **EnCana Carry – Commitment Wells and Earning Wells.** All costs, expenses and risks incurred or arising out of the permitting, drilling, testing, completing, equipping and/or plugging and abandoning of the Earning Wells shall be borne solely by Starlight. EnCana will retain a 15% working interest in each Earning Well. Starlight shall "carry" EnCana's working interest through the drilling, completion and equipping of each Earning Well to the Earning Well's Sales Meter (i.e Starlight shall bear 100% of the costs and expenses attributable to EnCana's 15% interest). Thereafter EnCana will participate in the Earning Well pursuant to the terms of the Ant Hill Unit Operating Agreement.

C. **Proposing Earning Wells and Designating Earning Blocks.** Starlight shall designate the location of each Earning Well by giving written notice to EnCana of the location of the proposed Earning Well, objective depth, and the Earning Well Drill Site Tract. Said notice shall also describe the 160-acre Earning Block to be associated with the Earning Well. Earning Block(s) shall be the governmental quarter section upon which the Earning Well is being drilled, provided however that for those Earning Well Drill Site Tracts within the Contract Area where the diagonal offset is within an Existing PA or otherwise not within the Contract Area, or is in a previously designated Earning Block in which an Earning Well was drilled, then the Earning Block shall consist of four (4) contiguous governmental quarter/quarter sections in the shape of a square. If it is not possible to form the Earning Block in the shape of a square, Starlight shall designate the Earning Well Drill Site Tract and three (3) other governmental quarter/quarter sections that are not within an Existing PA or otherwise not within the Contract Area, and are not within a previously designated Earning Block in which an Earning Well was drilled, and shall designate which of the other three (3) governmental quarter/quarter section shall be deemed to be the diagonal offset quarter/quarter section. If Starlight does not commence actual drilling operations on an Earning Block with ninety (90) days from the date of notification, the Earning Block will no longer be "active" and it must be re-designated as provided in this provision. An Earning Block shall not overlap an "active" or previously established Earning Block comprising an EnCana Well or Earning Well drilled by Starlight.

D. **Operating Rights Earned by Starlight.** In the event Starlight drills and completes an Earning Well to Contract Depth and meets all other obligations specified herein and complies with all of the terms hereof, EnCana shall, within sixty (60) days of its receipt of Starlight's written request therefor, deliver or assign the following to Starlight, on a checkerboard pattern, or as designated within the Earning Block:

1. Earning Well Drill Site Tract. Starlight shall earn 85% of the operating rights in the 40 acre, more or less, "Earning Well Drill Site Tract" where the Earning Well is located.

2. Diagonal Offset. Starlight shall earn 100% of the Operating Rights in the 40 acre, more or less, diagonal or designated offset to the Earning Well Drill Site Tract.

3. Assignment of Operating Rights. Said Assignments shall be on the customary federal forms. Contemporaneously a duplicate assignment for the purpose of recording in the Rio Blanco County Clerk and Recorder's office in the form attached hereto as Exhibit D, reference to which being hereby made for all purposes, shall also be made. The assignment of Operating Rights shall be without depth restrictions and shall be subject only to those royalty, overriding royalty or other lease burdens of record in Rio Blanco County or Colorado State Office of the BLM on May 1, 2006 and the interest received shall be proportionately reduced if the Oil and Gas Lease(s) in the lands covered thereby covers less than one hundred percent (100%) of the oil and gas mineral estate, or if EnCana owns less than the entire oil and gas leasehold estate. Such assignment shall be made without representation or warranty of title, express or implied and EnCana shall not create nor impose any additional royalty, overriding royalty or other lease burdens on any lands or oil and gas leases within the Ant Hill Unit.

For the purposes of this Article II. D., the completion of a well shall include both the completing as a well capable of production or its plugging and abandonment as a dry hole without ever being capable of production, provided said well is drilled to the Contract Depth.

E. **Continuous Drilling Program**: Commencing May 1, 2006, or on or before 180 days following the completion of the fourth Commitment Well, whichever is later, Starlight has the option, but not the obligation to commence a "Continuous Drilling Program" and thereafter continue drilling Starlight Wells, with no more than 30 days between drilling rig release on one Starlight Well and commencement of actual operations for the drilling of the next succeeding Starlight Well, subject to the following:

1. Required Wells During the Continuous Drilling Program. During each calendar year, Starlight, in order to maintain its right to continue to propose and drill Earning Wells within the Contract Area, must include two Unit Obligation Wells in its Continuous Drilling Program, provided this obligation to include Unit Obligation Wells in each calendar year may be banked pursuant to the terms and conditions of the Article 9 of the Ant Hill Unit Agreement, it being the intention of this provision that Starlight meets this obligation so long as the yearly drilling requirements of said Article 9 of the Ant Hill Unit Agreement are met.

2. Banking Days. The 30 day period between wells drilled by Starlight during the Continuous Drilling Program may be banked such that when the time between drilling rig release for one well and commencement of actual operations on its successor well is less than 30 days, those unused days may be applied to and may extend the time in which to commence operations for one or more succeeding well(s).

3. Cessation of the Continuous Drilling Program. In the event Starlight fails to timely commence the Continuous Drilling Program or upon cessation of the Continuous Drilling Program, as provided above, Starlight's right to propose and drill Earning Wells upon the Contract Area and to earn additional interests in the Contract Area shall terminate. Starlight shall retain the right to propose and drill additional wells on all lands it has theretofore earned within the Contract Area.

III. SUBSTITUTE WELL.

If mechanical difficulties, virtually impenetrable substances, or other conditions or circumstances occur which would render further drilling of any Earning Well, including a Commitment Well, or any well being drilled as part of the Continuous Drilling Program, impractical in the opinion of a prudent operator, then Starlight shall discontinue drilling said well, properly and diligently plug and abandon the same, and may at its option within thirty (30) days after the abandonment commence a substitute well at approximately the same location or at another location within the Contract Area. Thereupon the substitute well shall be considered and treated for all purposes hereunder as the well for which it is a substitute.

IV. PERMITTING, TITLE AND WELL DATA

A. **EnCana's Existing Permitting, Title Data, Geological and Well Data.** EnCana will provide Starlight with access to its existing permitting and title data, its geological data and its existing well files and will allow Starlight full use of that information for the purpose of implementing the drilling of the Commitment Wells and then to conduct the continuous drilling program described above. Starlight may request and receive, at its expense, copies of the existing Ant Hill Unit well files. Such information shall be kept confidential. It is understood that in accessing such data, Starlight will minimize, or to the extent possible eliminate, any demands upon the time of EnCana personnel. Starlight shall not be provided any data which EnCana deems, in the sole opinion of EnCana, to be proprietary, which EnCana is required to keep confidential.

B. **Starlight's Permitting, Title and Well Data.** Starlight will provide EnCana with copies of all permitting, title and geological data developed by Starlight. EnCana shall have full access to the drilling rig floor of any Starlight Well drilled pursuant to this Agreement and to the information and data obtained from the Starlight Wells as set forth on Exhibit G, reference to which being hereby made for all purposes.

V. ASSUMPTION OF EARNING WELL

In the event Starlight determines that an Earning Well is incapable of producing oil and/or gas in paying quantities, and should Starlight desire to plug and abandon such well as a dry hole, Starlight shall not commence to abandon such well until Starlight has furnished EnCana with all information available which has been derived from the drilling, testing, coring, surveying and logging of the well, and thereafter Starlight has given EnCana forty-eight (48) hours (exclusive of Saturday, Sunday and/or legal holidays) notice of its intention to abandon. During the forty-eight (48) hour period, EnCana shall have the right to take over the well to be abandoned by Starlight ("Assumed Well") and attempt completion thereof and/or to conduct such further operations as EnCana sees fit, in which event Starlight shall deliver the hole and rig to EnCana for such further operations. Failure to notify Starlight within the aforesaid forty-eight (48) hour period shall constitute EnCana's concurrence in such well being plugged and abandoned. If EnCana takes over an Earning Well in accordance with this Article, then Starlight will bear and assume all cost, expense and liability incurred for the Assumed Well prior to the time EnCana takes over the well, except stand-by time from the time of Starlight's notice to the time at which EnCana takes over the Earning Well which shall be paid and borne by EnCana, and EnCana will pay, assume and bear all cost, obligation, risk and expense after its assumption. If EnCana does take over the well in accordance with this Article, then EnCana will pay Starlight the reasonable salvage value for pipe and equipment in or on the Assumed Well less the estimated cost of salvaging such material which is taken for the further operations contemplated herein. If the Assumed Well is not completed as a well capable of production by EnCana but is thereafter plugged and abandoned, EnCana shall pay all costs of plugging and abandoning the Assumed Well BUT Starlight shall nevertheless continue to be liable for restoration of the surface upon which the Assumed Well is located. Any additional costs for restoration of the surface which are the result of EnCana's operations in assuming such well shall be borne by EnCana. If the Assumed Well is completed as a well capable of production by EnCana, then EnCana shall pay all costs of plugging and abandoning the Assumed Well and be liable for restoration of the surface upon which the Assumed Well is located. If EnCana assumes an Earning Well, it is understood that Starlight shall not be entitled to an assignment of EnCana's working interest in and to the well or the Earning Well Drill Site Tract on which such Assumed Earning Well is located but shall be entitled to an assignment of working interest in the Diagonal Offset.

VI. ENCANA WELLS

EnCana shall have the right to designate Earning Blocks and drill EnCana Wells in the Contract Area, except as to lands within an "active" Earning Block as designated by Starlight. Prior to drilling an EnCana Well, EnCana must designate an Earning Block for the initial EnCana Well using the procedure in Article II.C above. Starlight shall retain the exclusive right to drill and earn interests in the 40 acre, more or less, diagonal offsets to the 40-acre drill site tract where the EnCana Well is located. If Starlight elects to drill such diagonal offsets within the Earning Block established for an EnCana Well, Starlight shall carry EnCana's interest in the first 40 acre tract Starlight drills on the acreage included in the Earning Block, and earn an assignment from EnCana as provided for Earning Wells in Articles II.B and II.D above. EnCana shall not have the right to drill in the said 40 acre diagonal offsets without Starlight's consent.

VII. OPERATIONS WITHIN CONTRACT AREA

A. **Unit Operator.** EnCana shall be Unit Operator. No investment adjustment will be made with respect to existing Ant Hill Unit materials, equipment and other property. Starlight, or its subsidiary, shall ratify the Unit Agreement, attached hereto as Exhibit A, and the Unit Operating

Agreement, attached hereto as Exhibit E, reference to which being hereby made for all purposes, as a Non-Operator.

B. **Drilling, Completing and Equipping Starlight Wells.** Starlight shall be designated Agent Operator per the Unit Operating Agreement, as amended, and the Agent Operator Agreement attached hereto as Exhibit F. Starlight shall operate the Commitment Wells, Earning Wells, and Starlight Wells drilled during the Continuous Drilling Program through drilling and completion and equipping the wells to their Sales Meters. Starlight shall be likewise Operator of any wells it drills on earned acreage after the end of the Continuous Drilling Program through drilling and completion and equipping the wells to their Sales Meters.

1. Subsequent Operatorship of Starlight Wells. EnCana, as Unit Operator, shall take over operations of the Starlight Wells following completion, provided, however, Starlight shall retain the right to utilize its own pumpers and to conduct its own service operations on Starlight Wells as Agent Operator. EnCana will perform the duties of operator of the Starlight Wells in all other respects. Starlight will coordinate its activities with EnCana personnel so as not to unreasonably interfere with EnCana's physical operations within the Ant Hill Unit. EnCana will make no charge to the Starlight joint account for any direct charges pursuant to the COPAS accounting procedures attached to the Unit Operating Agreement, including charges for EnCana pumpers and other field personnel with respect to the Starlight Wells if Starlight utilizes its own pumpers and conducts its own service operations. With respect to the Earning Wells and any other Starlight Well in which EnCana owns a working interest, EnCana will bear its proportionate share of such direct charges, including those for pumpers and other direct costs incurred by Starlight on behalf of the well in the same manner provided for in the COPAS accounting procedures attached as an exhibit to the Unit Operating Agreement as would occur if Starlight were the operator of that well and EnCana the non-operator. COPAS producing Overhead rates for operating wells will not be affected by this provision and Starlight will bear its proportionate part of the COPAS producing overhead rate for Starlight Wells pursuant to the terms and conditions of said COPAS accounting procedures. Starlight will not be charged any COPAS overhead rates for EnCana Wells.

2. Subsequent Operations on Starlight Lands. On earned lands in which Starlight owns 100% of the working interest, Starlight may conduct any operations that can be conducted by a reasonably prudent operator. Any subsequent operations proposed on Starlight lands in which EnCana also owns a working interest, whether during the continuous drilling program or thereafter, shall be proposed and conducted pursuant to the terms and conditions of Unit Operating Agreement and Agent Operator Agreement.

C. **Allocation of Unitized Substances.** Production from each Starlight Well shall be measured at each Starlight Well's Sales Meter.

1. Allocation of Royalties, Overriding Royalties, Disbursements. For Starlight Wells that are committed to a participating area, Starlight shall bear its proportionate share of the royalties and overriding royalties set forth on Exhibit B of the Unit Agreement on an acreage basis based upon its net acres in the participating area and the provisions of Article 12 of the Unit Agreement and as set forth in Articles 6 and 13 of the Unit Operating Agreement. For any Starlight Well not within a participating area, Starlight shall bear its proportionate share of the royalties and overriding royalties on that tract set forth on Exhibit B of the Unit Agreement on a lease basis. EnCana, as Operator, shall be responsible for the disbursement of royalty and overriding royalty revenues from the Starlight Wells to the royalty and overriding royalty owners as set forth in Section 6.8 of the Unit Operating Agreement.

2. Allocation of Starlight's Working Interest. The share of gas allocated to

Starlight's working interest shall be the actual Unitized Substances produced from Starlight Wells as measured at their Sales Meters.

VII. EXPLORATORY WELLS

Starlight shall not be entitled to propose or drill Earning Wells pursuant to the terms and conditions of this Agreement to depths below the base of the Mesaverde Formation. Following earning by Starlight, Starlight may propose Exploratory Wells pursuant to the terms and conditions of the Unit Operating Agreement, as amended, and insofar as the interests earned per this Agreement are applicable.

VIII. INGRESS AND EGRESS

While this Agreement is in effect and for so long thereafter as Starlight owns an interest in any Starlight Wells or any lands within the Contract Area, Starlight shall have full rights of ingress and egress over, on, above or under all lands within the Ant Hill Unit as it is currently configured and access to and the use of all Ant Hill Unit rights of way and easements for such purposes. In using such rights Starlight shall bear its proportionate part, on a per-well basis, of the expense of maintaining same; and in the event damage is incurred to any jointly-used road and/or right-of-way due to Starlight's excessive or unusual use thereof, Starlight shall be solely responsible for restoring same to its prior condition.

EnCana shall retain all rights of ingress and egress and the use of as much on the surface of the Contract Acreage which may be necessary to explore, drill, operate, produce, store and market all oil, gas and minerals retained by EnCana under this Agreement. In addition, EnCana shall have the right to use any rights-of-way, easements or roads which Starlight may obtain or build in connection with operations hereunder, and if EnCana actually uses said rights-of-way, easements, or roads, then EnCana will reimburse Starlight upon being billed for a proportionate share of the cost of maintaining same; and in the event damage is incurred to any jointly-used road and/or right-of-way due to EnCana's excessive or unusual use thereof, EnCana shall be solely responsible for restoring same to its prior condition.

IX. GAS MARKETING AGREEMENT

A. **Marketing Agreement**. Starlight and EnCana shall enter into the Gas Marketing Agreement attached as Exhibit H hereof covering Starlight's share of oil and gas produced from the Ant Hill Unit and Contract Area. In the event that EnCana is not marketing Starlight's oil and gas produced from the Ant Hill Unit and Contract Area, then EnCana agrees that Starlight shall have the right to transport and flow (subject to EnCana's then existing arrangements for gathering with third parties) through the gathering and other production facilities, including the current or any successor gas plant, a volume of 9MMcfd of Gas production from Starlight's oil and gas interests in the Ant Hill Unit and Contract Area.

B. **Gathering Lines.** Starlight shall construct any necessary gathering lines from each Starlight Well Sales Meter to the point of connection with the existing Ant Hill Unit gathering system. Such gathering lines shall become Ant Hill Unit equipment and property. The capital costs thereof, including, but not limited to the interest charges on capital funds paid to Starlight's lender, shall be recouped by Starlight through a credit to the gathering, processing and marketing fee (the "GPM Fee") to be paid to EnCana pursuant to the Gas Marketing Agreement as follows:

1. Starlight shall construct, at its sole risk and expense, facilities ("Well Connect Facilities") necessary to deliver and measure Gas into the Ant Hill Gathering System. Prior to constructing Well Connect Facilities, Starlight shall prepare and provide EnCana with a detailed cost estimate ("Facility Cost Estimate") for EnCana's review. Upon receiving such estimate, EnCana shall have five (5) business days to review and give notice of any objections to the Facility Cost Estimate. If EnCana has any objections and notifies Starlight during such period, the parties shall use reasonable efforts to resolve such discrepancies and establish the Facility Cost Estimate to be applied to the applicable Well Connect Facility and Starlight shall proceed with construction of the facilities. If no

notice is received by Starlight within the review period Starlight shall proceed with constructing the Well Connect Facilities.

2. Upon completion of each Well Connect Facility, Starlight shall assign and transfer ownership in the facilities to EnCana. Starlight shall submit invoices and support documents detailing actual costs associated with constructing the facilities ("Facility Cost"). Upon receiving such documents for each Well Connect Facility, EnCana shall prepare a reimbursement schedule reflecting amounts equal to 100% of the actual costs divided into thirty-six (36) monthly amounts ("Capital Recovery Payment") and EnCana shall remit such payment to Starlight each month, along with other amounts due for Gas purchases, until payout. In the event actual costs exceed 110% of the Facility Cost Estimate, EnCana may request further explanation and the parties will use reasonable efforts to determine if adjustments to the actual costs, used to calculate the Capital Recovery Payment, are required.

X. TAX PARTNERSHIP ELECTION

While this Agreement is not intended to create, and shall not be construed to create a relationship of partnership or an association for profit between or among the parties hereto, the Parties hereto recognize that the contractual arrangement and undertakings evidenced by this Agreement result in a partnership for federal income tax purposes and for purposes of state income tax law which adopt or follow federal income tax principles as to partnerships. Therefore, each Party hereby elects not to be excluded from the application of all the provisions of Subchapter "K", Chapter 1, Subtitle "A", of the Internal Revenue Code of 1986 and all amendments thereto. Further, with respect to these income tax purposes the Parties agree as follows:

1. That the Parties shall be bound by the Tax Partnership Provisions attached hereto as Exhibit I.

2. That in the event of any conflict or inconsistency between the terms of the Tax Partnership Provisions and the terms of this Agreement, or any exhibit thereto other than the Tax Partnership Provisions, that the terms of the Tax Partnership Provisions will control.

XI. PAYMENT OF LEASE MAINTENANCE PAYMENTS

EnCana shall be responsible for making any payment of delay rentals, minimum royalty payments or other lease maintenance payments on all oil and gas interests within the Ant Hill Unit. Starlight shall bear its proportionate part of any such payment that is directly attributable to lands earned by Starlight pursuant to this Agreement. EnCana shall not be liable to the other party hereto for any loss resulting from a good faith effort to properly make any payment.

XII. INDEMNITY

The entire cost, risk and expense of any operation associated with drilling, testing, completing and equipping or plugging and abandoning the Earning Wells drilled pursuant to the provisions of this Agreement shall be borne solely by Starlight. Starlight shall protect, defend, indemnify and hold harmless EnCana and its officers, directors and employees from and against any and all losses, claims, demands, liabilities or causes of action of every kind and character, including costs of litigation, attorneys' fees, without limit and without regard to the cause or causes thereof, in favor of any person or party, on account of damage to their property or on account of bodily injury or death, based on breach of express or implied lease covenants, arising out of or in any way connected with Starlight's operations pursuant to the terms of this Agreement.

Starlight shall assume all responsibility for, including control and removal of, and protect, defend, hold EnCana and its officers, directors and employees harmless from and against all claims, fines, expenses, demands, and causes of action of every kind and character, including costs of litigation, attorneys' fees, arising out of any Federal, State of local laws, rules, orders,

and regulations applicable to any waste material or hazardous substances on the land or the presence, disposal, release or threatened release of waste material or hazardous substance from the land into the atmosphere or into or upon the land or any water course or body of water, including ground water, attributable to Starlight's operations under the terms of this Agreement.

XIII. INSURANCE, LIENS

At all times while conducting operations on the Contract Acreage Starlight shall:

A. Conduct said operations strictly in accordance with the terms and provisions of the Lease(s) covering the Contract Area.

B. Observe and comply with all applicable laws, ordinances, regulations and orders of all government authorities and agencies, whether Federal, State, County, or municipal.

C. Keep the Earning Well and the equipment used in connection therewith free from all liens and encumbrances, provided that as used in this provision, liens shall be deemed not to include any mortgage or deed of trust in favor of Starlight's principle lenders which attach to Starlight's interests in said Earning Well and equipment.

D. Comply with all provisions concerning insurance in Exhibit 3 of the Unit Operating Agreement, attached hereto and by this reference made a part hereof, which insurance is hereby deemed approved by EnCana.

Such insurance shall be maintained in a form which protects the interest of all Parties hereto by having EnCana named as an insured, if necessary, under the policies providing such insurance. All insurance shall be subject to approval of EnCana, and Starlight shall submit certificates of insurance and evidence of its coverage to EnCana upon request.

XIV. FORCE MAJEURE

Should any Party be prevented or hindered from complying with any obligation created hereunder, other than the obligation to pay money, by reason of fire, flood, storm, act of God, governmental authority, governmental action or inaction, delay or failure to issue permits, application of lease and permitting stipulations, labor disputes, war, the inability to secure workers, title abstracts, curative title work, lease brokers, entry onto the land, drilling equipment, drilling rig(s), drilling tools, materials or transportation, governmental inaction, hindrance or delay or any other cause not enumerated herein but which is beyond the normal control of the Party whose performance is affected, then the performance of any such obligation shall be suspended during the period of such prevention or hindrance, provided the affected party gives the other party hereto prompt notice describing the Force Majeure situation in reasonable detail and exercises all reasonable diligence to remove the cause of force majeure. The rights and obligation set forth in this Agreement shall be also be subject to being suspended in accordance with the Federal oil and gas lease stipulations, rules and regulations.

XV. TERM OF AGREEMENT

A. If Starlight (i) fails to drill the four Commitment Wells as herein provided; (ii) drills an Earning Well to a depth less than Contract Depth and does not timely exercise its right to drill a substitute well as provided above; or (iii) fails to timely commence a Continuous Drilling Program Earning Well by the date set forth herein, this Agreement shall terminate in its entirety, however Starlight shall continue to indemnify EnCana as set forth in Article XII herein and, notwithstanding anything in this Agreement to the contrary, any interest which Starlight might otherwise be entitled to earn under this Agreement or in the Contract Area or Earning Well(s) shall terminate and revert to EnCana. Such automatic termination described above, however, shall not operate to relieve Starlight of the obligations and liabilities incurred hereunder by Starlight, its successors and assigns, prior to such termination, and Starlight's obligation to indemnify EnCana as set forth in Article XII herein, and Starlight's reclamation liabilities, shall continue.

B. If Starlight defaults in the timely and proper performance of any of its obligations/covenants contained herein, this Agreement shall terminate in its entirety and, notwithstanding anything in this Agreement to the contrary, any other interest which Starlight might otherwise be entitled to earn under this Agreement in or to the Contract Acreage and/or Earning Well shall terminate and automatically revert to EnCana. Such automatic termination described above, however, shall not operate to relieve Starlight of the obligations and liabilities incurred hereunder by Starlight, its successors and assigns, prior to such termination, and Starlight's obligation to indemnify EnCana as set forth in Article XII herein, and Starlight's reclamation liabilities, shall continue. Nothing contained herein shall terminate Starlight's rights to Earning Well Drill Site Tracts, Diagonal Offsets or its rights under the Gas Marketing Agreement, the Unit and Unit Operating Agreement, and this Agreement as to those land and leases and wells previously earned.

XVI. EXHIBITS

The following exhibits are attached to this Agreement:

Exhibit A	Ant Hill Unit Agreement
Exhibit B	Plat of Contract Area and Mesa Verde Participating Areas
Exhibit C	Promissory Note
Exhibit D	Form of County Assignment
Exhibit E	Ant Hill Unit Operating Agreement, as Amended
Exhibit F	Agent Operator Agreement
Exhibit G	Well Data
Exhibit H	Gas Marketing Agreement
Exhibit I	Tax Partnership Provisions

As between the Parties hereto, if the terms of Exhibits B, C, D E, F,G and H conflict with the terms of this Agreement, this Agreement shall control. Should the terms of Exhibit A, or any exhibit thereto, or Exhibit I conflict or be inconsistent with the terms of this Agreement, Exhibit A or I shall control.

XVII. MISCELLANEOUS

A. **Public Disclosure.** Except where required by applicable law, rule or regulation, or in case of emergency, neither Party will make any public disclosure of the terms of this Agreement without the consent of the other Party, which consent will not be unreasonably withheld.

B. **Governing Law:** This Agreement and other instruments executed in accordance with it shall be governed by and interpreted according to the laws of the State of Colorado. Forum and venue shall be exclusively in Denver, Colorado.

C. **Entire Agreement:** This Agreement, the documents to be executed hereunder, and the Exhibits attached hereto constitute the entire agreement between the Parties, supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties, and there are no warranties, representations or other agreements between the Parties except as specifically set forth herein. No supplement, amendment, alteration, modification, waiver or mutual termination of the Agreement shall be binding unless executed in writing by the Parties hereto.

D. **Waiver:** No waiver of any of the provisions of the Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

E. **Notices:** Any notice, communication, request, instruction or other document required or permitted hereunder shall be given in writing by certified mail, return receipt requested, postage prepaid, or by facsimilie, or hand delivered, as follows:

If to EnCana	EnCana Oil & Gas (USA) Inc 370 17th Street, Suite 1700 Denver, CO 80202 Attn: N. Piceance Land Negotiator Phone: 303-623-2300 Fax: 303-623-2400
If to Starlight	Starlight Corporation 1250 West Canal Court, Suite 130 Littleton, CO 80112 Attention: Brian S. Bentley, President Phone: 303-892-8830 Fax: 720-922-3129

Any party may change its foregoing address by notice to the other party.

F. **Expenses:** Except as otherwise provided herein, each party shall be solely responsible for all expenses incurred by it in connection with this transaction (including fees and expenses of its own counsel and accountants).

G. **Execution:** This Agreement may be executed in multiple original counterparts, all of which shall together constitute a single agreement and each of which, when executed and delivered, shall be binding for all purposes thereof on the executing party, its successors and assigns.

H. **Severability:** If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any materially adverse manner to either Party.

I. **Survival:** The covenants, conditions and other provisions of this Agreement shall endure and, shall run with the land. They shall not be extinguished by the doctrine of merger by deed or any similar doctrine and no waiver, release, or forbearance of the application of the provisions of this Agreement in any given circumstances shall operate as a waiver, release or forbearance of the provisions of this Agreement as to any other circumstance.

J. **Arbitration:** Any dispute arising under, or regarding, this Agreement ("Arbitrable Dispute") shall be referred to and resolved by binding arbitration in Denver, Colorado, to be administered by and in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("Rules"). Arbitration shall be initiated within the applicable time limits set forth in this Agreement and not thereafter or if no time limit is given, within the time period allowed by the applicable statute of limitations, by one Party ("Claimant") giving written notice to the other Party ("Respondent") and to the Denver Regional Office of the American Arbitration Association ("AAA"), that the Claimant elects to refer the Arbitrable Dispute to arbitration. The arbitral tribunal (the "Tribunal") shall ve composed of three arbitrators, with each Party appointing one arbitrator, and the two arbitrators so appointed appointing the third such arbitrator who shall act as Chairman of the Tribunal. Should any arbitrator fail to be appointed as aforesaid, then such arbitrator shall be appointed by the American Arbitration Association in accordance with arbitration rules for commercial disputes. The arbitration proceedings shall be conducted and concluded as soon as reasonably practicable, based upon the schedule established by the Tribunal, but in any event the decision of the Tribunal shall be rendered with ninety (90) days following the selection for the Chairman of the Tribunal. The decision of the Tribunal shall be final and binding upon the Parties. Judgment upon the award rendered by the Tribunal may be entered in, and enforced by, any court of competent jurisdiction. Each Party shall bear the expense of the arbitrator selected by it, and shall share the fees of the Chairman of the Tribunal. Each Party shall bear its own expenses, including expenses of its counsel. All arbitrators must be neutral parties who have never been officers, directors or employees of the parties or any of their Affiliates, must have not less than ten (10) years experience in the oil and gas industry, and must

have a formal financial/accounting, engineering or legal education. The interpretation, construction and effect of this Agreement shall be governed by the Laws of Colorado, and to the maximum extent allowed by law, in all arbitration proceedings the Laws of Colorado shall be applied, without regard to any conflicts of laws principles. All statutes of limitation and of repose that would otherwise be applicable shall apply to any arbitration proceeding. The tribunal shall not have the authority to grant or award indirect or consequential damages, punitive damages or exemplary damages.

K. **Further Assurances:** During the time in which this Agreement is in effect, the Parties shall, at any time and from time to time, and without further consideration, execute and deliver or use reasonable efforts to cause to be executed and delivered such other instruments of conveyance and contract, and to take such other actions as the other Party reasonably may request to including the execution of the Operating Agreement and any memorandums thereof and direction to production purchasers regarding late payment hereunder.

L. **Construction, Captions; Definition of "Including":** The Parties acknowledge that they have had an adequate opportunity to review each and every provision contained in this Agreement and to submit the same to legal counsel for review and comment. Based on said review and consultation, the Parties agree with each and every term contained in this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. The term "including" or "includes", as used herein, shall mean "including, without limitation," and "includes, without limitation."

M. **Third-Party Beneficiaries:** This Agreement is not intended to confer any rights or remedies upon any person or entity other than the Parties and their respective successors and permitted assigns.

IN WITNESS WHEREOF, this Agreement is executed effective as of the date hereinabove provided.

EnCana Oil & Gas (USA) Inc.	Starlight Corporation
By: [signature]	By: [signature]
KGD Douglas W. Jones	Brian S. Bentley, President
Attorney-in-Fact	
Date: 5/5/06	Date: 5/5/06

EXHIBIT A to that certain
DRILLING AND DEVELOPMENT AGREEMENT
By and between Starlight Corporation and EnCana Oil & Gas (USA) Inc.
Dated effective May 1, 2006

United States Department of the Interior

BUREAU OF LAND MANAGEMENT
Colorado State Office
2850 Youngfield Street
Lakewood, Colorado 80215-7076

U.S. Department of the Interior 1849-1999

IN REPLY REFER TO:

272180 8-571 P-196 04/15/2002 10:47A PG 1 OF 90 REC 450.00 DOC 0.00 NOT
Nancy R Amick State of Colorado County of Rio Blanco

CO-934
3180

July 13, 2001

Tom Brown, Inc.
555 Seventeenth Street, Suite 1850
Denver, Colorado 80202

Gentlemen:

The Ant Hill Unit Agreement, Rio Blanco County, Colorado, was approved on May 23, 2001. This agreement has been assigned number COC65320X.

The basic information is as follows:

1. Gas has been discovered within the unitized formations. Five previously established Communitization Agreements are incorporated as unit tracts as well as the existing White River Dome Unit, which will be simultaneously merged into the Ant Hill Unit upon the effective date of the Initial Participating Area for the Ant Hill Unit. The depth of the test wells and the area to be unitized were approved under the unit plan regulations of December 22, 1950, by letter dated March 19, 2001.

2. All formations are unitized.

3. The unit embraces 17,276.48 acres more or less, of which 15,586.91 acres (90.22 percent) are federal lands, 1,689.57 acres (09.78 percent) are patented lands.

4. The following federal leases embrace lands within the unit area:

COD037934A	COC55438	COC60812*
COC0127221	COC56908	COC63961
COC0127529	COC56909*	COC64432*

COC0127535	COC57334*	COC64438
COC9220	COC59682	COC64440*
COC9226**	COC59683*	COC64441
COC42598*	COC59687	COC64443
COC54172	COC59784	COC48022**
COC54638**	COC60811	

*Indicates committed lease to be considered for segregation pursuant to Section 18(g) of the unit agreement, Public Law 86-705, and 43 CFR 3107.3-2.

**Indicates federal lease not considered committed to Ant Hill Unit.

All lands and interests are fully or effectively committed except tracts 6, 9, 30A, 31A, 36, and 38, containing 867.23 acres (5.02 percent), which is not committed. Tract 37, containing 18.12 acres (0.10 percent), is partially committed. Tract 21, containing 40.00 acres (0.23 percent) is not committed but is considered to be controlled acreage because prior to issuance of a lease for that acreage, the lessee will be required to commit to the unit agreement. Certain overriding royalty interest owners have not signed the unit agreement. All parties owning interests within the unit were invited to join the unit agreement.

In view of the foregoing commitment status, effective control of operations within the unit area is assured. We are of the opinion that the agreement is necessary and advisable in the public interest and for the purpose of more properly conserving natural resources.

This unit provides for the drilling of "obligation wells" pursuant to Section 9 of the unit agreement. The obligation wells are considered to be a contractual commitment on the part of the Unit Operator. No extension of time beyond December 31, 2001, will be granted to commence the initial obligation wells other than "Unavoidable Delay" pursuant to section 25 of the unit agreement, where justified. Any extension granted for "Unavoidable Delay" requires convincing written justification and documentation prior to the critical date and is limited to 30 days, with possible renewal for 30 day-periods, if the delay is extensive, with timely written documentation for each extension.

Pursuant to 43 CFR 3183.4(b) and Section 9 of the unit agreement, if the Public Interest Requirement is not fulfilled, the unit will be declared invalid and no lease committed to this agreement shall receive the benefits of 43 CFR 3107.3-2 and 3107.4.

Approval of this agreement does not warrant or certify that Tom Brown, Inc., and other holders of operating rights hold legal or equitable title to those rights in the subject leases which are committed hereto.

Copies of the approved agreement are being distributed to the appropriate federal offices. You are requested to furnish all interested parties with appropriate evidence of this approval.

Sincerely,

Judith K. Armstrong
Branch of Fluid Minerals
Resource Services

Enclosure

cc: Oil and Gas Commission
Colorado State Land Board
Ann Valdez/MMS
WRFO/Brad Laney

Jarmstrong 07/13/2001

CERTIFICATION-DETERMINATION

Pursuant to the authority vested in the Secretary of the Interior, under the Act approved February 25, 1920, 41 Stat. 437, as amended, 30 U.S.C. sec 181, et seq., and delegated to the Authorized Officer of the Bureau of Land Management, under the authority of 43 CFR 3180, I do hereby:

A. Approve the attached agreement for the development of operation of the Ant Hill Unit Area, Rio Blanco, Colorado. This approval shall be invalid ab initio if the public interest requirement under 43 CFR 3183.4(b) is not met.

B. Certify and determine that the unit plan of development and operation contemplated in the attached agreement is necessary and advisable in the public interest for the purpose of more properly conserving the natural resources.

C. Certify and determine that the drilling, producing, rental, minimum royalty and royalty requirements of all Federal leases committed to said Agreement are hereby established, altered, changed or revoked to conform with the terms and conditions of this agreement.

Dated: May 23, 2001

Judith K Armstrong

Judith K. Armstrong
Bureau of Land Management

Contract No: COC65320X

UNIT AGREEMENT
FOR THE DEVELOPMENT AND OPERATION OF THE
ANT HILL UNIT AREA
COUNTY OF RIO BLANCO
STATE OF COLORADO

No. ______________

THIS AGREEMENT, entered into as of the 19 day of March, 2001 by and between the parties subscribing, ratifying, or consenting hereto, and herein referred to as the "parties hereto,"

WITNESSETH:

WHEREAS, the parties hereto are the owners of working, royalty, or other oil and gas interests in the unit area subject to this agreement; and

WHEREAS, the Mineral Leasing Act of February 25, 1920, 41 Stat. 437, as amended, 30 U. S. C. Sec. 181 et seq., authorizes Federal lessees and their representatives to unite with each other, or jointly or separately with others, in collectively adopting and operating a unit plan of development or operations of any oil and gas pool, field, or like area, or any part thereof for the purpose of more properly conserving the natural resources thereof whenever determined and certified by the Secretary of the Interior to be necessary or advisable in the public interest; and

WHEREAS, the parties hereto hold sufficient interests in the Ant Hill Unit Area covering the land hereinafter described to give reasonably effective control of operations therein; and

WHEREAS, part of the lands in the Unit Area are now subject to the White River Dome Unit Agreement, as shown on Exhibit "A", it is the intent of the parties hereto, including the parties to said White River Dome Unit Agreement, that in the event of a discovery of unitized substances in paying quantities under this Agreement, the White River Dome Unit Agreement shall be terminated and the lands subject thereto shall be merged into this Unit Agreement and its area because of the more efficient manner of development and operation of the combined areas afforded thereby. Until such termination and merger are affected in accordance with Section 30 hereof, said White River Dome Unit Agreement shall continue to be operated as separate entity, except that drilling thereunder will be permissible to satisfy Sections 11 and 18 hereof.

WHEREAS, it is the purpose of the parties hereto to conserve natural resources, prevent waste, and secure other benefits obtainable through development and operation of the area subject to this agreement under the terms, conditions, and limitations herein set forth;

NOW, THEREFORE, in consideration of the premises and the promises herein contained, the parties hereto commit to this agreement their respective interests in the below defined unit area, and agree severally among themselves as follows:

1. **ENABLING ACT AND REGULATIONS.** The Mineral Leasing Act of February 25, 1920, as amended, supra and all valid pertinent regulations including operating and unit plan regulations,

heretofore issued thereunder or valid, pertinent and reasonable regulations hereafter issued thereunder are accepted and made a part of this agreement as to Federal lands, provided such regulations are not inconsistent with the terms of this agreement; and as to non-Federal lands, the oil and gas operating regulations in effect as of the effective date hereof governing drilling and producing operations, not inconsistent with the terms hereof or the laws of the State in which the non-Federal land is located, are hereby accepted and made part of this agreement.

2. UNIT AREA. The area specified on the map attached hereto, marked Exhibit "A", is hereby designated and recognized as constituting the unit area, containing 17,276.48 acres, more or less.

Exhibit "A" shows, in addition to the boundary of the unit area, the boundaries and identity of tracts and leases in said area to the extent known to the Unit Operator. Exhibit "B" attached hereto is a schedule showing to the extent known to the Unit Operator, the acreage, percentage, and kind of ownership of oil and gas interests in all lands in the unit area. However, nothing herein or in Exhibits "A" and "B" shall be construed as a representation by any party hereto as to the ownership of any interest other than such interest or interests as are shown in the Exhibits as owned by such party. Exhibits "A" and "B" shall be revised by the Unit Operator whenever changes in the unit area or in the ownership interests in the individual tracts render such revision necessary, or when requested by the Authorized Officer, hereinafter referred to as "AO" and not less than four copies of the revised Exhibits shall be filed with the proper Bureau of Land Management office.

The above-described unit area shall, when practicable, be expanded to include therein any additional lands or shall be contracted to exclude lands whenever such expansion or contraction is deemed to be necessary or advisable to conform with the purposes of this agreement. Such expansion or contraction shall be effected in the following manner:

(a) Unit Operator, on its own motion (after preliminary concurrence by the AO), or on demand of the AO, shall prepare a notice of proposed expansion or contraction describing the contemplated changes in the boundaries of the unit area, the reasons therefore, any plans for additional drilling, and the proposed effective date of the expansion or contraction, preferably the first day of a month subsequent to the date of notice.

(b) Said notice shall be delivered to the proper Bureau of Land Management office, and copies thereof mailed to the last known address of each working interest owner, lessee and lessor whose interests are affected, advising that 30 days will be allowed for submission to the Unit Operator of any objections.

(c) Upon expiration of the 30-day period provided in the preceding item (b) hereof, Unit Operator shall file with the AO evidence of mailing of the notice of expansion or contraction and a copy of any objections thereto which have been filed with Unit Operator, together with an application in triplicate, for approval of such expansion or contraction and with appropriate joinders.

(d) After due consideration of all pertinent information, the expansion or contraction shall, upon approval by the AO, become effective as of the date prescribed in the notice thereof or such other appropriate date.

(e) All legal subdivisions of lands (i.e., 40 acres by Government survey or its nearest lot or tract equivalent; in instances of irregular surveys, usually large lots or tracts shall be considered in multiples of 40

acres or the nearest aliquot equivalent thereof), no parts of which are in or entitled to be in a participating area on or before the tenth anniversary of this Unit Agreement, shall be eliminated automatically from this agreement, effective as of said tenth anniversary, and such lands shall no longer be a part of the unit area and shall no longer be subject to this agreement. Prior to said tenth anniversary of this agreement, if the diligent drilling operations described in Section 9 hereof cease, so that the two obligation wells per calendar year requirement is not attained in a particular year, all legal subdivisions of lands not then entitled to be in a participating area shall be automatically eliminated from this agreement effective as of December 31 of said particular year. The Unit Operator shall, within 90 days after the effective date of any elimination hereunder, describe the area so eliminated to the satisfaction of the AO and promptly notify all parties in interest. In such event, the Unit Operator shall also within 90 days provide to the satisfaction of the AO new Exhibits A and B to this agreement, properly reflecting the land remaining committed to this agreement and the interests therein.

Any expansion of the unit area pursuant to this section which embraces lands theretofore eliminated pursuant to this subsection 2(e) shall not be considered automatic commitment or recommitment of such lands. If conditions warrant extension of the 10-year period specified in this subsection, a single extension of not to exceed 2 years may be accomplished by consent of the owners of 90% of the working interest in the current non-participating unitized lands and the owners of 60% of the basic royalty interests (exclusive of the basic royalty interests of the United States) in non-participating unitized lands with approval of the AO, provided such extension application is submitted not later than 60 days prior to the expiration of said 10-year period.

3. **UNITIZED LAND AND UNITIZED SUBSTANCES.** All land now or hereafter committed to this agreement shall constitute land referred to herein as "unitized land: or "land subject to this agreement." All oil and gas in any and all formations of the unitized land are unitized under the terms of this agreement and herein are called "unitized substances."

4. **UNIT OPERATOR.** TOM BROWN, INC. is hereby designated as Unit Operator and by signature hereto as Unit Operator agrees and consents to accept the duties and obligations of Unit Operator for the discovery, development, and production of unitized substances herein provided. Whenever reference is made herein to the Unit Operator, such reference means the Unit Operator acting in that capacity and not as an owner of interest in unitized substances, and the term "working interest owner" when used herein shall include or refer to Unit Operator as the owner of a working interest only when such an interest is owned by it.

5. **RESIGNATION OR REMOVAL OF UNIT OPERATOR.** Unit Operator shall have the right to resign at any time prior to the establishment of a participating area or areas hereunder, but such resignation shall not become effective so as to release Unit Operator from the duties and obligations of Unit Operator and terminate Unit Operator's rights as such for a period of 6 months after notice of intention to resign has been served by Unit Operator on all working interest owners and the AO and until all wells then drilled hereunder are placed in a satisfactory condition for suspension or abandonment, whichever is required by the AO, unless a new Unit Operator shall have been selected and approved and shall have taken over and assumed the duties and obligations of Unit Operator prior to the expiration of said period.

Unit Operator shall have the right to resign in like manner and subject to like limitations as above provided at any time after a participating area established hereunder is in existence, but in all instances of resignation or removal, until a successor Unit Operator is selected and approved as hereinafter provided, the

working interest owners shall be jointly responsible for performance of the duties of Unit Operator, and shall not later than 30 days before such resignation or removal becomes effective appoint a common agent to represent them in any action to be taken hereunder.

The resignation of Unit Operator shall not release Unit Operator from any liability for any default by it hereunder occurring prior to the effective date of its resignation.

The Unit Operator may, upon default or failure in the performance of its duties or obligations hereunder, be subject to removal by the same percentage vote of the owners of working interests as herein provided for the selection of a new Unit Operator. Such removal shall be effective upon notice thereof to the AO.

The resignation or removal of Unit Operator under this agreement shall not terminate its right, title, or interest as the owner of a working interest or other interest in unitized substances, but upon the resignation or removal of Unit Operator becoming effective, such Unit Operator shall deliver possession of all wells, equipment, materials, and appurtenances used in conducting the unit operations to the new duly qualified successor Unit Operator or to the common agent, if not such new Unit Operator is selected, elected, to be used for the purpose of conducting unit operations hereunder. Nothing herein shall be construed as authorizing removal of any material, equipment, or appurtenances needed for the preservation of any wells.

6. SUCCESSOR UNIT OPERATOR. Whenever the Unit Operator shall tender his or its resignation as Unit Operator or shall be removed as hereinabove provided, or a change of Unit Operator is negotiated by the working interest owners, the owners of the working interests according to their respective acreage interests in all unitized land shall, pursuant to the Approval of the Parties requirements of the unit operating agreement, select a successor Unit Operator. Such selection shall not become effective until:

(a) a Unit Operator so selected shall accept in writing the duties and responsibilities of Unit Operator, and

(b) the selection shall have been approved by the AO.

If no successor Unit Operator is selected and qualified as herein provided, the AO at his election may declare this unit agreement terminated.

7. ACCOUNTING PROVISIONS AND UNIT OPERATING AGREEMENT. If the Unit Operator is not the sole owner of working interests, costs and expenses incurred by Unit Operator in conducting unit operations hereunder shall be paid and apportioned among and borne by the owners of working interests, all in accordance with the agreement or agreements entered into by and between the Unit Operator and the owners of working interests, whether one or more, separately or collectively. Any agreement or agreements entered into between the working interest owners and the Unit Operator as provided in this section, whether one or more, are herein referred to as the "Unit Operating Agreement." Such Unit Operating Agreement shall also provide the manner in which the working interest owners shall be entitled to receive their respective proportionate and allocated share of the benefits accruing hereto in conformity with their underlying operating agreements, leases, or other independent contracts, and such other rights and obligations as between Unit Operator and the working interest owners as may be agreed upon by Unit Operator and the working interest owners; however, no such unit operating agreement shall be deemed either to modify any of the terms and conditions of this unit agreement or to relieve the Unit

Operator of any right or obligation established under this unit agreement, and in case of any inconsistency or conflict between this agreement and the unit operating agreement, this agreement shall govern. Two copies of any Unit Operating Agreement executed pursuant to this section shall be filed in the proper Bureau of Land Management office, prior to approval of this unit agreement.

8. **RIGHTS AND OBLIGATIONS OF UNIT OPERATOR.** Except as otherwise specifically provided herein, the exclusive right, privilege, and duty of exercising any and all rights of the parties hereto which are necessary or convenient for prospecting for, producing, storing, allocating, and distributing the unitized substances are hereby delegated to and shall be exercised by the Unit Operator as herein provided. Acceptable evidence of title to said rights shall be deposited with Unit Operator and, together with this agreement, shall constitute and define the rights, privileges, and obligations of Unit Operator. Nothing herein, however, shall be construed to transfer title to any land or to any lease or operating agreement, it being understood that under this agreement the Unit Operator, in its capacity as Unit Operator, shall exercise the rights of possession and use vested in the parties hereto only for the purposes herein specified.

9. **DRILLING REQUIREMENTS.** By no later than December 31, 2001, the Unit Operator shall commence to drill two initial obligation test wells at locations approved by the AO. The Unit Operator shall, after commencement of each of the two initial obligation wells, continue such drilling diligently to a depth to penetrate 75' into the Rollins Sandstone of the Illes formation or until at a lesser depth unitized substances shall be discovered which can be produced in paying quantities (to wit: quantities sufficient to repay the costs of drilling, completing, and producing operations, with a reasonable profit) or the Unit Operator shall at any time establish to the satisfaction of the AO that further drilling of said well would be unwarranted or impracticable, provided, however, that Unit Operator shall not in any event be required to drill said well to a depth in excess of 7,400' feet. If on the effective date of this agreement such an approved well is being drilled in conformity with the terms hereof, such well will fulfill the requirement to drill one of the two initial obligation wells, provided such well has not been drilled to a depth to penetrate 75' into the Rollins Sandstone of the Illes formation prior to the approval of this Agreement and that it is thereafter drilled into such formation or to 7,400 feet. If the AO agrees that further drilling of any of the two initial obligation wells is unwarranted or impractical, the requirement to drill and penetrate 75' into the Rollins Sandstone of the Illes formation or at least to 7,400' will continue to apply to each subsequent well drilled until two wells have fulfilled that requirement. Regardless of whether or not unitized substances shall be discovered in paying quantities in any of the initial two obligation wells, the Unit Operator, beginning with the calendar year 2002, shall commence to drill two wells each calendar year until the end of the term of this unit, being ten years from the effective date this Agreement. The said two wells per calendar year shall each be drilled at locations outside of a then established participating area for the Mesaverde formation (defined as the interval from the base of the Ohio Creek formation to the top of the Mancos Shale formation), and shall be drilled to the depth required above in this Section 9 for the first two initial obligation wells. For the purpose of meeting the two well per year requirement, any wells drilled in excess of two in any calendar year may be applied to the drilling requirement for subsequent years prior to and including the year in which said tenth anniversary occurs. Nothing in this section shall be deemed to limit the right of the Unit Operator to resign as provided in Section 5, hereof, or as requiring the Unit Operator to commence or continue any drilling during the period pending such resignation becoming effective in order to comply with the requirements of this section.

The AO may modify any of the drilling requirements of this section by granting reasonable extensions of time when, in the opinion of the AO, such action is warranted.

Notwithstanding anything in this agreement to the contrary, except in Section 25, UNAVOIDABLE DELAY, the two initial obligation wells shall be commenced no later than December 31, 2001. Failure to commence drilling the two initial obligation wells by December 31, 2001, or, failure to thereafter diligently drill either of the said wells to the depth required in this section within the time allowed, including any extension of time granted by the AO shall cause this agreement to terminate automatically and shall result in the unit agreement approval being declared invalid *ab initio* by the AO.

10. PLAN OF FURTHER DEVELOPMENT AND OPERATION. Within 6 months after completion of a well capable of producing unitized substances in paying quantities, the Unit Operator shall submit, for approval of the AO, an acceptable plan of development and operation for the unitized land, which, when approved by the AO, shall constitute further drilling and development obligations of the Unit Operator under this agreement for the period specified therein. Thereafter, from time to time before the expiration of any existing plan, the Unit Operator shall submit for the approval of the AO a plan for an additional specified period for the development and operation of the unitized land. Subsequent plans should normally be filed on a calendar year basis not later than March 1 each year. Any proposed modification or addition to the existing plan should be filed as a supplement to the plan.

Any plan submitted pursuant to this section shall provide for the timely exploration of the unitized area and for the diligent drilling necessary for determination of the area or areas capable of producing unitized substances in paying quantities in each and every productive formation. This plan shall be as complete and adequate as the AO may determine to be necessary for timely and diligent development, and proper conservation of the oil and gas resources in the unitized area and shall:

(a) Specify the number and locations of any wells to be drilled and the proposed order and time for such drilling; and

(b) Provide a summary of operations and production for the previous year.

Plans shall be modified or supplemented when necessary to meet changed conditions or to protect the interests of all parties to this agreement. Reasonable diligence shall be exercised in complying with the obligations of the approved plan of development and operation. The AO is authorized to grant a reasonable extension of the 6-month period herein prescribed for submission of an initial plan of development and operation where such action is justified because of unusual conditions or circumstances.

After completion of a well capable of producing unitized substances in paying quantities, no further wells, except such as may be necessary to afford protection against operations not under this agreement and such as may be specifically approved by the AO, shall be drilled except in accordance with an approved plan of development and operation.

11. PARTICIPATION AFTER DISCOVERY. Determination as to whether a well completed within in the Unit Area prior to the effective date of this agreement is capable of producing unitized substances in paying quantities shall be deferred until an initial participating area is established as the result of the completion of a well for production in paying quantities in accordance with Section 9 hereof, and until the AO has determined not to declare the unit invalid *ab initio* as provided in the last paragraph of Section 9. Upon completion of a well capable of producing unitized substances in paying quantities, or as soon thereafter as required by the AO, the Unit Operator shall submit for approval by the AO, a schedule, based on subdivisions of the public land survey or aliquot parts thereof, of all land then regarded as reasonably

proved to be productive of unitized substances in paying quantities. These lands shall constitute a participating area on approval of the AO, effective as of the date of completion of such well or the effective date of this Unit Agreement, whichever is later. The acreages of both Federal and non-Federal lands shall be based upon appropriate computations from the courses and distances shown on the last approved public land survey as of the effective date of each initial participating area. The schedule shall also set forth the percentage of unitized substances to be allocated, as provided in Section 12 to each committed tract in the participating area so established, and shall govern the allocation of production commencing with the effective date of the participating area. A different participating area shall be established for each separate pool or deposit of unitized substances or for any group thereof which is produced as a single pool or zone, and any two or more participating areas so established may be combined into one, on approval of the AO. When production from two or more participating areas is subsequently found to be from a common pool or deposit, the participating areas shall be combined into one, effective as of such appropriate date as may be approved or prescribed by the AO. The participating area or areas so established shall be revised from time to time, subject to the approval of the AO, to include additional lands then regarded as reasonably proved to be productive of unitized substances in paying quantities or which are necessary for unit operations, or to exclude lands then regarded as reasonably proved not to be productive of unitized substances in paying quantities, and the schedule of allocation percentages shall be revised accordingly. The effective date of any revision shall be the first of the month in which the knowledge or information is obtained on which such revision is predicated; provided, however, that a more appropriate effective date may be used if justified by the Unit Operator and approved by the AO. No land shall be excluded from a participating area on account of depletion of its unitized substances, except that any participating area established under the provisions of this Unit Agreement shall terminate automatically whenever all completions in the formation on which the participating area is based are abandoned.

It is the intent of this section that a participating area shall represent the area known or reasonably proved to be productive of unitized substances in paying quantities or which are necessary for unit operations; but, regardless of any revision of the participating area, nothing herein contained shall be construed as requiring any retroactive adjustment for production obtained prior to the effective date of the revision of the participating area.

In the absence of agreement at any time between the Unit Operator and the AO as to the proper definition or redefinition of a participating area, or until a participating area has, or areas have, been established, the portion of all payments affected thereby shall, except royalty due the United States, be impounded in a manner mutually acceptable to the owners of committed working interests. Royalties due the United States shall be determined by the AO and the amount thereof shall be deposited, as directed by the AO, until a participating area is finally approved and then adjusted in accordance with a determination of the sum due as Federal royalty on the basis of such approved participating area.

Whenever it is determined, subject to the approval of the AO, that a well drilled under this agreement is not capable of production of unitized substances in paying quantities and inclusion in a participating area of the land on which it is situated is unwarranted, production from such well shall, for the purpose of settlement among all parties other than working interest owners, be allocated to the land or the State spacing order then in effect on which the well is located, unless such land is already within the participating area established for the pool or deposit from which such production is obtained. If such nonpaying unit well is located outside said established participating area and located on Unit Tracts No. 28, 29, 30, 31 or 32, and listed on Exhibit "B", which are subject to comunitization agreements conforming with spacing set forth by State order for the Williams Fork coal seams of the Mesaverde formation, then production from any portion

of the Mesaverde formation in that wellbore shall be allocated to all lands and leases comprising the said Comunitization Agreement on which the said nonpaying unit well is located. This provision shall also apply to any existing well(s) located within the Ant Hill Unit Area as of the effective date hereof and located outside the Mesaverde formation Participating Area for the White River Dome Unit that is productive from any portion of the Mesaverde formation and determined to be not capable of production of unitized substance in paying quantities per this Section 11. Settlement for working interest benefits from such a nonpaying unit well shall be made as provided in the Unit Operating Agreement.

Upon termination of the White River Dome Unit, as provided for in Section 30 hereof, the 1,840.00 acre Mesaverde formation Participating Area now under the White River Dome Unit Agreement shall be transferred to this Unit Agreement intact, and then be subject to this Unit Agreement the same as if the participating area had been originally established under this Unit Agreement.

12. **ALLOCATION OF PRODUCTION.** All unitized substances produced from a participating area established under this agreement, except any part thereof used in conformity with good operating practices within the unitized area for drilling, operating, and other production or development purposes, or for repressuring or recycling in accordance with a plan of development and operations that has been approved by the Authorized Officer, or unavoidably lost, shall be deemed to be produced equally on an acreage basis from the several tracts of unitized land and unleased Federal land, if any, included in the participating area established for such production. Each such tract shall have allocated to it such percentage of said production as the number of acres of such tract included in said participating area bears to the total acres of unitized land and unleased Federal land, if any, included in said participating area. There shall be allocated to the working interest owner(s) of each tract of unitized land in said participating area, in addition, such percentage of the production attributable to the unleased Federal land within the participating area as the number of acres of such unitized tract included in said participating area bears to the total acres of unitized land in said participating area, for the payment of the compensatory royalty specified in section 17 of this agreement. Allocation of production hereunder for purposes other than for settlement of the royalty, overriding royalty, or payment out of production obligations of the respective working interest owners, including compensatory royalty obligations under section 17, shall be prescribed as set forth in the Unit Operating Agreement or as otherwise mutually agreed by the affected parties. It is hereby agreed that production of unitized substances from a participating area shall be allocated as provided herein, regardless of whether any wells are drilled on any particular part or tract of the participating area. If any gas produced from one participating area is used for repressuring or recycling purposes in another participating area, the first gas withdrawn from the latter participating area for sale during the life of this agreement shall be considered to be the gas so transferred, until an amount equal to that transferred shall be so produced for sale and such gas shall be allocated to the participating area from which initially produced as such area was defined at the time of such transferred gas was finally produced and sold.

It is agreed by all parties hereto that should a well completed in any portion of the Mesaverde formation be determined as capable of producing unitized substances in paying quantities, the resulting participating area established for such well shall include the entire Mesaverde formation.

13. **DEVELOPMENT OR OPERATION OF NON-PARTICIPATING LAND OR FORMATIONS.** Any operator may, with the approval of the AO, at such party's sole risk, costs, and expense, drill a well on the unitized land to test any formation provided the well is outside any participating area established for that formation, unless within 90 days of receipt of notice from said party of his intention to drill the well, the Unit Operator elects and commences to drill the well in a like manner as other wells are

drilled by the Unit Operator under this agreement.

If any well drilled under this section by a non-unit operator results in production of unitized substances in paying quantities such that the land upon which it is situated may properly be included in a participating area, such participating area shall be established or enlarged as provided in this agreement and the well shall thereafter be operated by the Unit Operator in accordance with the terms of this agreement and the unit operating agreement.

If any well drilled under this section by a non-unit operator that obtains production in quantities insufficient to justify the inclusion of the lands upon which such well is situated in a participating area, such well may be operated and produced by the party drilling the same, subject to the conservation requirements of this agreement. The royalties in amount or value of production from any such well shall be paid as specified in the underlying lease and agreements affected.

14. ROYALTY SETTLEMENT. The United States and any State and any royalty owner who is entitled to take in kind a share of the substances now unitized hereunder shall hereafter be entitled to the right to take in kind its share of the unitized substances, and Unit Operator, or the non-unit operator in the case of the operation of a well by a non-unit operator as herein provided for in special cases, shall make deliveries of such royalty share taken in kind in conformity with the applicable contracts, laws, and regulations. Settlement for royalty interest not taken in kind shall be made by an operator responsible therefore under existing contracts, laws and regulations, or by the Unit Operator on or before the last day of each month for unitized substances produced during the preceding calendar month; provided, however, that nothing in this section shall operate to relieve the responsible parties of any land from their respective lease obligations for the payment of any royalties due under their leases.

If gas obtained from lands not subject to this agreement is introduced into any participating area hereunder, for use in repressuring, stimulation of production, or increasing ultimate recovery, in conformity with a plan of development and operation approved by the AO, a like amount of gas, after settlement as herein provided for any gas transferred from any other participating area and with appropriate deduction for loss from any cause, may be withdrawn from the formation into which the gas is introduced, royalty free as to dry gas, but not as to any products which may be extracted therefrom; provided that such withdrawal shall be at such time as may be provided in the approved plan of development and operation or as may otherwise be consented to by the AO as conforming to good petroleum engineering practice; and provided further, that such right of withdrawal shall terminate on the termination of this Unit Agreement.

Royalty due the United States shall be computed as provided in 30 CFR Group 200 and paid in value or delivered in kind as to all unitized substances on the basis of the amounts thereof allocated to unitized Federal land as provided in Section 12 at the rates specified in the respective Federal leases, or at such other rate or rates as may be authorized by law or regulation and approved by the AO; provided, that for leases on which the royalty rate depends on the daily average production per well, said average production shall be determined in accordance with the operating regulations as though each participating area were a single consolidated lease.

15. RENTAL SETTLEMENT. Rental or minimum royalties due on leases committed hereto shall be paid by the appropriate parties under existing contracts, laws, and regulations, provided that nothing herein contained shall operate to relieve the responsible parties of the land from their respective obligations for the payment of any rental or minimum royalty due under their leases. Rental or minimum royalty for

lands of the United States subject to this agreement shall be paid at the rate specified in the respective leases from the United States unless such rental or minimum royalty is waived, suspended, or reduced by law or by approval of the Secretary or his duly authorized representative.

With respect to any lease on non-Federal land containing provisions which would terminate such lease unless drilling operations are commenced upon the land covered thereby within the time therein specified or rentals are paid for the privilege of deferring such drilling operations, the rentals required thereby shall, notwithstanding any other provision of this agreement, be deemed to accrue and become payable during the term thereof as extended by this agreement and until the required drilling operations are commenced upon the land covered thereby, or until some portion of such land is included within a participating area.

16. CONSERVATION. Operations hereunder and production of unitized substances shall be conducted to provide for the most economical and efficient recovery of said substances without waste, as defined by or pursuant to State or Federal law or regulation.

17. DRAINAGE.

(a) The Unit Operator shall take such measures as the AO deems appropriate and adequate to prevent drainage of unitized substances from unitized land by wells on land not subject to this agreement, which shall include the drilling of protective wells and which may include the payment of a fair and reasonable compensatory royalty, as determined by the AO.

(b) Whenever a participating area approved under section 11 of this agreement contains unleased Federal lands, the value of 12½ percent of the production that would be allocated to such Federal lands under section 12 of this agreement, if such lands were leased, committed and entitled to participation, shall be payable as compensatory royalties to the Federal Government. Parties to this agreement holding working interests in committed leases within the applicable participating area shall be responsible for such compensatory royalty payment on the volume of production reallocated from the unleased Federal lands to their unitized tracts under Section 12. The value of such production subject to the payment of said royalties shall be determined pursuant to 30 CFR part 206. Payment of compensatory royalties on the production reallocated from unleased Federal land to committed tracts within the participating area shall fulfill the Federal royalty obligation for such production, and said production shall be subject to no further royalty assessment under section 14 of this agreement. Payment of compensatory royalties as provided herein shall accrue from the date the committed tracts in the participating area that includes unleased Federal lands receive a production allocation, and shall be due and payable monthly by the last day of the calendar month next following the calendar month of actual production. If leased Federal lands receiving a production allocation from the participating area become unleased, compensatory royalties shall accrue from the date the Federal lands become unleased. Payment due under this provision shall end when the unleased Federal tract is leased or when production of unitized substances ceases within the participating area and the participating area is terminated, whichever occurs first.

18. LEASES AND CONTRACTS CONFORMED AND EXTENDED. The terms, conditions, and provisions of all leases, subleases, and other contracts relating to exploration, drilling, development, or operation for oil or gas on lands committed to this agreement are hereby expressly modified and amended to the extent necessary to make the same conform to the provisions hereof, but otherwise to remain in full force and effect; and the parties hereto hereby consent that the Secretary shall and by his approval hereof, or by the approval hereof by his duly authorized representative, does hereby establish, alter, change, or revoke the

drilling, producing, rental minimum royalty, and royalty requirements of Federal leases committed hereto and the regulations in respect thereto to conform said requirements to the provisions of this agreement, and, without limiting the generality of the foregoing, all leases, subleases, and contracts are particularly modified in accordance with the following:

(a) The development and operation of lands subject to this agreement under the terms hereof shall be deemed full performance of all obligations for development and operation with respect to each and every separately owned tract subject to this agreement, regardless of whether there is any development of any particular tract of this unit area.

(b) Drilling and producing operations performed hereunder upon any tract of unitized lands will be accepted and deemed to be performed upon and for the benefit of each and every tract of unitized land, and no lease shall be deemed to expire by reason of failure to drill or produce wells situated on the land therein embraced.

(c) Suspension of drilling or producing operations on all unitized lands pursuant to direction or consent of the AO shall be deemed to constitute such suspension pursuant to such direction or consent as to each and every tract of unitized land. A suspension of drilling or producing operations limited to specified lands shall be applicable only to such lands.

(d) Each lease, sublease or contract relating to the exploration, drilling, development, or operation for oil or gas of lands other than those of the United States committed to this agreement which, by its terms might expire prior to the termination of this agreement, is hereby extended beyond any such term so provided therein so that it shall be continued in full force and effect for and during the term of this agreement.

(e) Any Federal lease committed hereto shall continue in force beyond the term so provided therein or by law as to the land committed so long as such lease remains subject hereto, provided that production of unitized substances in paying quantities is established in paying quantities under this Unit Agreement prior to the expiration date of the term of such lease, or in the event actual drilling operations are commenced on unitized land, in accordance with provisions of this agreement, prior to the end of the primary term of such lease and are being diligently prosecuted at that time, such lease shall be extended for two years, and so long thereafter as oil or gas is produced in paying quantities in accordance with the provisions of the Mineral Leasing Act, as amended.

(f) Each sublease or contract relating to the operation and development of unitized substances from lands of the United States committed to this agreement, which by its terms would expire prior to the time at which the underlying lease, as extended by the immediately preceding paragraph, will expire, is hereby extended beyond any such term so provided therein so that it shall be continued in full force and effect for and during the term of the underlying lease as such term is herein extended.

(g) The segregation of any Federal lease committed to this agreement is governed by the following provision in the fourth paragraph of Sec. 17(m) of the Mineral Leasing Act, as amended by the Act of September 2, 1960, (74 Stat. 781-784) (30 U.S.C. 226 (m)): "Any (Federal) lease heretofore or hereafter committed to any such (unit) plan embracing lands that are in part within and in part outside of the area covered by any such plan shall be segregated into separate leases as to the lands committed and the lands not committed as of the effective date of unitization: Provided, however, that any such lease as to the

nonunitized portion shall continue in force and effect for the term thereof but for not less than two years from the date of such segregation and so long thereafter as oil or gas is produced in paying quantities." If the public interest requirement is not satisfied, the segregation of a lease and/or extension of a lease pursuant to 43 CFR 3107.3-2 and 43 CFR 3107.4. respectively, shall not be effective.

(h) Any lease, other than a Federal lease, having only a portion of its lands committed hereto shall be segregated as to the portion committed and the portion not committed, and the provisions of such lease shall apply separately to such segregated portions commencing as of the effective date hereof. In the event any such lease provides for a lump-sum rental payment, such payment shall be prorated between the portions so segregated in proportion to the acreage of the respective tracts.

19. **COVENANTS RUN WITH LAND.** The covenants herein shall be construed to be covenants running with the land with respect to the interests of the parties hereto and their successors in interest until this agreement terminates, and any grant, transfer or conveyance of interest in land or leases subject hereto shall be and hereby is conditioned upon the assumption of all privileges and obligations hereunder by the grantee, transferee, or other successor in interest. No assignment or transfer of any working interest, royalty, or other interest subject hereto shall be binding upon Unit Operator until the first day of the calendar month after Unit Operator is furnished with the original, photostatic, or certified copy of the instrument of transfer.

20. **EFFECTIVE DATE AND TERM.** This agreement shall become effective upon approval by the AO and shall automatically terminate ten (10) years from said effective date unless:

(a) Upon application by the Unit Operator such date of expiration is extended by the AO, or

(b) It is reasonably determined prior to the expiration of the fixed term or any extension thereof that the unitized land is incapable of production of unitized substances in paying quantities in the formations tested hereunder, and after notice of intention to terminate this agreement on such ground is given by the Unit Operator to all parties in interest at their last known addresses, this agreement is terminated with approval of the AO, or

(c) A valuable discovery of unitized substances in paying quantities has been made or accepted on unitized land during said initial term or any extension thereof, in which event this agreement shall remain in effect for such term so long thereafter as unitized substances can be produced in quantities sufficient to pay for the cost of producing same from wells on unitized land within any participating area established hereunder. Should production cease and diligent drilling or reworking operations to restore production or new production are not in progress within 60 days and production is not restored or should new production not be obtained in paying quantities on committed lands within this unit area, this agreement will automatically terminate effective the last day of the month in which the last unitized production occurred, or

(d) It is voluntarily terminated as provided in this agreement. Except as noted herein this agreement may be terminated at any time prior to the discovery of unitized substances which can be produced in paying quantities by not less than 75 per centum, on an acreage basis, of the working interest owners signatory hereto, with the approval of the AO. The Unit Operator shall give notice of any such approval to all parties hereto. If the public interest requirement is not satisfied, the approval of this Unit by the AO shall be invalid.

21. **RATE OF PROSPECTING, DEVELOPMENT, AND PRODUCTION.** The AO is hereby vested with authority to alter or modify from time to time, in his discretion, the quantity and rate of production under this agreement when such quantity and rate are not fixed pursuant to Federal or State law, or do not conform to any State-wide voluntary conservation or allocation program which is established, recognized, and generally adhered to by the majority of operators in such State. The above authority is hereby limited to alteration or modifications which are in the public interest. The public interest to be served and the purpose thereof, must be stated in the order of alteration or modification. Without regard to the foregoing, the AO is also hereby vested with authority to alter or modify from time to time, in his discretion, the rate of prospecting and development and the quantity and rate of production under this agreement when such alteration or modification is in the interest of attaining the conservation objectives stated in this agreement and is not in violation of any applicable Federal or State law.

Powers in the section vested in the AO shall only be exercised after notice to Unit Operator and opportunity for hearing to be held not less than 15 days from notice.

22. **APPEARANCES.** Unit Operators shall, after notice to other parties affected, have the right to appear for and on behalf of any and all interests affected hereby before the Department of the Interior and to appeal from orders issued under the regulations of said Department, or to apply for relief from any of said regulations, or in any proceedings relative to operations before the Department, or any other legally constituted authority; provided, however, that any other interested party shall also have the right at its own expense to be heard in any such proceeding.

23. **NOTICES.** All notices, demands, or statements required hereunder to be given or rendered to the parties hereto shall be in writing and shall be personally delivered to the party or parties, or sent by postpaid registered or certified mail, to the last known address of the party or parties.

24. **NO WAIVER OF CERTAIN RIGHTS.** Nothing contained in this agreement shall be construed as a waiver by any party hereto of the right to assert any legal or constitutional right or defense as to the validity or invalidity of any law of the State where the unitized lands are located, or of the United States, or regulations issued thereunder in any way affecting such party, or as a waiver by any such party of any right beyond his or its authority to waive.

25. **UNAVOIDABLE DELAY.** All obligations under this agreement requiring the Unit Operator to commence or continue drilling, or to operate on, or produce unitized substances from any of the lands covered by this agreement, shall be suspended while the Unit Operator, despite the exercise of due care and diligence, is prevented from complying with such obligations, in whole or in part, by strikes, acts of God, Federal, State, or municipal law or agencies, unavoidable accidents, uncontrollable delays in transportation, inability to obtain necessary materials or equipment in open market, or other matters beyond the reasonable control of the Unit Operator whether similar to matters herein enumerated or not.

26. **NONDISCRIMINATION.** In connection with the performance of work under this agreement, the Unit Operator agrees to comply with all the provisions of Section 202 (1) to (7) inclusive of Executive Order 11246 (30 F. R. 12319), as amended, which are hereby incorporated by reference in this agreement.

27. **LOSS OF TITLE.** In the event title to any tract of unitized land shall fail and the true owner cannot be induced to join in this unit agreement, such tract shall be automatically regarded as not committed hereto, and there shall be such readjustment of future costs and benefits as may be required on account of the

loss of such title. In the event of a dispute as to title to any royalty, working interest, or other interests subject thereto, payment or delivery on account thereof may be withheld without liability for interest until the dispute is finally settled; provided, that, as to Federal lands or leases, no payments of funds due the United States shall be withheld, but such funds shall be deposited as directed by the AO, to be held as unearned money pending final settlement of the title dispute, and then applied as earned or returned in accordance with such final settlement.

Unit Operator as such is relieved from any responsibility for any defect or failure of any title hereunder.

28. NON-JOINDER AND SUBSEQUENT JOINDER. If the owner of any substantial interest in a tract within the unit area fails or refuses to subscribe or consent to this agreement, the owner of the working interest in that tract may withdraw the tract from this agreement by written notice delivered to the proper Bureau of Land Management office and the Unit Operator prior to the approval of this agreement by the AO. Any oil or gas interests in lands within the unit area not committed hereto prior to final approval may thereafter be committed hereto by the owner or owners thereof subscribing or consenting to this agreement, and, if the interest is a working interest, by the owner of such interest also subscribing to the unit operating agreement. After operations are commenced hereunder, the right of subsequent joinder, as provided in this section, by a working interest owner is subject to such requirements or approval(s), if any, pertaining to such joinder, as may be provided for in the unit operating agreement. After final approval hereof, joinder by a nonworking interest owner must be consented to in writing by the working interest owner committed hereto and responsible for the payment of any benefits that may accrue hereunder in behalf of such non-working interest. A non-working interest may not be committed to this unit agreement unless the corresponding working interest is committed hereto. Joinder to the unit agreement by a working interest owner, at any time, must be accompanied by appropriate joinder to the unit operating agreement, in order for the interest to be regarded as committed to this agreement. Except as may otherwise herein be provided, subsequent joinders to this agreement shall be effective as of the date of the filing with the AO of duly executed counterparts of all or any papers necessary to establish effective commitment of any interest and/or tract to this agreement.

29. COUNTERPARTS. This agreement may be executed in any number of counterparts, no one which needs to be executed by all parties, or may be ratified or consented to by separate instrument in writing specifically referring hereto and shall be binding upon all those parties who have executed such a counterpart, ratification, or consent hereto with the same force and effect as if all such parties had signed the same document, and regardless or whether or not it is executed by all other parties owning or claiming an interest in the lands within the above described unit area.

30. TERMINATION OF THE WHITE RIVER DOME UNIT AGEEMENT. Inasmuch as certain of the parties hereto are also parties to the White River Dome Unit Agreement, Rio Blanco County, Colorado, No. 14-08-0001-13839, it is agreed that effective as of the effective date of the initial or first participating area established hereunder, said White River Dome Agreement shall be deemed to be terminated automatically, and the lands subject thereto shall be deemed to be simultaneously merged with this unit.

31. SPECIAL SURFACE STIPULATIONS. Nothing in this agreement shall modify the special federal lease stipulations attached to the individual federal oil and gas leases.

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed and have set opposite their respective names the date of execution.

UNIT OPERATOR AND WORKING INTEREST OWNER

TOM BROWN, INC.

DD

By: Rodney G. Mellott
Rodney G. Mellott
Vice President - Land

Address:
555 17th Street, Suite 1850
Denver, CO 80202

Date of Execution: 4/24/2001

GROUPS/LAND/ANT HILL UNIT AGMT



7
8
9
10
11
12
INITIAL MESA VERDE PA "B"
13
18
17
16
15
14
4TH REVISION
2N 96W
20
21
22
23
3RD REVISION
1ST REVISION
INITIAL MESA VERDE PA "A"
2ND REVISION
25
INITIAL MESA VERDE PA "A"
30
29
28
27
26
5TH REVISION
ANT HILL UNIT TRACT #27 (FORMERLY WHITE RIVER DOME UNIT MESA VERDE FM. PA)
36
6TH REVISION
32
33
34
35
ANT HILL UNIT
1
6
5
4
3
2

INITIAL MESA VERDE PA A - EFFECTIVE 8/23/01	4,240.00 ACRES
1ST REVISION MESA VERDE PA - EFFECTIVE 9/1/02	320.00 ACRES
2ND REVISION MESA VERDE PA - EFFECTIVE 11/1/01	319.64 ACRES
3RD REVISION MESA VERDE PA - EFFECTIVE 2/1/02	320.00 ACRES
4TH REVISION MESA VERDE PA - EFFECTIVE 9/1/02	320.00 ACRES
5TH REVISION MESA VERDE PA - EFFECTIVE 7/1/03	320.24 ACRES
6TH REVISION MESA VERDE PA - EFFECTIVE 8/1/03	383.03 ACRES
TOTAL	6,222.91 ACRES

INITIAL MESA VERDE PA B - EFFECTIVE	320.00 ACRES

INITIAL MESA VERDE PA A - EFFECTIVE

	ACREAGE	PERCENTAGE
FEDERAL LANDS	5003.00	80.3964706%
PATENTED LANDS	1219.91	19.6035295%
TOTAL	6222.91	100.00%

INITIAL MESA VERDE PA B - EFFECTIVE

	ACREAGE	PERCENTAGE
FEDERAL LANDS	320.00	100.00%
TOTAL	320.00	100.00%

ENCANA.

EnCana Oil & Gas (USA) Inc.

EXHIBIT A

ANT HILL UNIT

RIO BLANCO COUNTY, COLORADO

EXHIBIT "B"
ANT HILL UNIT AGREEMENT
RIO BLANCO COUNTY, COLORADO

TRACT NO.	DESCRIPTION OF LAND	NUMBER OF ACRES	SERIAL No. & EXPIRATION DATE of LEASE	BASIC ROYALTY AND PERCENTAGE	LESSEE OF RECORD AND PERCENTAGE		OVERRIDING ROYALTY AND PERCENTAGE		WORKING INTEREST AND PERCENTAGE	
FEDERAL LANDS:										
1	Township 2 North, Range 96 West, 6th P.M. Sec. 30: Lots 5, 6, 7, 8, E/2W/2	319.64	COD-037934A Eff. 5/1/67 HBP	U.S.A. - All (12.5%)	Tom Brown, Inc.	100.00%	Arch H. Roberts Betty S. Veronda	2.0000% 6.2500%	Tom Brown, Inc.	100.00%
2	Township 2 North, Range 96 West, 6th P.M. Sec. 20: NE/4NE/4, W/2NE/4; Sec. 21: All; Sec. 22: SW/4, SW/4NW/4, S/2SE/4; Sec. 27: N/2N/2, SW/4NW/4; Sec. 28: NE/4	1400.00	C-0127221 Eff. 3/1/56 HBP	U.S.A. - All (12.5%)	Questar Exploration and Production Company	100.00%	*From the surface to 100 feet below the stratigraphic equivalent of a point penetrated at a depth of 7,508 feet in the Fuelco No. 1 Federal Unit Well located in the SW/4NW/4 of Sec. 28, T2N-R96W* Questar Exploration and Production Company	6.2500%	Tom Brown, Inc.	100.00%
							Below the stratigraphic equivalent of 100' feet below a point penetrated at a depth of depth of 7,508 feet in the Fuelco No. 1 Unit well located in the SW/4NW/4 of Sec.28, T2N-R96W None		Questar Exploration and Production Company	100.00%
3	Township 2 North, Range 96 West, 6th P.M. Sec. 27: S/2NE/4, SE/4NW/4, S/2; Sec. 28: SE/4SW/4, SE/4; Sec. 33: N/2; Sec. 34: N/2NE/4, NW/4	1200.00	C-0127529 Eff. 4/1/66 HBP	U.S.A. - All (12.5%)	Tom Brown, Inc.	100.00%	Remora Oil Company **production payment equal to $300 per acre over 1,720 acres out of a 3% overriding royalty*	3.0000%*	Tom Brown, Inc.	100.00%
4	Township 2 North, Range 96 West, 6th P.M. Sec 17: W/2, SE/4; Sec. 18: Lots 5 - 8, E/2, E/2W/2; Sec. 19: Lots 5 - 7, NE/4, E/2NW/4, NE/4SW/4, N/2SE/4; Sec. 20: NW/4	1757.30	C-0127535 Eff. 4/1/66 HBP	U.S.A. - All (12.5%)	Tom Brown, Inc.	100.00%	Michael R. Boland Thomas R. Boland Janette M. Hutsell P. Masset and J. Masset, joint tenants Marvin J. Masset & Barbara A. Masset R. K. O'Connell	0.5000% 0.5000% 0.5000% 0.2500% 0.2500% 1.0000%	Tom Brown, Inc.	100.00%
5	Township 1 North, Range 96 West, 6th P.M. Sec. 5: SE/4NW/4	40.00	COC-9220 Eff. 11/1/69 HBP	U.S.A. - All (Sliding Scale)	Tom Brown, Inc.	100.00%	None		Tom Brown, Inc.	100.00%

TRACT NO.	DESCRIPTION OF LAND	NUMBER OF ACRES	SERIAL No. & EXPIRATION DATE of LEASE	BASIC ROYALTY AND PERCENTAGE	LESSEE OF RECORD AND PERCENTAGE		OVERRIDING ROYALTY AND PERCENTAGE		WORKING INTEREST AND PERCENTAGE	
6	Township 2 North, Range 97 West, 6th P.M. Sec. 25: SE/4NW/4, E/2SW/4; Sec. 36: Lots 1, 3, 6, 8, E/2NW/4	283.36	COC-9226 Eff. 1/1/69 HBP	U.S.A. - All (Sliding Scale)	Tom Brown, Inc.	100.00%	None		Tom Brown, Inc.	100.00%
7	Township 2 North, Range 97 West, 6th P.M. Sec. 12: NE/4, N/2SE/4, SW/4SE/4; Sec. 13: E/2	600.00	COC-42598 Eff. 3/1/84 HBP	U.S.A. - All (12.5%)	Tom Brown, Inc.	100.00%	None		Tom Brown, Inc.	100.00%
8	Township 2 North, Range 96 West, 6th P.M. Sec. 7: SE/4SW/4, NE/4SE/4; Township 2 North, Range 97 West, 6th P.M. Sec. 12: SE/4SE/4	120.00	COC-54172 Eff. 12/1/92 Expires 11/30/02	U.S.A. - All (12.5%)	Tom Brown, Inc.	100.00%	None		Tom Brown, Inc.	100.00%
9	Township 2 North, Range 96 West, 6th P.M. Sec. 23: NW/4SW/4	40.00	COC-54638 Eff. 3/1/93 Expires 2/28/2003	U.S.A. - All (12.5%)	James Reed	100.00%	None		James Reed	100.00%
10	Township 2 North, Range 97 West, 6th P.M. Sec. 25: NE/4NW/4, W/2W/2; Sec. 36: W/2NW/4	280.00	COC-55438 Eff. 4/1/66 HBP	U.S.A. - All (12.5%)	Tom Brown, Inc.	100.00%	*From the surface of the earth to the base of the Mesaverde Formation:* F. S. DiGrappa Thomas L. DiGrappa Loretta S. DiGrappa Michael J. DiGrappa Patricia M. DiGrappa Jeffrey Allen Weiner *Below the base of the Mesaverde Formation:* F. S. DiGrappa Thomas L. DiGrappa Jack V. Walker Frances C. Malcolm Pete Balog Vernon A. Johnson C. L. Ellis Paul Buckridge Holstein Hansen Mary Beth Thorobrus Paul Messinger & Co. Rita Johnson R & E Thompson & Co. F. L. Shogrin Monte J. Allen	 3.2143% 2.1429% 0.5357% 0.5357% 0.5357% 0.5357% 2.1000% 1.4000% 0.4300% 0.4300% 0.3675% 0.2850% 0.2850% 0.2850% 0.2850% 0.2850% 0.2500% 0.2500% 0.2500% 0.2500% 0.0625%	Tom Brown, Inc.	100.00%

TRACT NO.	DESCRIPTION OF LAND	NUMBER OF ACRES	SERIAL No. & EXPIRATION DATE of LEASE	BASIC ROYALTY AND PERCENTAGE	LESSEE OF RECORD AND PERCENTAGE		OVERRIDING ROYALTY AND PERCENTAGE		WORKING INTEREST AND PERCENTAGE	
11	Township 2 North, Range 96 West, 6th P.M. Sec.15: N/2; Sec. 16: S/2NW/4, SE/4	560.00	COC-56908 Eff. 4/1/95 Expires 3/31/2005	U.S.A. - All (12.5%)	Tom Brown, Inc.	100.00%	None		Tom Brown, Inc.	100.00%
12	Township 2 North, Range 96 West, 6th P.M. Sec. 7: Lots 5, 6, 8, NE/4, E/2NW/4, SW/4SE/4; Sec. 8: W/2; Sec. 16: N/2SW/4;	799.22	COC-56909 Eff. 9/1/94 Expires 8/31/2004	U.S.A. - All (12.5%)	Tom Brown, Inc.	100.00%	Joe Conway	4.0000%	Tom Brown, Inc.	100.00%
13	Township 2 North, Range 97 West, 6th P.M. Sec. 24: E/2;	320.00	COC-57334 Eff. 12/1/94 Expires 11/30/04	U.S.A. - All (12.5%)	Tom Brown, Inc.	100.00%	None		Tom Brown, Inc.	100.00%
14	Township 1 North, Range 96 West, 6th P.M. Sec. 4: Lots 1, 2, 3, 4, 5, S/2N/2, N/2SW/4, SE/4SW/4, SE/4;	621.88	COC-59682 Eff. 9/1/96 Expires 8/31/2006	U.S.A. - All (12.5%)	Coastal Oil & Gas Resources, Inc.	100.00%	None		Coastal Oil & Gas Resources, Inc.	100.00%
15	Township 1 North, Range 96 West, 6th P.M. Sec. 5: S/2NE/4;	80.00	COC-59683 Eff. 1/1/96 Expires 9/30/2006	U.S.A. - All (12.5%)	Coastal Oil & Gas Resources, Inc.	100.00%	None		Coastal Oil & Gas Resources, Inc.	100.00%
16	Township 2 North, Range 96 West, 6th P.M. Sec. 19: SE/4SE/4;	40.00	COC-59687 Eff. 9/1/96 Expires 8/31/2006	U.S.A. - All (12.5%)	Tom Brown, Inc.	100.00%	None		Tom Brown, Inc.	100.00%
17	Township 2 North, Range 96 West, 6th P.M. Sec. 8: E/2;	320.00	COC-59784 Eff. 4/1/99 Expires 3/31/2007	U.S.A. - All (12.5%)	Tom Brown, Inc.	100.00%	None		Tom Brown, Inc.	100.00%
18	Township 2 North, Range 96 West, 6th P.M. Sec. 7: Lot 7, NE/4SW/4, NW/4SE/4	119.70	COC-60811 Eff. 10/1/97 Expires 9/30/2007	U.S.A. - All (12.5%)	Tom Brown, Inc.	100.00%	None		Tom Brown, Inc.	100.00%
19	Township 2 North, Range 96 West, 6th P.M. Sec. 26: W/2 Sec. 33: SW/4, N/2SE/4	560.00	USA C-60812 Eff. 10/1/97 Expires 9/30/2007	U.S.A. - All (12.5%)	Tom Brown, Inc.	100.00%	None		Tom Brown, Inc.	100.00%

TRACT NO.	DESCRIPTION OF LAND	NUMBER OF ACRES	SERIAL No. & EXPIRATION DATE of LEASE	BASIC ROYALTY AND PERCENTAGE	LESSEE OF RECORD AND PERCENTAGE		OVERRIDING ROYALTY AND PERCENTAGE	WORKING INTEREST AND PERCENTAGE	
20	Township 2 North, Range 96 West, 6th P.M. Sec. 19: Lot 8, SE/4SW/4, SW/4SE/4	119.82	COC-63951 Eff. 9/1/2000 Expires 8/31/2010	U.S.A. - All (12.5%)	Meramar Co.	100.00%	None	Meramar Co.	100.00%
21	Township 2 North, Range 96 West, 6th P.M. Sec. 22: SE/4NW/4	40.00	Unleased	U.S.A. - All	Unleased	100.00%	None	Unleased	
22	Township 1 North, Range 96 West, 6th P.M. Sec. 5: Lot 7	8.57	COC-64432 purchased at 2/08/01 Sale	U.S.A. - All	Coastal Oil & Gas Resources, Inc.	100.00%	None	Coastal Oil & Gas Resources, Inc.	100.00%
23	Township 2 North, Range 96 West, 6th P.M. Sec. 15: S/2 Sec. 16: NE/4, N/2NW/4, S/2SW/4 Sec. 17: NE/4	800.00	COC-64438 purchased at 2/08/01 Sale	U.S.A. - All	SellerSearch	100.00%	None	SellerSearch	100.00%
24	Township 2 North, Range 96 West, 6th P.M. Sec. 22: NE/4, N/2SE/4, N/2NW/4 Sec. 23: NW/4, NE/4SW/4, S/2SW/4	920.00	COC-64440 purchased at 2/08/01 Sale	U.S.A. - All	SellerSearch	100.00%	None	SellerSearch	100.00%
25	Township 2 North, Range 96 West, 6th P.M. Sec. 7: SE/4SE/4 Sec. 9: N/2,SW/4, NW/4SE/4, S/2SE/4 Sec. 10: E/2, E/2W/2, SW/4SW/4	1160.00	COC-64441 purchased at 2/08/01 Sale	U.S.A. - All	SellerSearch	100.00%	None	SellerSearch	100.00%
26	Township 2 North, Range 96 West, 6th P.M. Sec. 33: S/2SE/4 Sec. 34: S/2, S/2NE/4	480.00	COC-64443 purchased at 2/08/01 Sale	U.S.A. - All	SellerSearch	100.00%	None	SellerSearch	100.00%

TRACT NO.	DESCRIPTION OF LAND	NUMBER OF ACRES	SERIAL No. & EXPIRATION DATE of LEASE	BASIC ROYALTY AND PERCENTAGE	LESSEE OF RECORD AND PERCENTAGE		OVERRIDING ROYALTY AND PERCENTAGE		WORKING INTEREST AND PERCENTAGE	
Note: Tract 27 comprises all the lands in the White River Dome Unit Area, contracted effective June 1, 1979, known as the Mesaverde Formation Participating Area:										
	FEDERAL LANDS:									
27A	Township 2 North, Range 96 West, 6th P.M. Sec. 20: W/2SE/4; Sec. 28: NW/4; Sec. 29: NW/4, NW/4SW/4, W/2NE/4, SE/4NE/4;	560.00	USA C-0127221 Eff. 3/1/56 HBP	U.S.A. - All (12.5%)	Questar Exploration and Production Company	100.00%	*From the surface to 100 feet below the stratigraphic equivalent of a point penetrated at a depth of 7,508 feet in the Fuelco No. 1 Federal Unit Well located in the SW/4NW/4 of Sec. 28, T2N-R96W*			
							Questar Exploration and Production Company	6.2500%	Tom Brown, Inc.	100.00%
							Below the stratigraphic equivalent of 100' feet below a point penetrated at a depth of depth of 7,508 feet in the Fuelco No. 1 Unit well located in the SW/4NW/4 of Sec.28, T2N-R96W			
							None		Questar Exploration and Production Company	100.00%
27B	Township 1 North, Range 96 West, 6th P.M. Sec. 5: Lot 1 Township 2 North, Range 96 West, 6th P.M. Sec. 28: N/2SW/4, SW/4SW/4; Sec. 29: NE/4SW/4, SE/4; Sec. 32: E/2E/2	520.00	USA C-0127529 Eff. 4/1/66 HBP	U.S.A. - All (12.5%)	Tom Brown, Inc.	100.00%	Remora Oil Company * production payment equal to $300 per acre over 1,720 acres out of a 3% overriding royalty	3.0000% *	Tom Brown, Inc.	100.00%
27C	Township 2 North, Range 96 West, 6th P.M. Sec. 20: SW/4	160.00	USA C-0127535 Eff. 4/1/66 HBP	U.S.A. - All (12.5%)	Tom Brown, Inc.	100.00%	Michael R. Boland Thomas R. Boland Janette M. Hutsell P. Masset and J. Masset, joint tenants Marvin J. Masset & Barbara A. Masset R. K. O'Connell	0.5000% 0.5000% 0.5000% 0.2500% 0.2500% 1.0000%	Tom Brown, Inc.	100.00%
27D	Township 1 North, Range 96 West, 6th P.M. Sec. 5: Lots 2 and 3	80.00	COC-9220 Eff. 11/1/69 HBP	U.S.A. - All (12.5%)	Tom Brown, Inc.	100.00%	None		Tom Brown, Inc.	100.00%
27E	Township 2 North, Range 96 West, 6th P.M. Sec. 29: S/2SW/4; Sec. 32: W/2E/2, N/2NW/4, SE/4NW/4, E/2SW/4	440.00	COC-9222 Eff. 11/1/69 HBP	U.S.A. - All (12.5%)	Tom Brown, Inc.	100.00%	None		Tom Brown, Inc.	100.00%

Note: The E/2W/2 and NW/4NW/4 of said Section 32 is subject to Communitization Agreement No. COC-54004 (See Unit Tract 29A below).

TRACT NO.	DESCRIPTION OF LAND	NUMBER OF ACRES	SERIAL No. & EXPIRATION DATE of LEASE	BASIC ROYALTY AND PERCENTAGE	LESSEE OF RECORD AND PERCENTAGE		OVERRIDING ROYALTY AND PERCENTAGE		WORKING INTEREST AND PERCENTAGE	
Tract 27 Continued....										
	PATENTED LANDS:									
27F	Township 2 North, Range 96 West, 6th P.M. Sec. 20: SE/4SE/4; Sec. 29: NE/4NE/4;	80.00	Eff. 6/19/70, HBP Eff. 4/5/74 HBP Eff. 1/01/01 HBP	A. E. Roberts - 80.0000% * L. A. Collister - 6.6667% B. H. Parker, Jr. - 13.3333%	Tom Brown, Inc. Tom Brown, Inc. Tom Brown, Inc.	100.00% 100.00% 100.00%	None		Tom Brown, Inc.	100.0000%
			* See Footnote (1) on Page 11 for the owners of an approximate 8..63010% Non-Participating Royalty Interest.							
	NOTE: Tract number 28 encompasses all of the lands in Communitization Agreement No. COC-53835, being the W/2 of Section 30, T2N-R96W, 6th P.M., comprising 320 acres.									
	FEDERAL LANDS:									
28A	Township 2 North, Range 96 West, 6th P.M. Sec. 30: SE/4	160.00	COD-037933 Eff. 5/1/67 HBP	U.S.A. - All (12.5%)	Tom Brown, Inc.	100.00%	Arch E. Roberts Betty S. Veronda	2.0000% 6.2500%	Tom Brown, Inc.	100.00%
28B	Township 2 North, Range 96 West, 6th P.M. Sec. 30: NE/4	160.00	COD-037934A Eff. 5/1/67 HBP	U.S.A. - All (12.5%)	Tom Brown, Inc.	100.00%	Arch E. Roberts Betty S. Veronda	2.0000% 6.2500%	Tom Brown, Inc.	100.00%
	NOTE: Tract number 29 encompasses all of the lands in Communitization Agreement No. COC-54004 being the W/2 of Section 32, T2N-R96W, 6th P.M., comprising 320 acres.									
	FEDERAL LANDS:									
29A	Township 2 North, Range 96 West, 6th P.M. Sec.32: SW/4NW/4, NW/4SW/4	80.00	COC-9222 Eff. 11/1/69 HBP	U.S.A. - All (Sliding Scale)	Tom Brown, Inc.	100.00%	None		Tom Brown, Inc.	100.00%
	Note: Federal lease No. COC-9222 insofar and only insofar as it covers the E/2W/2 and NW/4NW/4 of said Section 32 and located within the White River Dome Unit Area is also subject to Communitization Agreement No. COC-54004 (See Unit Tract 27E above).									
	PATENTED LANDS:									
29B	Township 2 North, Range 96 West, 6th P.M. Sec. 32: Lot 2 of Resurvey Tract 39	16.62	Eff 5-30-80 HBP	Burnham Dell Macomber, Successor Trustee of the Ruth C. H. Fitch Issue Trust - All	Tom Brown, Inc.	100.00%	None		Tom Brown, Inc.	100.00%
29C	Township 2 North, Range 96 West, 6th P.M. Sec. 32: Lot 1	23.38	6/18/1980 Eff 6-18-80 HBP	Arch E. Roberts - 76.875% * Blake T. Robinson, Trustee of the A.B. Trott Testamentary Trust - 23.125%*	Tom Brown, Inc.	100.00%	None		Tom Brown, Inc.	100.00%

* Subject to the perpetual royalty interests of A. M. Culver Company of 0.5000% and Joseph R. Simsick of 0.005102% and borne 25% by the A. B. Trott Trust and 75% by Arch E. Roberts

TRACT NO.	DESCRIPTION OF LAND	NUMBER OF ACRES	SERIAL No. & EXPIRATION DATE of LEASE	BASIC ROYALTY AND PERCENTAGE	LESSEE OF RECORD AND PERCENTAGE		OVERRIDING ROYALTY AND PERCENTAGE	WORKING INTEREST AND PERCENTAGE	
NOTE: Tract number 30 encompasses all of the lands in Communitization Agreement No. COC-54095 being the N/2 of Section 6, T1N-R96W, 6th P.M., comprising 320.44 acres.									
	FEDERAL LANDS:								
30A	Township 1 North, Range 96 West, 6th P.M. Sec. 6: Lots 9 and 24	37.42	COC-48022 Eff. 10/1/88 HBP	U.S.A. - All (12.50%)	Hunt Oil Company	100.00%	*From the surface to 100 feet below the stratigraphic equivalent of 6,591' as penetrated in the A-6 Well located in the NE/4NE/4 of Sec. 6, T1N-R96W:* Hunt Oil Company 12.5000%	Tom Brown, Inc.	100.00%
							Below the stratigraphic equivalent of 100 feet below 6,591' as penetrated in the A-6 Well located in the NE/4NE/4 of Sec. 6, T1N-R96W: None	Hunt Oil Company	100.00%
	PATENTED LANDS:								
30B	Township 1 North, Range 96 West, 6th P.M. Sec. 6: Lots 12 and 29 of Resurvey Tract 39 Lots 13, 14, 17, 19, 22, 23, 26, 28 of Resurvey Tract 40 Lots 25 and 27 of Resurvey Tract 41 Lots 15, 16 and 18 of Resurvey Tract 42 Lots 20 and 21 of Resurvey Tract 43	264.49	Eff 5-30-80 HBP	Bomhara Dell Macomber, Successor Trustee of the Ruth C. H. Fitch Issue Trust - All	Tom Brown, Inc.	100.00%	None	Tom Brown, Inc.	100.00%
30C	Township 1 North, Range 96 West, 6th P.M. Sec. 6: Lots 1 and 2 of Resurvey Tract 39	18.53	Eff 6-19-70, HBP Eff 6-18-80, HBP	Arch E. Roberts - 76.875% * Blake T. Robinson, Trustee of the A.B. Trott Testamentary Trust-23.125%*	Tom Brown, Inc.	100.00%	None	Tom Brown, Inc.	100.00%

* Subject to the perpetual royalty interests of A. M. Culver Company of 0.5000% and Joseph R. Simsick of 0.005102% and borne 25% by the A. B. Trott Trust and 75% by Arch E. Roberts

TRACT NO.	DESCRIPTION OF LAND	NUMBER OF ACRES	SERIAL No. & EXPIRATION DATE of LEASE	BASIC ROYALTY AND PERCENTAGE	LESSEE OF RECORD AND PERCENTAGE		OVERRIDING ROYALTY AND PERCENTAGE	WORKING INTEREST AND PERCENTAGE	
NOTE: Tract number 31 encompasses all of the lands in Communitization Agreement No. COC-54313, being the E/2 of Section 25, T2N-R97W, 6th P.M., comprising 320 acres.									
	FEDERAL LANDS:								
31A	Township 2 North, Range 97 West, 6th P.M. Sec. 25: NE/4	160.00	COC-9226 Eff. 1/1/69 HBP	U.S.A. - All (Sliding Scale)	Tom Brown, Inc.	100.00%	None	Tom Brown, Inc.	100.00%
	PATENTED LANDS:								
31B	Township 2 North, Range 97 West, 6th P.M. Sec. 25: SE/4	160.00	Eff 6-18-80, HBP Eff 6-18-80, HBP	Arch E. Roberts - 75.125% * Blake T. Robinson, Trustee of the A.B. Trott Testamentary Trust - 21.875% * Public Trustee of Rio Blanco County-3.00%	Tom Brown, Inc.	100.00%	None	Tom Brown, Inc.	100.00%

* Subject to the perpetual royalty interests of William Curtis Adams, et al totaling of 2.25551% and borne 25% by the A. B. Trott Trust and 75% by Arch E. Roberts

TRACT NO.	DESCRIPTION OF LAND	NUMBER OF ACRES	SERIAL No. & EXPIRATION DATE of LEASE	BASIC ROYALTY AND PERCENTAGE	LESSEE OF RECORD AND PERCENTAGE		OVERRIDING ROYALTY AND PERCENTAGE	WORKING INTEREST AND PERCENTAGE	
	NOTE: Tract number 32 encompasses all of the lands in Communitization Agreement No. COC-54600, being the E/2 of Section 31, T2N-R96W, 6th P.M., comprising 320 acres.								
	FEDERAL LANDS:								
32A	Township 2 North, Range 96 West, 6th P.M. Sec. 31: NE/4, N/2SE/4	240.00	COC-9223 Eff. 11/1/69 HBP	U.S.A. - All (Sliding Scale)	Tom Brown, Inc.	100.00%	None	Tom Brown, Inc.	100.00%
	PATENTED LANDS:								
32B	Township 2 North, Range 96 West, 6th P.M. Sec. 31: Lots 20 and 22 of Original Survey	59.07	Eff 6-18-80, HBP Eff 6-18-80, HBP	Arch E. Roberts - 76.875% * Blake T. Robinson, Trustee of the A.B. Trott Testamentary Trust - 23.25% *	Tom Brown, Inc.	100.00%	None	Tom Brown, Inc.	100.00%
			* Subject to the perpetual royalty interests of A. M. Culver Company of 0.5000% and Joseph R. Simsick of 0.005102% and borne 25% by the A. B. Trott Trust and 75% by Arch E. Roberts						
32C	Township 2 North, Range 96 West, 6th P.M. Sec. 31: Lot 21 of Resurvey Tract 42 and Lot 23 of Resurvey Tract 39	20.93	Eff 6-19-80, HBP	Burnham Dell Macomber, Successor Trustee of the Ruth C. H. Fitch Issue Trust - All	Tom Brown, Inc.	100.00%	None	Tom Brown, Inc.	100.00%
	Thirty-Seven (37) Federal	*Tracts,*	*Totaling*	*15,586.91*	*Acres, or*	*90.22%*	*of the Unit*	*Area*	
	PATENTED LANDS:								
	NOTE: Tract number 33 encompasses all of the lands subject to that certain Declaration and Pooling and Unitization covering the W/2 of Section 31, T2N-R96W, 6th P.M., comprising 320.24 acres and limited to the production of gas from the Mesaverde formation:								
33A	Township 2 North, Range 96 West, 6th P.M. Sec. 31: Lots 7, 9 and 19 of the Original Survey	45.17	Eff 6-18-80, HBP Eff 6-18-80, HBP	Arch E. Roberts - 76.875% * Blake T. Robinson, Trustee of the A.B. Trott Testamentary Trust - 23.125% *	Tom Brown, Inc.	100.00%	None	Tom Brown, Inc.	100.00%
			* Subject to the perpetual royalty interests of A. M. Culver Company of 0.5000% and Joseph R. Simsick of 0.005102% and borne 25% by the A. B. Trott Trust and 75% by Arch E. Roberts						
33B	Township 2 North, Range 96 West, 6th P.M. Sec. 31: Lots 5, 6 and E/NW/4 of Original Survey	160.02	Eff 6-18-80, HBP Eff 6-18-80, HBP	Arch E. Roberts - 75.00% * Blake T. Robinson, Trustee of the A.B. Trott Testamentary Trust - 25.00% *	Tom Brown, Inc.	100.00%	None	Tom Brown, Inc.	100.00%
			* See Footnote #2 on page 11						

TRACT NO.	DESCRIPTION OF LAND	NUMBER OF ACRES	SERIAL No. & EXPIRATION DATE of LEASE	BASIC ROYALTY AND PERCENTAGE	LESSEE OF RECORD AND PERCENTAGE		OVERRIDING ROYALTY AND PERCENTAGE	WORKING INTEREST AND PERCENTAGE	
Tract #33 Continued...									
33C	Township 2 North, Range 96 West, 6th P.M. Sec. 31: Lots 10, 11, 15 and 17 of Resurvey Tract 40 Lots 16 and 18 of Resurvey Tract 42 Lot 14 of Resurvey Tract 43 Lot s 12 and 13 of Resurvey Tract 50	115.05	Eff 6-19-80, HBP	Burnham Dell Macomber, Successor Trustee of the Ruth C. H. Fitch Issue Trust - All	Tom Brown, Inc.	100.00%	None	Tom Brown, Inc.	100.00%
34	Township 2 North, Range 97 West, 6th P.M. Sec. 36: NE/4	160.00	Eff 6-18-80, HBP Eff 6-18-80, HBP * See Footnote #2 on page 11	Arch E. Roberts - 75.00% * Blake T. Robinson, Trustee of the A.B. Trott Testamentary Trust - 25.00% *	Tom Brown, Inc.	100.00%	None	Tom Brown, Inc.	100.00%
35	Township 2 North, Range 97 West, 6th P.M. Sec. 36: Lots 2, 4, 17 and 18 of Resurvey Tract 50 Lot 20 of Resurvey Tract 43 Township 1 North, Range 96 West, 6th P.M. Sec. 5: Lots 5 and 6 of Resurvey Tract 39	113.22	Eff 6-19-80, HBP	Burnham Dell Macomber, Successor Trustee of the Ruth C. H. Fitch Issue Trust - All	Tom Brown, Inc.	100.00%	None	Tom Brown, Inc.	100.00%
36	Township 2 North, Range 97 West, 6th P.M. Sec. 36: Lots 12, 14, 16 and 19 of Resurvey Tract 37 Lot 11 of Resurvey Tract 42 Lots 5, 7, 9, 10, 13, and 15 of Resurvey Tract 49	186.45	Unleased	Zier & Co., a Colorado Nominee Name Partnership - All	Unleased	100.00%	None	Unleased	100.00%
37	Township 1 North, Range 96 West, 6th P.M. Sec. 4: Lot 6 of Resurvey Tract 37	18.12	5/20/1996 (exp. 5/20/02) 5/28/1996 (exp. 5/28/05) 5/20/1996 exp. 5/20/03 11/17/1997 exp. 11/17/02 5/20/1996 (exp. 5/20/03)	Dorothy M. Harvey - 32.50% Chloe R. Rosenlund, Life Estate c/o Linda P. Wright, Sandra L. Bower - 25% Paul A. Rosenlund, Mary J. Rosenlund and Terry Lou Stewart, JT - 25% Neal J. Dow and Anna Dow, Trustees Under Trust Agreement dated 10/25/77 and Amended Trust Agreement dated 4/21/92 - 10% Carol J. Proctor - 7.50%	Coastal Oil & Gas Resources, Inc.	100.00%	None	Coastal Oil & Gas Resources, Inc.	100.00%

TRACT NO.	DESCRIPTION OF LAND	NUMBER OF ACRES	SERIAL No. & EXPIRATION DATE of LEASE	BASIC ROYALTY AND PERCENTAGE	LESSEE OF RECORD AND PERCENTAGE		OVERRIDING ROYALTY AND PERCENTAGE	WORKING INTEREST AND PERCENTAGE	
38	Township 2 North, Range 96 West, 6th P.M. Sec. 9: NE/4SE/4 Sec. 10: W/2NW/4, NW/4SW/4	160.00	Unleased	The Link Oil Company-20.85319% Neal J. Dow and Anne Dow, Trustees Under the Trust Agreement dated 10/25/77 And Amended Trust Agreement dated 4/21/92 -17.41851% Universal Resources Corp. - 12.50% Grover Beckley, Jr. and Janelle Beckley, JT - 11.98892% Colonial Royalties Limited Partnership - 4.60750% Henry P. Forker (Estate) - 4.59379% Linda Sutton Weger - 4.59379% R. O. Neal - 4.59379% Pentagon Oil Company - 3.31890% Kalkman Habeck Company - 2.29690% R. D. Jones, Inc. - 2.21607% Chaparral Royalty Company - 2.07360% Jones-Daube Mineral Company-1.51959% Merco of Oklahoma, Inc. - 1.13970% F. S. DiGrappa - 1.10804% Gwen F. Wood, Trustee of the Gwen F. Wood 1991 Trust Dated October 4, 1991 - 1.10804% Boston W. Smith - 1.10804% Map Resources, Inc. - .66481% Robert Roy Neal, Jr. - .57423% Marci Neal Barlow - .57423% Thomas Neal - .57423% Jeffrey Charles Neal - .57423%	Unleased	100.00%	None	Unleased	100.00%
39	Township 2 North, Range 96 West, 6th P.M. Sec. 20: SE/4NE/4, NE/4SE/4	80.00	Eff. 6/19/70, HBP Eff. 4/5/74 HBP Eff. 1/01/01	A. E. Roberts - 80.0000% * L. A. Collister - 6.6667% B. H. Parker, Jr. - 13.3333%	Tom Brown, Inc.	100.00%	None	Tom Brown, Inc.	100.0000%
			* See Footnote (1) on Page 11 for the owners of an approximate 8.63010% Non-Participating Royalty Interest.						
40	Township 1 North, Range 96 West, 6th P.M. Sec. 5: Lot 4	8.52	Eff 6-18-80, HBP Eff 6-18-80, HBP	Arch E. Roberts - 76.875% * Blake T. Robinson, Trustee of the A.B. Trott Testamentary Trust - 23.125% *	Tom Brown, Inc.	100.00%	None	Tom Brown, Inc.	100.00%
			* Subject to the perpetual royalty interests of A. M. Culver Company of 0.5000% and Joseph R. Simsick of 0.005102% and borne 25% by the A. B. Trott Trust and 75% by Arch E. Roberts						

Eighteen (18) Patented Tracts, Totaling 1689.57 acres, or 9.78% of the Unit Area

Fifty-six (56) Tracts In Unit Area Totaling 17,276.48 Acres.

EXHIBIT C
to that certain
DRILLING AND DEVELOPMENT AGREEMENT
by and between
Starlight Corporation and EnCana Oil & Gas (USA) Inc.
Dated Effective May 1, 2006

PROMISSORY NOTE

U.S. $ 2,000,000.00 Centennial, Colorado, ___________, 2006

1. FOR VALUE RECEIVED, Starlight Corporation, a Colorado Corporation, whose address is 1520 West Canal Court, Suite 130, Littleton, CO 80120, hereinafter referred to as "Starlight", promises to pay to the order of EnCana Oil & Gas (USA) Inc., a Delaware corporation, whose address is 370 17th St., Suite 1700, Denver, CO 80202, hereinafter referred to as "Note Holder," up to the principal sum of Two Million and no/100 U. S. Dollars, in the event that Starlight fails to timely drill one or more of the Commitment Wells required by that certain Drilling And Development Agreement ("the "Agreement") by and between Starlight and Note Holder, dated effective May 1, 2006, reference to which being hereby made for all purposes. All amounts due and payable hereunder shall be paid to Note Holder at 370 17th St., Suite 1700, Denver, CO 80202, or such other place as the Note Holder shall notify Starlight. Capitalized terms used, but not defined herein, shall have the meaning given them in the Agreement.

2. Upon the drilling of a Commitment Well, Starlight will be relieved of the obligation to pay $500,000 on this Note. At that point in time when all four (4) Commitment Wells have been drilled, this Note will be canceled in full.

3. If any default under this Note occurs, the entire principal amount outstanding shall at once become due and payable at the option of the Note Holder. The Note Holder shall be entitled to collect all reasonable costs and expense of collection and/or suit, including, but not limited to reasonable attorney's fees. In the event an action is instituted to enforce or interpret any of the terms of this Note, including but not limited to any action or participation by Note Holder in, or in connection with, a case or proceeding under the Bankruptcy Code or any successor statute, the prevailing party shall be entitled to recover all expenses reasonably incurred at, before and after trial, on appeal, and on review, whether or not taxable as costs, including , without limitation, reasonable attorney fees, witness fees (expert and otherwise), depositions costs, copying charges and other expenses.

STARLIGHT CORPORATION

By: ____________________
Brian S. Bentley, President

EXHIBIT D

to that certain
DRILLING AND DEVELOPMENT AGREEMENT
by and between
Starlight Corporation and EnCana Oil & Gas (USA) Inc.
Dated Effective May 1, 2006

ASSIGNMENT OF LEASES

STATE OF COLORADO COUNTY OF RIO BLANCO	ss.	KNOW BY THESE PRESENTS THAT

This Assignment of Leases, effective ________, from EnCana Oil & Gas (USA) Inc., a Delaware corporation, whose address is 370 17th St. Suite 1700, Denver, CO 80202, (hereinafter referred to herein as "Assignor"), in favor of Starlight Corporation, a Colorado Corporation, hereinafter referred to as "Starlight", whose address is 1520 West Canal Court, Suite 130, Littleton, CO 80120 (hereinafter referred to herein as "Assignee"), is made pursuant to that certain Ant Hill Drilling and Development Agreement dated effective March 1, 2006 by and between Assignor and Assignee.

NOW THEREFORE, for and in consideration of the sum of $10.00 and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignor does hereby grant, bargain, sell, assign and convey and does hereby grant, sell, assign and convey to Assignee:

1. 85% of its operating rights in and to the following described Lands and Leases:

   [describe 40 acre Earning Well Drill Site Tract and the applicable federal lease]; and,

2. 100% of its operating rights in and to the following described Lands and Leases:

   [describe 40 acre Diagonal Offset and the applicable federal lease];

subject only to those royalty, overriding royalty or other lease burdens of record in Rio Blanco County or Colorado State Office of the BLM on May 1, 2006.

TO HAVE AND TO HOLD unto said Assignee, its successors and assigns, forever, in accordance with the terms and provisions of said leases.

The assignment of interests set forth herein is in duplication of and not in addition to those assignments of interests in and to the Federal leases described herein prepared upon the State and Federal forms of assignments and filed with the appropriate Federal Agencies for approval pursuant to Federal rules and regulations. As to the assignments herein, this instrument is executed for the purpose of recording pursuant to the Laws of the State of Colorado in the appropriate records maintained in and for the County of Rio Blanco, Colorado.

This assignment specifically refers to and is subject to the terms and conditions of to that certain Ant Hill Drilling and Development Agreement dated effective May 1, 2006 by and between Assignor and Assignee, reference to which is hereby made for all purposes.

The interests assigned hereunder shall be proportionately reduced if the Lease in the lands covered thereby covers less than one hundred percent (100%) of the oil and gas mineral estate, or if Assignor owns less than the entire oil and gas leasehold estate. This assignment is made without representation or warranty of title, express or implied.

The provisions hereof shall extend to and be binding upon the parties hereto, their respective successors, and assigns.

ASSIGNOR	ASSIGNEE
ENCANA OIL & GAS (USA) INC.	STARLIGHT CORPORATION
____________________	____________________
By:	By:
Its:	Its:

ACKNOWLEDGEMENT

STATE OF COLORADO)
) ss.
COUNTY OF DENVER)

The foregoing instrument was acknowledged before me this ______ day of ______________, 2006, by ______________ as Attorney-in-Fact of EnCana Oil and Gas (USA), Inc. a Delaware corporation, on behalf of said corporation.

WITNESS my hand and official seal.

My Commission Expires: _______

____

Notary Public

STATE OF COLORADO)
) ss.
COUNTY OF ______________)

The foregoing instrument was acknowledged before me this ______ day of ______________, 2006, by Brian S. Bentley as President of Starlight Corporation, a Colorado corporation, on behalf of said corporation.

WITNESS my hand and official seal.

My Commission Expires:

____

Notary Public

____

EXHIBIT E
to that certain
DRILLING AND DEVELOPMENT AGREEMENT
By and Between
Starlight Corporation and EnCana Oil & Gas (USA) Inc.
Dated Effective May 1, 2006

ROCKY MOUNTAIN UNIT OPERATING AGREEMENT

Form 2 – Divided Interest

1994

UNIT OPERATING AGREEMENT

ANT HILL UNIT AREA
Rio Blanco County, Colorado

As Amended and Restated, by and between EnCana Oil & Gas (USA) Inc. and Starlight Corporation, excluding that portion of Tract No. 2 below the stratigraphic equivalent of 100' below a point penetrated at a depth of 7,508 feet in the Fuelco No. 1 Unit well located in the SW/4NW/4 of Sec. 28, T2N-R96W
Effective May 1, 2006

THIS FORM HAS BEEN PREPARED ONLY AS A GUIDE AND MAY NOT CONTAIN ALL OF THE NECESSARY OR APPROPRIATE PROVISIONS. EACH PROVISION AND EXHIBIT OF THIS FORM SHOULD BE CAREFULLY REVIEWED AND ADAPTED TO THE SPECIFIC FACTS AND CIRCUMSTANCES SURROUNDING THE PARTICULAR TRANSACTION AND THE RELATIONSHIP OF THE PARTIES. PARTIES USING THIS FORM SHOULD CONSULT WITH THEIR LEGAL, TAX AND ACCOUNTING ADVISORS. PARTIES USING THIS FORM DO SO AT THEIR OWN RISK, AND THE ROCKY MOUNTAIN MINERAL LAW FOUNDATION SHALL HAVE NO LIABILITY FOR LOSSES OR DAMAGES THAT MAY RESULT FROM THE USE OF THIS FORM OR ANY PORTION OR VARIATION THEREOF.

TABLE OF CONTENTS

ARTICLE 7 – PLANS OF DEVELOPMENT

ARTICLE 8 – DEVELOPMENT WELLS

ARTICLE 9 – EXPLORATORY WELLS

ARTICLE 10 – REQUIRED WELLS

ARTICLE 11 – DEEPENING, SIDETRACKING, PLUGGING BACK, AND ABANDONMENT

ARTICLE 12 – RIGHTS AND OBLIGATIONS OF DRILLING PARTY AND NON-DRILLING PARTY

ARTICLE 13 – DISTRIBUTION OF PRODUCTION REVENUE

ARTICLE 14 – SUPERVISION OF OPERATIONS BY PARTIES

ARTICLE 15 – UNIT OPERATOR'S POWERS AND RIGHTS

ARTICLE 16 – UNIT OPERATOR'S DUTIES

ARTICLE 17 – LIMITATIONS ON UNIT OPERATOR

ARTICLE 18 – TITLES

ARTICLE 19 – UNLEASED INTERESTS

ARTICLE 20 – RENTALS

ARTICLE 21 – TAXES

ARTICLE 22 – WITHDRAWAL OF TRACTS AND UNCOMMITTED INTERESTS

ARTICLE 23 – COMPENSATORY ROYALTIES

ARTICLE 24 – SEPARATE MEASUREMENT AND SALVAGE

ARTICLE 25 – ENHANCED RECOVERY AND PRESSURE MAINTENANCE

ARTICLE 26 – TRANSFERS OF INTEREST

ARTICLE 27 – RELEASE FROM OBLIGATIONS AND SURRENDER

ARTICLE 28 – LIABILITY, LIENS, AND REMEDIES

ARTICLE 29 – MISCELLANEOUS

ARTICLE 30 – OTHER PROVISIONS

EXHIBITS

UNIT OPERATING AGREEMENT
Amended Effective May 1, 2006
ANT HILL UNIT AREA

THIS AGREEMENT (this "Agreement") dated as of the ____1st____ day of May, 2006, by and among the parties that execute or ratify this Agreement or a counterpart hereof,

WITNESSETH:

WHEREAS, the Parties have entered into that certain Unit Agreement for the Development and Operation of the ____ANT HILL____ Unit Area, County of ____Rio Blanco____, State of ____Colorado____ (the "Unit Agreement"), dated as of the ____19th____ day of ____March____, ____2001 establishing the ____ANT HILL____ Unit (the "Unit") and covering the lands described in Exhibit B thereto attached (the "Unit Area"); and

WHEREAS, the Parties enter into this Agreement pursuant to Section 7 of the Unit Agreement,

NOW, THEREFORE, in consideration of the covenants herein contained, it is agreed as follows:

ARTICLE I
DEFINITIONS

1.1 Definitions. The definitions contained or used in the Unit Agreement are adopted for all purposes of this Agreement. In addition, whenever used in this Agreement the terms "Agreement," "Unit," "Unit Agreement," and "Unit Area" shall have the meanings set forth above and the following terms shall have the following meanings:

"Acreage Basis," when used to describe the basis of participation by the Parties within the Unit Area, a participating area, Drilling Block, or other area designated pursuant to this Agreement in voting, consenting to operations, or sharing in Costs, or Production, means participation by each Party in the proportion that the acreage of its Committed Working Interests in the area bears to the total acreage of the Committed Working Interests of all Parties therein. For the purposes of this definition: (a) the acreage of the Committed Working Interest in a tract within the Unit Area shall be the acreage of the tract as set forth in Exhibit B to the Unit Agreement, (b) if there are two or more undivided Committed Working Interests in a tract, there shall be apportioned to each Committed Working Interest that portion of the acreage of the tract that the Committed Working Interest bears to the entire Committed Working Interest in the tract, and (c) when ownership is divided as to formation, strata, or horizon, any vote as to a particular formation, strata or horizon shall be determined by ownership within that particular formation, strata, or horizon.

"Approval of the Parties" or "Direction of the Parties" means an approval, authorization, or direction which receives the affirmative vote of the Parties entitled to vote on the giving of the Approval or Direction specified in Section 14.2.

"Authorized Officer" means the person responsible for the administration of the applicable Federal Regulations.

"Commingled Completion" means a Completion of a well in such a manner that unitized substances from two or more separate sources are produced from the well without segregation.

"Committed Working Interest" means a working interest in a tract of land which is shown on Exhibit B to the Unit Agreement as owned by a Party and which is committed to the Unit Agreement.

"Complete" means to perform all operations, commencing with the running and setting of the production pipe, reasonably necessary and incident to the production of unitized substances from a well and equipping through the wellhead connections, if productive of unitized substances or plugging and abandoning (including reclamation of the surface), if dry.

"Costs" means all costs and expenses incurred in the development and operation of the Unit Area pursuant to this Agreement or the Unit Agreement and all other expenses that are chargeable as costs, in accordance with the Accounting Procedure attached hereto as Exhibit 1.

"Deepen" means to perform all operations reasonably necessary and incident to Drilling a well below its original projected depth including testing and logging, but excluding Completing and Equipping operations.

"Development Well" means a well Drilled within a participating area and a Drilling Block, as set forth in the Unit Agreement, and projected to the pool or zone for which the participating area was established.

"Drill" means to perform all operations, including directional control and intentional deviation of the well other than Sidetracking, reasonably necessary and incident to the drilling of a well to its projected depth, including preparation of roads and drill site, testing, and logging, but excluding Completion operations.

"Drilling Party," "Completing Party," and "Participating Party" all mean the Party or Parties obligated to bear Costs incurred in the Drilling, Completing, or Deepening, Sidetracking or Plugging Back, respectively, of a well at the commencement of the operation.

"Dual Completion" means a Completion of a well in such a manner that multiple Completions within two or more separate sources of unitized substances are separately produced from the well through separate strings, liners, or pipe and separately measured at the surface.

"Equip" means to perform all operations reasonably necessary and incident to the equipping of a well for production beyond the wellhead connections, including without limitation, installation of heater treaters, compressors, separators, flowlines, tanks, motors, and other lease equipment necessary for the proper operation of the well. The term "Equip" shall not include gas plants or other facilities which process Production into products or otherwise significantly alter its makeup.

"Exploratory Well" means a well drilled after discovery of Unitized Substances in Paying Quantities in the Unit Area, which well is also the first well drilled upon a Drilling Block (including the deepening of a well previously drilled by the Participating Parties to a zone below the stratigraphic equivalent of the total depth drilled in the Exploratory Well for the previously established Drilling Block where the well proposed to deepened is located).

"Initial Test Well" means the test well or wells provided for in Section 9 of the Unit Agreement and in Exhibit 2 attached hereto.

"Lease Burdens" means the royalty reserved to the lessor in an oil and gas lease, an overriding royalty, a production payment, and any similar burden, but does not include a carried working interest, a net profits interest, or any other interest which is payable out of profits.

"Non-Drilling Party," "Non-Completing Party," and "Non-Participating Party" all mean the Party or Parties that had the optional right to participate in the Drilling, Completing, Deepening, Sidetracking, or Plugging Back, respectively, of a well and that elected not to participate therein.

"Party" means a party to this Agreement, including the Party acting as Unit Operator when acting as an owner of a Committed Working Interest. Whenever reference is made to a Party "in" or "within" the Unit Area, a participating area, Drilling Block, or other area designated pursuant to this Agreement, the reference shall mean a Party owning a Committed Working Interest in a tract of land within the relevant area.

"Paying Quantities" means the quantities of unitized substances defined as "paying quantities" in Section 9 of the Unit Agreement.

"Production" means all unitized substances produced and saved from the Unit Area except so much thereof as is used in the conduct of operations under the Unit Agreement and this Agreement.

"Plug Back" means to perform all operations reasonably necessary and incident to plugging back a well to a shallower depth, including testing and logging, but excluding completion operations.

"Salvage Value" means the value of the materials and equipment in or appurtenant to a well, determined in accordance with Exhibit 1, less the reasonably estimated Costs of salvaging the same and plugging and abandoning (including reclamation of the surface) the well.

"Sidetracking" means to perform all operations reasonably necessary and incident to the directional control and intentional deviation of a well so as to change the bottom hole location of the well to a point outside the Drilling Block, including testing and logging, but excluding Completion operations.

"Subsequent Test Well" means a test well Drilled after the Drilling of the Initial Test Well and before discovery of unitized substances in Paying Quantities in the Unit Area.

"Subsequently Created Interest" means an overriding royalty, production payment, net profits, carried, or any other interest burdening a Party's Committed Working and created subsequent to the date of this Agreement.

"Unit Operator" means ________ ENCANA OIL & GAS (USA) INC. ________ and its successors, as the Unit Operator designated in accordance with the Unit Agreement, acting in that capacity and not as an owner of a Committed Working Interest.

Other Definitions:

"Drilling Block" means that tract of land designated pursuant to Section 30.1

ARTICLE 2
EXHIBITS

2.1 **Exhibits.** The following Exhibits are incorporated herein by reference:

x	Exhibit 1.	Accounting Procedure.
x	Exhibit 2.	Initial Test Well.
x	Exhibit 3.	Insurance.
x	Exhibit 4.	Regulatory Compliance.
___	Exhibit 5.	Form Oil and Gas Lease.
x	Exhibit 6.	Gas Balancing Agreement.
___	Exhibit 7.	Tax Partnership Provisions.
x	Exhibit 8.	Recording Supplement.
___	Exhibit 9.	Dual Completion and Commingled Completion Provisions.
___	Other Exhibits:	

In the event of a conflict or inconsistency between the provisions of an Exhibit and the provisions of this Agreement, the provisions of this Agreement shall control, except with respect to Exhibit 6 and 7, if attached hereto, the provisions of which shall control over the provisions of this Agreement.

ARTICLE 3
INITIAL TEST WELL

3.1 **Location.** Unit Operator shall begin to Drill the Initial Test Well within the time required by Section 9 of the Unit Agreement, or any extension thereof, at the location specified in Exhibit 2.

3.2 **Costs of Drilling.** The Costs of Drilling the Initial Test Well shall be shared by the Parties in the manner and in the proportions specified in Exhibit 2.

ARTICLE 4
SUBSEQUENT TEST WELLS

4.1 **Right to Drill.** The Drilling of any Subsequent Test Well shall be upon such terms and conditions as may be agreed to by the Parties; provided, however, that in the absence of agreement, the well may be Drilled under the provisions of Article 9.

ARTICLE 5
ESTABLISHMENT, REVISION, AND CONSOLIDATION OF PARTICIPATING AREAS

5.1 Proposal. Unit Operator shall initiate each proposal for the establishment or revision of a participating area by submitting the proposal in writing to each Party at least 20 days before filing the same with the Authorized Officer. The date of proposed filing must be shown in the proposal. If, within the 20-day period above provided, the proposal receives the Approval of the Parties within the proposed participating area or no written objections are received, then the proposal shall be filed on the date specified.

5.2 Objections to Proposal. Prior to the proposed filing date any Party may submit to all other Parties written objections to the proposal. If, despite objections, the proposal receives the Approval of the Parties within the proposed participating area, then the Party making the objections may renew the same before the Authorized Officer.

5.3 Revised Proposal. If the proposal does not receive the Approval of the Parties within the proposed participating area, then Unit Operator shall submit to the Parties a revised proposal, taking into account the objections, if any, made to the first proposal. If no proposal receives the Approval of the Parties within 60 days from submission of the first proposal, then Unit Operator shall file with the Authorized Officer a proposal reflecting as nearly as practicable the views expressed by the Parties.

5.4 Rejection of Proposal. If a proposal filed by Unit Operator as above provided is rejected by the Authorized Officer, Unit Operator shall initiate a new proposal in the same manner as provided in Section 5.1, and the procedure with respect thereto shall be the same as in the case of an initial proposal.

5.5 Notice of Approval or Disapproval. If and when a proposal has been approved or disapproved by the Authorized Officer, Unit Operator shall give prompt notice thereof to each Party.

5.6 Consolidation. Two or more participating areas may be combined as provided in the Unit Agreement.

ARTICLE 6
APPORTIONMENT OF COSTS AND OWNERSHIP AND DISPOSITION OF PRODUCTION AND PROPERTY

6.1 Apportionment and Ownership Within Participating Areas and Drilling Blocks. Except as otherwise provided in Articles 8, 9, 10, 11, 12, 13, and 30:

A. Costs. All Costs incurred in the development and operation in connection with production of unitized substances from any pool or zone shall be borne by the Parties in a Drilling Block on an Acreage Basis, determined as of the time the Costs are incurred.

B. Production. All Production from a Drilling Block shall be allocated on an Acreage Basis to the tracts of unitized land within such Drilling Block to the Committed Working Interest Owners less each tract's proportionate share of Lease Burdens. Lease Burdens on tracts of unitized land within the Drilling Block that are also within a participating area, as set forth in the Unit Agreement, shall be allocated on a tract basis within the participating area pursuant to the Unit Agreement and paid

pursuant to Section 6.8 and 13.3 of this Unit Operating Agreement. Lease Burdens on tracts of unitized land within the Drilling Block that are not within a participating area shall be allocated on a tract basis within the Drilling Block and shall be paid on a lease basis pursuant to Section 6.2 and 6.8 of this Agreement. That portion of such Production within the applicable Drilling Block which is allocated to any such tract shall be owned by the Party or Parties having Committed Working Interest or Interests therein in the same manner and subject to the same conditions as if actually produced from such tract through a well thereon and as if this Agreement and the Unit Agreement had not been executed, subject to the allocation and payment of Lease Burdens as set forth herein.

C. **Property.** All materials, equipment, and other property, whether real or personal, the cost of which is chargeable as Costs and which have been acquired in connection with the development or operation of a Drilling Block, shall be owned by the Parties within the Drilling Block on an Acreage Basis.

6.2 Ownership and Costs Outside Participating Area or Unit Area. If a well Drilled (including the Deepening, Sidetracking, or Plugging Back thereof) within a Drilling Block established under the provisions of either Article 9 or Article 10 is completed as a producer but not in a formation included within a participating area, then the following provisions shall be applicable:

A. **When All Drilling Block Parties Participate.** If all Parties within the Drilling Block shall have elected to participate in Drilling and Completing the well, then the well, the Production therefrom, and the materials and equipment therein or appurtenant thereto shall be owned by such Parties; and all Costs incurred in the operation of the well and all Lease Burdens payable with respect to Production from the well shall be borne and paid by such Parties. Apportionment among said Parties of ownership, Costs and Lease Burdens shall be in the same proportions in which Costs incurred in Drilling the well were borne.

B. **When Less Than All Drilling Block Parties Participate.** If any Party within the Drilling Block elects not to participate in Drilling or Completing of an Exploratory or Required Well, or Completing of an Exploratory Well or Required Well, then the provisions of Article 12 shall be applicable thereto; and the relinquished interest of the Non-Drilling Party shall revert to it in the same manner and under the same conditions as provided in Section 12.5 and the proceeds if sold, or market value if not sold but used off the premises, to be used in determining when the reversion shall occur shall be the proceeds or market value (after making the deductions provided for in Section 12.5) of that portion of the Production obtained from the well which, had the Non-Drilling Party elected to participate in the Drilling or Completing thereof, would have been allocable, on an Acreage Basis within the Drilling Block, to the Non-Drilling Party. Upon reversion of the relinquished interest of the Non-Drilling Party in the well, the provisions of Section 12.6 shall become applicable.

C. **Upon Termination of the Unit Agreement or Elimination of Any Lands from the Unit Area.** Any well being operated and produced that has been excluded from the Unit Area as a result of the termination of the Unit Agreement or the elimination of lands from the Unit Area shall continue to be operated under the terms of this Agreement so far as applicable, without change in the ownership of the equipment and the production therefrom until a new operating agreement is entered into or the well is plugged and abandoned and settlement has been made for all production and equipment, the site

reclaimed and all obligations among and between the parties owning interests in the well have been met or satisfied. This Subdivision C of Section 6.2 shall apply only to the pool or zone in which the well is completed and the applicable spacing unit therefore, if any.

6.3 **Cost Liability of Subsequently Created Interests.** Each Party burdened by a Subsequently Created Interest shall assume and alone bear, pay and discharge its Subsequently Created Interest out of its share of production, and said Subsequently Created Interest shall receive only its share of production, allocated on an Acreage Basis in the Drilling Block in which it is located and not on a participating area basis. Subsequently Created Interests shall be made expressly subject to the terms and provisions of this Section 6.3 and of Sections 12.9. If the Party that creates a Subsequently Created Interest fails to pay, when due, its share of Costs, and the proceeds from its share of Production are insufficient to cover such Costs, then the Subsequently Created Interest shall be chargeable with a pro rata share of such Costs as if the Subsequently Created Interest were a Committed Working Interest; and Unit Operator and all other Parties hereto shall have the right to enforce against the Subsequently Created Interest the lien, security interest, and all other rights granted in Section 28.3 and Section 28.4 for the purpose of collecting Costs chargeable to the Subsequently Created Interest.

6.4 **Taking in Kind.** Each Party shall take in kind or separately dispose of its proportionate share of Production. Any extra expenditure incurred in taking in kind or separate disposition by any Party of its proportionate share of the Production shall be borne by that Party. Any Party taking its share of Production in kind shall be required to pay for only its proportionate share of the part of the Unit's surface facilities that it uses. Each Party shall execute such division orders and contracts as may be necessary for the sale of its interest in Production from the Unit Area, and, except as provided in Article 13 and Article 28, shall be entitled to receive payment directly from the purchaser thereof for its share of all Production.

6.5 **Failure to Take in Kind.** Should any party fail to take in kind or separately dispose of its share of Production, the following provisions shall apply:

A. **Disposition of Oil.** If any Party fails to take in kind or separately dispose of its proportionate share of the oil produced from the Unit Area, the Unit Operator shall have the right (which right is subject to revocation at will by the non-taking Party), but not the obligation, to purchase such oil or sell it to others at any time and from time to time for the account of the non-taking Party, after first giving the non-taking Party 10-days' written notice of the intended purchase or sale and the price to be paid or the pricing basis to be used. An owner of oil production shall always have the right, exercisable at any time, to take in kind, or separately dispose of, its share of all oil not previously committed to a purchaser. Any purchase or sale by Unit Operator shall be only for such reasonable periods of time as are consistent with the minimum needs of the industry under the particular circumstances, but in no event for a period in excess of 1 year. Any purchase or sale by Unit Operator shall be in a manner commercially reasonable under the circumstances, but Unit Operator shall have no duty to share any existing market or transportation arrangement or to obtain a price or transportation fee equal to that received under any existing market or transportation arrangement. Unit Operator may discontinue the purchase or sale of oil for any non-taking Party by giving the non-taking Party 10-days' prior written notice. The sale or delivery by Unit Operator of a non-taking Party's share of oil Production under the terms of any contract of Unit Operator shall not give the non-taking Party any interest in or make the non-taking Party a party to the contract. Unit Operator may deduct from the revenue payable to the non-taking Party the actual costs that Unit Operator incurs for making the oil marketable and delivering the oil to market, as well as any Lease Burdens and production

and severance taxes paid for the non-taking Party's account that are attributable to the non-taking Party's proportionate share of oil Production.

B. Disposition of Gas. If any Party fails to take in kind or separately dispose of its proportionate share of gas produced from the Unit Area, the Unit Operator shall have the right (which right is subject to revocation at will by the non-taking Party) but not the obligation, to purchase such gas or sell it to others at any time and from time to time, for the account of the non-taking Party, after first giving the non-taking Party 30-days' written notice of the intended purchase or sale and the price to be paid or the pricing basis to be used. An owner of gas Production shall always have the right, exercisable at any time, to take in kind, or separately dispose of, its share of gas not previously committed to a purchaser. Any purchase or sale by Unit Operator shall be only for such reasonable periods of time as are consistent with the minimum needs of the industry under the particular circumstances, but in no event for a period in excess of 1 year. Any purchase or sale by Unit Operator shall be in a manner commercially reasonable under the circumstances, but Unit Operator shall have no duty to share any existing market or transportation arrangement or to obtain a price or transportation fee equal to that received under any existing market or transportation arrangement. Unit Operator may discontinue the purchase or sale of gas Production for any non-taking Party by giving the non-taking Party 30-days' prior written notice. The sale or delivery by Unit Operator of a non-taking Party's share of gas Production under the terms of any contract of Unit Operator shall not give the non-taking Party any interest in or make the non-taking Party a party to the contract. Unit Operator may deduct from the revenue payable to the non-taking Party the actual costs that Unit Operator incurs for making the gas marketable and delivering the gas to market, as well as any Lease Burdens and production and severance taxes paid for the non-taking Party's account that are attributable to the non-taking Party's proportionate share of gas Production. If any of the Parties have entered into a gas balancing agreement, whether such an agreement is attached as Exhibit 6 or is a separate agreement, and one or more of such Parties take gas from one or more Drilling Blocks within the Unit which results in a Party taking more or less than its proportionate share of gas produced from each Drilling Block in any given month, then, the balancing and accounting of the respective accounts of the Parties to the gas balancing agreement shall be made in accordance with the agreement.

6.6 Gas Marketing Arrangements. Each Party that is taking a share of gas Production in kind from the Unit Area shall, within 5 days before the end of each month, notify Unit Operator of its gas marketing arrangements for the following month, excluding price, and shall notify Unit Operator immediately in the event of a change in such arrangements. In addition, each Party that is taking a share of the gas Production in kind from the Unit Area shall notify Unit Operator in a timely manner of the volume of gas taken by it from each participating area in the preceding month.

6.7 Surplus Materials and Equipment. Materials and equipment owned by the Parties or by any of them pursuant to this Agreement may be classified as surplus by Unit Operator when deemed by it to be no longer needed in operations hereunder by giving to each Party owning an interest therein notice thereof. Such surplus materials and equipment shall be disposed of as follows:

A. Items Divisible In Kind. Each Party owning an interest in surplus materials and equipment (including tubular goods) shall have the right to take in kind its share of such materials and equipment which are divisible in kind, by notice given to Unit Operator within 30 days after classification thereof as surplus, except that such right shall not apply to junk or to any item (other than tubular goods) having a replacement cost of less than $7,500.00.

B. **Items Not Divisible In Kind.** Surplus materials and equipment not divisible in kind, other than junk and any item (other than tubular goods) having a replacement cost of less than $7,500.00, shall be sold to the highest bidder or bidders.

C. **Other Items.** Surplus materials and equipment not disposed of in accordance with this Section 6.7 shall be disposed of as provided in Exhibit 1.

6.8 **Lease Burdens, Other Burdens.** Payment of Lease Burdens and other burdens shall be made in the following manner, except as may otherwise be provided in any gas balancing agreement between the Parties, whether attached as Exhibit 6 or otherwise:

A. **Other Burdens.** Each Party entitled to receive a share of Production shall be responsible for any and all payments, whether in cash or in kind, accruing to any and all net profits interests, carried interests and any other interest payable with respect to such share or the proceeds thereof; provided, however, at any time any Party entitled to receive Production is not taking in kind or separately disposing of its share thereof, that portion of such Production or the proceeds thereof (at the option of such Party) accruing to the net profits interests, carried interests and any other interest payable with respect to such share or the proceeds thereof shall, upon request, be distributed to such Party.

B. **Lease Burdens.** Unit Operator shall make Lease Burden payments on all Production as set forth in Section 6.1, Section 6.2, and Section 13. Each Party taking in kind or separately disposing of Production shall promptly pay Unit Operator that share of the proceeds from the sale of such Production if sold, or the market value thereof if not sold but used off the premises, equal to the amount of the landowner royalty payable out of such Production. Unit Operator shall make landowner royalty payments on all Production based upon the amounts so received. Each Party shall provide to Unit Operator sufficient information to allow Unit Operator to make all required royalty payments and shall, on not less than a monthly basis, advise Unit Operator of all sales of Production made by such Party specifying purchaser, price, volume, gross proceeds, all costs deducted, and net proceeds. On a quarterly basis, Unit Operator shall forward to all Parties a statement of royalty accounting showing the amounts received by Unit Operator from each Party and the landowner royalty payments made by Unit Operator.

ARTICLE 7
PLANS OF DEVELOPMENT

7.1 **Submittal of Plans.** Each plan for the development and operation of the Unit Area shall be submitted by Unit Operator to the Authorized Officer in accordance with the Unit Agreement and the further provisions of this Article.

7.2 **Proposed Plan.** At least 30 days before filing a proposed plan, or supplement thereto, with the Authorized Officer, Unit Operator shall provide each Party with a copy thereof. If, within the 30-day period, the plan receives the Approval of the Parties or no written objections are received, then the plan shall be filed.

7.3 **Objections to Plan.** Within the 30-day period above provided, any Party may submit to Unit Operator written objections to the plan. If, despite the objections, the plan receives the

Approval of the Parties, then the Party making the objections may renew the same before the Authorized Officer.

7.4 **Revised Plan.** If the plan does not receive the Approval of the Parties, and Unit Operator receives written objections thereto, then Unit Operator shall submit to the Parties a revised plan, taking into account the objections, if any, made to the first plan. If no plan receives the Approval of the Parties within 60 days from submission of the first plan, then Unit Operator shall file with the Authorized Officer a plan reflecting as nearly as practicable the views expressed by the Parties.

7.5 **Rejection of Plan.** If a plan filed by Unit Operator as above provided is rejected by the Authorized Officer, Unit Operator shall initiate a new plan in the same manner as provided in Section 7.2, and the procedure with respect thereto shall be the same as in the case of an initial plan.

7.6 **Notice of Approval or Disapproval.** If and when a plan has been approved or disapproved by the Authorized Officer, Unit Operator shall give prompt notice thereof to each Party.

7.7 **Supplemental Plans.** If any Party or Parties have elected to proceed with a Drilling, Deepening, Sidetracking, or Plugging Back operation in accordance with the provisions of this Agreement, and the operation is not provided for in the then current plan of development approved by the Authorized Officer, Unit Operator shall either (a) submit to the Authorized Officer for approval a supplemental plan providing for the conduct of the operation or (b) request the Authorized Officer to consent to the operation, if the consent is sufficient.

7.8 **Cessation of Operations Under the Plan.** If any plan approved by the Authorized Officer provides for the cessation of any Drilling or other operation therein provided for on the happening of a contingency and the contingency occurs, Unit Operator shall promptly cease the Drilling or other operation and shall not incur any additional Costs in connection therewith unless and until the Drilling or other operation is again authorized, in accordance with this Agreement, by the Parties chargeable with such Costs and the Authorized Officer.

ARTICLE 8
DEVELOPMENT WELLS

8.1 **Development Well Procedure.** This Article sets forth the procedure for Drilling and Completing a Development Well.

8.2 **Drilling of Development Wells.** The Drilling of Development Wells shall be governed by the following provisions:

A. **Approval Required.** The Drilling of a Development Well shall be subject to the Approval of the Parties, unless the Drilling of the proposed well is necessary to prevent the loss of a Committed Working Interest in the tract of land on which the proposed well is to be Drilled. A vote by any Party in favor of the Drilling of any Development Well shall not, however, be deemed an election by the Party to participate in the Costs thereof but shall mean only that the Party considers the Drilling of the well to be consistent with the efficient and economic development of the participating area and Drilling Block involved and has no objection to the Drilling thereof.

B. **Notice of Proposed Drilling.** Subject to the provisions of Subdivision A of this Section 8.2, any Party within a Drilling Block may propose the Drilling of a

Development Well therein by giving to each of the other Parties within the Drilling Block notice, specifying the surface and bottom-hole locations, projected depth, objective formation, and estimated costs of Drilling and Completing the proposed well, which location shall conform to any applicable spacing pattern then existing or an approved exception thereto.

C. **Response to Notice.** Within 30 days after receipt of the notice, each Party within the Drilling Block shall advise all other Parties therein whether or not it wishes to participate in Drilling the proposed well. If any Party fails to give advice within the 30-day period, it shall be deemed to have elected not to participate in Drilling the proposed well. If all Parties within the Drilling Block advise that they wish to participate in Drilling the proposed well, then Unit Operator shall Drill the well for the account of all such Parties. All Parties that elect to participate in the proposed operation shall be committed to participate therein provided the operations are commenced within the time period hereafter set forth, and Unit Operator shall, no later than 90 days after expiration of the notice period of 30 days (or as promptly as practicable after the expiration of the 48-hour period when a drilling rig is on location, as the case may be), actually commence the proposed operation and thereafter complete it with due diligence at the risk and expense of the Parties participating therein; provided, however, the commencement date may be extended upon written notice of same by Unit Operator to the other Parties, for a period of up to 30 additional days if, in the sole opinion of Unit Operator, such additional time is reasonably necessary to obtain permits from governmental authorities, surface rights (including rights-of-way) or appropriate drilling equipment, or to complete title examination or curative matter required for title approval or acceptance. If the actual operation has not been commenced within the time provided (including any extension thereof as specifically permitted herein or in the force majeure provisions of Section 29.10) and if any Party hereto still desires to conduct the operation, written notice proposing same must be resubmitted to the other Parties in accordance herewith as if no prior proposal had been made.

D. **Notice of Election to Proceed.** Unless all Parties within the Drilling Block agree to participate in Drilling the well, then, within 5 business days after expiration of the 30-day period specified in Subdivision C of this Section 8.2, each Party within the Drilling Block then desiring to have the proposed well Drilled shall give to all other Parties therein notice of its election to proceed with the Drilling of the well. Failure to give notice shall be deemed an election not to participate in Drilling the well.

E. **Effect of Election.** If one or more, but not all, of the Parties within the Drilling Block elect to proceed with the Drilling of the well, Unit Operator shall Drill the well for the account of such Party or Parties, who shall constitute the Drilling Party, on an Acreage Basis among themselves, or on such other basis as such Parties may agree.

F. **Rights and Obligations of Drilling Party and Non-Drilling Party.** Whenever a Development Well is Drilled otherwise than for the account of all Parties within the Drilling Block involved, the provisions of Article 12 shall be applicable to the operation.

8.3 **Attempted Completion.** The attempted Completion of a Development Well Drilled to its objective formation or projected depth shall be governed by the following provisions:

A. **Notice by Unit Operator.** After a Development Well has reached its projected depth and been tested, logged, and logs furnished to each Drilling Party, but before production pipe has been set, Unit Operator shall give notice thereof to each Drilling Party.

B. **Right to Attempt Completion.** Each Drilling Party shall have the right to initiate a proposal to attempt the Completion of the well and also shall be entitled to participate in the Completion attempt.

C. **Time and Manner of Initiating Proposal.** A period of 24 hours (exclusive of Saturdays, Sundays, and legal holidays) from and after receipt of the notice given pursuant to Subdivision A of this Section 8.3 shall be allowed within which a Party entitled to do so may initiate a proposal to Complete. Any proposal shall be initiated by giving notice thereof to Unit Operator and to each Drilling Party. If no proposal is initiated within the period and no other proposal is initiated pursuant to Article 11, Unit Operator shall plug and abandon the well for the account of the Drilling Party.

D. **Election.** If a proposal to Complete is initiated, each Drilling Party shall have a period of 24 hours (exclusive of Saturdays, Sundays, and legal holidays) from and after receipt of the proposal within which to notify Unit Operator whether or not it elects to participate in the Completion attempt. The failure of a Party to signify its election within the 24-hour period shall be deemed an election not to participate in the Completion attempt.

E. **Effect of Election.** The Party or Parties electing to participate in an attempt to Complete a well as above provided shall constitute the Completing Party for the operation. Each Party that was entitled to make the election but failed to do so as above provided shall be a Non-Completing Party with respect to the operation. The operation shall be conducted by Unit Operator for the account of the Party or Parties constituting the Completing Party, on an Acreage Basis among themselves, or on any other basis as the Completing Party may agree. The operation, if successful, shall include Equipping the well for production.

F. **Rights and Obligations of Completing Party and Non-Completing Party.** Upon the commencement of a Completion operation otherwise than for the account of all Drilling Parties, the provisions of Article 12 shall be applicable to the operation.

G. **Notice Prior to Plugging.** Before plugging and abandoning any Development Well which was Drilled to its projected depth and not completed as a producer of unitized substances, Unit Operator shall give the notice specified in Section 11.1 A, unless every Party entitled to the notice has consented to the plugging and abandonment of the well, in which event Unit Operator shall plug and abandon the well for the account of the Completing Party. Upon the giving of the notice, the provisions of Article 11 shall apply.

H. **Proposals for Dual or Commingled Completion.** A Dual Completion or a Commingled Completion may be conducted only if the operation complies with the procedures set forth in Exhibit 9, if any.

ARTICLE 9
EXPLORATORY WELLS

9.1 Exploratory Well Procedure. This Article sets forth the procedure for Drilling and Completing an Exploratory Well.

9.2 Drilling of Exploratory Wells. The Drilling of Exploratory Wells shall be governed by the following provisions and as provided in Article 30:

A. Notice of Proposed Drilling. Any Party desiring the Drilling of an Exploratory Well on land in which it owns a Committed Working Interest shall designate a Drilling Block for the proposed well pursuant to Section 30.1. The Party shall notify Unit Operator and each Party owning a Committed Working Interest within the Drilling Block of the designation, which notification shall include a plat and description of the area so designated, the surface and bottom-hole locations, projected depth, objective formation. The Parties in the Drilling Block for the proposed well shall also be provided the estimated costs to Drill and Complete the proposed well. The location of the proposed well shall conform to any applicable spacing pattern then existing or an approved exception thereto. The Drilling Block shall not include any land that is included in an active, previously designated Drilling Block except as to stratigraphically deeper zones or horizons as provided in Section 30.1. The Drilling Block shall be considered active for 90 days after the designation thereof unless withdrawn or extended at the Direction of the Parties in the Drilling Block. The Drilling Block shall be considered active for the term of this agreement, if the actual Drilling of a well is commenced thereon within such period and the Drilling continues to the projected depth for the Exploratory Well.

B. Basis of Participation. Each Party within the Drilling Block shall be entitled to participate in a proposed Exploratory Well thereon by sharing in the costs of Drilling the proposed well on an Acreage Basis in the objective formation for the Drilling Block if it notifies the other Parties within the Drilling Block of its willingness to participate as hereinafter provided in this Article 9; but a Party shall not be required to participate in the proposed well

C. Notice of Election to Proceed. Within thirty (30) days of receipt of the notice for proposed Drilling under Section 9.2.A above, each Party within the Drilling Block then desiring to have the proposed well Drilled shall give to all other Parties therein notice of its election to participate in the Drilling of the well. Failure to give such notice shall be deemed an election not to participate in the Drilling of the well.

D. Effect of Election. If one or more, but not all, of the Parties within the Drilling Block elect to proceed with the Drilling of the well, Unit Operator shall Drill the well for the account of the Drilling Party on an Acreage Basis among those constituting the Drilling Party or on any other basis as such Parties may agree.

E. Rights and Obligations of Drilling Party and Non-Drilling Party. Whenever an Exploratory Well is Drilled otherwise than for the account of all Parties within the Drilling Block for the well, the provisions of Section 12 of this Agreement shall be applicable to the operation.

9.3 Attempted Completion. The attempted Completion of an Exploratory Well Drilled to its objective formation or projected depth shall be governed by the following provisions:

A. Notice by Unit Operator. After an Exploratory Well has reached its objective formation or projected depth and has been tested, logged, and logs furnished to each Drilling Party, but before production pipe has been set, Unit Operator shall give notice thereof to each Drilling Party.

B. Right to Initiate Proposal. Each Drilling Party shall have the right to initiate a proposal for the Completion of the well in the objective formation and also shall be entitled to participate in the Completion attempt.

C. Time and Manner of Initiating Proposal. A period of 24 hours (exclusive of Saturdays, Sundays, and legal holidays) from and after receipt of the notice given pursuant to Subdivision A of this Section 9.3 shall be allowed within which a Party entitled to do so may initiate a proposal to Complete. Any such proposal shall be initiated by giving notice thereof to Unit Operator and to each Drilling Party, which notice shall include an estimate of Completion Costs. If no proposal is initiated within the period and no other proposal is initiated pursuant to Article 11, Unit Operator shall plug and abandon the well for the account of the Drilling Party.

D. Election. If a proposal to Complete is initiated, each Party entitled to participate in the Completion attempt shall have a period of 24 hours (exclusive of Saturdays, Sundays, and legal holidays) from and after receipt of the proposal within which to notify Unit Operator whether or not it elects to participate in the Completion attempt. The failure of a Party to signify its election within the 24-hour period shall be deemed an election not to participate in the Completion attempt.

E. Effect of Election. The Party or Parties electing to participate in an attempt to Complete a well as above provided shall constitute the Completing Party for the operation. Each Party that was entitled to make the election but failed to do so as above provided shall be a Non-Completing Party with respect to the operation. The operation shall be conducted by Unit Operator for the account of the Completing Party on an Acreage Basis among the Parties constituting the Completing Party or on any other basis as the Completing Party may agree. The operation, if successful, shall include Equipping the well for production.

F. Rights and Obligations of Completing Party and Non-Completing Party. Upon the commencement of a Completion operation otherwise than for the account of all Drilling Parties, the provisions of Article 12 shall be applicable to the operation.

G. Notice Prior to Plugging. Before plugging and abandoning any Exploratory Well in which a Completion attempt was made and which was not completed as a producer of unitized substances, Unit Operator shall give the notice specified in Section 11.1 A, unless every Party entitled to the notice has consented to the plugging and abandonment of the well, in which event Unit Operator shall plug and abandon the well for the account of the Completing Party. Upon the giving of the notice, the provisions of Article 11 shall apply.

H. Proposals for Dual or Commingled Completions. A Dual Completion or a Commingled Completion may be proposed only if the proposed Drilling, Deepening, Sidetracking or Plugging Back operation complies with the procedures set forth in Exhibit 9, if any.

ARTICLE 10
REQUIRED WELLS

10.1 **Definition.** For the purpose of this Article, a well shall be deemed a Required Well if the Drilling thereof is required by a final order of the Authorized Officer. The order shall be deemed final upon expiration of the time allowed for appeal therefrom without the commencement of appropriate appeal proceedings or, if the proceedings are commenced within the time, upon the final disposition of the appeal. Whenever Unit Operator receives any such order, it shall promptly mail a copy thereof to each Party. If any order is appealed, the Party appealing shall give prompt notice thereof to Unit Operator and to each of the other Parties, and, upon final disposition of the appeal, Unit Operator shall give each Party prompt notice of the result thereof.

10.2 **Election to Drill.** Any Party desiring to Drill, or to participate in the Drilling of, a Required Well shall give to Unit Operator notice thereof within 30 days after the order requiring the well becomes final or within such lesser time as may be required to insure compliance with the order. If the notice is given within the period, Unit Operator shall Drill the Required Well for the account of the Party or Parties giving the notice; provided, however, if the Required Well is a Development Well, it shall not be Drilled unless it receives the Approval of the Parties within the participating area involved. All rights and obligations with respect to the ownership of the well, the operating rights therein, the Production therefrom, and the bearing of Costs incurred therein shall be the same as if the well had been Drilled under Article 8, if the same is a Development Well, or under Article 9, if the same is an Exploratory Well or a Subsequent Test Well.

10.3 **Alternatives to Drilling.** If no Party elects to Drill a Required Well within the period allowed for the election, and if any of the following alternatives is available, the first alternative that is available shall be followed:

A. **Compensatory Royalties.** If compensatory royalties may be paid in lieu of Drilling the well and if payment thereof receives, within the period, the Approval of the Parties that would be chargeable with the Costs incurred in Drilling the well if the well were Drilled as provided in Section 10.4, Unit Operator shall pay the compensatory royalties for the account of said Parties; or

B. **Contraction.** If the Drilling of the well may be avoided, without other penalty, by contraction of the Unit Area, Unit Operator shall make a reasonable effort to effect the contraction; or

C. **Termination.** If the Required Well is a Subsequent Test Well, the Parties shall join in termination of the Unit Agreement in accordance with its provisions.

10.4 **Required Drilling.** If none of the foregoing alternatives is available, Unit Operator shall Drill the Required Well under whichever of the following provisions is applicable:

A. **Development Well.** If the Required Well is a Development Well, it shall be Drilled by Unit Operator for the account of all Parties within the Drilling Block in which the well is Drilled; or

B. **Exploratory Well.** If the Required Well is an Exploratory Well, the Drilling Block for the well shall conform to Section 30.1. Unit Operator shall Drill the well

for the account of all the Parties owning Committed Working Interests within the Drilling Block, on an Acreage Basis among themselves; and no such Party shall have the right to elect not to participate in the Drilling of the well.

ARTICLE 11
DEEPENING, SIDETRACKING, PLUGGING BACK, AND ABANDONMENT

11.1 Attempted Deepening, Sidetracking, or Plugging Back of a Well not Completed as a Producer in its Objective Formation. The attempted Deepening, Sidetracking, or Plugging Back of a well drilled to its objective formation or projected depth and not Completed as a producer of unitized substances (or as a well capable of producing unitized substances) in its objective formation shall be governed by the provisions of this Section 11.1 and Section 11.2, unless every Party entitled to the notice provided for in Subdivision A of this Section 11.1 has consented to the plugging and abandonment of the well:

A. Notice by Unit Operator. Before abandoning any well that has been Drilled to its objective formation or projected depth but not completed as a producer of unitized substances (or as a well capable of producing unitized substances), Unit Operator shall give notice of its intention to plug and abandon the well to each Drilling Party, Non-Drilling Party, and any other Party owning a Committed Working Interest in the Drilling Block on which the well is located.

B. Right to Initiate Proposal. Each Drilling Party that received notice given in accordance with Subdivision A of this Section 11.1 and any other Party owning a Committed Working Interest in the tract of land on which the well is located may initiate a proposal to attempt to Deepen, Sidetrack, or Plug Back the well; provided, however, if the well was Drilled as a Development Well, a proposal to Deepen, Sidetrack, or Plug Back may be initiated only by a Party owning a Committed Working Interest in the Drilling Block on which the well is located.

C. Right to Participate. To be entitled to participate in a Deepening, Sidetracking, or Plugging Back operation, a Party must have the right to initiate the same or must own a Committed Working Interest in (i) the Drilling Block previously established for Drilling the well, or (ii) if no Drilling Block was previously established for Drilling the well or if a Sidetracking operation is proposed, the Drilling Block that shall be established automatically in accordance with the provisions of Subdivision B of Section 10.4 for the proposed operation in the well.

D. Time and Manner of Initiating Proposal. A Party entitled to initiate a proposal to Deepen, Sidetrack, or Plug Back may do so within a period of 24 hours (exclusive of Saturdays, Sundays, and legal holidays) after receipt of the notice given pursuant to Subdivision A of this Section 11.1. The proposal shall be initiated by giving notice thereof to Unit Operator and to each Party entitled to participate in the proposed operation. If no proposal is initiated within the period, Unit Operator shall plug and abandon the well for the account of the Drilling Party or for the account of the Completing Party if a Completion attempt was made.

E. Election. If a proposal to Deepen, Sidetrack, or Plug Back a well is initiated, each Party entitled to participate in the operation proposed shall have a period of 48 hours (exclusive of Saturdays, Sundays, and legal holidays) after receipt of the proposal

within which to notify Unit Operator whether or not it elects to participate in the proposed operation. The failure of a Party to signify its election within the 48-hour period shall be deemed an election not to participate in the proposed operation.

F. **Effect of Election.** The Party or Parties electing to participate in an operation to Deepen, Sidetrack, or Plug Back a well as above provided shall constitute the Participating Party for the operation. Each Party that was entitled to make the election but failed to do so as above provided shall be a Non-Participating Party with respect to the operation. The operation shall be conducted by Unit Operator for the account of the Participating Party on an Acreage Basis among the Parties constituting the Participating Party, subject, however, to the provisions of Section 11.2 and Section 11.3. If the Participating Party does not proceed with the operation, Unit Operator shall plug and abandon the well for the account of the Completing Party if a Completion attempt was made or, if not, then for the account of the Drilling Party. Participating Parties hereunder that proceed with the operation shall assume all responsibility for the costs of plugging and abandoning (including reclamation of the surface) the well and shall pay Salvage Value of the well to any Non-Participating Party entitled thereto. Each Non-Drilling Party electing to participate in the Deepening, Sidetracking, or Plugging Back shall, in addition to those obligations set forth in this Subdivision F of Section 11.1, be assessed its share of the Costs of Drilling the proposed well on an Acreage Basis to the depth at which the Deepening, Sidetracking, or Plugging Back operation proposed under this Section 11.1 begins. For the purposes of this Section 11.1, the depth at which Plugging Back or Sidetracking begins shall be the depth at which the Plug Back Completion attempt or Sidetracking deviation occurs. The payment shall be made to the Unit Operator that shall promptly distribute the monies received to the original Drilling Parties proportionately on the Acreage Basis under which the well was drilled.

G. **Rights and Obligations of Participating Party and Non-Participating Party.** Upon the commencement of a Deepening, Sidetracking or Plugging Back operation otherwise than for the account of all Parties entitled to participate therein, the provisions of Article 12 shall be applicable to the operation. If the deepening or sidetracking operation results in a new Drilling Block, Article 30.1 shall be applicable to the operation.

11.2 Deepening, Sidetracking, or Plugging Back to Participating Area. If a well is to be Deepened, Sidetracked, or Plugged Back to the pool or zone for which a participating area was established, the operation, including the Completion of the well, may be conducted only if it receives the Approval of the Parties within the Drilling Block, and only upon the terms and conditions as may be specified in the Approval of the Parties, and upon such further terms and conditions as may be agreed to by the Parties owning interests in the well immediately prior to the commencement of the operation.

11.3 Conflicts. If conflicting elections to attempt to Deepen, Sidetrack, or Plug Back are made in accordance with the provisions of this Article 11, preference shall be given to the priority of operations in Section 30.7.. Should the preferred operation not result in completion of the well as a producer of unitized substances, Unit Operator shall again give notice in accordance with Subdivision A of Section 11.1 before plugging and abandoning the well.

11.4 Attempted Completion. Except as otherwise provided in Section 11.2, the attempted Completion of a well Deepened, Sidetracked, or Plugged Back to the depth projected for the Deepening, Sidetracking, or Plugging Back operation shall be governed by the provisions of Section 9.3.

11.5 Abandonment of a Producing Well Completed in a Participating Area. A well completed as a producer of unitized substances within a Drilling Block shall be plugged and abandoned when the operation receives the Approval of the Parties within the Drilling Block in accordance with Section 14.2, subject, however, to the provisions of Section 11.7.

11.6 Abandonment of a Producing Well Not Completed in a Participating Area. The abandonment of a well completed as a producer of unitized substances not within a participating area shall be governed by the following provisions:

A. Consent Required. The well shall not be plugged and abandoned without the consent of all Parties then owning interests in the well.

B. Abandonment Procedure. If the abandonment of the well is not consented to by all Parties then owning interests in the well, Unit Operator shall give notice thereof to each Party that did not consent thereto. Any non-consenting Party may elect to take over and continue operations on the well by giving notice thereof to Unit Operator and all other Parties then having interests in the well, provided the notice is given within 30 days after receipt of the notice given by Unit Operator. Each Party electing to take over and continue operations on the well shall be referred to as a "Non-Abandoning Party" and the other Parties owning interest in the well shall be referred to as the "Abandoning Parties." If an election to take over and continue operations on the well is so made, the Non-Abandoning Party shall forthwith pay to the Abandoning Parties their respective shares of the Salvage Value of the well. Upon making the payment, the Abandoning Parties shall be deemed to have relinquished to the Non-Abandoning Party all their operating rights and working interest in the well, but only with respect to the pool or zone in which it is then Completed, and all their interest in the materials and equipment in or pertaining to the well. If there is more than one Non-Abandoning Party, the interests so relinquished shall be owned by each Non-Abandoning Party in the proportion that its respective interest in the well bears to the total of the interests of each Non-Abandoning Party therein immediately prior to relinquishment.

C. Rights and Obligations of Non-Abandoning Party. After the relinquishment as above provided, the well shall be operated by Unit Operator for the account of the Non-Abandoning Party, that shall own all Production from the pool or zone in which the well is then completed and shall bear all Lease Burdens and other burdens thereafter incurred and Costs in operating the well and plugging it when abandoned (unless the well is taken over for Deepening, Sidetracking, or Plugging Back) and also the Costs of any additional tankage, flow lines, or other facilities needed to measure separately the unitized substances produced from the well. Costs shall include an overhead charge computed at the highest per well rate applicable to the operation of a single producing well in accordance with Exhibit 1, if the rate is provided.

D. Option to Repurchase Materials. If a well taken over by the Non-Abandoning Party is plugged and abandoned within 6 months after relinquishment by the Abandoning Parties of their interests therein, each Abandoning Party shall have the right at its option to repurchase that portion of the materials and equipment salvaged from the well that is equal to the interest relinquished by it to the Non-Abandoning Party, at the value previously fixed therefore. The option may be exercised only by notice given to Unit Operator and to the Non-Abandoning Party within 15 days after receipt of the notice given by Unit Operator pursuant to Section 11.7.

11.7 Deepening, Sidetracking, or Plugging Back Abandoned Producing Wells. Before plugging any well authorized to be plugged and abandoned pursuant to Section 11.5 and Section 11.6, Unit Operator shall give notice to each Party owning a Committed Working Interest in the Drilling Block upon which the well is located, which Parties, for the further purposes of this Section 11.7, shall constitute the Parties entitled to initiate and participate in a proposed Deepening, Sidetracking, or Plugging Back operation. Within 10 days after receipt of the notice, any such Party desiring to Deepen, Sidetrack, or Plug Back the well shall give notice thereof to Unit Operator and to each Party entitled to participate in the proposed operation; and all the provisions of Subdivisions E, F, and G of Section 11.1 shall apply in the same manner as if the proposed Deepening, Sidetracking, or Plugging Back were a proposal for the Drilling of an Exploratory Well, subject, however, to the provisions of Section 11.2 and Section 11.3. If no such Party gives notice of its desire to Deepen, Sidetrack, or Plug Back the well within the 10-day period, or if the notice is given but no Party elects to proceed with the operation within the time specified therefore, Unit Operator shall plug and abandon the well for the account of the Party or Parties owning the well.

ARTICLE 12
RIGHTS AND OBLIGATIONS OF DRILLING PARTY AND NON-DRILLING PARTY

12.1 Use of Terms. As used in this Article, the terms "Drilling Party" and "Non-Drilling Party" shall include "Completing Party" and "Non-Completing Party" and "Participating Party" and "Non-Participating Party," respectively, as such terms are used in Articles 8, 9, and 11.

12.2 Scope of Article. The rights and obligations of the Drilling Party and Non-Drilling Party with respect to any Drilling, Deepening, Sidetracking, Plugging Back, or Completion operation conducted otherwise than for the account of all Parties entitled to participate therein shall be governed by this Article 12.

12.3 Relinquishment of Interest by Non-Drilling Party. When any Drilling, Deepening, Sidetracking, Plugging Back, or Completion operation is conducted otherwise than for the account of all Parties entitled to participate therein, each Non-Drilling Party, upon the commencement of the operation, shall be deemed to have relinquished to the Drilling Party, and the Drilling Party shall own, all of the Non-Drilling Party's operating rights and working interest in and to the well in which such operation is being conducted. Upon the commencement of such operation each Non-Drilling Party shall also be deemed to have relinquished to the Drilling Party, and the Drilling Party shall own, all of such Non-Drilling Party's share of production obtained from the operation being conducted. In the case of a Deepening, Sidetracking, or Plugging Back operation, if a Non-Drilling Party in the operation owned an interest in the well immediately prior to the Deepening, Sidetracking, or Plugging Back, then the Drilling Party for the operation shall pay to such Non-Drilling Party its share of the Salvage Value of the well, the payment to be made at the time the well is taken over by the Drilling Party for Deepening, Sidetracking, or Plugging Back. Relinquishment by a Non-Drilling Party hereunder relinquishes such Non-Drilling Party's operating rights and working interest only as to the well in which the operation is being conducted and is not, and shall not be deemed to be, a relinquishment of acreage or an assignment of title to any acreage or leasehold estate.

12.4 Rights and Obligations of Drilling Party. The Drilling Party for whom a well is Drilled, Deepened, Sidetracked, Plugged Back, or Completed shall pay and bear all Costs incurred therein and shall own the well and the materials and equipment in the well or pertaining thereto, subject to the reversion to each Non-Drilling Party of its relinquished interest in the well. If the well is a Development Well or a completion of an Exploratory Well, then, until reversion to a Non-Drilling Party of its

relinquished interest, the Drilling Party shall own that portion of the Production, including any Subsequently Created Interests, obtained from the well after the relinquishment that is allocated, from time to time, to all the acreage of such Non-Drilling Party in the Drilling Block involved and shall be charged with and pay (a) that portion of the Costs incurred in operating the well that otherwise would be chargeable to such Non-Drilling Party, (b) all Lease Burdens that are payable with respect to that portion of the Production from the well that is allocated from time to time to all the acreage of such Non-Drilling Party in the Drilling Block involved. If the Drilling Party includes two or more Parties, the burdens imposed upon and the benefits accruing to the Drilling Party shall be shared by such Parties on an Acreage Basis among themselves.

12.5 **Reversion of Relinquished Interest.** If, as a result of any Drilling, Deepening, Sidetracking, Plugging Back, or Completion operation conducted otherwise than for the account of all Parties entitled to participate therein, a well (i) is completed as a producer of unitized substances; (ii) is a Development Well or a completion operation for an Exploratory Well, then the operating rights and working interest relinquished by such Non-Drilling Party shall revert to it at such time as the proceeds if sold, or the market value if not sold but used off the premises, of that portion of the Production, including Subsequently Created Interests, obtained from the well after the relinquishment which is allocated to all the acreage of such Non-Drilling Party in the Drilling Block in which the well is completed (after deducting from the proceeds or market value all Lease Burdens and all taxes upon or measured by Production) shall equal the total of the following:

A. 200% of that portion of the Costs incurred in Equipping the well and in operating the well during the period of time that would have been charged to such Non-Drilling Party had the well been Drilled, Deepened, Sidetracked, Plugged Back, or Completed and Equipped for the account of all Parties entitled to participate therein.

B. 500% of that portion of the Costs incurred in Drilling, Deepening, Sidetracking, Plugging Back, or Completing the well that would have been charged to such Non-Drilling Party had the well been Drilled, Deepened, Sidetracked, Plugged Back, or Completed and Equipped for the account of all Parties entitled to participate therein.

The Drilling Party shall be deemed to have recouped the Costs out of the proceeds or market value of that portion of Production in the following order: first, the Costs allocated under Subdivision A of this Section 12.5; second, the percentage of Costs in excess of 100% of the Costs allocated under Subdivision B of this Section 12.5; and third, the first 100% of the Costs allocated under Subdivision B of this Section 12.5. If, however, the operation conducted is a Deepening, Sidetracking, or Plugging Back operation, then (1) any payment made to such Non-Drilling Party as its share of the Salvage Value of the well in accordance with Section 12.3 shall be added to and deemed part of the Costs incurred under Subdivision A of this Section 12.5, and (2) if such Non-Drilling Party did not participate in the initial Drilling of the well, but the Drilling Party did participate therein, and if the interest relinquished by such Non-Drilling Party upon the initial Drilling of the well has not reverted to it before the Deepening, Sidetracking, or Plugging Back is commenced, then as to Costs under Subdivision B of this Section 12.5, (i) where a Plugging Back is conducted, there shall be added to and deemed part of the Costs incurred in the Plugging Back the then unrecovered portion of the Costs incurred in the initial Drilling of the well down to the pool or zone in which the well is completed as a producer of unitized substances as a result of the Plugging Back; (ii) where Sidetracking is conducted, there shall be added to and deemed part of the Costs incurred in the Sidetracking the then unrecovered portion of the Costs incurred in the initial Drilling of the well down to the point of intentional deviation from vertical; and (iii) where Deepening is conducted, there shall be added to and deemed part of the Costs incurred in the Deepening the then unrecovered portion of the Costs incurred in Drilling the well prior to commencement of the Deepening.

12.6 **Effect of Reversion.** From and after reversion to a Non-Drilling Party of its relinquished interest in a well, such Non-Drilling Party shall share, on an Acreage Basis, in the ownership of the well, the operating rights and working interests therein, the materials and equipment in or pertaining to the well, the Production therefrom, and the Costs of operating the well.

12.7 **Accounting Due Non-Drilling Party.** Upon relinquishment of the interest of a Non-Drilling Party in a well and Production therefrom, Unit Operator shall furnish each Non-Drilling Party, upon its request, all information referred to in Subdivision G of Section 16.1 and, in addition, the following:

A. An itemized statement of the Costs of the operation in which the Non-Drilling Party did not participate; and

B. Until reversion occurs, a quarterly itemized statement of the Costs incurred in operating the well, the quantity of Production obtained therefrom, the proceeds received from the sale of such Production, or the market value thereof if not sold but used off the premises, and any Lease Burdens and all ad valorem and severance taxes paid with respect thereto.

12.8 **Stand-By Rig Time.** Stand-by time for the rig on a well for the period of time allowed for the initiation of a proposal for conducting further operations therein and for the response thereto shall be charged and borne as part of the Costs incurred in the operation just completed. Stand-by time subsequent to the period of time shall be charged to and borne as Costs incurred in the proposed operation if any Party elects to participate therein; otherwise as a Cost incurred in the just completed operation.

12.9 **Subsequently Created Interests.** If a Party that creates a Subsequently Created Interest becomes a Non-Drilling Party with respect to any operation conducted under this Agreement, then the Drilling Party entitled to receive the share of Production to which the Non-Drilling Party would otherwise be entitled shall receive the same free and clear of any such Subsequently Created Interest. Such Non-Drilling Party shall be solely responsible for any obligations due under the Subsequently Created Interest and shall hold the Drilling Party harmless with respect thereto.

ARTICLE 13
DISTRIBUTION OF PRODUCTION REVENUE

13.1 **Working Interest Participation – Drilling Block Basis.** Notwithstanding anything to the contrary contained in this Agreement or the Unit Agreement, the Parties to this Unit Operating Agreement specifically agree and intend that the exploration and development of the Unit Area shall be conducted on the basis of the designated Drilling Blocks defined under Section 30.1 entitled "Working Interest Participation - Drilling Block Defined", and that the working interests within each such Drilling Block shall remain fixed even though a participating area, which includes all or a portion of one Drilling Block plus all or a portion of another Drilling Block or Drilling Blocks, is established for the distribution of Lease Burdens as provided for by the Unit Agreement. For the purposes of this Agreement, each Drilling Block shall be deemed to be a separate working interest participating tract and participation therein shall be on an Acreage Basis within each such Drilling Block.

13.2 **No Cost Adjustment, Allocation of Working Interest Production.** It is the agreement and intent of the Parties that, as between the Parties to this Unit Operating Agreement, there shall be no adjustment made as to the working interests within any Drilling Block or for costs of the drilling,

completion, and operating of any wells located within any Drilling Block as a result of the establishment or modification of any participating areas within the Unit. Subject to the provisions of Article 12, each of the Parties hereto owning a working interest in a Drilling Block shall be entitled to receive its proportionate share of all production from the wells located in the Drilling Block. Each Party's proportionate share of production from each Drilling Block shall be the proportion of such production remaining after the payment of Lease Burdens as provided below as the working interest of such Party within the Drilling Block bears to the total working interest within the Drilling Block on an Acreage Basis.

13.3 **Payment of Lease Burdens.** The Parties to this Unit Operating Agreement do further intend and agree that Lease Burdens on tracts committed to the Unit shall be paid on the acreage basis within the participating areas as the same are defined in the Unit Agreement. Payments of Lease Burdens shall be made by the Unit Operator pursuant to Section 6.8.B. and Unit Operator is entitled to receive and thereafter may provide for the payment of Lease Burdens which accrue on an acreage basis within the participating areas to the tracts committed to the unit,, and distribute the Lease Burden share of production revenue to the parties owning said Lease Burdens.

ARTICLE 14
SUPERVISION OF OPERATIONS BY PARTIES

14.1 **Right of Supervision.** Each operation conducted by Unit Operator under this Agreement or the Unit Agreement shall be subject to supervision and control by the Parties that are chargeable with the Costs thereof in accordance with the succeeding provisions of this Article 14.

14.2 **Voting Control.** In the supervision of an operation conducted by Unit Operator, the Parties chargeable with the Costs of the operation shall have the right to vote in proportion to their respective obligations for such Costs. The Parties having the right to vote on any other matter shall vote thereon on an Acreage Basis. Except as provided for in the Unit Agreement and except as otherwise specified in this Agreement the affirmative vote of Parties having 51% or more of the voting power on any matter that is proper for action by them shall be binding upon all Parties entitled to vote thereon; provided, however, if one Party voting in the affirmative has 51 % or more but less than 65 % of the voting power, the affirmative vote of such Party shall not be binding upon the Parties entitled to vote thereon unless its vote is supported by the affirmative vote of at least one additional Party; and provided further, that if one Party voting in the negative or failing to vote has more than 35 % but less than 50% of the voting power, the affirmative vote of the Parties having a majority of the voting power shall be binding upon all Parties entitled to vote unless there is a negative vote of at least one additional Party. In the event only two Parties are entitled to vote, the vote of the one with the greater interest shall prevail. If only one Party is entitled to vote, such Party's vote shall control. A Party failing to vote shall not be deemed to have voted either in the affirmative or in the negative. Any Approval or Direction provided for in this Agreement which receives the affirmative vote above specified shall be deemed given by and shall be binding upon all Parties entitled to vote thereon, except where the vote of a larger percentage is specifically required.

14.3 **Meetings.** Any matter that is proper for consideration by the Parties, or any of them, may be considered at a meeting held for that purpose. A meeting may be called by Unit Operator at any time, and a meeting shall be called by Unit Operator upon written request of any Party having voting power on any matter to be considered at the meeting. At least 10 days in advance of each meeting, Unit Operator shall give each Party entitled to vote at such meeting notice of the time, place, and purpose of the meeting. Unit Operator's representative shall be the Chairman of the meeting. Any Party that is not represented at a meeting may vote on any agenda item by notice delivered to Unit Operator prior to the vote at the meeting.

14.4 **Action Without Meeting.** In lieu of calling a meeting, Unit Operator may submit any matter that is proper for consideration by the Parties, or any of them, by giving to each Party notice, describing in adequate detail the matter so submitted. Each Party entitled to vote on any matter so submitted shall communicate its vote thereon to Unit Operator within the period as may be designated in the notice given by Unit Operator (which period shall be not less than 10 nor more than 30 days); provided, however, if, within 10 days after submission of the matter, request is made for a meeting in accordance with Section 14.3, the matter shall be considered only at a meeting called for that purpose. If a meeting is not required, then, at the expiration of the period designated in the notice given by it, Unit Operator shall give to each Party entitled to vote thereon notice, stating the tabulation and result of the vote.

14.5 **Representatives.** Promptly after execution of this Agreement, each Party, by notice to all other Parties, shall designate a representative authorized to vote for such Party and may designate an alternate authorized to vote for such Party in the absence of its representative. Any designation of a representative or alternate representative may be revoked at any time by notice given to all other Parties, provided the notice designates a new representative or alternate representative, as the case may be.

14.6 **Audits.** Audits may be made of Unit Operator's records and books of account pertaining to operations hereunder, as provided in Exhibit 1.

14.7 **Extraneous Projects.** Nothing contained in this Agreement shall be deemed to authorize the Parties, by vote or otherwise, to act upon any matter or to authorize any expenditure unless the matter or expenditure relates to the conduct of operations authorized by the Unit Agreement or this Agreement.

14.8 **Treatment of Carried Interests.** If any working interest shown on Exhibit B to the Unit Agreement and committed thereto is a carried working interest, such interest shall, if the carrying Party executes this Agreement, be deemed to be, for the purpose of this Agreement, a Committed Working Interest owned by the carrying Party.

ARTICLE 15
UNIT OPERATOR'S POWERS AND RIGHTS

15.1 **General Powers and Rights of Unit Operator.** Subject to the limitations set forth in this Agreement, all operations authorized by the Unit Agreement and this Agreement shall be conducted by Unit Operator as an independent contractor. In the performance of its services under this Agreement, Unit Operator shall be an independent contractor not subject to the control or direction of the other Parties except as to the type of operation to be undertaken in accordance with the election procedures contained in this Agreement. Unit Operator shall not be deemed, or hold itself out as, the agent of the other Parties with authority to bind them to any obligation or liability assumed or incurred by Unit Operators as to any third party. Unit Operator shall have exclusive custody of all materials, equipment, and any other property used in connection with any operation within the Unit Area.

15.2 **Employees.** All individuals employed by Unit Operator in the conduct of operations hereunder shall be the employees of Unit Operator alone; and their working hours, rates of compensation, and all other matters relating to their employment shall be determined solely by Unit Operator.

15.3 **Non-Liability.** Unit Operator shall not have any liability as Unit Operator to the other Parties hereto for losses sustained or liabilities incurred except as may result from gross negligence or willful misconduct.

15.4 **Advances.** Unit Operator, at its election, shall have the right from time to time to demand and receive from the Parties chargeable therewith payment in advance of their respective shares of the estimated amount of Costs to be incurred during any month, which right may be exercised only by submission to each such Party of a properly itemized statement of such estimated Costs, together with an invoice for its share thereof. Each statement and invoice for the payment in advance of estimated Costs for any month shall be submitted on or about the twentieth day of the next preceding month. The amount of each invoice shall be payable within 30 days after receipt thereof and thereafter shall bear interest at the rate of two percent _2_% above prime rate as set by the Chase Manhattan Bank of New York City, New York per annum until paid. Proper adjustment shall be made monthly between the advances and Costs, to the end that each Party shall bear and pay its proportionate share of Costs incurred and no more. Unit Operator may request advance payment or security for the total estimated Costs to be incurred in a particular Drilling, Deepening, Sidetracking, Plugging Back, or Completing operation and, notwithstanding any other provisions of this Agreement, shall not be obligated to commence the operation unless and until the advance payment is made or Unit Operator is furnished security acceptable to it for the payment by the Party or Parties chargeable therewith.

15.5 **Use of Unit Operator's Drilling Equipment.** Any Drilling, Deepening, Sidetracking, or Plugging Back operation conducted hereunder may be conducted by Unit Operator with its own tools and equipment, provided that the rates to be charged and the applicable terms and conditions are set forth in a drilling contract that receives the Approval of the Party or Parties chargeable with the Costs of the operation, except that in any case where Unit Operator alone constitutes the Drilling Party, Unit Operator shall obtain the Approval of the Parties within the Drilling Block or other designated area for the well prior to the commencement of the operation.

15.6 **Rights as Party.** As an owner of a Committed Working Interest, the Party acting as Unit Operator shall have the same rights and obligations hereunder as if it were not Unit Operator. In each instance where this Agreement requires or permits a Party to give notice, consent, or approval to Unit Operator, the notice, consent or approval shall be deemed properly given by the Party acting as Unit Operator if and when given to all other Parties entitled to give or receive the notice, consent, or approval.

ARTICLE 16
UNIT OPERATOR'S DUTIES

16.1 **Specific Duties.** In the conduct of operations hereunder, Unit Operator shall:

A. **Conduct.** Unit Operator shall conduct its activities under this Agreement as a reasonable prudent operator, in a good and workmanlike manner, with due diligence and dispatch, in accordance with good oilfield practice.

B. **Drilling of Wells.** Drill, Deepen, Sidetrack, Plug Back, or Complete a well or wells only in accordance with the provisions of this Agreement.

C. **Compliance with Laws and Agreements.** Comply with the provisions of the Unit Agreement, all applicable laws and governmental regulations (whether Federal, State, or local), and Directions of the Parties pursuant to this Agreement. In case of conflict

between Directions of the Parties and the provisions of the Unit Agreement or such laws or regulations, the provisions of the Unit Agreement or such laws or regulations shall govern.

D. **Consultation with Parties.** Consult freely with the Parties within the area affected by any operation hereunder and keep them advised of all matters arising in operations hereunder which Unit Operator deems important, in the exercise of its best judgment.

E. **Payment of Costs.** Pay all costs incurred in operations hereunder promptly as and when due and payable and keep the Committed Working Interests and all property used in connection with operations under this Agreement free from liens which may be claimed for the payment of such costs, except any lien which it disputes, in which event Unit Operator may contest the disputed lien upon giving notice thereof to the Parties affected thereby.

F. **Records.** Maintain complete and accurate records (1) of all Costs incurred and of all controllable materials and equipment, which records, and receipts and vouchers in support thereof, shall be available for inspection by authorized employees or agents of the Parties at reasonable intervals during normal business hours at the office of Unit Operator, and (2) showing the monthly and cumulative gas volumes produced from each participating area in the Unit and the monthly and cumulative gas volumes taken for each Party's account from each participating area in the Unit, which records shall be available for inspection by authorized employees or agents of the Parties at reasonable intervals during normal business hours at the office of Unit Operator.

G. **Information.** Furnish promptly to each Party chargeable with Costs of the operation involved (1) copies of Unit Operator's authorizations for expenditures or itemizations of estimated expenditures in excess of $ 25,000,000 , (2) copies of all drilling reports, well logs, and State and Federal reports, (3) samples of cores and cuttings taken from wells Drilled hereunder, to be delivered at the well in containers furnished by the Party requesting same, and (4) such other and additional information or reports as may be required by Direction of the Parties within the area affected. If multiple copies of any materials are requested by any Party, Unit Operator may charge the cost thereof directly to the requesting Party.

H. **Access to Unit Area.** Permit each Party, through its authorized employees or agents, but at such Party's sole risk and expense, to have access to the Unit Area at all times, including the derrick floor of each well Drilled, Deepened, Plugged Back, Sidetracked, or Completed or being Drilled, Deepened, Sidetracked, or Plugged Back hereunder, for the purpose of observing operations conducted hereunder and inspecting materials, equipment, or other property used in connection with operations under this Agreement and to have access at reasonable times to information and data in the possession of Unit Operator concerning Unit operations.

I. **Scheduling and Delivery of Gas Production Taken In Kind.** To the extent not addressed in a gas balancing agreement, whether attached as Exhibit 6 or a separate agreement, if any, Unit Operator shall comply with the reasonable requests of the Parties regarding the nomination, scheduling, delivery, and reporting of gas Production that a Party desires to take in kind. Unit Operator shall be required to follow only those requests that are consistent with the rights of the Party making such requests. Notwithstanding the

foregoing, Unit Operator shall not be required to assume any duties or obligations or incur additional liabilities in relation to any person buying, shipping or transporting Production.

J. **Notice of First Gas Sale From Each Well.** Unit Operator shall give notice to all Parties of the first sale of gas from each well operated under the terms of this Agreement.

16.2 Insurance.

A. **Unit Operator's.** Unit Operator shall comply with the worker's compensation law of the state in which the Unit Area is located. Unit Operator shall also maintain in force at all times with respect to operations hereunder such other insurance, if any, as may be required by law. In addition, Unit Operator shall maintain such other insurance, if any, as is described in Exhibit 3 or as receives the Approval of the Parties from time to time. Unit Operator shall carry no other insurance for the benefit of the Parties, except as above specified. Upon request of any Party, Unit Operator shall furnish evidence of insurance carried by it with respect to operations hereunder.

B. **Contractors'.** Unit Operator shall require all contractors engaged in operations under this Agreement to comply with the worker's compensation law of the state in which the Unit Area is located and to maintain such other insurance as may be required by Unit Operator or at Direction of the Parties.

C. **Automotive Equipment.** In the event Automobile Public Liability insurance is specified in Exhibit 3 or subsequently receives the Approval of the Parties, no direct charge shall be made by Unit Operator for premiums paid for such insurance for Unit Operator's automotive equipment.

16.3 **Regulatory Compliance.** In connection with the performance of work under this Agreement, Unit Operator agrees to comply with the provisions of Exhibit 4. Unit Operator agrees to insert such provisions in all contracts and subcontracts hereunder, as required by law or regulation.

16.4 **Drilling Contracts.** Each Drilling, Deepening, Sidetracking, Plugging Back, or Completing operation conducted hereunder, and not performed by Unit Operator with its own equipment in accordance with Section 15.5, shall be performed by a reputable drilling contractor having suitable equipment and personnel, under written contract between Unit Operator and the contractor, at the most favorable rates and on the most favorable terms and conditions bid, if bids were obtained, but otherwise at rates and on terms and conditions receiving the Approval of the Parties.

16.5 **Uninsured Losses.** Any and all payments made by Unit Operator in the settlement or discharge of any liability to third persons (whether or not reduced to judgment) arising out of an operation conducted hereunder and not covered by insurance herein provided for shall be charged as Costs and borne by the Party or Parties for whose account the operation was conducted.

ARTICLE 17
LIMITATIONS ON UNIT OPERATOR

17.1 **Specific Limitations on Unit Operator.** In the conduct of operations hereunder, Unit Operator shall not, without first obtaining the Approval of the Parties:

A. **Change in Operations.** Make any substantial change in the basic method of operation of any well, except in the case of an emergency.

B. **Limit on Expenditures.** Undertake any project reasonably estimated to require an expenditure in excess of $ 25,000.00 ; provided, however, that (1) Unit Operator is authorized to make all usual and customary operating expenditures that are required in the normal course of producing operations, (2) whenever Unit Operator is authorized to conduct a Drilling, Completing, or Deepening, Sidetracking, or Plugging Back operation, or to undertake any other project in accordance with this Agreement, Unit Operator shall be authorized to make all reasonable and necessary expenditures in connection therewith, and (3) in case of emergency, Unit Operator may make such immediate expenditures as may be necessary for the protection of life or property, but notice of the emergency shall be given to all Parties as promptly as reasonably practicable.

C. **Partial Relinquishment.** Make any partial relinquishment of its rights as Unit Operator, appoint any sub-operator, or execute any Designation of Agent.

D. **Settlement of Claims.** Pay in excess of $ 25,000.00 in settlement of any claim (other than worker's compensation claims) for injury to or death of persons or for loss of or damage to property.

E. **Determinations.** Make any of the determinations provided in the Unit Agreement to be made by Unit Operator, except as otherwise specified in this Agreement.

17.2 **Resignation or Removal and Selection of a Successor Unit Operator.** The following provisions shall govern the resignation or removal of Unit Operator and the selection of a successor:

A. **Resignation.** Unit Operator may resign at any time either prior to or after the establishment of a participating area upon compliance with the provisions of Section 5 of the Unit Agreement. If Unit Operator terminates its legal existence, no longer owns a Committed Working Interest in the Unit Area, or is no longer capable of serving as Unit Operator, Unit Operator shall be deemed to have resigned without any action of the other Parties, except the selection of a successor, and Unit Operator shall, and any Party may, give notice of the resignation to the Authorized Officer as provided in Section 5 of the Unit Agreement.

B. **Removal.** Upon material default or material failure in performance of its duties or obligations under the Unit Agreement, Unit Operator may be removed by the Approval of the Parties after excluding the voting interest of the Unit Operator, and the Parties shall, or any Party may, promptly give written notice to the Unit Operator of such Approval of the Parties to remove the Unit Operator detailing the default or failure in performance. If Unit Operator fails to cure the material default or material failure within 30 days from its receipt of the notice or, if the default or failure concerns an operation then being conducted, within 48 hours of its receipt of the notice, Unit Operator shall be removed without any further action on behalf of the Parties and any Party may give notice thereof to the Authorized Officer as provided in Section 5 of the Unit Agreement. If,

however, Unit Operator cures the default or failure within the applicable period, Unit Operator shall be deemed reinstated, and the Approval of the Parties shall be of no force or effect.

C. **Selection of Successor.** Upon the resignation or removal of Unit Operator under any provision of this Agreement or the Unit Agreement, a successor Unit Operator shall be selected by the Approval of the Parties; provided, however, if a Unit Operator that has been removed or is deemed to have resigned but owns a Committed Working Interest fails to vote or votes only to succeed itself, the successor Unit Operator shall be selected by the Approval of the Parties after excluding the voting interest of the Unit Operator that was removed or deemed to have resigned. The selection of the successor Unit Operator shall become effective upon compliance with the requirements of Section 6 of the Unit Agreement.

D. **Effect of Bankruptcy.** If Unit Operator becomes insolvent, bankrupt or is placed in receivership, it shall be deemed to have resigned without any action by the Parties, except the selection of a successor. If a petition for relief under the bankruptcy laws is filed by or against Unit Operator, and the removal of Unit Operator is prevented by the bankruptcy laws, all Parties including Unit Operator shall, subject to approval of the Authorizing Officer, comprise an interim operating committee to serve until Unit Operator has elected to reject or assume this Agreement pursuant to the bankruptcy laws. An election to reject this Agreement by Unit Operator as a debtor in possession, or by a trustee in bankruptcy, shall be deemed a resignation as Unit Operator without any action by the other Parties, except the selection of a successor.

E. **Appointment of Common Agent.** In the event Unit Operator resigns or is removed after establishment of a participating area, a common agent shall be appointed by the Approval of the Parties to represent them in any action to be taken under the Unit Agreement prior to the acceptance of a successor by the Authorizing Officer as provided in the Unit Agreement; provided, however, if a Unit Operator that has been removed or has resigned fails to vote or votes only for itself as common agent, the common agent shall be appointed by the Approval of the Parties after excluding the voting interest of the Unit Operator that was removed or deemed to have resigned.

ARTICLE 18
TITLES

18.1 **Representation of Ownership.** Each Party represents to all other Parties that, to the best of its knowledge and belief, its ownership of Committed Working Interests in the Unit Area is that set out in Exhibit B to the Unit Agreement. If it develops that the ownership is incorrectly stated, the rights and responsibilities of the Parties shall be governed by the provisions of this Article 18, but the incorrect statement shall not be a cause for canceling or terminating this Agreement.

18.2 **Title Papers to be Furnished.**

A. **Lease Papers.** Upon Unit Operator's request, each Party, after executing this Agreement, shall promptly furnish Unit Operator with copies of all leases, assignments, options, and other contracts which it has in its possession relating to title to its Committed Working Interests.

B. **Title Papers for Initial Test Well.** Within 30 days after the effective date of this Agreement each Party within the area described as the title examination area in Exhibit 2 shall, at its own expense but without responsibility for the accuracy thereof, furnish Unit Operator with the following title materials then in its possession or control relating to all lands within such area in which it owns Committed Working Interests:

(1) Abstracts of title based upon the County records;

(2) All lease papers, or copies thereof, mentioned in Subdivision A of this Section 18.2 which the Party has in its possession and which have not been previously furnished to Unit Operator;

(3) Copies of any title opinions which the Party has in its possession;

(4) If Federal lands are involved, status reports, setting forth the entries found in the BLM State Office for such lands, and also certified copies of the serial register pages and case abstracts for the Federal leases involved;

(5) If State lands are involved, status reports, setting forth the entries found in the State records for such lands; and

(6) If Indian lands are involved, status reports, setting forth the entries found in the Bureau of Indian Affairs Agency Realty Office having jurisdiction over such lands and in the Bureau of Indian Affairs Land Titles and Records Office having jurisdiction over such lands.

C. **Title Papers for Subsequent Wells.** Any Party that proposes the Drilling of a Subsequent Test Well or Exploratory Well shall, at the time of giving notice for the proposed well, designate a title examination area not exceeding the area encompassed by the proposed Drilling Block and not including any lands within an established Drilling Block. When the Drilling of a Development Well receives the Approval of the Parties within the Drilling Block in which it is to be Drilled, a title examination area covering lands outside any Drilling Block may be designated by the Approval of said Parties. Within 30 days of the designation or Approval, each Party within the title examination area shall, at its own expense, furnish Unit Operator with the title materials listed in Subdivision B of this Section 18.2 not previously furnished, relating to all lands within the area in which it owns Committed Working Interests.

D. **Title Papers on Establishment or Enlargement of a Participating Area.** Within 30 days after the establishment or the enlargement of a participating area, each Party shall furnish Unit Operator all the title materials in its possession or control listed in Subdivision B of this Section 18.2 not previously furnished, relating to all its Committed Working Interests in the lands lying within the participating area as established or enlarged. Charges incurred for title opinions for lands in a participating area, but outside a Drilling Block shall be chargeable to the Drilling Block whose well created the enlargement or establishment at the participating area.

18.3 **Title Examination.** Promptly after all title materials delivered pursuant to Section 18.2 have been received, Unit Operator shall deliver the same to an attorney or attorneys approved by the Unit Operator. At the expiration of the 30-day period in which the Parties are required to furnish materials pursuant to Section 18.2, the Unit Operator shall obtain any title materials not so furnished by

the Parties necessary or convenient for the examination of title. All costs of obtaining such title materials shall be borne by the Party or Parties owning the Committed Working Interest to which the title materials relate on a tract basis. Unit Operator shall arrange to have such title materials examined promptly by the attorney or attorneys and shall distribute copies of title opinions to all Parties within the title examination area as soon as they are received. Each Party shall be responsible, at its expense, for curing its own titles. After a reasonable time, not exceeding 30 days from the distribution of the title opinions, has been allowed for any necessary curative work, Unit Operator shall submit to each Party written recommendations for approval or disapproval of the title to each Committed Working Interest involved, and thereafter the Parties shall advise Unit Operator in writing, within 15 days after receipt of the recommendations, of approval or disapproval of titles.

18.4 **Option for Additional Title Examination.** Any Party that furnishes materials for title examination pursuant to Section 18.2 shall have the right to examine all materials furnished Unit Operator. If additional, independent title examination is elected, it shall be at the sole cost and expense of the Party electing to perform the same; and such Party shall bear any expense that may be necessary to reproduce title materials for its use, if required. Whether or not additional title examination is elected, each Party shall have the right to approve or disapprove titles according to the provisions of this Article 18.

18.5 **Approval of Titles Prior to Drilling.** Where the Committed Working Interests within a title examination area are owned by more than one Party, no Drilling shall be conducted in the area until titles to the Committed Working Interests therein have received the Approval of the Parties as hereinafter in this Section 18.5 provided. If a Drilling Block has been designated for the Drilling of a well, the well shall not be Drilled until titles to the Committed Working Interests within the title examination area established for the well have received the Approval of the Parties within the Drilling Block for the well. Approval of title to lands within a Drilling Block shall be binding upon all Parties owning Committed Working Interests within the Drilling Block. If lands outside a participating area are included in the title examination area for a Development Well, the well shall not be Drilled until titles to the Committed Working Interests within the title examination area have received the Approval of the Parties therein. In the event Approval of the Parties is not obtained as provided in this Section 18.5, the Drilling Party (whether one or more) may proceed with the Drilling of the well; but such Drilling Party (a) shall, by so proceeding, assume all risk attending the failure to obtain such approval to the same extent as if approval of titles to all lands within the Drilling Block (if one has been established) or within the title examination area (in all other instances) had been obtained, and (b) shall also be deemed to have given its approval to the titles to all lands within the Drilling Block (if one has been established) or within the title examination area (in all other instances).

18.7 **Failure of Title to Committed Working Interest Before Approval.** If title to a Committed Working Interest shall fail in whole or in part prior to receiving the Approval of the Parties, the Parties that improperly claimed the interest shall sustain the entire loss occasioned by the failure of title and do hereby expressly relieve and indemnify Unit Operator and all other Parties from and against any and all liability on account thereof.

18.8 **Failure of Title to Committed Working Interest After Approval.** If title to a Committed Working Interest which has received the Approval of the Parties under Section 18.5 fails in whole or in part at a time when the tract affected thereby is within an active Drilling Block or within a Drilling Block upon which a well has been completed otherwise than as a producer of unitized substances in Paying Quantities, or fails in whole or in part at a time when the tract affected thereby is within a Drilling Block, then:

A. The loss, the cost of litigation, and any ensuing liability shall be borne by the Parties having interests in the affected participating area or Drilling Block (including the Party whose Committed Working Interest has been lost and including the acreage of such Committed Working Interest);

B. There shall be relinquished to the Party whose Committed Working Interest has been lost the proportionate part of each of the other Committed Working Interests in the lands within the affected participating area or Drilling Block, subject to a like proportion of their respective Lease Burdens, as may be necessary to make the loss of such Committed Working Interest a joint loss of the Parties within the participating area or Drilling Block; and

C. The relinquished portions of said Committed Working Interests (subject to their proportionate part of the Lease Burdens attributable thereto) shall be deemed owned by the Party receiving same.

18.9 **Joinder by True Owner.** If title to a Committed Working Interest fails in whole or in part, such Committed Working Interest shall no longer be subject to this Agreement or the Unit Agreement. The true owner of a Committed Working Interest, title to which has failed, may join in this Agreement or enter into a separate Operating Agreement with the Parties to this Agreement upon such terms and conditions as receive the Approval of the Parties within the Unit Area and subject to any valid claims by the true owner.

18.10 **Title Challenge.** In the event of any suit or action challenging the title of any Party to any of the oil and gas rights committed by such Party to this Agreement and to the Unit Agreement, the Party served will immediately notify the other Parties, and the Party whose title has been challenged shall forthwith take over and be in charge of the conduct of the litigation and shall bear the entire cost of the litigation, unless the title has previously received the Approval of the Parties, in which event the provisions of Section 18.8 shall apply.

ARTICLE 19
UNLEASED INTERESTS

19.1 **Treated as Leased.** If a Party owns in fee all or any part of the oil and gas rights in any tract within the Unit Area which is not subject to any oil and gas lease or other contract in the nature thereof, such Party shall be deemed to own a Committed Working Interest in such tract and also a royalty interest therein in the same manner as if such Party's oil and gas rights in such tract were covered by the form of oil and gas lease attached as Exhibit 5.

19.2 **Execution of Lease.** In any provision of this Agreement where reference is made to an assignment or conveyance by any Party of its Committed Working Interest to any other Party, each such reference as to any Party owning an unleased interest shall be interpreted to mean that such Party shall execute an oil and gas lease to such other Party in the form of Exhibit 5, that shall satisfy the requirement for an assignment or conveyance of a Committed Working Interest.

ARTICLE 20
RENTALS

20.1 **Rentals.** Each Party shall be obligated to pay any and all rentals and other sums (other than Lease Burdens) payable upon or with respect to its Committed Working Interests, subject, however, to the right of each Party to surrender any of its Committed Working Interests in accordance with Article 27. Upon request, each Party shall furnish to Unit Operator satisfactory evidence of the making of the payments. No Party, however, shall be liable to any other Party for unintentional mistake, nor failure to make any such payment, provided it has acted in good faith.

20.2 **Loss of Committed Working Interest.** If a Committed Working Interest is lost through failure to make any payment above provided to be made by the Party owning the same, the loss shall be borne entirely by such Party; provided, however, if the Committed Working Interest so lost covers land within a Drilling Block, the provisions of Section 18.8 shall apply.

ARTICLE 21
TAXES

21.1 **Payment.** Any and all ad valorem and severance taxes payable upon Committed Working Interests (and upon Lease Burdens which are not payable by the owners thereof) or upon materials, equipment, or other property acquired and held by Unit Operator hereunder, and any and all taxes (other than income taxes) upon or measured by unitized substances produced from the Unit Area which are not payable by the purchaser or purchasers thereof or by the owner of Lease Burdens shall be paid by Unit Operator as and when due and payable.

21.2 **Apportionment.** Taxes upon materials, equipment, and other property acquired and held by Unit Operator hereunder shall be charged to and borne by the Parties owning the same in proportion to their respective interests therein. All taxes paid by Unit Operator upon or measured by the value of Production shall be charged to and borne by the Parties taking and selling the same in the same proportions as the assessed values of their respective portions of the Production bear to the whole thereof. All other taxes paid by Unit Operator shall be charged to and borne by the Parties in proportion to their ownership in the Committed Working Interests or unitized substances (as the case may be) upon which or with respect to which such taxes are paid. All reimbursements from owners of Lease Burdens, whether obtained in cash or by deduction from Lease Burdens, on account of any taxes paid for such owners shall be paid or credited to the Parties in the same proportions as such taxes were charged to such Parties.

21.3 **Transfer of Interests.** In the event of a transfer by one Party to another under the provisions of this Agreement of any Committed Working Interest or of any other interest in any well or in the materials and equipment in any well, or in the event of the reversion of any relinquished interest as in this Agreement provided, the taxes above mentioned assessed against the transferred or reverted interest for the taxable period in which the transfer or reversion occurs shall be apportioned among said Parties so that each shall bear the percentage of the taxes which is proportionate to that portion of the taxable period during which it owned the interest.

21.4 **Notices and Returns.** Each Party shall promptly furnish Unit Operator with copies of all notices, assessments, levies, or tax statements it receives pertaining to the taxes to be paid by Unit Operator. Unit Operator shall make such returns, reports, and statements as may be required by law in connection with any taxes above provided to be paid by it and shall furnish copies to the Parties upon request. Unit Operator shall notify the Parties of any tax which it does not propose to pay before the tax becomes delinquent.

21.5 **Election.** If, for federal income tax purposes, this Agreement and the operations hereunder are regarded as a partnership, and if the Parties have not otherwise agreed to form a tax

partnership pursuant to Exhibit 7 or other agreement between them, each Party thereby affected elects to be excluded from the application of all of the provisions of Subchapter "K," Chapter 1, Subtitle "A," of the Internal Revenue Code of 1986, as amended ("Code"), as permitted and authorized by Section 761 of the Code and the regulations promulgated thereunder. Unit Operator is authorized and directed to execute on behalf of each Party hereby affected such evidence of this election as may be required by the Secretary of the Treasury of the United States or the Federal Internal Revenue Service, including specifically, but not by way of limitation, all of the returns, statements, and the data required by Treasury Regulations § 1.761. Should there be any requirement that each Party hereby affected give further evidence of this election, each Party shall execute such documents and furnish such other evidence as may be required by the Federal Internal Revenue Service or as may be necessary to evidence this election. No Party shall give any notices or take any other action inconsistent with the election made hereby. If any present or future income tax laws of the state or states in which the Unit Area is located or any future income tax laws of the United States contain provisions similar to those in Subchapter "K," Chapter 1, Subtitle "A," of the Code, under which an election similar to that provided by Section 761 of the Code is permitted, each Party thereby affected shall make such election as may be permitted or required by such laws. In making the foregoing election, each Party states that the income derived from operations hereunder can be adequately determined without the computation of partnership taxable income.

ARTICLE 22
WITHDRAWAL OF TRACTS AND UNCOMMITTED INTERESTS

22.1 Right of Withdrawal. If the owner of any substantial interest in a tract within the Unit Area fails or refuses to join in the Unit Agreement, then the tract may be withdrawn from the Unit Agreement, as provided in the Unit Agreement.

22.2 Non-Withdrawal. Should the Party or Parties having the right under the Unit Agreement to withdraw a tract from the Unit Agreement fail to exercise such right, then all payments and liabilities accruing to the owners of uncommitted interests in the tract shall be paid and borne by such Party or Parties.

ARTICLE 23
COMPENSATORY ROYALTIES

23.1 Notice. Whenever demand is made in accordance with the Unit Agreement for the payment of compensatory royalties, Unit Operator shall give notice thereof to each Party affected by the demand.

23.2 Demand for Failure to Drill a Development Well. If the demand for compensatory royalties results from the failure to have Drilled a Development Well and the well is not Drilled, then Unit Operator shall pay the compensatory royalties. The payment shall be charged as Costs incurred in operations within the participating area involved.

23.3 Demand for Failure to Drill a Well Other Than a Development Well. If the demand for compensatory royalties results from the failure to have Drilled a well other than a Development Well and the well is not Drilled, then Unit Operator shall pay the compensatory royalties. The payment shall be chargeable to and borne by the Parties that would be obligated to bear the Costs of the well if the well were Drilled as a Required Well under Subdivision B of Section 10.4.

ARTICLE 24
SEPARATE MEASUREMENT AND SALVAGE

24.1 **Separate Measurement.** If a well completed as a producer of unitized substances is in or becomes included in a Drilling Block but is not owned on an Acreage Basis by all the Parties within the Drilling Block, such as by way of example and not limitation, a well drilled under Article 12, and if, within 30 days after request therefore by any interested Party, a method of measuring the Production from the well without the necessity of additional facilities does not receive the Approval of the Parties, then Unit Operator shall install such additional tankage, flow lines, or other facilities for separate measurement of the unitized substances produced from the well as Unit Operator may deem necessary. The Costs of the facilities for separate measurement shall be charged to and borne by the Drilling Party for the well and treated as Costs incurred in operating the well, notwithstanding any other provisions of this Agreement.

24.2 **Salvaged Materials.** If any materials or equipment are salvaged from a well completed as a producer after being Drilled, Deepened, Plugged Back, Sidetracked, or Completed otherwise than for the account of all the Parties entitled to participate therein before reversion to the Non-Drilling Party of its relinquished interest in the well, the proceeds derived from the sale thereof or, if not sold, the Salvage Value thereof, shall be treated in the same manner as proceeds of Production from the well for the purpose of determining reversion to the Non-Drilling Party of its relinquished interest in the well.

ARTICLE 25
ENHANCED RECOVERY AND PRESSURE MAINTENANCE

25.1 **Approval Required.** Unit Operator shall not undertake any program of secondary or tertiary recovery or other enhanced recovery or pressure maintenance procedures involving injection of gas, water, or other substance by any method, whether now known or hereafter devised, without first obtaining the Approval of the Parties owning, on an Acreage Basis, not less than 65 % of the Committed Working Interests in the participating area affected by the program. This limitation shall not apply to procedures customarily used by industry to improve or prolong primary productions, such as by way of example and not limitation, fracturing, acidizing, and other well reworking or stimulation techniques. After the Parties have voted to undertake a program of enhanced recovery or pressure maintenance in accordance with this Section 25.1, the conduct of the program shall be subject to supervision by the Parties as set forth in Article 14.

25.2 **Above-Ground Facilities.** This Agreement shall not be deemed to require or allow any Party to participate in the construction or operation of any gasoline plant, sulphur recovery plant, dewaxing plant, or other above-ground facilities to process or otherwise treat Production, other than such facilities as may be required for treating Production in ordinary lease operations and such facilities as may be required in the conduct of operations authorized under Section 25.1.

ARTICLE 26
TRANSFERS OF INTEREST

26.1 **Sale by Unit Operator.** If Unit Operator sells or otherwise transfers all its Committed Working Interests, it shall resign and a new Unit Operator shall be selected as provided in the Unit Agreement.

26.2 Assumption of Obligations. No transfer of any Committed Working Interest shall be effective unless the same is made expressly subject to the Unit Agreement and this Agreement and the transferee agrees in writing to assume and perform all obligations of the transferor under the Unit Agreement and this Agreement insofar as they relate to the interest assigned. An assumption of obligations shall not be required in the event a Party grants a lien on or security interest in all or any portion of its interest in the Unit Area by mortgage, deed of trust, security agreement, or otherwise; provided that such lien or security interest shall be subject to the terms of the Unit Agreement and this Agreement, and any purchaser or transferee at a foreclosure sale pursuant thereto or transfer in lieu thereof shall agree in writing to assume and perform all obligations of the Party that granted the lien and security interest under the Unit Agreement and this Agreement.

26.3 Effective Date of Transfer. A transfer of Committed Working Interests shall not be effective as among the Parties until the first day of the month next following the delivery to Unit Operator of the original or a certified copy of the instrument of transfer conforming to the requirements of Section 26.2. In no event shall a transfer of Committed Working Interests relieve the transferring Party of any obligations accrued under this Agreement prior to such effective date, for which purpose any obligation assumed by the transferor to participate in the Drilling, Deepening, Sidetracking, Plugging Back, or Completing of a well prior to such effective date shall be deemed an accrued obligation.

ARTICLE 27
RELEASE FROM OBLIGATIONS AND SURRENDER

27.1 Surrender or Release Within Participating Area or Drilling Block. A Committed Working Interest in land within a participating area or Drilling Block shall not be surrendered except with the consent of all Parties within the participating area. A Party who owns a Committed Working Interest in land within a participating area and that is not at the time committed to participate in the Drilling, Deepening, Sidetracking, Plugging Back or Completing of a well within the participating area may be relieved of obligations accruing in the future with respect to the participating area, as then constituted, by executing and delivering to Unit Operator an assignment conveying to all other Parties within the participating area or Drilling Block all Committed Working Interests owned by such Party in lands within the participating area or Drilling Block, together with the entire interest of such Party in any and all wells, materials, equipment, and other property within or pertaining to the participating area or Drilling Block.

27.2 Procedure on Surrender or Release Outside Participating Area. Whenever a Party or Parties owning 100% of the Committed Working Interest in any tract which is not within any participating area or Drilling Block desire to surrender the 100% interest, such Party or Parties shall give to all other Parties notice thereof, describing the Committed Working Interest. The Parties receiving the notice, or any of them, shall have the right at their option to take from the Party or Parties desiring to surrender, an assignment of the Committed Working Interest by giving the Party or Parties desiring to surrender notice of election so to do within 30 days after receipt of notice of the desire to surrender. If the election is made as above provided, the Party or Parties taking the assignment (which shall be taken by them in proportion to the acreage of their respective Committed Working Interests among themselves in the Unit Area) shall pay the assigning Party or Parties for its or their share of the Salvage Value of all wells, if any, in which the assigning Party or Parties own an interest and which are located on the land covered by the Committed Working Interest, which payment shall be made upon receipt of the assignment. If no Party elects to take the assignment within the 30 day period, then the Party or Parties owning the Committed Working Interest may surrender the same, if surrender thereof can be made in accordance with the Unit Agreement. Whenever a Party owning less than 100% of the Committed Working Interest in any tract desires to surrender its interest therein, the interest may be acquired by the

other Party or Parties owning Committed Working Interests in the tract without notice being given to any other Parties owning interests within the Unit Area. In the event the other Party or Parties owning Committed Working Interests in the tract to be surrendered do not desire to acquire the interest, the interest shall be treated as a 100% interest.

27.3 Accrued Obligations. A Party making an assignment or surrender in accordance with Section 27.1 or Section 27.2 shall not be relieved of its liability for any obligation accrued under this Agreement at the time the assignment or surrender is made or of the obligation to bear its share of the Costs incurred in any Drilling, Deepening, Sidetracking, Plugging Back, or Completing operation in which such Party had elected to participate prior to the making of the assignment or surrender, except to the extent that the Party or Parties receiving the assignment shall assume, with the Approval of the Parties, any and all obligations of the assigning Party under this Agreement and under the Unit Agreement. A Party's obligation to pay its share of costs of plugging and abandonment (including reclamation of the surface) shall accrue at the time such Party elects to participate in any Drilling, Deepening, Sidetracking, Plugging Back, or Completing operation.

ARTICLE 28
LIABILITY, LIENS, AND REMEDIES

28.1 Liability. The liability of the Parties hereunder shall be several and not joint or collective. Each Party shall be responsible only for its obligations as herein set out.

28.2 Relationship of Parties. It is not the intention of the Parties to create, nor shall this Agreement or the Unit Agreement be construed as creating, a mining or other partnership, joint venture, trust, or association between the Parties or as rendering them liable as partners, co-venturers, or principals. In their relations with each other under this Agreement, the Parties shall not be considered fiduciaries or to have established a confidential relationship, but rather shall be free to act on an arm's-length basis in accordance with their own respective self-interest, subject, however, to the obligation of the Parties to act in good faith in their dealings with each other with respect to activities hereunder.

28.3 Liens and Security Interests. Each Party grants to the other Parties hereto a lien on and security interest in any interest it now owns or hereafter acquires in oil and gas rights in any tract within the Unit Area and any interest it now owns or hereafter acquires in the personal property and fixtures on or used or obtained for use in connection therewith, to secure performance of all of its obligations and duties under this Agreement, including without limitation, payment of Costs, interest and fees, the proper disbursement of all monies paid hereunder, the assignment or relinquishment of interests as required hereunder, and the proper performance of operations hereunder. The lien and security interest shall include each Party's Committed Working Interest together with all leasehold, working, operating rights, mineral, royalty, overriding royalty, and other interests in the Unit Area now owned or hereafter acquired, the Production therefrom and equipment situated thereon or used or obtained for use in connection therewith, and all accounts (including, without limitation, accounts arising from gas imbalances or from the sale of Production at the wellhead), contract rights, inventory and general intangibles relating thereto or arising therefrom, and all proceeds and products thereof.

A. Recording Supplement. To perfect the lien and security interest provided herein, each Party agrees to execute and acknowledge a recording supplement in the form attached hereto as Exhibit 8 and any financing statement prepared and submitted by any Party hereto in conjunction therewith, and Unit Operator is authorized to file this Agreement or the recording supplement executed herewith as a lien or mortgage in the applicable real estate records and as a financing statement with the proper officer under the

Uniform Commercial Code in the state in which the Unit Area is situated and such other states as Unit Operator shall deem appropriate to perfect the security interest granted hereunder. Any Party may file this Agreement, the recording supplement executed herewith, or such other documents as it deems necessary as a lien or mortgage in the applicable real estate records and a financing statement with the proper officer under the Uniform Commercial Code.

B. Priority of Lien and Security Interest. Each Party represents and warrants to the other Parties that the lien and security interest granted by such Party to the other Parties shall be a first and prior lien and security interest, and each Party hereby agrees to maintain the priority of the lien and security interest against all persons acquiring an interest in oil and gas interests covered by this Agreement by, through, or under such Party. All parties acquiring an interest in oil and gas interests covered by this Agreement, whether by assignment, merger, mortgage, operation of law, or otherwise, shall be deemed to have taken subject to the lien and security interest granted herein as to all obligations and duties attributable to the interest hereunder whether or not the obligations arise before or after the interest is acquired.

C. Remedies. To the extent that the Parties have a security interest under the Uniform Commercial Code of the state in which the Unit Area is situated, they shall be entitled to exercise the rights and remedies of a secured party under such code. The bringing of a suit and the obtaining of judgment by a Party for any sum due hereunder shall not be deemed an election of remedies or otherwise affect the lien rights or security interest as security for the payment thereof.

D. Notification to Purchasers of Production. In addition, upon default by any Party in the payment of its share of expenses, interests, or fees, or upon the improper use of funds by Unit Operator, the other Parties shall have the right, without prejudice to other rights or remedies, to collect from the purchaser the proceeds from the sale of such defaulting Party's share of Production until the amount owed by such Party, plus interest as provided in Exhibit 1 has been received, and shall have the right to offset the amount owed against the proceeds from the sale of such defaulting Party's share of Production. All purchasers of Production may rely on a notification of default from the nondefaulting Party or Parties stating the amount due as a result of the default, and all Parties waive any recourse available against purchasers for releasing production proceeds as provided in this paragraph.

E. Make-Up of Defaulting Party's Share. If any Party fails to pay its share of Costs within 120 days after rendition of a statement therefore by Unit Operator, the failure shall be deemed to be a default by such Party and the nondefaulting Parties, including Unit Operator, shall, upon request by Unit Operator, pay the unpaid amount in the proportion that the interest of each such Party bears to the interest of all such Parties. The amount paid by each Party so paying its share of the unpaid amount shall be secured by the liens and security interest described in this Section 28.3, and each paying Party may independently pursue any remedy available hereunder or otherwise.

F. Waiver of Rights. If any Party does not perform all of its obligations hereunder, and the failure to perform subjects such Party to foreclosure or execution proceedings pursuant to the provisions of this Agreement, to the extent not prohibited by applicable law, the defaulting Party waives any available right of redemption from and after the date of judgment, any required valuation or appraisement of the property prior to sale,

any available right to stay execution or to require a marshalling of assets, and any required bond in the event a receiver is appointed. In addition, to the extent not prohibited by applicable law, each Party hereby grants to the other Parties a power of sale as to any property that is subject to the lien and security interest granted hereunder, such power to be exercised in the manner provided by applicable law or otherwise in a commercially reasonable manner and upon reasonable notice.

G. **Statutory Liens.** Each Party agrees that the other Parties shall be entitled to utilize the provisions of oil and gas lien law or other lien law of any state in which the Unit Area is situated to enforce the obligations of each Party hereunder. Without limiting the generality of the foregoing, to the extent not prohibited by applicable law, the Parties agree that Unit Operator may invoke or utilize the mechanics' or materialmen's lien law of the state in which the Unit Area is situated in order to secure the payment to Unit Operator of any sum due hereunder for services performed or materials supplied by Unit Operator.

28.4 Defaults and Remedies. If any Party fails to discharge any financial obligation under this Agreement within the period required for a payment hereunder, then in addition to the remedies provided elsewhere in this Agreement, the remedies specified in this Section 28.4 shall be available. For purposes of this Section 28.4, all notices and elections shall be delivered only by Unit Operator, except that Unit Operator shall deliver any notice and election requested by a nondefaulting Party, and when Unit Operator is the Party in default, the applicable notices and elections may be delivered by a Party that is not the Unit Operator. Election of any one or more of the following remedies shall not preclude the subsequent use of any other remedy specified below or otherwise available to a nondefaulting Party.

A. **Suspension of Rights.** Any Party may deliver to the Party in default a notice of default, which shall specify the default, specify the action to be taken to cure the default, and specify that failure to take the action will result in the exercise of one or more of the remedies provided in this Article. If the default is not cured within 30 days of the delivery of the notice of default, all of the rights of the defaulting Party granted by this Agreement may upon notice be suspended until the default is cured, without prejudice to the right of the nondefaulting Party or Parties to continue to enforce the obligations of the defaulting Party previously accrued or thereafter accruing under this Agreement. If Unit Operator is the Party in default, Unit Operator shall be subject to removal pursuant to the provisions of the Unit Agreement. The rights of a defaulting Party that may be suspended hereunder at the election of the nondefaulting Parties shall include without limitation the right to receive information as to any operation conducted hereunder during the period of default, the right to elect to participate in any operation proposed under this Agreement, the right to participate in any operation being conducted under this Agreement even if the Party has previously elected to participate in the operation, the right to receive proceeds of production from any well subject to this Agreement, and any voting rights.

B. **Suit for Damages.** Nondefaulting Parties or Unit Operator for the benefit of nondefaulting Parties may sue (at joint account expense) to collect the amounts in default, plus interest accruing on the amounts recovered from the date of default until the date of collection at the rate specified in Exhibit 1. Nothing herein shall prevent any Party from suing any defaulting Party to collect consequential damages accruing to such Party as a result of the default.

C. **Deemed Non-Consent.** Upon approval of the nondefaulting Parties, Unit Operator shall deliver a written notice of non-consent election to the defaulting Party at any time after the expiration of the 30-day cure period following delivery of the notice of

default, in which event if the billing is for the Drilling, Sidetracking, Plugging Back, or Deepening of a well that is to be or has been plugged as a dry hole, or for the Completion of any well, the defaulting Party will be conclusively deemed to have elected not to participate in the operation and to be a non-consenting Party with respect thereto under Article 12, and the defaulting Party shall be subject to Subdivision A and Subdivision B of Section 12.5 to the extent of the Costs unpaid by such Party, notwithstanding any election to participate theretofore made. If election is made to proceed under this provision, then the nondefaulting Parties shall not be entitled to sue for the unpaid amount pursuant to this Agreement. Until the delivery of the notice of non-consent election to the defaulting Party, such Party shall have the right to cure its default by paying its unpaid share of costs plus interest at the rate set forth in Exhibit 1; provided, however, the payment shall not prejudice the rights of the nondefaulting Parties to pursue remedies for damages incurred by the nondefaulting Parties as a result of the default. Any interest relinquished pursuant to this Article 28.4 shall be credited to the nondefaulting Parties in proportion to their interests, and the nondefaulting Parties shall be required to contribute their shares of the defaulted amount.

D. Cumulative Rights. The rights, powers, and remedies conferred in this Section 28.4 and elsewhere in this Article 28 are cumulative, and not exclusive, of (1) any and all other rights, powers, and remedies conferred in this Agreement, (2) any and all rights, powers, and remedies existing at law or in equity, and (3) any and all other rights, powers, and remedies provided in any other agreement between the Parties.

E. Costs and Attorneys' Fees. In the event any Party brings legal proceedings to enforce any financial obligation of a Party hereunder, the prevailing Party shall be entitled to recover all court costs, costs of collection, and reasonable attorneys' fees, which the lien and security interest provided for herein shall also secure.

ARTICLE 29
MISCELLANEOUS

29.1 Notices. All notices authorized or required between the Parties by any of the provisions of this Agreement, unless otherwise specifically provided, shall be in writing and delivered in person or by United States mail, courier service, telegram, telex, telecopier, or any other form of facsimile, postage or charges prepaid, and addressed to the Parties at the addresses set forth under or opposite their signatures hereto. The originating notice given under any provision hereof shall be deemed delivered only when received by the Party to whom the notice is directed, and the time for such Party to deliver any notice in response thereto shall run from the date the originating notice is received. "Receipt" for purposes of this Agreement with respect to written notice delivered hereunder shall be actual delivery of the notice to the address of the Party to be notified in accordance with this Agreement, or to the telecopy, facsimile, or telex machine of such Party. The second or any responsive notice shall be deemed delivered when deposited in the United States mail or at the office of the courier or telegraph service, or upon transmittal by telex, telecopy, or facsimile, or when personally delivered to the Party to be notified. Each Party shall have the right to change its address at any time by giving written notice thereof to all other Parties. Whenever a rig is on location every notice and every response shall be given orally, whether by telephone or in person. All oral notices permitted by this Agreement shall be confirmed immediately thereafter by written notice. If a Party is not available to receive notice aurally, the notice may be delivered in writing by any other method specified herein and shall be deemed delivered in the same manner provided above for any responsive notice.

29.2 **Counterparts.** This Agreement may be executed in counterparts, and all counterparts taken together shall be deemed to constitute one and the same instrument.

29.3 **Ratification.** This Agreement may be executed by the execution and delivery of a good and sufficient instrument of ratification, adopting and entering into this Agreement. A ratification shall have the same effect as if the Party executing it had executed this Agreement or a counterpart hereof.

29.4 **Effect of Signature.** When this Agreement is executed by two Parties, execution by each shall be deemed consideration for execution by the other, and each Party theretofore or thereafter executing this Agreement shall thereupon become and remain bound hereby until the termination of this Agreement. If, however, the Unit Agreement does not become effective within 12 months from and after the date of this Agreement, then, at the expiration of the period, this Agreement shall terminate.

29.5 **Successors and Assigns.** This Agreement shall be binding upon and shall inure to the benefit of all Parties signing the same, their heirs, devisees, personal representatives, successors, and assigns, and their successors in interest, whether or not it is signed by all the Parties listed below. The terms hereof shall constitute covenants running with the lands and the Committed Working Interests of the Parties.

29.6 **Headings.** The Table of Contents and the headings used in this Agreement are inserted for convenience only and shall be disregarded in construing this Agreement.

29.7 **References.** All references in this Agreement to Exhibits, Articles, Sections, Subsections, and Subdivisions refer to the Exhibits, Articles, Sections, Subsections, and Subdivisions of this Agreement unless expressly provided otherwise. The words "this Agreement," "herein," "hereof," "hereby," "hereunder," and words of similar import refer to this Agreement as a whole and not to any particular provision unless expressly so limited. The phrases "this Article," "this Section," "this Subsection," "this Subdivision," and similar phrases refer only to the Articles, Sections, Subsections, or Subdivisions hereof in which the phrase occurs. The word "or" is not exclusive. Pronouns in masculine, feminine, and neuter gender shall be construed to include any other gender. Words in the singular form shall be construed to include the plural, and words in the plural form shall be construed to include the singular, unless the context otherwise requires.

29.8 **Right of Appeal Not Waived.** Nothing contained in this Agreement shall be deemed to constitute a waiver by any Party of any right it would otherwise have to contest the validity of any law or any order or regulation of governmental authority (whether Federal, State, or local) relating to or affecting the conduct of operations within the Unit Area or to appeal from any such order.

29.9 **Subsequent Joinder.** Prior to the commencement of actual Drilling operations for the Initial Test Well under the Unit Agreement, all owners of working interests in the Unit Area that have joined the Unit Agreement shall be privileged to execute or ratify this Agreement. After commencement of operations under the Unit Agreement, any working interest in land within the Unit Area that is not then committed hereto may be committed to this Agreement and to the Unit Agreement upon such reasonable terms and conditions as may receive the Approval of the Parties.

29.10 **Force Majeure.** If any Party is rendered unable, wholly or in part, by force majeure to carry out its obligations under this Agreement, other than the obligations to indemnify or make money payments or furnish security, that Party shall give to all other Parties prompt written notice of the force majeure with reasonably full particulars concerning it; thereupon, the obligations of the Party giving the notice, so far as they are affected by the force majeure, shall be suspended during, but no longer than, the continuance of the force majeure. The term "force majeure," as used here, shall mean an act of God,

strike, lockout, or other industrial disturbance, act of the public enemy, war, blockade, public riot, lightning, fire, storm, flood or other act of nature, explosion, governmental action, governmental delay, restraint or inaction, unavailability of equipment, and any other cause, whether of the kind specifically enumerated above or otherwise, which is not reasonably within the control of the Party claiming suspension. The affected Party shall use all reasonable diligence to remove the force majeure situation as quickly as practicable. The requirement that any force majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes, lockouts, or other labor difficulty by the Party involved, contrary to its wishes; how all such difficulties shall be handled shall be entirely within the discretion of the Party concerned.

29.11 **Effective Date and Term.** This Agreement shall become effective upon the effective date of the Unit Agreement, shall continue in effect during the term of the Unit Agreement, and, except as set forth in Subdivision C of Section 6.2, shall terminate concurrently therewith. Termination of this Agreement shall not relieve any Party of its obligations then accrued hereunder. Notwithstanding termination of this Agreement, the provisions hereof relating to the charging and payment of Costs and the disposition of materials and equipment shall continue in force until all materials and equipment owned by the Parties have been disposed of and until final accounting between Unit Operator and the Parties has been made. Termination of this Agreement shall automatically terminate all rights and interests acquired by virtue of this Agreement in lands within the Unit Area, except transfers of Committed Working Interests as have been evidenced by formal written instruments of transfer.

ARTICLE 30
OTHER PROVISIONS

Notwithstanding anything else contained in this Agreement or in the Unit Agreement to which this Agreement pertains to the contrary:

30.1 Working Interest Participation – Drilling Block Defined. All wells proposed to be drilled pursuant hereto and the costs thereof associated therewith, the participation therein and the entitlement to production therefrom by the Parties to this Unit Operating Agreement shall be on the basis of a "Drilling Block" which shall consist of the lands and the oil and gas leases covering the same and pertaining thereto comprising of the following:

(i) the governmental quarter-quarter-section, containing 40 acres more or less, or an equivalent Public Land Survey Subdivision or lots thereof, upon which said oil and gas well has been proposed or is drilled with an objective formation with a depth above the stratigraphic equivalent of the point penetrated at a depth of 7,508 feet in the Fuelco No. 1 Federal Unit Well located in the SW/4NW/4 of Section 28, T2N-R96W; or

(ii) the governmental quarter-section, containing 160 acres more or less, or an equivalent Public Land Survey Subdivision or lots thereof, within which a governmental survey quarter-section upon which said oil and gas well has been proposed or is drilled with an objective formation with a depth below a the stratigraphic equivalent of the point penetrated at a depth of 7,508 feet in the Fuelco No. 1 Federal Unit Well located in the SW/4NW/4 of Section 28, T2N-R96W.

A Drilling Block shall be located without regard to the concept, principles or definition of "participating area" as such term is set forth, defined and used in the Unit Agreement pertaining hereto or this Agreement.

A. Depth Limitations of Drilling Blocks. The Drilling Block, as established in this Section 30.1, shall be limited in depth to the stratigraphic equivalent of the total depth drilled by the Exploratory Well located in said Drilling Block. Notwithstanding, the Drilling Block for an Exploratory Well that is drilled to an depth sufficient to test the Cameo Coal of the Williams Fork Member of the Mesaverde Group shall be deemed to cover all depths from the surface down to the stratigraphic equivalent of the point penetrated at a depth of 7,508 feet in the Fuelco No. 1 Federal Unit Well located in the SW/4NW/4 of Section 28, T2N-R96W.

B. Deeper Drilling Blocks. If an Exploratory Well is proposed to a depth deeper than the stratigraphic equivalent covered within an established Drilling Block, then the Drilling Block for the said Exploratory Well shall only cover depths stratigraphically deeper than the deepest drilled in such previously established Drilling Block(s). Notwithstanding, should a well proposed under this Agreement be located within a governmental quarter-section that is not entirely within the boundary of the Ant Hill Unit Area, all that portion of such governmental quarter-section insofar as it is included within the Ant Hill Unit Area shall be deemed the Drilling Block for such a well (even if such lands are less than 160 acres).

C. Active Drilling Blocks Defined. In the event a proposed Exploratory Well is drilled to its objective depth, the corresponding Drilling Block shall be considered active (down to the stratigraphic equivalent of the total depth drilled in such Exploratory Well, or to the depth down to the stratigraphic equivalent of the point penetrated at a depth of 7,508 feet in the Fuelco No. 1 Federal Unit Well as provided above) for the term of this Agreement. Thereafter, all wells proposed within the said Drilling Block(s) and projected to a depth above the total depth drilled by the Exploratory Well for such Drilling Block, shall be considered Development Wells and Drilling and Completing the same shall be subject to Articles 8 and 12 of this Agreement.

D. Maintenance of Uniform Interest in Drilling Blocks. For the purposes of maintaining uniformity of ownership in the oil and gas leasehold interests in a Drilling Block covered by this Agreement, no Party shall sell, encumber, transfer or make other disposition of its interest in the leases embraced within a Drilling Block and in wells, equipment thereon and production therefrom unless such disposition covers either:

(1) the entire interest of the Party in all leases and equipment and production in the Drilling Block; or

(2) an equal undivided interest in all leases and equipment and production in the Drilling Block.

Every such sale, encumbrance, transfer or other disposition made by any Party shall be made expressly subject to this Agreement and shall be made without prejudice to the right of the other parties.

If, at any time hereafter the interest of any Party in a Drilling Block is divided among and owned by two or more co-owners, Unit Operator, at its discretion, may require such co-owners to appoint a single trustee or agent with full authority to receive notices, approve expenditures, receive billings for and approve and pay such Party's share of the joint expenses, and to deal generally with, and with power to bind, the co-owners of such Party's interest within the scope of the operations embraced in this Agreement; however, all such co-owners shall have the right to enter into and execute all contracts or agreements for the disposition of their respective shares of the oil and gas produced from the Drilling Block and they shall have the right to receive, separately, payment of the sale proceeds thereof.

E. Well Setbacks. In the absence of special orders of the Colorado Oil and Gas Conservation Commission establishing drilling units or authorizing different well density and location patterns for particular pools or parts thereof, the bottom hole locations for each oil and gas well shall be located no closer than 200' from the exterior boundaries of a Drilling Block defined hereinabove.

The setback and spacing requirements set forth herein are for the sole benefit of the Parties to this Unit Operating Agreement and the Parties may from time to time and at any time waive or modify these requirements by mutual agreement or by operation of the voting procedures set forth in this Unit Operating Agreement.

30.2 **Suboperatorship.** Unit Operator, EnCana Oil & Gas (USA) Inc. ("EnCana"), does hereby designate and shall execute such additional documents in evidence thereof, as may be reasonably required to designate Starlight Corporation ("Starlight"), and the Parties do hereby consent to such designation, as Agent Operator for certain wells which Starlight has a contractual interest ("Starlight Wells") through drilling and completion and equipping the same to their sales meters pursuant to the terms, provisions and conditions of the Agent Operator Agreement executed on even date herewith.

A. Drilling Operations for Starlight Wells. Such designation shall only apply to the lands, and oil and gas leases that comprise Drilling Blocks covering the "Earning Wells" drilled by Starlight located within the "Contract Area" and the resulting checkerboard 40-acre earning pattern in which Starlight earns operating rights, all as defined and set forth in that certain Drilling and Development Agreement made and entered into effective May 1, 2006, by and between Starlight and EnCana. Such designation of Agent Operator shall only be applicable to Drilling Blocks where Starlight has earned operating rights and shall be limited in depth from the surface down to the stratigraphic equivalent of the point penetrated at a depth of 7,508 feet in the Fuelco No. 1 Federal Unit Well as provided above for the term of this Agreement.

B. Subsequent Operatorship of Starlight Wells. EnCana, as Unit Operator, shall take over operations of the Starlight Wells following completion, provided, however, Starlight shall retain the right to utilize its own pumpers and to conduct is own service operations on Starlight Wells as an Agent Operator. EnCana will perform the duties of operator of the Starlight Wells in all other respects. Starlight will coordinate its activities with EnCana personnel so as not to unreasonably interfere with EnCana's physical operations within the Unit Area. EnCana will make no charge to the Starlight joint account for EnCana pumpers and other field personnel with respect to the Starlight Wells if Starlight utilizes its own pumpers and conducts its own service operations. With respect to any Starlight Well in which EnCana owns a working interest, EnCana will bear its proportionate share of pumper and other direct costs incurred by Starlight on behalf of the well in the same manner provided for in the accounting procedures attached as an Exhibit "1" hereto as would occur if Starlight were the operator of that well and EnCana the non-operator. Overhead rates for operating wells will not be affected by this provision and Starlight will bear its proportionate part of the overhead rate for Starlight Wells pursuant to the terms and conditions of said accounting procedures.

30.3 **Payment of Taxes Relating to Production.**

A. At and during such time, or times, as Non-Operator is exercising the right to take in kind or separately dispose of its proportionate part of the production as set forth in Paragraph 6.4 hereof, Non-Operator shall pay, or arrange for the payment of, all production, severance, gathering, sales or similar taxes imposed upon such part.

B. At and during such time, or times, as Unit Operator is selling Non-Operator's proportionate part of the production, as set forth in Paragraph 6.5 hereof, Unit Operator shall pay, or arrange for the payment of, all production, severance, gathering, sales or similar taxes imposed upon such part.

30.4 **Priority of Operations.** It is agreed that where a well which has been authorized under the terms of this Agreement by all Parties, or by one or more but less than all Parties, under Sections 11.3 and 12.2, shall have been drilled to the objective depth or the objective formation, whichever is lesser, and the Parties participating in the well cannot agree upon the sequence and time of further operations regarding said well, the following elections shall control in the order numerated hereafter: (1) an election to do additional logging, coring or testing; (2) an election to attempt to complete the well at either the objective depth or objective formation; (3) an election to deepen said well; (4) an election to plug back and attempt to complete said well; and (5) an election to sidetrack the well. Should any Party elect not to make a completion attempt, deepen or sidetrack, that party shall be subject to the non-consent provisions of Article 12.

It is agreed, however, that if at the time said Consenting Parties are considering any of the above elections, the hole is in such a condition that a reasonably prudent Operator would not conduct the operations contemplated by the particular election included for fear of placing the hole in jeopardy or losing the same prior to completing the well in the objective depth or objective formation, such election shall not be given the priority hereinabove set forth.

30.5 **Unit Operator Requirements.** Unit Operator shall not be required to drill any well in which the Unit Operator is not a Drilling Party. In the event the Unit Operator does not operate any such well, the term Unit Operator shall apply to the Party designated by the Drilling Parties to operate on behalf of the Drilling Parties in the applicable well.

30.6 Conflict with Drilling and Development Agreement. This Unit Operating Agreement is subject to the terms and conditions of that certain Drilling and Development Agreement made and entered into effective March 1, 2006, by and between Starlight and EnCana. Should there be any conflict between the terms of this Unit Operating Agreement and that Drilling and Development Agreement, the latter shall control.

IN WITNESS WHEREOF, this Agreement has been executed by the Parties as of the day and year first above written.

UNIT OPERATOR AND WORKING INTEREST OWNER:

ENCANA OIL & GAS (USA) INC.

By: ______________________
Douglas W. Jones
Attorney-in-Fact

Date of Execution: 5/5/06

Address: 370 - 17th Street, Suite 1700
Denver, CO 80202

STATE OF COLORADO)
) ss.
COUNTY OF DENVER)

The foregoing instrument was acknowledged before me this ______ day of ______________, 2006, by ______________ as Attorney-in-Fact of EnCana Oil and Gas (USA), Inc. a Delaware corporation, on behalf of said corporation.

WITNESS my hand and official seal.

My Commission Expires: _______

____
Notary Public

WORKING INTEREST OWNERS

STARLIGHT CORPORATION

By: ______________________________
Brian S. Bentley, President

Date of Execution: 5/5/06

Address:

ACKNOWLEDGMENT

STATE OF ________________)
) ss.
COUNTY OF ________________)

The foregoing instrument was acknowledged before me this ______ day of ______________, 2006, by Brian S. Bentley as President of Starlight Corporation, a Colorado corporation, on behalf of said corporation.

WITNESS my hand and official seal.

My Commission Expires:

____
Notary Public

____

EXHIBIT "2"

Attached to and made a part of that Unit Operating Agreement for the Ant Hill Unit Area, as Amended and Restated, by and between EnCana Oil & Gas (USA) Inc. and Starlight Corporation, dated effective May 1, 2006

INITIAL TEST WELL

1. LOCATION: The Initial Test Well for the Ant Hill Unit was the WRD Federal 21-33, located in the NW/4SE/4 of Section 21, Township 2 North, Range 96 West.

2. DEPTH: The Initial Test Well was drilled to, and completed in the Mesaverde formation, as required under the terms of Article 9 of the Ant Hill Unit Agreement.

EXHIBIT "1"

Attached to and made a part of that certain Unit Operating Agreement, as Amended and Restated, dated May 1, 2006, by and between EnCana Oil & Gas (USA) Inc., as Operator, and Starlight Corporation., as Non-Operator

ACCOUNTING PROCEDURE

JOINT OPERATIONS

I. GENERAL PROVISIONS

1. Definitions

"Joint Property" shall mean the real and personal property subject to the agreement to which this Accounting Procedure is attached.

"Joint Operations" shall mean all operations necessary or proper for the development, operation, protection and maintenance of the Joint Property.

"Joint Account" shall mean the account showing the charges paid and credits received in the conduct of the Joint Operations and which are to be shared by the Parties.

"Operator" shall mean the party designated to conduct the Joint Operations.

"Non-Operators" shall mean the Parties to this agreement other than the Operator.

"Parties" shall mean Operator and Non-Operators.

"First Level Supervisors" shall mean those employees whose primary function in Joint Operations is the direct supervision of other employees and/or contract labor directly employed on the Joint Property in a field operating capacity.

"Technical Employees" shall mean those employees having special and specific engineering, geological or other professional skills, and whose primary function in Joint Operations is the handling of specific operating conditions and problems for the benefit of the Joint Property.

"Personal Expenses" shall mean travel and other reasonable reimbursable expenses of Operator's employees.

"Material" shall mean personal property, equipment or supplies acquired or held for use on the Joint Property.

"Controllable Material" shall mean Material which at the time is so classified in the Material Classification Manual as most recently recommended by the Council or Petroleum Accountants Societies.

2. Statement and Billings

Operator shall bill Non-Operators on or before the last day of each month for their proportionate share of the Joint Account for the preceding month. Such bills will be accompanied by statements which identify the authority for expenditure, lease or facility, and all charges and credits summarized by appropriate classifications of investment and expense except that items of Controllable Material and unusual charges and credits shall be separately identified and fully described in detail.

3. Advances and Payments by Non-Operators

A. Unless otherwise provided for in the agreement, the Operator may require the Non-Operators to advance their share of estimated cash outlay for the succeeding month's operation within fifteen (15) days after receipt of the billing or by the first day of the month for which the advance is required, whichever is later. Operator shall adjust each monthly billing to reflect advances received from the Non-Operators.

B. Each Non-Operator shall pay its proportion of all bills within fifteen (15) days after receipt. If payment is not made within such time, the unpaid balance shall bear interest monthly at the prime rate in effect at Chase Manhattan Bank NA on the first day of the month in which delinquency occurs plus 1% or the maximum contract rate permitted by the applicable usury laws in the state in which the Joint Property is located, whichever is the lesser, plus attorney's fees, court costs, and other costs in connection with the collection of unpaid amounts.

4. Adjustments

Payment of any such bills shall not prejudice the right of any Non-Operator to protest or question the correctness thereof; provided, however, all bills and statements rendered to Non-Operators by Operator during any calendar year shall conclusively be presumed to be true and correct after twenty-four (24) months following the end of any such calendar year, unless within the said twenty-four (24) month period a Non-Operator takes written exception thereto and makes claim on Operator for adjustment. No adjustment favorable to Operator shall be made unless it is made within the same prescribed period. The provisions of this paragraph shall not prevent adjustments resulting from a physical inventory of Controllable Material as provided for in Section V.

5. **Audits**

A. A Non-Operator, upon notice in writing to Operator and all other Non-Operators, shall have the right to audit Operator's accounts and records relating to the Joint Account for any calendar year within the twenty-four (24) month period following the end of such calendar year; provided, however, the making of an audit shall not extend the time for the taking of written exception to and the adjustments of accounts as provided for in Paragraph 4 of this Section I. Where there are two or more Non-Operators, the Non-Operators shall make every reasonable effort to conduct a joint audit in a manner which will result in a minimum of inconvenience to the Operator. Operator shall bear no portion of the Non-Operators' audit cost incurred under this paragraph unless agreed to by the Operator. The audits shall not be conducted more than once each year without prior approval of Operator, except upon the resignation or removal of the Operator, and shall be made at the expense of those Non-Operators approving such audit.

B. The Operator shall reply in writing to an audit report within 180 days after receipt of such report.

6. **Approval By Non-Operators**

Where an approval or other agreement of the Parties or Non-Operators is expressly required under other sections of this Accounting Procedure and if the agreement to which this Accounting Procedure is attached contains no contrary provisions in regard thereto, Operator shall notify all Non-Operators of the Operator's proposal, and the agreement or approval of a majority in interest of the Non-Operators shall be controlling on all Non-Operators.

II. DIRECT CHARGES

Operator shall charge the Joint Account with the following items:

1. **Ecological and Environmental**

Costs incurred for the benefit of the Joint Property as a result of governmental or regulatory requirements to satisfy environmental considerations applicable to the Joint Operations. Such costs may include surveys of an ecological or archaeological nature and pollution control procedures as required by applicable laws and regulations.

2. **Rentals and Royalties**

Lease rentals and royalties paid by Operator for the Joint Operations.

3. **Labor**

A. (1) Salaries and wages of Operator's field employees directly employed on the Joint Property in the conduct of Joint Operations.

(2) Salaries of First level Supervisors in the field.

(3) Salaries and wages of Technical Employees directly employed on the Joint Property if such charges are excluded from the overhead rates.

(4) Salaries and wages of Technical Employees either temporarily or permanently assigned to and directly employed in the operation of the Joint Property if such charges are excluded from the overhead rates.

B. Operator's cost of holiday, vacation, sickness and disability benefits and other customary allowances paid to employees whose salaries and wages are chargeable to the Joint Account under Paragraph 3A of this Section II. Such costs under this Paragraph 3B may be charged on a "when and as paid basis" or by "percentage assessment" on the amount of salaries and wages chargeable to the Joint Account under Paragraph 3A of this Section II. If percentage assessment is used, the rate shall be based on the Operator's cost experience.

C. Expenditures or contributions made pursuant to assessments imposed by governmental authority which are applicable to Operator's costs chargeable to the Joint Account under Paragraphs 3A and 3B of this Section II.

D. Personal Expenses of those employees whose salaries and wages are chargeable to the Joint Account under Paragraphs 3A and 3B of this Section II.

4. **Employee Benefits**

Operator's current costs or established plans for employees' group life insurance, hospitalization, pension, retirement, stock purchase, thrift, bonus, and other benefit plans of a like nature, applicable to Operator's labor cost chargeable to the Joint Account under Paragraphs 3A and 3B of this Section II shall be Operator's actual cost not to exceed the percent most recently recommended by the Council of Petroleum Accountants Societies.

5. **Material**

Material purchased or furnished by Operator for use on the Joint Property as provided under Section IV. Only such Material shall be purchased for or transferred to the Joint Property as may be required for immediate use and is reasonably practical and consistent with efficient and economical operations. The accumulation of surplus stocks shall be avoided.

6. **Transportation**

Transportation of employees and Material necessary for the Joint Operations but subject to the following limitations:

A. If Material is moved to the Joint Property from the Operator's warehouse or other properties, no charge shall be made to the Joint Account for a distance greater than the distance from the nearest reliable supply store where like material is normally available or railway receiving point nearest the Joint Property unless agreed to by the Parties.

B. If surplus Material is moved to Operator's warehouse or other storage point, no charge shall be made to the Joint Account for a distance greater than the distance to the nearest reliable supply store where like material is normally available, or railway receiving point nearest the Joint Property unless agreed to by the Parties. No charge shall be made to the Joint Account for moving Material to other properties belonging to Operator, unless agreed to by the Parties.

C. In the application of subparagraphs A and B above, the option to equalize or charge actual trucking cost is available when the actual charge is $400 or less excluding accessorial charges. The $400 will be adjusted to the amount most recently recommended by the Council of Petroleum Accountants Societies.

7. **Services**

The cost of contract services, equipment and utilities provided by outside sources, except services excluded by Paragraph 10 of Section II and Paragraph i, ii, and iii, of Section III. The cost of professional consultant services and contract services of technical personnel directly engaged on the Joint Property if such charges are excluded from the overhead rates. The cost of professional consultant services or contract services of technical personnel not directly engaged on the Joint Property shall not be charged to the Joint Account unless previously agreed to by the Parties.

8. **Equipment and Facilities Furnished By Operator**

A. Operator shall charge the Joint Account for use of Operator owned equipment and facilities at rates commensurate with costs of ownership and operation. Such rates shall include costs of maintenance, repairs, other operating expense, insurance, taxes, depreciation, and interest on gross investment less accumulated depreciation not to exceed twelve percent (12 %) per annum. Such rates shall not exceed average commercial rates currently prevailing in the immediate area of the Joint Property.

B. In lieu of charges in Paragraph 8A above, Operator may elect to use average commercial rates prevailing in the immediate area of the Joint Property less 20%. For automotive equipment, Operator may elect to use rates published by the Petroleum Motor Transport Association.

9. **Damages and Losses to Joint Property**

All costs or expenses necessary for the repair or replacement of Joint Property made necessary because of damages or losses incurred by fire, flood, storm, theft, accident, or other cause, except those resulting from Operator's gross negligence or willful misconduct. Operator shall furnish Non-Operator written notice of damages or losses incurred as soon as practicable after a report thereof has been received by Operator.

10. **Legal Expense**

Expense of handling, investigating and settling litigation or claims, discharging of liens, payment of judgments and amounts paid for settlement of claims incurred in or resulting from operations under the agreement or necessary to protect or recover the Joint Property, except that no charge for services of Operator's legal staff or fees or expense of outside attorneys shall be made unless previously agreed to by the Parties. All other legal expense is considered to be covered by the overhead provisions of Section III unless otherwise agreed to by the Parties, except as provided in Section I, Paragraph 3.

11. **Taxes**

All taxes of every kind and nature assessed or levied upon or in connection with the Joint Property, the operation thereof, or the production therefrom, and which taxes have been paid by the Operator for the benefit of the Parties. If the ad valorem taxes are based in whole or in part upon separate valuations of each party's working interest, then notwithstanding anything to the contrary herein, charges to the Joint Account shall be made and paid by the Parties hereto in accordance with the tax value generated by each party's working interest.

12. **Insurance**

Net premiums paid for insurance required to be carried for the Joint Operations for the protection of the Parties. In the event Joint Operations are conducted in a state in which Operator may act as self-insurer for Worker's Compensation and/or Employers Liability under the respective state's laws, Operator may, at its election, include the risk under its self-insurance program and in that event, Operator shall include a charge at Operator's cost not to exceed manual rates.

13. **Abandonment and Reclamation**

Costs incurred for abandonment of the Joint Property, including costs required by governmental or other regulatory authority.

14. **Communications**

Cost of acquiring, leasing, installing, operating, repairing and maintaining communication systems, including radio and microwave facilities directly serving the Joint Property. In the event communication facilities/systems serving the Joint Property are Operator owned, charges to the Joint Account shall be made as provided in Paragraph 8 of this Section II.

15. **Other Expenditures**

Any other expenditure not covered or dealt with in the foregoing provisions of this Section II, or in Section III and which is of direct benefit to the Joint Property and is incurred by the Operator in the necessary and proper conduct of the Joint Operations.

III. OVERHEAD

1. **Overhead - Drilling and Producing Operations**

i. As compensation for administrative, supervision, office services and warehousing costs, Operator shall charge drilling and producing operations on either:

(X) Fixed Rate Basis, Paragraph 1A, or
(   ) Percentage Basis, Paragraph 1B

Unless otherwise agreed to by the Parties, such charge shall be in lieu of costs and expenses of all offices and salaries or wages plus applicable burdens and expenses of all personnel, except those directly chargeable under Paragraph 3A, Section II. The cost and expense of services from outside sources in connection with matters of taxation, traffic, accounting or matters before or involving governmental agencies shall be considered as included in the overhead rates provided for in the above selected Paragraph of this Section III unless such cost and expense are agreed to by the Parties as a direct charge to the Joint Account.

ii. The salaries, wages and Personal Expenses of Technical Employees and/or the cost of professional consultant services and contract services of technical personnel directly employed on the Joint Property:

(   ) shall be covered by the overhead rates, or
(X) shall not be covered by the overhead rates.

iii. The salaries, wages and Personal Expenses of Technical Employees and/or costs of professional consultant services and contract services of technical personnel either temporarily or permanently assigned to and directly employed in the operation of the Joint Property:

(X) shall be covered by the overhead rates, or
(   ) shall not be covered by the overhead rates.

A. Overhead - Fixed Rate Basis

(1) Operator shall charge the Joint Account at the following rates per well per month:

Drilling Well Rate $ 6,000.00
(Prorated for less than a full month)

Producing Well Rate $ 600.00

(2) Application of Overhead - Fixed Rate Basis shall be as follows:

(a) Drilling Well Rate

(1) Charges for drilling wells shall begin on the date the well is spudded and terminate on the date the drilling rig, completion rig, or other units used in completion of the well is released, whichever

is later, except that no charge shall be made during suspension of drilling or completion operations for fifteen (15) or more consecutive calendar days.

(2) Charges for wells undergoing any type of workover or recompletion for a period of five (5) consecutive work days or more shall be made at the drilling well rate. Such charges shall be applied for the period from date workover operations, with rig or other units used in workover, commence through date of rig or other unit release, except that no charge shall be made during suspension of operations for fifteen (15) or more consecutive calendar days.

(b) Producing Well Rates

(1) An active well either produced or injected into for any portion of the month shall be considered as a one-well charge for the entire month.

(2) Each active completion in a multi-completed well in which production is not commingled down hole shall be considered as a one-well charge providing each completion is considered a separate well by the governing regulatory authority.

(3) An inactive gas well shut in because of overproduction or failure of purchaser to take the production shall be considered as a one-well charge providing the gas well is directly connected to a permanent sales outlet.

(4) A one-well charge shall be made for the month in which plugging and abandonment operations are completed on any well. This one-well charge shall be made whether or not the well has produced except when drilling well rate applies.

(5) All other inactive wells (including but not limited to inactive wells covered by unit allowable, lease allowable, transferred allowable, etc.) shall not qualify for an overhead charge.

(3) The well rates shall be adjusted as of the first day of April each year following the effective date of the agreement to which this Accounting Procedure is attached. The adjustment shall be computed by multiplying the rate currently in use by the percentage increase or decrease in the average weekly earnings of Crude Petroleum and Gas Production Workers for the last calendar year compared to the calendar year preceding as shown by the index of average weekly earnings of Crude Petroleum and Gas Production Workers as published by the United States Department of Labor, Bureau of Labor Statistics, or the equivalent Canadian index as published by Statistics Canada, as applicable. The adjusted rates shall be the rates currently in use, plus or minus the computed adjustment.

B. Overhead - Percentage Basis

(1) Operator shall charge the Joint Account at the following rates:

(a) Development

________________ Percent (____________%) of the cost of development of the Joint Property exclusive of costs provided under Paragraph 10 of Section II and all salvage credits.

(b) Operating

________________ Percent (____________%) of the cost of operating the Joint Property exclusive of costs provided under Paragraphs 2 and 10 of Section II, all salvage credits, the value of injected substances purchased for secondary recovery and all taxes and assessments which are levied, assessed and paid upon the mineral interest in and to the Joint Property.

(2) Application of Overhead - Percentage Basis shall be as follows:

For the purpose of determining charges on a percentage basis under Paragraph 1B of this Section III, development shall include all costs in connection with drilling, redrilling, deepening, or any remedial operations on any or all wells involving the use of drilling rig and crew capable of drilling to the producing interval on the Joint Property; also, preliminary expenditures necessary in preparation for drilling and expenditures incurred in abandoning when the well is not completed as a producer, and original cost of construction or installation of fixed assets, the expansion of fixed assets and any other project clearly discernible as a fixed asset, except Major Construction as defined in Paragraph 2 of this Section III. All other costs shall be considered as operating.

2. Overhead - Major Construction

To compensate Operator for overhead costs incurred in the construction and installation of fixed assets, the expansion of fixed assets, and any other project clearly discernible as a fixed asset required for the development and operation of the Joint Property, Operator shall either negotiate a rate prior to the beginning of construction, or shall charge the Joint

Account for overhead based on the following rates for any Major Construction project in excess of $ 100,000.00 :

A. 5 % of first $100,000 or total cost if less, plus

B. 3 % of costs in excess of $100,000 but less than $1,000,000, plus

C. 2 % of costs in excess of $1,000,000.

Total cost shall mean the gross cost of any one project. For the purpose of this paragraph, the component parts of a single project shall not be treated separately and the cost of drilling and workover wells and artificial lift equipment shall be excluded.

3. **Catastrophe Overhead**

To compensate Operator for overhead costs incurred in the event of expenditures resulting from a single occurrence due to oil spill, blowout, explosion, fire, storm, hurricane, or other catastrophes as agreed to by the Parties, which are necessary to restore the Joint Property to the equivalent condition that existed prior to the event causing the expenditures, Operator shall either negotiate a rate prior to charging the Joint Account or shall charge the Joint Account for overhead based on the following rates:

A. 5 % of total costs through $100,000; plus

B. 3 % of total costs in excess of $100,000 but less than $1,000,000; plus

C. 2 % of total costs in excess of $1,000,000.

Expenditures subject to the overheads above will not be reduced by insurance recoveries, and no other overhead provisions of this Section III shall apply.

4. **Amendment of Rates**

The overhead rates provided for in this Section III may be amended from time to time only by mutual agreement between the Parties hereto if, in practice, the rates are found to be insufficient or excessive.

IV. PRICING OF JOINT ACCOUNT MATERIAL PURCHASES, TRANSFERS AND DISPOSITIONS

Operator is responsible for Joint Account Material and shall make proper and timely charges and credits for all Material movements affecting the Joint Property. Operator shall provide all Material for use on the Joint Property; however, at Operator's option, such Material may be supplied by the Non-Operator. Operator shall make timely disposition of idle and/or surplus Material, such disposal being made either through sale to Operator or Non-Operator, division in kind, or sale to outsiders. Operator may purchase, but shall be under no obligation to purchase, interest of Non-Operators in surplus condition A or B Material. The disposal of surplus Controllable Material not purchased by the Operator shall be agreed to by the Parties.

1. **Purchases**

Material purchased shall be charged at the price paid by Operator after deduction of all discounts received. In case of Material found to be defective or returned to vendor for any other reasons, credit shall be passed to the Joint Account when adjustment has been received by the Operator.

2. **Transfers and Dispositions**

Material furnished to the Joint Property and Material transferred from the Joint Property or disposed of by the Operator, unless otherwise agreed to by the Parties, shall be priced on the following basis exclusive of cash discounts:

A. New Material (Condition A)

(1) Tubular Goods Other than Line Pipe

(a) Tubular goods, sized 2 3/8 inches OD and larger, except line pipe, shall be priced at Eastern mill published carload base prices effective as of date of movement plus transportation cost using the 80,000 pound carload weight basis to the railway receiving point nearest the Joint Property for which published rail rates for tubular goods exist. If the 80,000 pound rail rate is not offered, the 70,000 pound or 90,000 pound rail rate may be used. Freight charges for tubing will be calculated from Lorain, Ohio and casing from Youngstown, Ohio.

(b) For grades which are special to one mill only, prices shall be computed at the mill base of that mill plus transportation cost from that mill to the railway receiving point nearest the Joint Property as provided above in Paragraph 2.A.(1)(a). For transportation cost from points other than Eastern mills, the 30,000

pound Oil Field Haulers Association interstate truck rate shall be used.

(c) Special end finish tubular goods shall be priced at the lowest published out-of-stock price, f.o.b. Houston, Texas, plus transportation cost, using Oil Field Haulers Association interstate 30,000 pound truck rate, to the railway receiving point nearest the Joint Property.

(d) Macaroni tubing (size less than 2 3/8 inch OD) shall be priced at the lowest published out-of-stock prices f.o.b. the supplier plus transportation costs, using the Oil Field Haulers Association interstate truck rate per weight of tubing transferred, to the railway receiving point nearest the Joint Property.

(2) Line Pipe

(a) Line pipe movements (except size 24 inch OD and larger with walls ¾ inch and over) 30,000 pounds or more shall be priced under provisions of tubular goods pricing in Paragraph A.(1)(a) as provided above. Freight charges shall be calculated from Lorain, Ohio.

(b) Line Pipe movements (except size 24 inch OD) and larger with walls ¾ inch and over) less than 30,000 pounds shall be priced at Eastern mill published carload base prices effective as of date of shipment, plus 20 percent, plus transportation costs based on freight rates as set forth under provisions of tubular goods pricing in Paragraph A.(1)(a) as provided above. Freight charges shall be calculated from Lorain, Ohio.

(c) Line pipe 24 inch OD and over and ¾ inch wall and larger shall be priced f.o.b. the point of manufacture at current new published prices plus transportation cost to the railway receiving point nearest the Joint Property.

(d) Line pipe, including fabricated line pipe, drive pipe and conduit not listed on published price lists shall be priced at quoted prices plus freight to the railway receiving point nearest the Joint Property or at prices agreed to by the Parties.

(3) Other Material shall be priced at the current new price, in effect at date of movement, as listed by a reliable supply store nearest the Joint Property, or point of manufacture, plus transportation costs, if applicable, to the railway receiving point nearest the Joint Property.

(4) Unused new Material, except tubular goods, moved from the Joint Property shall be priced at the current new price, in effect on date of movement, as listed by a reliable supply store nearest the Joint Property, or point of manufacture, plus transportation costs, if applicable, to the railway receiving point nearest the Joint Property. Unused new tubulars will be priced as provided above in Paragraph 2.A.(1) and (2).

B. Good Used Material (Condition B)

Material in sound and serviceable condition and suitable for reuse without reconditioning:

(1) Material moved to the Joint Property

At seventy-five percent (75%) of current new price, as determined by Paragraph A.

(2) Material used on and moved from the Joint Property

(a) At seventy-five percent (75%) of current new price, as determined by Paragraph A, if Material was originally charged to the Joint Account as new Material or

(b) At sixty-five percent (65%) of current new price, as determined by Paragraph A, if Material was originally charged to the Joint Account as used Material

(3) Material not used on and moved from the Joint Property

At seventy-five percent (75%) of current new price as determined by Paragraph A.

The cost of reconditioning, if any, shall be absorbed by the transferring property.

C. Other Used Material

(1) Condition C

Material which is not in sound and serviceable condition and not suitable for its original function until after reconditioning shall be priced at fifty percent (50%) of current new price as determined by Paragraph A. The cost of reconditioning shall be charged to the receiving property, provided Condition C value plus cost of reconditioning does not exceed Condition B value.

(2) Condition D

Material, excluding junk, no longer suitable for its original purpose, but usable for some other purpose shall be priced on a basis commensurate with its use. Operator may dispose of Condition D Material under procedures normally used by Operator without prior approval of Non-Operators.

(a) Casing, tubing, or drill pipe used as line pipe shall be priced as Grade A and B seamless line pipe of comparable size and weight. Used casing, tubing or drill pipe utilized as line pipe shall be priced at used line pipe prices.

(b) Casing, tubing or drill pipe used as higher pressure service lines than standard line pipe, e.g. power oil lines, shall be priced under normal pricing procedures for casing, tubing, or drill pipe. Upset tubular goods shall be priced on a non upset basis.

(3) Condition E

Junk shall be priced at prevailing prices. Operator may dispose of Condition E Material under procedures normally utilized by Operator without prior approval of Non-Operators.

D. Obsolete Material

Material which is serviceable and usable for its original function but condition and/or value of such Material is not equivalent to that which would justify a price as provided above may be specially priced as agreed to by the Parties. Such price should result in the Joint Account being charged with the value of the service rendered by such Material.

E. Pricing Conditions

(1) Loading or unloading costs may be charged to the Joint Account at the rate of twenty-five cents (25¢) per hundred weight on all tubular goods movements, in lieu of actual loading or unloading costs sustained at the stocking point. The above rate shall be adjusted as of the first day of April each year following January 1, 1985 by the same percentage increase or decrease used to adjust overhead rates in Section III, Paragraph 1.A.(3). Each year, the rate calculated shall be rounded to the nearest cent and shall be the rate in effect until the first day of April next year. Such rate shall be published each year by the Council of Petroleum Accountants Societies.

(2) Material involving erection costs shall be charged at applicable percentage of the current knocked-down price of new Material.

3. **Premium Prices**

Whenever Material is not readily obtainable at published or listed prices because of national emergencies, strikes or other unusual causes over which the Operator has no control, the Operator may charge the Joint Account for the required Material at the Operator's actual cost incurred in providing such Material, in making it suitable for use, and in moving it to the Joint Property; provided notice in writing is furnished to Non-Operators of the proposed charge prior to billing Non-Operators for such Material. Each Non-Operator shall have the right, by so electing and notifying Operator within ten days after receiving notice from Operator, to furnish in kind all or part of his share of such Material suitable for use and acceptable to Operator.

4. **Warranty of Material Furnished By Operator**

Operator does not warrant the Material furnished. In case of defective Material, credit shall not be passed to the Joint Account until adjustment has been received by Operator from the manufacturers or their agents.

V. INVENTORIES

The Operator shall maintain detailed records of Controllable Material.

1. **Periodic Inventories, Notice and Representation**

At reasonable intervals, inventories shall be taken by Operator of the Joint Account Controllable Material. Written notice of intention to take inventory shall be given by Operator at least thirty (30) days before any inventory is to begin so that Non-Operators may be represented when any inventory is taken. Failure of Non-Operators to be represented at an inventory shall bind Non-Operators to accept the inventory taken by Operator.

2. **Reconciliation and Adjustment of Inventories**

Adjustments to the Joint Account resulting from the reconciliation of a physical inventory shall be made within six months following the taking of the inventory. Inventory adjustments shall be made by Operator to the Joint Account for

overages and shortages, but, Operator shall be held accountable only for shortages due to lack of reasonable diligence.

3. **Special Inventories**

Special inventories may be taken whenever there is any sale, change of interest, or change of Operator in the Joint Property. It shall be the duty of the party selling to notify all other Parties as quickly as possible after the transfer of interest takes place. In such cases, both the seller and the purchaser shall be governed by such inventory. In cases involving a change of Operator, all Parties shall be governed by such inventory.

4. **Expense of Conducting Inventories**

A. The expense of conducting periodic inventories shall not be charged to the Joint Account unless agreed to by the Parties.

B. The expense of conducting special inventories shall be charged to the Parties requesting such inventories, except inventories required due to change of Operator shall be charged to the Joint Account.

EXHIBIT "2"

Attached to and made a part of that Unit Operating Agreement for the Ant Hill Unit Area, as Amended and Restated, by and between EnCana Oil & Gas (USA) Inc. and Starlight Corporation, dated effective May 1, 2006

INITIAL TEST WELL

1. LOCATION: The Initial Test Well for the Ant Hill Unit was the WRD Federal 21-33, located in the NW/4SE/4 of Section 21, Township 2 North, Range 96 West.

2. DEPTH: The Initial Test Well was drilled to, and completed in the Mesaverde formation, as required under the terms of Article 9 of the Ant Hill Unit Agreement.

EXHIBIT "3"

Attached to and made a part of the certain Unit Operating Agreement, as Amended and Restated, by and between, EnCana Oil & Gas (USA) Inc., as Operator, and Starlight Corporation as Non-Operator, dated effective May 1, 2006

INSURANCE

1. Operator shall at all times while performing under this Agreement carry and charge to the Joint Account the following minimum amounts of insurance for the benefit of the parties hereto:

   A. Workmen's Compensation in accordance with Federal law and the laws of the State in which operations will be conducted and/or other applicable jurisdiction.

   B. Employer's Liability

a.	Bodily Injury by Accident	$1,000,000 each accident
b.	Bodily Injury by Disease	$1,000,000 policy limit
c.	Bodily Injury by Disease	$1,000,000 each employee

   C. Comprehensive General Public Liability

Combined Single Limit	$2,000,000 aggregate
For Bodily Injury and Property Damage occurrence	$2,000,000 per

   D. Comprehensive Automobile Public Liability

a.	Bodily Injury	$2,000,000 per occurrence
b.	Property Damage	$2,000,000 per occurrence

2. No other instance will be required other than that set forth above nor will premiums thereon be charged to the joint account.

3. The insurance provided for herein for the benefit of the Joint Account may provide for certain deductibles to be borne by the insured parties. In the event a claim is made by the Operator on behalf of the Joint Account, and the insurance proceeds are subject to reduction as a result of a deductible provision, said deductible amount shall be a direct charge to the Joint Account.

4. Operator will require that each Contractor and Subcontractor carry and maintain insurance and provide evidence of same at their sole expense in amounts deemed necessary to cover risk inherent to the work and services performed, but no less than $2,000,000 in the categories set forth above in 1(A)-(D); and where permitted by law, Contractor's underwriter shall waive subrogation against Non-Operators, and make Non-Operators additional insured's, except for Employer's Liability.

5. Operator shall notify Non-Operators as soon as practicable after the occurrence of any accident involving either damage to property or injuries to or death of persons.

6. Non-Operator shall elect whether it shall be covered under Operator's insurance, carry its own insurance or elect to be self-insured. If no election is made prior to spud date, Non-Operator will be covered under Operator's policy and will be billed a proportionate share of the premium. Please provide a Certificate of Insurance or a letter confirming self-insurance if coverage under the Operator's policy is not elected.

-END-

EXHIBIT "4"

Attached to and made a part of that certain Unit Operating Agreement for the Ant Hill Unit Area, as Amended and Restated, by and between EnCana Oil & Gas (USA) Inc. and Starlight Corporation, dated Effective May 1, 2006.

<u>EXECUTIVE ORDER NO. 11246 AND EXECUTIVE ORDER NO. 1158</u>
<u>PROVISIONS OF SECTION 202 OF EXECUTIVE ORDER NO. 11246</u>

(1) The contractor will not discriminate against any employee or applicant for employment because of race, color, religion, sex or national origin. The contractor will take affirmative action to ensure that applicants are employed and that employees are treated during employment, without regard to their race, color, religion, sex or national origin. Such action shall include but not be limited to the following: employment, upgrading, demotion, or transfer; recruitment or recruitment advertising; layoff or termination; rates of pay or other forms of compensation; and selection for training, including apprenticeship. The contractor agrees to post in conspicuous places available to employees and applicants for employment, notices to be provided by the contracting officer setting forth the provisions of this non-discrimination clause.

(2) The contractor will, in all solicitations or advertisements for employees placed by or on behalf of the contractor, state that all qualified applicants will receive consideration for employment without regard to race, color, religion, sex or national origin.

(3) The contractor will send to each labor union or representative of workers with which he has a collective bargaining agreement or other contract or understanding, a notice, to be provided by the agency contracting officer, advertising the labor union or workers' representative of the contractors' commitments under Section 202 of Executive Order No. 11246 of September 24, 1965, and shall post copies of the notice in conspicuous places available to employees and applicants for employment.

(4) The contractor will comply with all provisions of Executive Order No. 11246 of September 24, 1965, and by the rules, regulations, and relevant orders of the Secretary of Labor.

(5) The contractor will furnish all information and reports required by Executive Order No. 11246 of September 24, 1965, and by the rules, regulations, and orders of the Secretary of Labor, or pursuant thereto, and will permit access to his books, records, and accounts, by the contracting agency and the Secretary of Labor for purposes of investigation to ascertain compliance with such rules, regulations, and orders.

(6) In the event of the contractor's non-compliance with the non-discrimination clauses of this contract or with any of such rules, regulations or orders, this contract may be canceled, terminated or suspended in whole or in part and the contractor may be declared ineligible for further Government contracts in accordance with procedures authorized in Executive Order No. 11246 of September 24, 1965, and such other sanctions may be imposed and remedies invoked as provided in Executive Order No. 11246 of September 24, 1965, or by rule, regulation or order of the Secretary of Labor, or as otherwise provided by law.

(7) The contractor will include the provisions of Paragraphs (1) through (7) in every subcontract or purchase order unless exempted by rules, regulations or orders of the Secretary of Labor issued pursuant to Section 204 of Executive Order No. 11246 of September 24, 1965, so that such provision will be binding upon each subcontractor or vendor. The contractor will take such action with respect to any subcontract or purchase order as the contracting agency may direct as a means of enforcing such provisions including sanctions for non-compliance; provided, however, that in the event the contractor becomes involved in, or is threatened with litigation with a subcontractor or vendor as a result of such direction by the contracting agency, the contractor may request the United States to enter into such litigation to protect the interests of the United States.

EXHIBIT "6"

GAS BALANCING AGREEMENT

Attached to and made a part of that certain Unit Operating Agreement, as Amended and Restated, by and between EnCana Oil & Gas (USA) Inc. , as Operator, and Starlight Corporation as Non-Operator, dated effective May 1, 2006.

1. Ownership of Gas Production

(a) It is the intent of the parties that each party shall have the right to take in kind and separately dispose of its proportionate share of gas (including casinghead gas) produced from each formation in each well located on acreage ("Contract Area") covered by the Operating Agreement to which this Exhibit is attached ("Operating Agreement").

(b) Operator shall control the gas production and be responsible for administering the provisions of this Agreement and shall make reasonable efforts to deliver or cause to be delivered gas to the parties' gas purchasers as may be required in order to balance the accounts of the parties in accordance with the provisions herein contained. For purposes of this Agreement, Operator shall maintain production accounts of the parties based upon the number of MMBTU's actually contained in the gas produced from a particular formation in a well and delivered at the outlet of lease equipment for each party's account regardless of whether sales of such gas are made on a wet or dry basis. All references in this Agreement to quantity or volume shall refer to the number of MMBTU's contained in the gas stream. Toward this end, Operator shall periodically determine or cause to be determined the BTU content of gas produced from each formation in each well on a consistent basis and under standard conditions pursuant to any method customarily used in the industry.

2. Balancing of Production Accounts

(a) Any time a party, or such party's purchaser, is not taking or marketing its full share or any portion thereof of gas produced from a particular formation in a well ("Non-Marketing Party"), the remaining parties ("Marketing Parties") shall have the right, but not the obligation, to produce, take, sell and deliver for such Marketing Parties' accounts, in addition to the full share of gas to which the Marketing Parties are otherwise entitled, all of the gas attributable to a Non-Marketing Party which is not currently being marketed by such party. That portion of the gas produced which is attributable to a Non-Marketing Party, not taken by such Non-Marketing Party, is referred to in this Agreement as "Overproduction." If there is more than one Marketing Party taking gas attributable to a Non-Marketing Party, each Marketing Party shall be entitled to take a Non-Marketing Party's gas in the ratio that such Marketing Party's interest in production bears to the total interest in production of all Marketing Parties; provided, however, that such gas shall be made available initially to each Underproduced Party in the proportion that its interest in production bears to the total interests of all Underproduced Parties desiring to take such gas. If all such gas is not taken by the Underproduced Parties, the portion not taken shall then be made available to the other parties in the proportion that their respective interests in production bears to the total interest of such other parties. Each Marketing Party shall be credited with such Overproduction toward its working interest share of recoverable reserves as determined pursuant to Paragraph 2(e).

(b) A party that has not taken its proportionate share of gas produced from any formation in a well ("Underproduced Party") shall be credited with gas in storage equal to its share of gas produced but not taken, less its share of gas used in lease operations, vented or lost ("Underproduction"). Such Underproduced Party, upon giving not less than fifteen (15) days written notice to Operator, shall be entitled, on a monthly basis beginning the month following receipt of notice, to produce, take, sell and deliver, in addition to the full share of gas to which such party is otherwise entitled, a quantity of gas ("Make-Up gas") equal to fifty percent (50%) of the total share of gas attributable to all parties having cumulative Overproduction (individually called "Overproduced Party").

Such Make-Up gas shall be credited against such Underproduced Party's accrued Underproduction in order of accrual (first in, first out accounting method). Notwithstanding the foregoing and subject to subsection (e) below, (i) an Overproduced Party shall never be obligated to reduce its takes to less than fifty percent (50%) of the quantity to which such party is otherwise entitled and (ii) any Overproduced Party shall never be obligated to reduce its takes to less than seventy-five percent (75%) of the quantity to which such party is otherwise entitled during the production months of November, December, January, February and March.

(c) If there is more than one Underproduced Party desiring Make-Up gas, each Underproduced Party shall be entitled to Make-Up gas in the ratio that such party's interest in production bears to the total interest in production of all Underproduced Parties then desiring Make-Up

gas. Any portion of the Make-Up gas to which an Underproduced Party is entitled and which is not taken by such Underproduced Party may be taken by any other Underproduced Party(ies).

(d) If there is more than one Overproduced Party required to furnish Make-Up gas, each such Overproduced Party shall furnish Make-Up gas in the ratio that such party's interest in production bears to the total interest in production of all Overproduced Parties then required to furnish Make-Up gas. Except as provided in (e) below, each Overproduced Party in any formation in a well shall be entitled, on a monthly basis, to take its full share of gas less its share of the Make-Up gas then being produced from the particular formation in the well in which it is overproduced.

(e) If any party, in good faith reliance upon a reputable third party engineering reserve report, believes that an Overproduced Party has recovered one hundred percent (100%) or more of such Overproduced Party's share of the recoverable reserves from a particular formation in a well, such Overproduced Party, upon being notified in writing of such fact by Operator, or any Non-Operator in the event Operator is the party to whom such notice is directed; shall cease taking gas from such formation in such well and the remaining parties shall be entitled to take one hundred percent (100%) of such production until the accounts of the parties are balanced. Thereafter, such Overproduced Party shall again have the right to take its share of the remaining production, if any, in accordance with the provisions herein contained. Provided, however, after an Overproduced Party has recovered one hundred percent (100%) or more of its full share of the recoverable reserves as determined hereinabove from a particular formation in a well, such Overproduced Party may continue to produce if such continued production is (i) necessary for lease maintenance purposes, (ii) permitted by a majority in interest of the parties who have not produced one hundred percent (100%) of their recoverable reserves from such formation in such well, such majority approval to be evidenced by a written ballot conducted by Operator, or (iii) a subsequent third party engineering report indicates an upward revision in reserves that would result in such party not having produced one hundred percent (100%) of its recoverable reserves. For purposes of this Agreement, such engineering reserve reports may not be commissioned more than once each calendar year.

3. Cash Balancing Upon Depletion

(a) Upon the earlier of the plugging and abandonment of the last producing interval in a well, the termination of the Operating Agreement or any pooling or unit agreement covering a well, or at any time gas production from a particular formation in a well ceases and no attempt is made to restore production (or substitute therefor) within one hundred eighty (180) days thereafter, Operator shall distribute, within thirty days of such event, a statement of net unrecouped Underproduction and Overproduction and the months and years in which such unrecouped production accrued ("Final Accounting").

(b) Within thirty (30) days of receipt of such Final Accounting, each Overproduced Party shall remit to Operator for disbursement to the Underproduced Party(ies) a sum of money (which sum shall not include interest) equal to the amount actually received by such Overproduced Party for sales during the month(s) of overproduction, calculated in order of accrual but less applicable taxes, royalties and reasonable costs of marketing, compressing, treating, gathering and transporting such gas actually paid by such Overproduced Party. Such remittance shall be based on the number of MMBTU's of overproduction and shall be accompanied by a statement showing volumes and prices for each month with accrued unrecouped Overproduction.

(c) Within thirty (30) days of receipt of any such remittance by Operator from an Overproduced Party, Operator shall disburse such funds to the Underproduced Party(ies) in accordance with the Final Accounting. Operator assumes no liability with respect to any such payment (unless such payment is attributable to Operator's Overproduction), it being the intent of the parties that each Overproduced Party shall be solely responsible for reimbursing each Underproduced Party for such Underproduced Party's respective share of overproduction taken by such Overproduced Party in accordance with the provisions herein contained. If any party fails to pay any sum due under the terms hereof after demand therefor by the Operator, the Operator shall turn responsibility for the collection of such sum to the Underproduced Party(ies) to whom it is owed, upon which Operator shall have no further responsibility for collection.

(d) In determining the amount of overproduction for which settlement is due, production taken during any month by an Underproduced Party in excess of such Underproduced Party's share shall be treated as Make-Up and shall be applied to reduce prior deficits in the order of accrual of such deficits.

(e) For Overproduction sold under a gas purchase contract providing for payment based on a percentage of the proceeds obtained by the purchaser upon resale of residue gas and liquid hydrocarbons extracted at a gas processing plant, the values used for calculating cash settlement will include proceeds received by the Overproduced Party for both the liquid hydrocarbons and the residue gas attributable to the Overproduction.

(f) For Overproduction processed for the account of the Overproduced Party at a gas processing plant for the extraction of liquid hydrocarbons, the values used for calculating cash settlement will include the proceeds received by the Overproduced Party for the sale of the liquid hydrocarbons extracted from the Overproduction, less the actual reasonable costs incurred by the Overproduced Party to process the Overproduction and to transport, fractionate and handle the liquid hydrocarbons extracted therefrom prior to sale.

(g) If refunds are later required by any governmental authority, each party shall be accountable for its respective share of such refunds as finally balanced hereunder.

4. Deliverability Tests

At the request of any party, Operator may produce the entire well stream for a deliverability test not to exceed seventy-two (72) hours in duration (or such longer period of time as may be mutually agreed upon by the parties) if required under such requesting party's gas sales or transportation contract.

5. Nominations

Each party shall, on a monthly basis, give Operator sufficient time and data either to nominate such party's respective share of gas to the transporting pipeline(s) or, if Operator is not nominating such party's gas, to inform Operator of the manner in which to dispatch such party's gas. Except as and to the extent caused by Operator's gross negligence or willful misconduct, Operator shall not be responsible for any fees and/or penalties associated with imbalances charged by any pipeline to any Non-Operator(s).

6. Statements

On or before the twenty-fifth (25th) day of the month following the month of production, each party taking gas shall furnish or cause to be furnished to Operator a statement of gas taken expressed in terms of MMBTU's. If actual volume information sufficient to prepare such statement is not made available to the taking party in sufficient time to prepare it, such taking party shall nevertheless furnish a statement of its good faith estimate of volumes taken and shall furnish Operator with a revised statement as soon as actual volume information is available. Within twenty (20) days of the receipt of all such statements, Operator shall furnish to each party a statement of the gas balance among the parties, including the total quantity of gas produced from each formation in each well, the portion thereof used in operations vented or lost, and the total quantity delivered for each party's account.

Any error or discrepancy in Operator's monthly statement shall be promptly reported to Operator and Operator shall make a proper adjustment thereof within thirty (30) days after final determination of the correct quantities involved; provided, however, that if no errors or discrepancies are reported to Operator within two (2) years from the date of any statement, such statement shall be conclusively deemed to be correct. Additionally, within ninety (90) days from the end of each calendar year, or from a transfer of interest of a party hereto, non-operators or such transferring party shall furnish to Operator, for the sole purpose of establishing records sufficient to verify cash balancing values, a statement reflecting amounts actually received on a monthly basis for the year preceding the calendar year. Any party who fails to provide such statements shall be notified by Operator of its delinquency. If the delinquent statements are not received by Operator within thirty (30) days from the delinquent party's receipt of such notice, Operator shall not allow the delinquent party to produce gas for its account during any month when such party is delinquent in so furnishing the statements.

7. Payment of Taxes

Each party taking gas shall pay or cause to be paid any and all production, severance, utility, sales, excise, or other taxes due on such gas.

8. Operating Expenses

The operating expenses are to be borne as provided in the Operating Agreement, regardless of whether all parties are selling or using gas or whether the sales and use of each are in proportion to their respective interests in such gas.

9. Overproducing Allowable

Each party shall give Operator sufficient time and data to enable Operator to make appropriate nominations, forecasts and/or filings with the regulatory bodies having jurisdiction to establish allowables. Each party shall at all times regulate its takes and deliveries from the Contract Area so that the well(s) covered hereby shall not be curtailed and/or shut-in for overproducing the allowable production assigned thereto by the regulatory body having jurisdiction.

10. Payment of Royalties

(a) Any party taking more than its full share of current production in a given month will pay to the Non-Marketing Party for such month an amount equal to the share of the proceeds attributable to royalty, overriding royalty, production payment or similar burdens ("Royalties") received by the Marketing Party for that portion of the Non-Marketing Party's full share of current production taken by the Marketing Party; provided, however, that such payment will not exceed the royalty percentage that is common to all Royalty burdens in the Contract Area. Payments made pursuant to this subparagraph will be deemed payments to the Under produced Party's owners for purposes of cash balancing.

(b) It is the intent of the parties that Royalties be paid in accordance with Paragraph 10(a). However, if such arrangement is superseded by statute, rule, regulation, order, or any decision by a court having jurisdiction thereover, each party (whether a Marketing Party or Non-Marketing Party) to the extent required to comply with such decision, shall make appropriate payment of all Royalties burdening its interest just as if each such party was taking or delivering its full share and only its full share of such gas production, exclusive of gas used in operations, vented or lost, and each party and shall protect, indemnify and hold harmless all other parties from any and all claims relating thereto.

11. Application of Agreement

The provisions of this Agreement shall be separately applicable and shall constitute a separate agreement with respect to gas produced from each formation in each well located on the Contract Area.

12. Term

This Agreement shall terminate when gas production under the Operating Agreement permanently ceases and the accounts of the parties are finally settled in accordance with the provisions herein contained.

13. Operator's Liability

Except as otherwise provided herein, Operator is authorized to administer the provisions of this Agreement, but shall have no liability to the other parties for losses sustained or liability incurred which arise out of or in connection with the performance of Operator's duties hereunder except such as may result from Operator's gross negligence or willful misconduct.

14. Audits

Notwithstanding any provision in this Agreement, for a period of two (2) years from the end of the calendar year in which any information to be furnished under paragraph 3 or paragraph 6 is supplied, any party shall have the right to audit the records of any other party regarding volumes, including but not limited to information regarding BTU content. Any Under produced Party shall have the right for a period of two (2) years after receipt of payment pursuant to a Final Accounting and after giving written notice to all parties, to audit an Overproduced Party's accounts and records relating to such payment. Any Overproduced Party shall have the right for a period of two (2) years after tender of payment for unrecouped volumes and upon giving written notice to all parties, to audit an Underproduced Party's records as to volumes. The party conducting such audit shall bear its costs of the audit. Additionally, Operator shall have the right for a period of two (2) years after receipt of annual statement from a non-operator under paragraph 6 after giving written notice to the affected non-operator, to audit such non-operator's accounts and records relating to such payment. Costs of such audit shall be borne by the joint account.

15. Successors and Assigns

The terms, covenants, and conditions of this Agreement shall be binding upon and shall inure to the benefit of the parties and to their respective successors and assigns, and may be assigned in whole or in part from time to time; provided, however, that (a) any such assignment shall be made subject to the Operating Agreement to which this Agreement is attached (if any) and as among the parties shall not be valid without the written acceptance of the terms of this Agreement by the Assignee; (b) the Assignee shall acquire such interest subject to any Overproduction and/or Underproduction imbalances existing at such time as well as any cash balancing obligation created thereby.

16. Liquefiable Hydrocarbons Not Covered Under Agreement

The parties shall share proportionately in and own all liquid hydrocarbons recovered with the gas sales by lease equipment in accordance with their respective interests.

17. Conflict

If there is a conflict between the terms of this Agreement and the terms of any gas sales contract covering the Contract Area entered into by any party, the terms of this Agreement shall govern.

18. Arbitration

Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association and judgment upon the award may be entered in any Court having jurisdiction thereof. The arbitrator shall not award punitive or consequential damages in settlement of any controversy or claim.

EXHIBIT F
To that certain
DRILLING AND DEVELOPMENT AGREEMENT
By and between
Starlight Corporation and EnCana Oil & Gas (USA) Inc.
Dated Effective May 1, 2006

AGENT OPERATOR AGREEMENT
ANT HILL UNIT
Rio Blanco County, Colorado

This Agent Operator Agreement ("Agreement") is made and entered into by and between EnCana Oil & Gas (USA) Inc. ("EnCana"), having an address at 370 17th Street, Suite 1700, Denver, Colorado 80202 and Starlight Corporation., having an address of 1520 West Canal Court, Suite 130, Littleton, CO 80120 ("Starlight").

WITNESSETH:

WHEREAS, EnCana has committed its interests in certain lands and oil and gas leases pertaining thereto located in Rio Blanco County, Colorado to a unit designated the Ant Hill Unit ("Unit") as more particularly depicted on the Unit Boundary Map attached hereto as Exhibit "A" and made a part hereof;

WHEREAS, pursuant to the provisions of the Ant Hill Unit Agreement ("Unit Agreement") and Ant Hill Unit Operating Agreement ("Unit Operating Agreement"), Starlight desires to drill and operate certain wells located on those certain lands and oil and gas leases pertaining thereto committed to the Unit as defined in that certain Drilling and Development Agreement, dated May 1, 2006, made by and between EnCana and Starlight ("Starlight Wells");

WHEREAS, ENCANA desires to designate Starlight as "Agent Operator" with regard to the Starlight Wells;

WHEREAS, the parties desire to further stipulate and agree between themselves as to the conditions, limitations, obligations, duties, rights and responsibilities each party will assume in accordance with the conduct of all operations on those lands committed to the Unit ("Unitized Lands");

WHEREAS, except as modified hereby and limited to the parties executing this Agent Operator Agreement, the terms of this Agent Operator Agreement do not and are not intended to alter the duties owed by EnCana in its capacity as Unit Operator under the Unit Operating Agreement to the Department of Interior or any agency thereof, including but not limited to, the Bureau of Land Management, the Minerals Management Service; and/or, any other local, state or federal agencies.

NOW, THEREFORE, in consideration of the premises, and of the mutual promises, conditions and agreements contained herein and in the Unit Agreement and Unit Operating

Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1
AGENT OPERATOR

From time to time, EnCana and Starlight shall execute the appropriate state and federal forms ("Designation of Agent") whereby EnCana shall appoint and designate Starlight as "Agent Operator" for the purposes of drilling, testing, completing, equipping and operating each of the Starlight Wells subject to the terms and conditions of the Unit Agreement and Unit Operating Agreement. In its capacity as Agent Operator for each Starlight Well, Starlight shall have the following rights and shall assume the following obligations with respect to each of the Starlight Wells.

1.1 Starlight shall have control of and be fully responsible for all actual field operations with respect to each Starlight Well, including but not limited to, the drilling, testing, completing and equipping of each Starlight Well to its Sales Meter, pursuant to the Unit Agreement and the Unit Operating Agreement.

1.2 Starlight, as to each Starlight Well, shall prepare and file, after having first secured the execution of EnCana, which shall be timely provided, all necessary sundry notices, and changes in well status reports required by the appropriate federal, state and/or local governmental authorities.

1.3 Starlight shall provide EnCana, in a timely manner, with all information as may be reasonably necessary to enable EnCana to maintain all books and accounts as required by the Unit Agreement and the Unit Operating Agreement; provided, however, that Starlight shall prepare, mail and maintain all joint interest billings for the costs of drilling, testing, completing and equipping to their Sales Meters, each Starlight Well as provided by the Unit Operating Agreement.

1.4 Starlight shall be entitled, subject to the audit provisions contained in the Unit Operating Agreement, to retain all payments made to operator by non-operators and to receive the overhead charges provided for in said agreements relating to the Starlight Wells during the period Starlight is drilling, testing, completing and equipping the wells to their Sales Meters. EnCana, as Unit Operator, shall take over operations of the Starlight Wells following completion, provided, however, Starlight shall retain the right to utilize its own pumpers and to conduct its own service operations on Starlight Wells as Agent Operator. EnCana will perform the duties of operator of the Starlight Wells in all other respects. Starlight will coordinate its activities with EnCana personnel so as not to unreasonably interfere with EnCana's physical operations within the Ant Hill Unit. EnCana will make no charge to the Starlight joint account for any direct charges pursuant to the COPAS accounting procedures attached to the Unit Operating Agreement, including charges for EnCana pumpers and other field personnel with respect to the Starlight Wells if Starlight utilizes its own pumpers and conducts its own service operations. With respect to the Earning Wells and any other Starlight Well in which EnCana owns a working interest, EnCana will bear its proportionate share of such direct charges,

including those for pumpers and other direct costs incurred by Starlight on behalf of the well in the same manner provided for in the COPAS accounting procedures attached as an exhibit to the Unit Operating Agreement as would occur if Starlight were the operator of that well and EnCana the non-operator. COPAS Overhead rates for operating wells will not be affected by this provision and Starlight will bear its proportionate part of the COPAS overhead rate for Starlight Wells pursuant to the terms and conditions of said COPAS accounting procedures. Starlight will not be charged any COPAS overhead rates for EnCana Wells. EnCana shall not be entitled to receive an operator's overhead charge or any other charge whatsoever under the Unit Operating Agreement or any other agreements with respect to any wells operated by Starlight.

1.5 Starlight and EnCana shall enter into the Gas Marketing Agreement covering Starlight's share of oil and gas produced from the Ant Hill Unit and Contract Area. Starlight shall construct any necessary gathering lines from each Starlight Well Sales Meter to the point of connection with the existing Ant Hill Unit gathering system. Such gathering lines shall become the property of EnCana and will be part to the Ant Hill Unit gathering system. The capital costs thereof, including, but not limited to the interest charges on capital funds paid to Starlight's lender, shall be recouped by Starlight through a credit to the gathering, processing and marketing fee (the "GPM Fee") to be paid to EnCana pursuant to the Gas Marketing Agreement.

1.6 In support of the duties assumed by EnCana as Unit Operator during the term under which Starlight serves as Agent Operator for the Starlight Wells, Starlight agrees to timely furnish EnCana any information, reports or similar reporting documentation as may be required by agencies having jurisdiction over the parties EnCana shall timely remit such completed forms to the appropriate governmental agencies as required.

1.7 For Starlight Wells that are committed to a participating area, Starlight shall bear its proportionate share of the royalties and overriding royalties set forth on Exhibit B of the Unit Agreement on an acreage basis based upon its net acres in the participating area and the provisions of Article 12 of the Unit Agreement and as set forth in Articles 6 and 13 of the Unit Operating Agreement. For any Starlight Well not within a participating area, Starlight shall bear its proportionate share of the royalties and overriding royalties on that tract set forth on Exhibit B of the Unit Agreement on a lease basis. EnCana, as Operator, shall be responsible for the disbursement of royalty and overriding royalty revenues from the Starlight Wells to the royalty and overriding royalty owners as set forth in Section 6.8 of the Unit Operating Agreement. The share of gas allocated to Starlight's working interest shall be the actual Unitized Substances produced from Starlight Wells as measured at their Sales Meters.

SECTION 2
UNIT OPERATOR

EnCana is designated Unit Operator of the Unit as described under the Unit Agreement and the Unit Operating Agreement. In its capacity as Agent Operator, Starlight shall retain the rights and duties with respect to each Starlight Well as follows:

2.1 EnCana shall remain as record Unit Operator for each Starlight Well.

2.2 As provided in the Unit Agreement and Unit Operating Agreement, EnCana shall be responsible as Unit Operator for filing all monthly, yearly and other required reports (based on data provided by Starlight) with the Department of Interior and any agency thereof, including the Bureau of Land Management and/or the Minerals Management Service and any other federal, state or local agencies having jurisdiction over the lands and oil and gas leases.

2.3 EnCana as Unit Operator, on behalf of Starlight as Agent Operator, shall be responsible for and shall submit a plan of further development and operation of the Unit, pursuant to the Unit Agreement, which shall include any and all proposed drilling, testing and producing operations or similar activities proposed by Starlight, as to Starlight Wells, and timely submitted to EnCana for inclusion in the plan of development.

2.4 After approval by Starlight, EnCana shall file all applications for approval of participating areas or revisions thereof, unit extensions, contractions, plans of development and any other applications or reports as may be required under the Unit Agreement or the Unit Operating Agreement.

2.5 EnCana shall have, to the extent reasonably required to perform its duties as Unit Operator, access to each Starlight Well and pertinent data required for EnCana's reporting functions for each Starlight Well at all reasonable times.

SECTION 3
RESIGNATION OF AGENT OPERATOR

3.1 Starlight may resign as Agent Operator at any time by giving written notice thereof to EnCana. However, Starlight shall remain responsible for any liability for default by Starlight and for the payment of all costs and expenses attributable to the Starlight Wells as provided for in the agreements pertaining thereto and having occurred prior to the date that a successor operator assumes operations. If Starlight acts in a willful and wanton fashion or is grossly negligent in the performance of its duties hereunder or should it terminate its legal existence, become insolvent, file for protection under the bankruptcy laws of the United States of America or be placed in receivership, then Starlight shall be deemed to have resigned without any action by EnCana or Starlight. Upon Starlight' resignation, this appointment of Agent Operator shall terminate immediately, become null and void, and EnCana may assume operations and full control of each Starlight Well; provided, however, that subject to the prior written approval of EnCana which shall not be unreasonably withheld, those parties who in the aggregate own more than a fifty percent (50%) interest in all of the Starlight Wells, said ownership to be determined on a net acreage basis, shall have the right upon thirty (30) days advance written notice to Unit Operator of the Unit Agreement and Unit Operating Agreement to designate one of their number to act as Agent Operator of each of the Starlight Wells on the same terms provided in this Agreement.

3.2 If at any time Starlight divests itself of all or substantially all of its interest in any of the Starlight Wells to any non-affiliated third party, it shall immediately notify EnCana in accordance with the terms of the Unit Agreement and Unit Operating Agreement. Such party as

Starlight shall have divested all or substantially all of its interests to, shall have the right and option, but not the obligation, within a reasonable time, to elect by written notice to EnCana to become Agent Operator (in substitution of Starlight) with respect to the operations of the Starlight Wells which are the subject of such transfer; provided, however, that the right of such transferee to act as Agent Operator shall be subject to the prior written approval of EnCana which shall not be unreasonably withheld.

3.3 Notwithstanding the other provisions of Section 3, under no circumstances shall there be more than one Agent Operator under this Agreement.

SECTION 4
INDEMNIFICATION

4.1 To the extent that EnCana is not a working interest owner in the Starlight Wells, all operations conducted on any Starlight Well shall be at the sole cost, risk and expense of the owners of the Starlight Wells. Starlight agrees to hold EnCana harmless from the defend and indemnify EnCana, its officers, directors, employees, agents, representatives, successors and assigns against each and every claim, loss, cost, penalty, fine and expense of any character whatsoever (including, without limitation, court costs, expenses of litigation and attorneys' fees), including but not limited to, any royalty or tax audit claim, any claim for loss or damage to property, and for compensation, damage, injury to or death of any person whomsoever in any way arising out of or attributable to any act or omission by Starlight, its agents, servants, or employees in the operation of any Starlight Well or arising out of any other breach of this Agreement by Starlight, its agents, servants or employees.

4.2 To the extent that Starlight is not a working interest owner in the EnCana Wells, EnCana agrees to hold Starlight harmless from and defend and indemnify such parties, their officers, directors, employees, agents, representatives, successors and assigns against each and every claim, loss, cost, penalty, fine and expense of any character whatsoever (including, without limitation, court costs, expenses of litigation and attorneys' fees), including but not limited to, any royalty or tax audit claim, any claim for loss or damage to property, and for compensation, damage, injury to or death of any person whomsoever in any way arising out of or attributable to any act or omission by EnCana, its agents, servants or employees in the operation of any Unit Well (other than a Starlight Well) or arising out of any other breach of this Agreement by EnCana, its agents, servants or employees.

4.3 To the extent that EnCana and Starlight each own an interest in Starlight Wells or Unit Wells the indemnity provisions of the Unit Operating Agreement shall control as between the parties hereto.

4.4 Prior to commencing operations on each Starlight Well, Starlight shall deliver to EnCana a certificate of insurance covering the Starlight Wells which insurance shall comply with the insurance requirements of the Unit Operating Agreement. The certificate of insurance shall identify EnCana as an additional insured under such policy of insurance. Starlight shall continue to provide EnCana, upon request, with updated certificates evidencing the insurance to be in force as long as Starlight remains Agent Operator under each of the Starlight Wells.

SECTION 5
MISCELLANEOUS PROVISIONS

5.1 This Agreement shall be subject to the conservation laws of the State of Colorado, to the valid rules, regulations and orders of any duly-constituted regulatory body of the State of Colorado and to all other applicable federal, state and local laws, ordinances, rules, regulations and orders.

5.2 Each party hereto covenants and agrees with the other to execute, acknowledge and deliver to each other any additional instruments, agreements and other documents and to do any other acts and things which may be necessary to implement the foregoing designation of Agent Operator as may be required by any governmental agency having jurisdiction.

5.3 The provisions of the Unit Operating Agreement and the Designation of Agent shall be subject to the terms of this Agreement. In the event of a conflict between the provisions of this Agreement and the provisions of the Unit Operating Agreement, the provisions of this Agreement shall control as between the parties hereto.

5.4 This Agreement may not be assigned by Starlight, in whole or in part, to any party, except with the prior written consent of EnCana, which consent shall not be unreasonably withheld. Starlight may, however, subject to prior written notice to EnCana, assign its rights as Agent Operator to any subsidiary or affiliate, provided such subsidiary or affiliate meets the insurance requirements. This Agreement shall be binding and inure to the benefit of the parties hereto, their respective heirs, successors, representatives and assigns.

5.5 The term of this Agreement shall be concurrent with the term of the Unit Agreement and shall terminate with respect to those lands, if any, which may be eliminated from the Unit as of the effective date of such elimination.

EXECUTED AND EFFECTIVE this ______ day of ________________, 2006.

ENCANA OIL & GAS (USA) INC.

By: ________________________________
Douglas W. Jones
Attorney-in-Fact

STARLIGHT CORPORATION

By: ________________________________
Brian S. Bentley
President

ACKNOWLEDGMENT

STATE OF COLORADO)
) ss.
COUNTY OF DENVER)

The foregoing instrument was acknowledged before me this ____ day of __________________, 2006, by Douglas W. Jones as Attorney-in-Fact of ENCANA OIL & GAS (USA) INC., on behalf of said corporation.

WITNESS my hand and official seal.

My Commission Expires: ____________

____
Notary Public

STATE OF ____________________)
) ss.
COUNTY OF ____________________)

The foregoing instrument was acknowledged before me this ____ day of __________________, 2006, by Brian S. Bentley as President of Starlight Corporation, a ____________________ corporation, on behalf of said corporation.

WITNESS my hand and official seal.

My Commission Expires: ____________

____
Notary Public

ENCANA

EnCana Oil & Gas (USA) Inc.

EXHIBIT "G"
TO THAT CERTAIN
Drilling and development agreement
By and between Starlight Corporation and EnCana Oil & Gas (USA) Inc.
Dated Effective May 1, 2006

WELL INFORMATION REQUIREMENTS

WELL: OPERATOR:

	# COPIES
PRIOR TO SPUD	
Geological prognosis	2
Drilling program	2
Survey plat	2
Well Application and license	2
24-hour spud notice	Yes
DURING DRILLING	
Daily drilling and geological reports	1
(include daily and cumulative drilling	
costs)	1
DST results, core description	1
Preliminary core & fluid analysis	Yes
Advise of oil/gas shows	Yes
24-hour notice of intent to log	
ON REACHING TOTAL DEPTH	1
Copy of sample descriptions	2
Field prints of all logs (including mud gas	1
log)	
All digital log files	Yes
Notice of intent to:	Yes
Complete - 24 hours	1
Abandon - 24 hours	
Wash and dried samples	

	# COPIES
AFTER RIG RELEASE	
Final prints of logs (including mud gas log)	2
Log data, LAS Format (3.5" floppy disc)	1
Final Analysis of:	
Cores	1
Oil, gas and water	1
Core photos	1
Velocity, directional or other well surveys	1
Final drilling /geological report (to include:	1
casing report, cored intervals and recovery; list of logs with	
intervals; production casing/	
abandonment data; formation tops; sample and core	
descriptions	
PRIOR TO COMPLETION	
Completion program	1
DURING COMPLETION	
All production/cased hole logs	2
Daily completion reports	1
All oil, gas, water analysis (during completion)	1
Back pressure and/or productivity tests	1
Written notice of commencement of production	1
All government forms, applications & correspondence	1
48-hour abandonment approval required	
	Yes

ABOVE INFORMATION TO BE ADDRESSED TO: EnCana Oil & Gas (USA) Inc.
370 17th Street, Suite 1700
Denver, CO 80202

Geologist: Brendan Curran
brendan.curran@encana.com
Office - (720) 876-3510
Fax - (720) 876-6510

Landman: Kirsten Orahood
kirsten.orahood@encana.com
Office - (720) 876-5119
Fax – (720) 876-6119

SEND DAILY DRILLING REPORTS TO: Sandi Claeys
sandra.claeys@encana.com

BY PHONE ____, FAX ___, E-MAIL__X__ (check one) : Phone: 720-876-5223
Fax: 720-876-6223

EXHIBIT H
to that certain
DRILLING AND DEVELOPMENT AGREEMENT
By and between
Starlight Corporation and EnCana Oil & Gas (USA) Inc.
Dated Effective May 1, 2006

GAS MARKETING AGREEMENT

EnCana Oil & Gas (USA) Inc. (Operator), as Operator of the Ant Hill Unit, is willing to market Starlight Corporation's (Starlight) working interest share of production in the wells drilled in the Ant Hill Unit under the terms of that certain Drilling and Development Agreement dated effective May 1, 2006 subject to the following conditions:

1. Agreement to Market: Operator will use commercially reasonable efforts to market Starlight's share of gas from the Wells drilled in the Ant Hill Unit under the terms of the Drilling and Development Agreement at the same price and upon the same terms and conditions as Operator markets its own gas from the Wells, or upon the same terms and conditions as Operator markets its own gas from other wells in the Ant Hill Unit when Operator does not own an interest in the Starlight Wells; however, Operator shall have no obligation to obtain the best terms available for the sale of Starlight's gas. Starlight understands and agrees that Operator may, in its sole discretion, (i) aggregate Starlight's gas with volumes of gas produced from other wells; (ii) market and/or sell Starlight's gas to a related marketing affiliate; or (iii) market Starlight's gas under existing contractual arrangements. Starlight will not acquire any third-party beneficiary rights in Operator's marketing or sales contracts or gathering and transportation agreements.

2. Payment of Proceeds: Operator will disburse to Starlight only those proceeds attributable to Starlight's share of gas production, as defined by Starlight's signed Division Order, that are actually received by Operator from the purchaser of Starlight's gas, less Starlight's share of any applicable (i) Lease Burdens payable by Operator pursuant to the Ant Hill Unit Operating Agreement, production or severance taxes, and (ii) any applicable transportation (including pipeline penalties), processing, compression, treating, dehydration, marketing or other similar charges which may be assessed against said production, including those charged by affiliated companies to Operator. Starlight agrees that Operator may offset any payment due Starlight against any sum Starlight owes Operator, including amounts owed for its share of the costs and expenses incurred in the operation of the Wells.

3. Royalty Payments: Operator will pay Starlight's share of the proceeds due to each owner of the Lease Burdens payable by Operator pursuant to the Ant Hill Unit Operating Agreement to which Starlight's working interest is subject, as set forth in the Drilling and Development Agreement.

4. Processing, Treating, Gathering Fee: Operator shall charge and deduct from the proceeds to be paid to Starlight a fee for the processing, treating, gathering and marketing of Starlight's gas from the Wells in an amount of $0.55 per MCF, and less Starlight's share of fuel and other losses.

5. Reduction in Takes or Failure by Purchaser to Pay: If the purchaser of Starlight's gas reduces or curtails its takes, Starlight shall share proportionately in such reduction or curtailment. Operator will use reasonable efforts to restore the market for the gas, or seek alternative markets, but Operator will not be liable for any loss or damages to Starlight resulting from the interruption in the market, or failure to secure an alternative market. If the purchaser fails or refuses to pay for gas taken, Operator will use all reasonable means to obtain payment, but Operator will not be liable to Starlight for any gas taken by a purchaser unless and until Operator is paid for the gas. Starlight will be liable to Operator for its proportionate share of costs, expenses and fees incurred by Operator in attempting to collect such payment.

6. Warranties: Starlight represents and warrants (i) good title to its share of gas and (ii) that its gas produced from the Wells is not subject to any existing agreement or arrangement, other than the Drilling and Development Agreement, and that Operator shall have the sole right to market and/or sell Starlight's share of the gas produced from the Wells.

7. Limitation of Operator's Liabilities: In addition to other indemnities herein, you agree to protect, defend, indemnify and hold harmless Operator, its affiliates and their respective representatives, from any claims, liabilities or damages, including attorney's fees and court costs, that arise out of or related to this agreement including (i) any false representation or warranty made by you; (ii) your failure to pay any assessment, tax, or other liability; (iii) the sufficiency of the proceeds received for your share of gas; (iv) claims by royalty or overriding royalty interest owners, taxing entities, or any other third parties regarding Operator's marketing of Starlight's gas; or (v) any other claims arising out of or relating to Operator's marketing of Starlight's gas. This indemnity and all other indemnities herein shall survive termination.

8. Balancing: For gas balancing, Starlight shall be deemed to have produced and sold gas to the extent of proceeds received for volumes attributable thereto. Operator reserves the right to adjust Starlight's share of gas from the Wells to effectuate gas balancing in accordance with any applicable and governing Gas Balancing Agreement.

9. Entire Agreement: This agreement shall constitute the entire agreement between the parties regarding the subject matter hereof and supersedes all prior discussions, understandings and other agreements. This agreement does not constitute and shall be in lieu of (i) an election by Operator to market Starlight's gas under the provisions of any applicable joint operations agreement and (ii) any marketing by Operator under a state's respective statutes governing the marketing of an owner's gas by an operator. In addition, the language in this Agreement shall take precedence and supersede any conflicting language that may be contained in any voluntary or compulsory pooling order, joint operating agreement, gas balancing agreement, or in any division order or transfer order.

10. Notification of Ownership Changes: Starlight shall be solely responsible for notifying Operator of any changes in the ownership and/or rights of its share of the gas produced from the Wells or the proceeds derived from the sale thereof. Operator shall not be bound by any changes in ownership or rights, unless and until so notified as provided herein.

11. Term: This letter agreement may be terminated by either party by providing the other with a minimum thirty (30) day written notice, however, termination shall not be effective until such time that any gas purchase contracts that Operator has entered into on Starlight's behalf have expired.

12. Choice of Law: This agreement is governed by the laws of the State of Colorado, excluding any choice of law rules which may direct the application of the laws of another jurisdiction.

13. No Association or Fiduciary Relationship: It is not the purpose or intention of this agreement to create (and it should not be construed as creating) a joint venture, partnership, or any type of association for federal tax or any other purposes. Nothing herein shall be deemed to create a fiduciary relationship between Starlight and Operator, and Starlight hereby disclaims any type of fiduciary, trust, agency or special relationship with Operator resulting from, arising out of, or in connection with the execution or performance of this agreement.

Starlight Corporation	EnCana Oil & Gas (USA) Inc.
________________	________________
Brian S. Bentley	Douglas W. Jones
President	Attorney-in-Fact
Date:	Date:

EXHIBIT I

to that certain
DRILLING AND DEVELOPMENT AGREEMENT
by and between
Starlight Corporation and EnCana Oil & Gas (USA) Inc.
Dated Effective May 1, 2006

TAX PARTNERSHIP PROVISIONS

1. **General Provisions**

1.1 **Designation of Documents.** This exhibit is referred to in, and is made a part of that certain DRILLING AND DEVELOPMENT AGREEMENT by and between Starlight Corporation and EnCana Oil & Gas (USA) Inc., dated effective May 1, 2006. Such agreement (including all exhibits thereto, other than this exhibit) shall be hereinafter referred to as the "Agreement"; and this exhibit to the Agreement is hereinafter referred to as the "Exhibit." Except as may be otherwise provided in this Exhibit, terms defined in the Agreement shall have the same meaning when used in this Exhibit as in the Agreement.

1.2 The Parties hereby agree to name this tax partnership the STARLIGHT ANT HILL TAX PARTNERSHIP.

1.3 **Relationship of Parties.** The parties to this Agreement shall be hereinafter referred to singularly as the "Party" or collectively as the "Parties." The Parties understand and agree that the arrangement and undertakings evidenced by the Agreement, taken together, result in a partnership for purposes of federal income taxation pursuant to subchapter K of Chapter 1 of subtitle A of the Internal Revenue Code of 1986, as amended, and for purposes of certain state income tax laws which incorporate or follow federal income tax principles as to tax partnerships. Such partnership for tax purposes is hereinafter referred to as the "Tax Partnership" or "Partnership." For every other purpose of the Agreement, however, and notwithstanding any other provision of the Agreement, express or implied, to the contrary, the Parties understand and agree that their legal relationship to each other under applicable state law with respect to all property subject to the Agreement, is one of tenants-in-common, or undivided interest owners, or lessee-sublessees and not one of partnership; that the liabilities of the Parties shall be several and not joint or collective; and that each Party shall be solely responsible for its obligations under the Agreement.

1.4 **Priority of Provisions.** In the event of a conflict or inconsistency, whether direct or indirect, actual or apparent, between the terms and conditions of this Exhibit and the terms and conditions of the Agreement or any other Exhibit or any part thereof, the terms and conditions of this Exhibit shall govern and control.

1.5 **Survivorship.**

(a) Any termination of the Agreement shall not affect the continuing application of the Tax Partnership provisions as necessary for the termination and liquidation of the Tax Partnership.

(b) Any termination of the Agreement shall not affect the continuing application of the Tax Partnership

provisions as necessary to resolve all matters regarding federal and state income taxation of the Tax Partnership.

(c) These Tax Partnership provisions shall inure to the benefit of, and be binding upon, the Parties hereto and their successors and assigns.

1.6 **Term.** The effective date of the Tax Partnership shall be the effective date of the Agreement. The Tax Partnership shall continue in full force and effect from and after such date until termination and liquidation.

2. **Income Tax Compliance and Capital Accounts**

2.1 **Tax Returns.** The Tax Reporting Partner (hereinafter referred to as the "TRP") shall prepare and file all required federal and state partnership income tax returns. In preparing such returns, the TRP shall use its best efforts and in doing so shall incur no liability to any other Party with regard to such returns. Not less than two weeks prior to the proposed filing date of any such tax return, the TRP shall submit to each Party, at the addresses listed below, a copy of the return as proposed for review.

EnCana Oil & Gas (USA) Inc.
Federal Taxpayer I.D. Number : 98-0087558
370 17th St., Suite 1700
Denver, CO 80202
Attn: Tax Department

Starlight Corporation
Federal Taxpayer I.D. Number: 84-1364654
1520 West Canal Court, Suite 130
Littleton, CO 80120

2.2 **Fair Market Value Capital Accounts.** The TRP shall establish and maintain fair market value (hereinafter referred to as "FMV") capital accounts and tax basis capital accounts for each Party. Upon request, the TRP shall submit to each Party along with a copy of any proposed partnership income tax return an accounting of its respective FMV capital accounts as of the end of the tax return period.

3. **Tax Reporting Partner**

3.1 **Tax Reporting Partner.** Starlight Corporation is designated TRP. In the event of any change in the TRP, the Party serving as TRP for a given taxable year shall continue as TRP with respect to all matters concerning such year. The TRP and other Parties shall use their best efforts to comply with responsibilities outlined in this Exhibit and in the Internal Revenue Code ("I.R.C.") and the Treasury regulations thereunder.

3.2 **Information Request by the TRP.** Each Party agrees to furnish to the TRP no later than thirty (30) days before the return due date (including extensions) such information relating to the operations conducted under the Agreement as may be required for the proper preparation of such returns and capital accounts. The Parties shall furnish the TRP within two weeks from the receipt of the request with such information (including information specified in I.R.C. § 6050K) as the TRP may reasonably request to permit it timely prepare all required tax returns and other required reports and compute and maintain the capital accounts.

4. **Elections**

4.1 **General Elections.** For both income tax return and capital account purposes, the Tax Partnership shall elect:

(a) To deduct currently intangible drilling and development costs (hereinafter referred to as "IDC");

(b) To use the maximum allowable accelerated tax method and the shortest permissible tax life for depreciation purposes;

(c) To use the accrual method of accounting;

(d) To report income on a calendar year basis; and

(e) To elect under § 754, to adjust the basis of Partnership property, in the case of a distribution of property, in the manner provided in I.R.C. § 734 and, in the case of a transfer of a partnership interest, in the manner provided in I.R.C. § 743. In the case of a distribution of property pursuant to I.R.C. § 734, the TRP shall adjust all tax basis capital accounts. In the case of a transfer of a partnership interest pursuant to I.R.C. § 743, the acquiring Party shall establish and maintain its tax basis capital account.

4.2 **Depletion.** Solely for FMV capital account purposes, depletion shall be calculated by using simulated percentage depletion within the meaning of Treasury Regulation § 1.704-1(b)(2)(iv)(k)(2).

For purposes of a simulated percentage depletion calculation:

(a) All operating mineral interests shall be treated as one property;

(b) The depletion rate shall be the rate specified in I.R.C. § 613(A)(c)(1); and

(c) The taxable income from the property limitation shall not apply.

4.3 **Electing Out Under I.R.C. § 761(a).** The TRP shall notify all Parties of an election to be excluded from the application of subchapter K of Chapter 1 of Subtitle A of the Internal Revenue Code within thirty days prior to the proposed filing date or due date (including extensions) for the federal Partnership income tax return, whichever comes earlier. Any Party objecting to said election must do so in writing not less than seven days prior to receiving such notice. Even after an effective election-out, the TRP's rights and obligations, other than the relief from tax return filing obligations of the Partnership, shall continue. After an election-out, to avoid an unintended impairment of the election-out: The Parties will avoid, without prior coordination, any operational changes which would terminate the qualification for the election-out status; all Parties will monitor the continuing qualification of the Partnership for the election-out status and will notify the other Parties if, in their opinion, a change in operations will jeopardize the election-out; and, all Parties will use, unless agreed to by them otherwise, the cumulative gas balancing method as described in Treas. Reg. §1.761-2(d)(2).

4.4 **Other Elections or Consents.** Any election other than those referenced above must be approved by the affirmative vote of two (2) or more Parties owning a majority working interest based upon post-payout ownership.

5. Capital Contributions and FMV Capital Accounts

5.1 Compliance and Maintenance. The provisions of Section 5 of this Exhibit and any other provisions relating to the maintenance of the capital accounts of the Tax Partnership are intended to comply with Treas. Reg. § 1.704-1(b) and shall be interpreted and applied in a manner consistent with such regulations.

5.2 Capital Contributions. The respective capital contributions of each Party to the Tax Partnership shall be (a) each Party's interest in the oil and gas leases committed to this Tax Partnership, and all lease and well equipment associated with the leases, and (b) all amounts paid by each Party in connection with the acquisition, exploration, development and operation of the lease, and all other costs characterized as contributions or expenses borne by such Party under the Agreement. The contribution of the leases and any other properties committed to the Tax Partnership shall be made by each Party's agreement to hold legal title to its interest in such leases or any other properties as nominee for this Tax Partnership.

5.3 FMV Capital Accounts. The FMV capital accounts shall be increased and decreased as follows:

(a) The FMV capital accounts shall be increased by: (i) the amount of money and the FMV (as of the date of contribution) of any property contributed by each Party, respectively, to the Tax Partnership (net of liabilities assumed by the Tax Partnership or to which the contributed property is subject); (ii) that Party's Section 6.1 hereof allocated share of Tax Partnership income and gains, or items thereof; and (iii) that Party's share of I.R.C. § 705(a)(1)(B) and (C) items.

(b) The FMV capital accounts shall be decreased by: (i) the amount of money and the FMV of property distributed to each Party (net of liabilities assumed by such Party or to which the property is subject); (ii) that Party's Section 6.1 hereof allocated share of Tax Partnership loss and deductions, or items thereof; and (iii) that Party's share of I.R.C. § 705(a)(2)(B) items.

"FMV" when it applies to property contributed by a Party to the Tax Partnership shall be assumed for purposes of Section 5.2(a) of this Exhibit to equal the adjusted tax basis, as defined in I.R.C. § 1011, of that property unless the Parties agree otherwise as indicated below or in a separate written agreement.

As provided in Treas. Reg. § 1.704-1(b)(2)(iv)(e), upon distribution of Partnership property to a Party, the capital accounts will be adjusted to reflect the manner in which the unrealized income, gain, loss and deduction inherent in distributed property (not previously reflected in the capital accounts would be allocated among the Parties if there were a disposition of such property at its FMV at the time of distribution.

Party	Property Contributed	FMV

6. **Tax Partnership Allocations**

6.1 **FMV Capital Account Allocations.** Each item of income, gain, loss, or deduction shall be allocated to each Party as follows:

(a) Actual or deemed income from the sale, exchange, distribution, or other disposition of production shall be allocated to the Party entitled to such production or the proceeds from the sale of such production. The amount of income from the sale and FMV of production and the amount of the FMV of production taken in kind by the Parties are deemed to be identical; accordingly, such items may be omitted from the adjustments made to the Parties' FMV capital accounts.

(b) Exploration cost, IDC, and operating and maintenance cost shall be allocated to each Party in accordance with its respective contribution, or obligation to contribute, to such cost.

(c) Depreciation shall be allocated to each Party in accordance with its contribution, or obligation to contribute, to the cost of the underlying asset.

(d) Simulated depletion shall be allocated to each Party in accordance with its FMV capital account adjusted basis in each oil and gas property.

(e) Loss or simulated loss upon the sale, exchange, distribution, abandonment, or other disposition of depreciable or depletable property, shall be allocated to the Parties in the ratio of their respective FMV capital account adjusted basis in the depreciable or depletable property to the total FMV capital account adjusted basis in the depreciable or depletable property.

(f) Gain or simulated gain upon the sale, exchange, distribution, abandonment or other disposition of depreciable or depletable property shall be allocated to the Parties so that the FMV capital account balances of the Parties will most closely reflect their overall working interests under the Agreement.

(g) Costs or expenses of any other kind shall be allocated to each Party in accordance with its respective contribution, or obligation to contribute, to such costs or expenses.

(h) Any other item of income shall be allocated to the Parties in accordance with the manner in which such income is realized by each Party.

6.2 **Tax Returns and Tax Basis Capital Account Allocations:**

(a) Unless otherwise expressly provided in this Section 6.2, the allocations of Tax Partnership items of income, gain, loss, or deduction for tax return and tax basis capital account purposes shall be the same as those contained in Section 6.1 hereof. However, the Partnership's gain or loss on the taxable disposition of a Partnership property in excess of the gain or loss under Sec. 6.1, if any, is allocated to the contributing Party to the extent of such Party's pre-contribution gain or loss.

(b) The Parties recognize that under I.R.C. § 613A(c)(7)(D), any depletion allowance is to be computed separately by each Party. For this purpose, each Party''s share of the adjusted tax basis of each oil and gas property shall be equal to its contribution to the adjusted tax basis of such property.

(c) The Parties recognize that under I.R.C. § 613A(c)(7)(D) the computation of gain or loss on the taxable disposition of an oil or gas property is to be computed separately by each Party. For this purpose the portion of the total amount realized by the Tax Partnership that represents a recovery of simulated adjusted basis in an oil and gas property will be allocated to the Parties in the same proportion that simulated depletion basis was allocated to them under Section 6.1(d) hereof. Any additional amount realized will be allocated in accordance with the ratio of simulated gain allocation for such property under Section 6.1(f) hereof subject first, however, to the requirements set forth in Section 6.2(g) hereof.

(d) Depreciation shall be allocated to each Party in accordance with its contribution to the adjusted tax basis of the depreciable asset.

(e) Any recapture of depreciation shall, to the extent possible, be allocated among the Parties in accordance with their sharing of the depreciation.

(f) Any recapture of IDC shall be computed separately by each Party. Similarly, any recapture of depletion shall be computed separately by each Party in accordance with its depletion allowable computed under Section 6(b).

(g) For Tax Partnership property that has a value in the FMV capital accounts which differs from the adjusted tax basis of such property, any tax items relating to such property will be allocated to the Parties in a manner which takes into account the variation between the adjusted tax basis of such property and its FMV capital account value in accordance with I.R.C. § 704(c).

(h) The income attributable to take-in-kind production will not be reflected on the tax return.

7. Termination and Liquidating Distributions

7.1 **Termination of the Tax Partnership.** Termination shall occur on the earlier of the events described in I.R.C. §§ 708(b)(1)(B) or 708(b)(1)(A).

(a) Termination Under I.R.C §708(b)(1)(B). Upon termination under I.R.C. § 708(b)(1)(B), each Party's FMV capital account shall be adjusted as provided for in Treasury Regulation § 1.704-1(b)(2)(iv) and Section 7.3. The distributions provided for in Sections 7.2 through 7.5 hereof shall be deemed to have occurred, and the Tax Partnership money and properties deemed contributed to a new tax partnership, the terms of which are identical to those contained in this Exhibit.

(b) Termination Under I.R.C. § 708(b)(1)(A). Upon termination under I.R.C. § 708(b)(1)(A), the business of the Tax Partnership shall be wound-up and concluded, and the assets shall be distributed to the Parties as described in Sections 7.2 through 7.5 hereof by the end of such calendar year (or, if later, within ninety (90) days after the date of such termination).

7.2 **Reversion.** First, all money representing unexpended contributions by any Party and any property where no interest has been earned in that property under the Agreement by any other Party shall be returned to the contributing Party.

7.3 **Balancing.** Second, the TRP shall take the actions specified under this Section 7.3 in order to cause the ratio of the Parties' FMV capital accounts to reflect as closely as possible their interests under the Agreement. The ratio of a Party's FMV capital account is represented by a fraction, the numerator of which is the Party's FMV capital account balance and the denominator of which is the sum of all Parties' FMV capital account balances. Such actions are hereafter referred to as "balancing the FMV capital accounts," and when completed, the FMV capital accounts of the Parties shall be referred to as being "balanced." The manner in which the FMV capital accounts of the Parties are to be balanced shall be as follows:

> The FMV of all Tax Partnership properties shall be determined and the gain or loss for each property which would have resulted if a sale thereof had occurred at such FMV shall be allocated in accordance with Section 6.1(e) and (f) hereof. If, thereafter, any Party has a negative FMV capital account balance, that is, a balance less than zero, such Party shall by the end of the taxable year or, if later, within 90 days from the Partnership's liquidation, contribute an amount of money to the Tax Partnership sufficient to achieve a zero balance FMV capital account. Any Party may contribute an amount of money to the Tax Partnership to facilitate the balancing of the FMV capital accounts.

7.4 **Distribution.** Third, after the FMV capital accounts have been adjusted pursuant to Section 7.3 above, all remaining Tax Partnership property shall be distributed to the Parties in accordance with the ratios of their FMV capital accounts balances. This distribution may be accomplished by one of the following two methods:

(a) If all Parties consent, selected Tax Partnership properties shall be distributed to one or more of the Parties; or

(b) If (a) above does not apply, an undivided interest in each and every Tax Partnership property shall be distributed to the Parties.

7.5 **Fair Market Valuation.** For purposes of Sections 7.3 and 7.4, the FMV of any Tax Partnership property shall be agreed to by all the Parties. In the event that all of the Parties do not reach such an agreement, the TRP shall retain a nationally-recognized independent engineering firm to prepare an evaluation of the FMV of such property.

8. Transfers, Indemnification, and Correspondence

8.1 **Transfers of Tax Partnership Interests.** Transfers of Tax Partnership interests shall be governed by the Agreement. A Party transferring its interest, or any part thereof shall notify the TRP in writing within two weeks of such transfer.

8.2 **Indemnification.** This Agreement does not include any indemnification provisions to protect Parties against any harm caused by an I.R.C. § 708(b)(1)(B) termination. If the Parties desire indemnification provisions, a separate indemnification agreement must be drafted and incorporated by reference to the Agreement and this Exhibit.

8.3 **Correspondence.** All correspondence relating to the preparation and filing of the Tax Partnership's income tax returns and capital accounts shall be forwarded to:

Tax Reporting Partner
Starlight Corporation
1520 West Canal Court, Suite 130
Littleton, CO 80120

"Exhibit B"

To that

AGREEMENT FOR THE PURCHASE AND SALE OF AN INTEREST IN THAT CERTAIN DRILLING & DEVELOPMENT AGREEMENT
Effective September 1, 2006
By and Between
STARLIGHT OIL & GAS LLC
and
SECOND PARTY

Amendment to Drilling & Development Agreement

NOTE: The following has been agreed to by EnCana in principle; however the document itself is under review and subject to modification.

AMENDMENT OF AGREEMENT
ANT HILL UNIT
RIO BLANCO COUNTY, COLORADO

This Amendment, dated effective September 1, 2006, by and between EnCana Oil & Gas (USA) Inc. ("EnCana"), with offices at 340 17th Street, Suite 1700, Denver, CO 80202 and Starlight Corporation and Starlight Oil & Gas LLC ("Starlight"), with offices at 1520 West Canal Court, Suite 130, Littleton, CO 80120, shall amend that certain Drilling and Development Agreement (hereinafter "Agreement") effective May 1, 2006, by and between Starlight Corporation, and EnCana Oil & Gas (USA) Inc. as follows:

RECITALS

WHEREAS, Starlight has three Federal Permits in hand, the Love #17-42, Love Federal # 17-21, and the Starlight Federal #18-23 and are processing permits for the Starlight Federal #7-43 and the Starlight Federal #8-12; and

WHEREAS, the three federal APDs contain a requirement that no development activity take place from December 1 through April 30th and that "this stipulation applies to all surface disturbing activities" which the BLM had advised Starlight includes fracing and other completion activities, the result of which it is unlikely all four Commitment Wells can be drilled and completed prior to Dec. 1, 2006; and

WHEREAS, matters for the #7-43 are further complicated by the leases Raptor Nest Buffer Zone stipulation not allowing development activity from March 1st through July 15th;and

WHEREAS, Starlight is developing an initial rock mechanics model with Schlumberger which will assist in determining the optimal drilling mud and cementing programs, as well as the number and type of fracture stimulations required to efficiently complete the sand and coal intervals in the well; and

WHEREAS, the time line for the Drilling and Completion of the Obligation Wells as contemplated by the Agreement was to drill the four Commitment Wells back to back with not more than 30 days from the release of the drilling rig on a well and commencement of actual drilling operations on the next well; and

WHEREAS, upon completion of the initial rock mechanics model, Starlight will drill the first Commitment Well and thereafter run an FMI and a long spaced sonic log to assist in calibrating the rock mechanics model for that particular well, and then designing the completion of the sand and coal interval completion techniques in the well; and,

WHEREAS, the complex nature of the reservoir and the anticipated design of the completion procedures results in significantly longer completion time for an individual well, as well as higher cost and as a consequence, the parties agree that Starlight should have the opportunity to extensively test the first Commitment Well before completing the second Commitment Well and thereafter test the second Commitment before drilling the third Commitment Well, and so forth; and,

WHEREAS, Starlight estimates that it will take 5 weeks to drill, test, and complete the initial well, the Love Federal #17-42 and then utilizing the results of the first well, Starlight would then drill, test, and complete the Love Federal #17-21, and then on to the Starlight Federal #18-23 and so forth; and,

WHEREAS, in light of all the foregoing factors it is now the opinion of the parties that it will be beneficial to take a more measured approach that will allow Starlight to fully test its drilling and completion concepts and models in the four Commitment Wells, which concepts and models are required by the Agreement to be fully disclosed to EnCana;

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which being hereby confessed, the parties agree to the following described plan for the four Commitment Wells and the first Earning Well drilled thereafter.

COMMITMENT WELLS:

The Agreement is hereby amended such that the Drilling operation necessary to satisfy Starlight's Commitment Well obligations pursuant to the Agreement shall be:

2006 Activity:

Love Federal #17-42: Spud +/- 9/22/06; Completed: +/- 10-26-06.

Love Federal #17- 21: Spud: +/- 10-27-06; Completed: by 11-30-06

The 2007 Activity:

Starlight Federal 18-23: Spud: May 15, 2007 (or when dry enough to proceed); Completed: by 6-18-07.

Starlight Federal #8-12: Spud: 6-19-07; Completed by 7-23-06.

CONTINUIOUS DEVELOPMENT WELLS

The fifth currently planned well, the Starlight Federal # 7-43 is the first continuous development well. The Agreement is hereby amended such that Starlight may elect to drill and complete the Starlight Federal # 7-43 following the Starlight Federal #8-12 and then commencing the 180 days production period provided for in the Agreement before the further continuous development period begins. The parties recognize that the net affect of this amendment is the likelihood that the subsequent continuous development period would commence in May of 2008.

It is further agreed and understood by the parties hereto that with respect to the 2007 Activity, Starlight may substitute other wells and locations for those wells described above and that nothing in this Amendment shall prohibit Starlight from drilling more wells in 2007 than are set forth above.

In all other respect the Agreement remains in full force and effect.

I WITNESS WHEREOF, this Amendment to the Agreement is executed effective as of the date hereinabove provided.

EnCana Oil & Gas (USA) Inc.

By:________________________
Vice President

Date:________________________

Starlight Corporation

By: ________________________
Brian S. Bentley, President

Date:________________________

Starlight Oil & Gas LLC

By: ____________________
Brian S. Bentley, Manager

Date: ____________________

"Exhibit C"

To that

AGREEMENT FOR THE PURCHASE AND SALE OF AN INTEREST IN THAT CERTAIN DRILLING & DEVELOPMENT AGREEMENT
Effective September 1, 2006
By and Between
STARLIGHT OIL & GAS LLC
and
SECOND PARTY

Development Schedule:

Estimated Time Line:

2006 Activity:

Love Federal 17-42: Spud +/- 9/22/06; Completed: +/- 10-26-06.

Love Federal 17- 21: Spud: +/- 10-27-06; Completed: by 11-30-06

(Notwithstanding the foregoing, it is probable that drilling contract for 2006 activity will require the drilling of the Love Federal 17-21 will immediately follow that for the Love Federal 17-42.)

Initial 2007 Activity:

Starlight Federal 18-23: Spud: May 15, 2007 (or when dry enough to proceed); Completed: by 6-18-07.

Starlight Federal #8-12: Spud: 6-19-07; Completed by 7-23-06.

Manner and Protocol

Starlight is in the process of fully developing our drilling and completion plan(s). The general manner in which Starlight plans to drill and complete and equip the first Commitment Well is set forth in the APD. As part of the plan, Starlight is developing a rock mechanics model with the consultation of Schlumberger. This model will assist in determining the optimal drilling mud and cementing programs, as well as the number and type of fracture stimulations required to efficiently complete the sand and coal intervals in the well(s). Starlight believes that the manner in which these programs are conducted is critical to the success of the project and as such, requires that all drilling and completion procedures be approved by the Starlight, including those items specifically listed above.

"Exhibit D"

To that

PARTICIPATION AGREEMENT FOR
AN INTEREST IN THAT CERTAIN
DRILLING & DEVELOPMENT AGREEMENT
Effective September 1, 2006
By and Between
STARLIGHT OIL & GAS LLC
and
EDEN ENERGY CORP

Starlight JOA

"Exhibit D"

To that

**PARTICIPATION AGREEMENT FOR
AN INTEREST IN THAT CERTAIN
DRILLING & DEVELOPMENT AGREEMENT
Effective September 1, 2006**
By and Between
STARLIGHT OIL & GAS LLC
and
EDEN ENERGY CORP

Starlight JOA

A.A.P.L. FORM 610 - 1989

MODEL FORM OPERATING AGREEMENT

OPERATING AGREEMENT

DATED

April 15, 2006,
year

OPERATOR STARLIGHT CORPORATION

CONTRACT AREA The oil and gas lands and mineral properties of Starlight Oil & Gas LLC

COUNTY OR PARISH OF ____________, STATE OF ____________

A.A.P.L. NO. 610 – 1989

A.A.P.L. FORM 610 - MODEL FORM OPERATING AGREEMENT - 1989

TABLE OF CONTENTS

TABLE OF CONTENTS

OPERATING AGREEMENT

THIS AGREEMENT, entered into by and between Starlight Corporation, hereinafter designated and referred to as "Operator," and the signatory party or parties other than Operator, sometimes hereinafter referred to individually as "Non-Operator," and collectively as "Non-Operators."

WITNESSETH:

WHEREAS, the parties to this agreement are owners of Oil and Gas Leases and/or Oil and Gas Interests in the land identified in Exhibit "A," and the parties hereto have reached an agreement to explore and develop these Leases and/or Oil and Gas Interests for the production of Oil and Gas to the extent and as hereinafter provided,

NOW, THEREFORE, it is agreed as follows:

ARTICLE I.
DEFINITIONS

As used in this agreement, the following words and terms shall have the meanings here ascribed to them:

A. The term "AFE" shall mean an Authority for Expenditure prepared by a party to this agreement for the purpose of estimating the costs to be incurred in conducting an operation hereunder.

B. The term "Completion" or "Complete" shall mean a single operation intended to complete a well as a producer of Oil and Gas in one or more Zones, including, but not limited to, the setting of production casing, perforating, well stimulation and production testing conducted in such operation.

C. The term "Contract Area" shall mean all of the lands, Oil and Gas Leases and/or Oil and Gas Interests intended to be developed and operated for Oil and Gas purposes under this agreement. Such lands, Oil and Gas Leases and Oil and Gas Interests are described in Exhibit "A."

D. The term "Deepen" shall mean a single operation whereby a well is drilled to an objective Zone below the deepest Zone in which the well was previously drilled, or below the Deepest Zone proposed in the associated AFE, whichever is the lesser.

E. The terms "Drilling Party" and "Consenting Party" shall mean a party who agrees to join in and pay its share of the cost of any operation conducted under the provisions of this agreement.

F. The term "Drilling Unit" shall mean the area fixed for the drilling of one well by order or rule of any state or federal body having authority. If a Drilling Unit is not fixed by any such rule or order, a Drilling Unit shall be the drilling unit as established by the pattern of drilling in the Contract Area unless fixed by express agreement of the Drilling Parties.

G. The term "Drillsite" shall mean the Oil and Gas Lease or Oil and Gas Interest on which a proposed well is to be located.

H. The term "Initial Well" shall mean the well required to be drilled by the parties hereto as provided in Article VI.A.

I. The term "Non-Consent Well" shall mean a well in which less than all parties have conducted an operation as provided in Article VI.B.2.

J. The terms "Non-Drilling Party" and "Non-Consenting Party" shall mean a party who elects not to participate in a proposed operation.

K. The term "Oil and Gas" shall mean oil, gas, casinghead gas, gas condensate, and/or all other liquid or gaseous hydrocarbons and other marketable substances produced therewith, unless an intent to limit the inclusiveness of this term is specifically stated.

L. The term "Oil and Gas Interests" or "Interests" shall mean unleased fee and mineral interests in Oil and Gas in tracts of land lying within the Contract Area which are owned by parties to this agreement.

M. The terms "Oil and Gas Lease," "Lease" and "Leasehold" shall mean the oil and gas leases or interests therein covering tracts of land lying within the Contract Area which are owned by the parties to this agreement.

N. The term "Plug Back" shall mean a single operation whereby a deeper Zone is abandoned in order to attempt a Completion in a shallower Zone.

O. The term "Recompletion" or "Recomplete" shall mean an operation whereby a Completion in one Zone is abandoned in order to attempt a Completion in a different Zone within the existing wellbore.

P. The term "Rework" shall mean an operation conducted in the wellbore of a well after it is Completed to secure, restore, or improve production in a Zone which is currently open to production in the wellbore. Such operations include, but are not limited to, well stimulation operations but exclude any routine repair or maintenance work or drilling, Sidetracking, Deepening, Completing, Recompleting, or Plugging Back of a well.

Q. The term "Sidetrack" shall mean the directional control and intentional deviation of a well from vertical so as to change the bottom hole location unless done to straighten the hole or drill around junk in the hole to overcome other mechanical difficulties.

R. The term "Zone" shall mean a stratum of earth containing or thought to contain a common accumulation of Oil and Gas separately producible from any other common accumulation of Oil and Gas.

Unless the context otherwise clearly indicates, words used in the singular include the plural, the word "person" includes natural and artificial persons, the plural includes the singular, and any gender includes the masculine, feminine, and neuter.

ARTICLE II.
EXHIBITS

The following exhibits, as indicated below and attached hereto, are incorporated in and made a part hereof:

X A. Exhibit "A," shall include the following information:
- (1) Description of lands subject to this agreement,
- (2) Restrictions, if any, as to depths, formations, or substances,
- (3) Parties to agreement with addresses and telephone numbers for notice purposes,
- (4) Percentages or fractional interests of parties to this agreement,
- (5) Oil and Gas Leases and/or Oil and Gas Interests subject to this agreement,
- (6) Burdens on production.

___ B. Exhibit "B," Form of Lease.
X C. Exhibit "C," Accounting Procedure.
X D. Exhibit "D," Insurance.
X E. Exhibit "E," Gas Balancing Agreement.
X F. Exhibit "F," Non-Discrimination and Certification of Non-Segregated Facilities.
___ G. Exhibit "G," Tax Partnership.
X H. Other: Memorandum of Operating Agreement & Notice of Lien

If any provision of any exhibit, except Exhibits "E," "F" and "G," is inconsistent with any provision contained in the body of this agreement, the provisions in the body of this agreement shall prevail.

ARTICLE III.

INTERESTS OF PARTIES

A. Oil and Gas Interests:

If any party owns an Oil and Gas Interest in the Contract Area, that Interest shall be treated for all purposes of this agreement and during the term hereof as if it were covered by the form of Oil and Gas Lease attached hereto as Exhibit "B," and the owner thereof shall be deemed to own both royalty interest in such lease and the interest of the lessee thereunder.

B. Interests of Parties in Costs and Production:

Unless changed by other provisions, all costs and liabilities incurred in operations under this agreement shall be borne and paid, and all equipment and materials acquired in operations on the Contract Area shall be owned, by the parties as their interests are set forth in Exhibit "A." In the same manner, the parties shall also own all production of Oil and Gas from the Contract Area subject, however, to the payment of royalties and other burdens on production as described hereafter.

Regardless of which party has contributed any Oil and Gas Lease or Oil and Gas Interest on which royalty or other burdens may be payable and except as otherwise expressly provided in this agreement, each party shall pay or deliver, or cause to be paid or delivered, all burdens on its share of the production from the Contract Area up to, but not in excess of, Twenty (20%) and shall indemnify, defend and hold the other parties free from any liability therefor. Except as otherwise expressly provided in this agreement, if any party has contributed hereto any Lease or Interest which is burdened with any royalty, overriding royalty, production payment or other burden on production in excess of the amounts stipulated above, such party so burdened shall assume and alone bear all such excess obligations and shall indemnify, defend and hold the other parties hereto harmless from any and all claims attributable to such excess burden. However, so long as the Drilling Unit for the productive Zone(s) is identical with the Contract Area, each party shall pay or deliver, or cause to be paid or delivered, all burdens on production from the Contract Area due under the terms of the Oil and Gas Lease(s) which such party has contributed to this agreement, and shall indemnify, defend and hold the other parties free from any liability therefor.

No party shall ever be responsible, on a price basis higher than the price received by such party, to any other party's lessor or royalty owner, and if such other party's lessor or royalty owner should demand and receive settlement on a higher price basis, the party contributing the affected Lease shall bear the additional royalty burden attributable to such higher price.

Nothing contained in this Article III.B. shall be deemed an assignment or cross-assignment of interests covered hereby, and in the event two or more parties contribute to this agreement jointly owned Leases, the parties' undivided interests in said Leaseholds shall be deemed separate leasehold interests for the purposes of this agreement.

C. Subsequently Created Interests:

If any party has contributed hereto a Lease or Interest that is burdened with an assignment of production given as security for the payment of money, or if, after the date of this agreement, any party creates an overriding royalty, production payment, net profits interest, assignment of production or other burden payable out of production attributable to its working interest hereunder, such burden shall be deemed a "Subsequently Created Interest." Further, if any party has contributed hereto a Lease or Interest burdened with an overriding royalty, production payment, net profits interests, or other burden payable out of production created prior to the date of this agreement, and such burden is not shown on Exhibit "A," such burden also shall be deemed a Subsequently Created Interest to the extent such burden causes the burdens on such party's Lease or Interest to exceed the amount stipulated in Article III.B. above.

The party whose interest is burdened with the Subsequently Created Interest (the "Burdened Party") shall assume and alone bear, pay and discharge the Subsequently Created Interest and shall indemnify, defend and hold harmless the other parties from and against any liability therefor. Further, if the Burdened Party fails to pay, when due, its share of expenses chargeable hereunder, all provisions of Article VII.B. shall be enforceable against the Subsequently Created Interest in the same manner as they are enforceable against the working interest of the Burdened Party. If the Burdened Party is required under this agreement to assign or relinquish to any other party, or parties, all or a portion of its working interest and/or the production attributable thereto, said other party, or parties, shall receive said assignment and/or production free and clear of said Subsequently Created Interest, and the Burdened Party shall indemnify, defend and hold harmless said other party, or parties, from any and all claims and demands for payment asserted by owners of the Subsequently Created Interest.

ARTICLE IV.

TITLES

A. Title Examination:

Title examination shall be made on the Drillsite of any proposed well prior to commencement of drilling operations and, if a majority in interest of the Drilling Parties so request or Operator so elects, title examination shall be made on the entire Drilling Unit, or maximum anticipated Drilling Unit, of the well. The opinion will include the ownership of the working interest, minerals, royalty, overriding royalty and production payments under the applicable Leases. Each party contributing Leases and/or Oil and Gas Interests to be included in the Drillsite or Drilling Unit, if appropriate, shall furnish to Operator all abstracts (including federal lease status reports), title opinions, title papers and curative material in its possession free of charge. All such information not in the possession of or made available to Operator by the parties, but necessary for the examination of the title, shall be obtained by Operator. Operator shall cause title to be examined by attorneys on its staff or by outside attorneys. Copies of all title opinions shall be furnished to each Drilling Party. Costs incurred by Operator in procuring abstracts, fees paid outside attorneys for title examination (including preliminary, supplemental, shut-in royalty opinions and division order title opinions) and other direct charges as provided in Exhibit "C" shall be borne by the Drilling Parties in the proportion that the interest of each Drilling Party bears to the total interest of all Drilling Parties as such interests appear in Exhibit "A." Operator shall make no charge for services rendered by its staff attorneys or other personnel in the performance of the above functions.

Each party shall be responsible for securing curative matter and pooling amendments or agreements required in connection with Leases or Oil and Gas Interests contributed by such party. Operator shall be responsible for the preparation and recording of pooling designations or declarations and communitization agreements as well as the conduct of hearings before governmental agencies for the securing of spacing or pooling orders or any other orders necessary or appropriate to the conduct of operations hereunder. This shall not prevent any party from appearing on its own behalf at such hearings. Costs incurred by Operator, including fees paid to outside attorneys, which are associated with hearings before governmental agencies, and which costs are necessary and proper for the activities contemplated under this agreement, shall be direct charges to the joint account and shall not be covered by the administrative overhead charges as provided in Exhibit "C."

Operator shall make no charge for services rendered by its staff attorneys or other personnel in the performance of the above functions.

No well shall be drilled on the Contract Area until after (1) the title to the Drillsite or Drilling Unit, if appropriate, has been examined as above provided, and (2) the title has been approved by the examining attorney or title has been accepted by all of the Drilling Parties in such well.

B. Loss or Failure of Title:

1. Failure of Title: Should any Oil and Gas Interest or Oil and Gas Lease be lost through failure of title, which results in a reduction of interest from that shown on Exhibit "A," the party credited with contributing the affected Lease or Interest (including, if applicable, a successor in interest to such party) shall have ninety (90) days from final determination of title failure to acquire a new lease or other instrument curing the entirety of the title failure, which acquisition will not be subject to Article VIII.B., and failing to do so, this agreement, nevertheless, shall continue in force as to all remaining Oil and Gas Leases and Interests; and,

(a) The party credited with contributing the Oil and Gas Lease or Interest affected by the title failure (including, if applicable, a successor in interest to such party) shall bear alone the entire loss and it shall not be entitled to recover from Operator or the other parties any development or operating costs which it may have previously paid or incurred, but there shall be no additional liability on its part to the other parties hereto by reason of such title failure;

(b) There shall be no retroactive adjustment of expenses incurred or revenues received from the operation of the Lease or Interest which has failed, but the interests of the parties contained on Exhibit "A" shall be revised on an acreage basis, as of the time it is determined finally that title failure has occurred, so that the interest of the party whose Lease or Interest is affected by the title failure will thereafter be reduced in the Contract Area by the amount of the Lease or Interest failed;

(c) If the proportionate interest of the other parties hereto in any producing well previously drilled on the Contract Area is increased by reason of the title failure, the party who bore the costs incurred in connection with such well attributable to the Lease or Interest which has failed shall receive the proceeds attributable to the increase in such interest (less costs and burdens attributable thereto) until it has been reimbursed for unrecovered costs paid by it in connection with such well attributable to such failed Lease or Interest;

(d) Should any person not a party to this agreement, who is determined to be the owner of any Lease or Interest which has failed, pay in any manner any part of the cost of operation, development, or equipment, such amount shall be paid to the party or parties who bore the costs which are so refunded;

(e) Any liability to account to a person not a party to this agreement for prior production of Oil and Gas which arises by reason of title failure shall be borne severally by each party (including a predecessor to a current party) who received production for which such accounting is required based on the amount of such production received, and each such party shall severally indemnify, defend and hold harmless all other parties hereto for any such liability to account;

(f) No charge shall be made to the joint account for legal expenses, fees or salaries in connection with the defense of the Lease or Interest claimed to have failed, but if the party contributing such Lease or Interest hereto elects to defend its title it shall bear all expenses in connection therewith; and

(g) If any party is given credit on Exhibit "A" to a Lease or Interest which is limited solely to ownership of an interest in the wellbore of any well or wells and the production therefrom, such party's absence of interest in the remainder of the Contract Area shall be considered a Failure of Title as to such remaining Contract Area unless that absence of interest is reflected on Exhibit "A."

2. Loss by Non-Payment or Erroneous Payment of Amount Due: If, through mistake or oversight, any rental, shut-in well payment, minimum royalty or royalty payment, or other payment necessary to maintain all or a portion of an Oil and Gas Lease or interest is not paid or is erroneously paid, and as a result a Lease or Interest terminates, there shall be no monetary liability against the party who failed to make such payment. Unless the party who failed to make the required payment secures a new Lease or Interest covering the same interest within ninety (90) days from the discovery of the failure to make proper payment, which acquisition will not be subject to Article VIII.B., the interests of the parties reflected on Exhibit "A" shall be revised on an acreage basis, effective as of the date of termination of the Lease or Interest involved, and the party who failed to make proper payment will no longer be credited with an interest in the Contract Area on account of ownership of the Lease or Interest which has terminated. If the party who failed to make the required payment shall not have been fully reimbursed, at the time of the loss, from the proceeds of the sale of Oil and Gas attributable to the lost Lease or Interest, calculated on an acreage basis, for the development and operating costs previously paid on account of such Lease or Interest, it shall be reimbursed for unrecovered actual costs previously paid by it (but not for its share of the cost of any dry hole previously drilled or wells previously abandoned) from so much of the following as is necessary to effect reimbursement:

(a) Proceeds of Oil and Gas produced prior to termination of the Lease or Interest, less operating expenses and lease burdens chargeable hereunder to the person who failed to make payment, previously accrued to the credit of the lost Lease or Interest, on an acreage basis, up to the amount of unrecovered costs;

(b) Proceeds of Oil and Gas, less operating expenses and lease burdens chargeable hereunder to the person who failed to make payment, up to the amount of unrecovered costs attributable to that portion of Oil and Gas thereafter produced and marketed (excluding production from any wells thereafter drilled) which, in the absence of such Lease or Interest termination, would be attributable to the lost Lease or Interest on an acreage basis and which as a result of such Lease or Interest termination is credited to other parties, the proceeds of said portion of the Oil and Gas to be contributed by the other parties in proportion to their respective interests reflected on Exhibit "A"; and,

(c) Any monies, up to the amount of unrecovered costs, that may be paid by any party who is, or becomes, the owner of the Lease or Interest lost, for the privilege of participating in the Contract Area or becoming a party to this agreement.

3. Other Losses: All losses of Leases or Interests committed to this agreement, other than those set forth in Articles IV.B.1. and IV.B.2. above, shall be joint losses and shall be borne by all parties in proportion to their interests shown on Exhibit "A." This shall include but not be limited to the loss of any Lease or Interest through failure to develop or because express or implied covenants have not been performed (other than performance which requires only the payment of money), and the loss of any Lease by expiration at the end of its primary term if it is not renewed or extended. There shall be no readjustment of interests in the remaining portion of the Contract Area on account of any joint loss.

4. Curing Title: In the event of a Failure of Title under Article IV.B.1. or a loss of title under Article IV.B.2. above, any Lease or Interest acquired by any party hereto (other than the party whose interest has failed or was lost) during the ninety (90) day period provided by Article IV.B.1. and Article IV.B.2. above covering all or a portion of the interest that has failed or was lost shall be offered at cost to the party whose interest has failed or was lost, and the provisions of Article VIII.B. shall not apply to such acquisition.

ARTICLE V.
OPERATOR

A. Designation and Responsibilities of Operator:

Starlight Corporation shall be the Operator of the Contract Area, and shall conduct and direct and have full control of all operations on the Contract Area as permitted and required by, and within the limits of this agreement. In its performance of services hereunder for the Non-Operators, Operator shall be an independent contractor not subject to the control or direction of the Non-Operators except as to the type of operation to be undertaken in accordance with the election procedures contained in this agreement. Operator shall not be deemed, or hold itself out as, the agent of the Non-Operators with authority to bind them to any obligation or liability assumed or incurred by Operator as to any third party. Operator shall conduct its activities under this agreement as a reasonable prudent operator, in a good and workmanlike manner, with due diligence and dispatch, in accordance with good oilfield practice, and in compliance with applicable law and regulation, but in no event shall it have any liability as Operator to the other parties for losses sustained or liabilities incurred except such as may result from gross negligence or willful misconduct.

B. Resignation or Removal of Operator and Selection of Successor:

1. Resignation or Removal of Operator: Operator may resign at any time by giving written notice thereof to Non-Operators. If Operator terminates its legal existence, no longer owns an interest hereunder in the Contract Area, or is no longer capable of serving as Operator, Operator shall be deemed to have resigned without any action by Non-Operators, except the selection of a successor. Operator may be removed only for good cause by the affirmative vote of Non-Operators owning a majority interest based on ownership as shown on Exhibit "A" remaining after excluding the voting interest of Operator; such vote shall not be deemed effective until a written notice has been delivered to the Operator by a Non-Operator detailing the alleged default and Operator has failed to cure the default within thirty (30) days from its receipt of the notice or, if the default concerns an operation then being conducted, within forty-eight (48) hours of its receipt of the notice. For purposes hereof, "good cause" shall mean not only gross negligence or willful misconduct but also the material breach of or inability to meet the standards of operation contained in Article V.A. or material failure or inability to perform its obligations under this agreement.

Subject to Article VII.D.1., such resignation or removal shall not become effective until 7:00 o'clock A.M. on the first day of the calendar month following the expiration of ninety (90) days after the giving of notice of resignation by Operator or action by the Non-Operators to remove Operator, unless a successor Operator has been selected and assumes the duties of Operator at an earlier date. Operator, after effective date of resignation or removal, shall be bound by the terms hereof as a Non-Operator. A change of a corporate name or structure of Operator or transfer of Operator's interest to any single subsidiary, parent or successor corporation shall not be the basis for removal of Operator.

2. Selection of Successor Operator: Upon the resignation or removal of Operator under any provision of this agreement, a successor Operator shall be selected by the parties. The successor Operator shall be selected from the parties owning an interest in the Contract Area at the time such successor Operator is selected. The successor Operator shall be selected by the affirmative vote of two (2) or more parties owning a majority interest based on ownership as shown on Exhibit "A"; provided, however, if an Operator which has been removed or is deemed to have resigned fails to vote or votes only to succeed itself, the successor Operator shall be selected by the affirmative vote of the party or parties owning a majority interest based on ownership as shown on Exhibit "A" remaining after excluding the voting interest of the Operator that was removed or resigned. The former Operator shall promptly deliver to the successor Operator all records and data relating to the operations conducted by the former Operator to the extent such records and data are not already in the possession of the successor operator. Any cost of obtaining or copying the former Operator's records and data shall be charged to the joint account.

3. Effect of Bankruptcy: If Operator becomes insolvent, bankrupt or is placed in receivership, it shall be deemed to have resigned without any action by Non-Operators, except the selection of a successor. If a petition for relief under the federal bankruptcy laws is filed by or against Operator, and the removal of Operator is prevented by the federal bankruptcy court, all Non-Operators and Operator shall comprise an interim operating committee to serve until Operator has elected to reject or assume this agreement pursuant to the Bankruptcy Code, and an election to reject this agreement by Operator as a debtor in possession, or by a trustee in bankruptcy, shall be deemed a resignation as Operator without any action by Non-Operators, except the selection of a successor. During the period of time the operating committee controls operations, all actions shall require the approval of two (2) or more parties owning a majority interest based on ownership as shown on Exhibit "A." In the event there are only two (2) parties to this agreement, during the period of time the operating committee controls operations, a third party acceptable to Operator, Non-Operator and the federal bankruptcy court shall be selected as a member of the operating committee, and all actions shall require the approval of two (2) members of the operating committee without regard for their interest in the Contract Area based on Exhibit "A."

C. Employees and Contractors:

The number of employees or contractors used by Operator in conducting operations hereunder, their selection, and the hours of labor and the compensation for services performed shall be determined by Operator, and all such employees or contractors shall be the employees or contractors of Operator.

D. Rights and Duties of Operator:

1. Competitive Rates and Use of Affiliates: All wells drilled on the Contract Area shall be drilled on a competitive contract basis at the usual rates prevailing in the area. If it so desires, Operator may employ its own tools and equipment in the drilling of wells, but its charges therefor shall not exceed the prevailing rates in the area and the rate of such charges shall be agreed upon by the parties in writing before drilling operations are commenced, and such work shall be performed by Operator under the same terms and conditions as are customary and usual in the area in contracts of independent contractors who are doing work of a similar nature. All work performed or materials supplied by affiliates or related parties of Operator shall be performed or supplied at competitive rates, pursuant to written agreement, and in accordance with customs and standards prevailing in the industry.

2. Discharge of Joint Account Obligations: Except as herein otherwise specifically provided, Operator shall promptly pay and discharge expenses incurred in the development and operation of the Contract Area pursuant to this agreement and shall charge each of the parties hereto with their respective proportionate shares upon the expense basis provided in Exhibit "C." Operator shall keep an accurate record of the joint account hereunder, showing expenses incurred and charges and credits made and received.

3. Protection from Liens: Operator shall pay, or cause to be paid, as and when they become due and payable, all accounts of contractors and suppliers and wages and salaries for services rendered or performed, and for materials supplied on, to or in respect of the Contract Area or any operations for the joint account thereof, and shall keep the Contract Area free from

liens and encumbrances resulting therefrom except for those resulting from a bona fide dispute as to services rendered or materials supplied.

4. Custody of Funds: Operator shall hold for the account of the Non-Operators any funds of the Non-Operators advanced or paid to the Operator, either for the conduct of operations hereunder or as a result of the sale of production from the Contract Area, and such funds shall remain the funds of the Non-Operators on whose account they are advanced or paid until used for their intended purpose or otherwise delivered to the Non-Operators or applied toward the payment of debts as provided in Article VII.B. Nothing in this paragraph shall be construed to establish a fiduciary relationship between Operator and Non-Operators for any purpose other than to account for Non-Operator funds as herein specifically provided. Nothing in this paragraph shall require the maintenance by Operator of separate accounts for the funds of Non-Operators unless the parties otherwise specifically agree.

5. Access to Contract Area and Records: Operator shall, except as otherwise provided herein, permit each Non-Operator or its duly authorized representative, at the Non-Operator's sole risk and cost, full and free access at all reasonable times to all operations of every kind and character being conducted for the joint account on the Contract Area and to the records of operations conducted thereon or production therefrom, including Operator's books and records relating thereto. Such access rights shall not be exercised in a manner interfering with Operator's conduct of an operation hereunder and shall not obligate Operator to furnish any geologic or geophysical data of an interpretive nature unless the cost of preparation of such interpretive data was charged to the joint account. Operator will furnish to each Non-Operator upon request copies of any and all reports and information obtained by Operator in connection with production and related items, including, without limitation, meter and chart reports, production purchaser statements, run tickets and monthly gauge reports, but excluding purchase contracts and pricing information to the extent not applicable to the production of the Non-Operator seeking the information. Any audit of Operator's records relating to amounts expended and the appropriateness of such expenditures shall be conducted in accordance with the audit protocol specified in Exhibit "C."

6. Filing and Furnishing Governmental Reports: Operator will file, and upon written request promptly furnish copies to each requesting Non-Operator not in default of its payment obligations, all operational notices, reports or applications required to be filed by local, State, Federal or Indian agencies or authorities having jurisdiction over operations hereunder. Each Non-Operator shall provide to Operator on a timely basis all information necessary to Operator to make such filings.

7. Drilling and Testing Operations: The following provisions shall apply to each well drilled hereunder, including but not limited to the Initial Well:

(a) Operator will promptly advise Non-Operators of the date on which the well is spudded, or the date on which drilling operations are commenced.

(b) Operator will send to Non-Operators such reports, test results and notices regarding the progress of operations on the well as the Non-Operators shall reasonably request, including, but not limited to, daily drilling reports, completion reports, and well logs.

(c) Operator shall adequately test all Zones encountered which may reasonably be expected to be capable of producing Oil and Gas in paying quantities as a result of examination of the electric log or any other logs or cores or tests conducted hereunder.

8. Cost Estimates: Upon request of any Consenting Party, Operator shall furnish estimates of current and cumulative costs incurred for the joint account at reasonable intervals during the conduct of any operation pursuant to this agreement. Operator shall not be held liable for errors in such estimates so long as the estimates are made in good faith.

9. Insurance: At all times while operations are conducted hereunder, Operator shall comply with the workers compensation law of the state where the operations are being conducted; provided, however, that Operator may be a self-insurer for liability under said compensation laws in which event the only charge that shall be made to the joint account shall be as provided in Exhibit "C." Operator shall also carry or provide insurance for the benefit of the joint account of the parties as outlined in Exhibit "D" attached hereto and made a part hereof. Operator shall require all contractors engaged in work on or for the Contract Area to comply with the workers compensation law of the state where the operations are being conducted and to maintain such other insurance as Operator may require.

In the event automobile liability insurance is specified in said Exhibit "D," or subsequently receives the approval of the parties, no direct charge shall be made by Operator for premiums paid for such insurance for Operator's automotive equipment.

ARTICLE VI.
DRILLING AND DEVELOPMENT

A. Initial Well:

~~On or before the~~ ________ ~~day of~~ ________, ________, ~~Operator shall commence the drilling of the~~ operations for ~~Initial Well at the following location:~~

~~and shall thereafter continue the drilling of the well with due diligence to~~

The drilling of the Initial Well and the participation therein by all parties is obligatory, subject to Article VI.C.1. as to participation in Completion operations and Article VI.F. as to termination of operations and Article XI as to occurrence of force majeure.

B. Subsequent Operations:

1. Proposed Operations: If any party hereto should desire to drill any well on the Contract Area other than the Initial Well, or if any party should desire to Rework, Sidetrack, Deepen, Recomplete or Plug Back a dry hole or a well no longer capable of producing in paying quantities in which such party has not otherwise relinquished its interest in the proposed objective Zone under this agreement, the party desiring to drill, Rework, Sidetrack, Deepen, Recomplete or Plug Back such a well shall give written notice of the proposed operation to the parties who have not otherwise relinquished their interest in such objective Zone

under this agreement and to all other parties in the case of a proposal for Sidetracking or Deepening, specifying the work to be performed, the location, proposed depth, objective Zone and the estimated cost of the operation. The parties to whom such a notice is delivered shall have thirty (30) days after receipt of the notice within which to notify the party proposing to do the work whether they elect to participate in the cost of the proposed operation. If a drilling rig is on location, notice of a proposal to Rework, Sidetrack, Recomplete, Plug Back or Deepen may be given by telephone and the response period shall be limited to forty-eight (48) hours, exclusive of Saturday, Sunday and legal holidays. Failure of a party to whom such notice is delivered to reply within the period above fixed shall constitute an election by that party not to participate in the cost of the proposed operation. Any proposal by a party to conduct an operation conflicting with the operation initially proposed shall be delivered to all parties within the time and in the manner provided in Article VI.B.6.

If all parties to whom such notice is delivered elect to participate in such a proposed operation, the parties shall be contractually committed to participate therein provided such operations are commenced within the time period hereafter set forth, and Operator shall, no later than ninety (90) days after expiration of the notice period of thirty (30) days (or as promptly as practicable after the expiration of the forty-eight (48) hour period when a drilling rig is on location, as the case may be), actually commence the proposed operation and thereafter complete it with due diligence at the risk and expense of the parties participating therein; provided, however, said commencement date may be extended upon written notice of same by Operator to the other parties, for a period of up to thirty (30) additional days if, in the sole opinion of Operator, such additional time is reasonably necessary to obtain permits from governmental authorities, surface rights (including rights-of-way) or appropriate drilling equipment, or to complete title examination or curative matter required for title approval or acceptance. If the actual operation has not been commenced within the time provided (including any extension thereof as specifically permitted herein or in the force majeure provisions of Article XI) and if any party hereto still desires to conduct said operation, written notice proposing same must be resubmitted to the other parties in accordance herewith as if no prior proposal had been made. Those parties that did not participate in the drilling of a well for which a proposal to Deepen or Sidetrack is made hereunder shall, if such parties desire to participate in the proposed Deepening or Sidetracking operation, reimburse the Drilling Parties in accordance with Article VI.B.4. in the event of a Deepening operation and in accordance with Article VI.B.5. in the event of a Sidetracking operation.

2. Operations by Less Than All Parties:

(a) Determination of Participation. If any party to whom such notice is delivered as provided in Article VI.B.1. or VI.C.1. (Option No. 2) elects not to participate in the proposed operation, then, in order to be entitled to the benefits of this Article, the party or parties giving the notice and such other parties as shall elect to participate in the operation shall, no later than ninety (90) days after the expiration of the notice period of thirty (30) days (or as promptly as practicable after the expiration of the forty-eight (48) hour period when a drilling rig is on location, as the case may be) actually commence the proposed operation and complete it with due diligence. Operator shall perform all work for the account of the Consenting Parties; provided, however, if no drilling rig or other equipment is on location, and if Operator is a Non-Consenting Party, the Consenting Parties shall either: (i) request Operator to perform the work required by such proposed operation for the account of the Consenting Parties, or (ii) designate one of the Consenting Parties as Operator to perform such work. The rights and duties granted to and imposed upon the Operator under this agreement are granted to and imposed upon the party designated as Operator for an operation in which the original Operator is a Non-Consenting Party. Consenting Parties, when conducting operations on the Contract Area pursuant to this Article VI.B.2., shall comply with all terms and conditions of this agreement.

If less than all parties approve any proposed operation, the proposing party, immediately after the expiration of the applicable notice period, shall advise all Parties of the total interest of the parties approving such operation and its recommendation as to whether the Consenting Parties should proceed with the operation as proposed. Each Consenting Party, within forty-eight (48) hours (exclusive of Saturday, Sunday, and legal holidays) after delivery of such notice, shall advise the proposing party of its desire to (i) limit participation to such party's interest as shown on Exhibit "A" or (ii) carry only its proportionate part (determined by dividing such party's interest in the Contract Area by the interests of all Consenting Parties in the Contract Area) of Non-Consenting Parties' interests, or (iii) carry its proportionate part (determined as provided in (ii)) of Non-Consenting Parties' interests together with all or a portion of its proportionate part of any Non-Consenting Parties' interests that any Consenting Party did not elect to take. Any interest of Non-Consenting Parties that is not carried by a Consenting Party shall be deemed to be carried by the party proposing the operation if such party does not withdraw its proposal. Failure to advise the proposing party within the time required shall be deemed an election under (i). In the event a drilling rig is on location, notice may be given by telephone, and the time permitted for such a response shall not exceed a total of forty-eight (48) hours (exclusive of Saturday, Sunday and legal holidays). The proposing party, at its election, may withdraw such proposal if there is less than 100% participation and shall notify all parties of such decision within ten (10) days, or within twenty-four (24) hours if a drilling rig is on location, following expiration of the applicable response period. If 100% subscription to the proposed operation is obtained, the proposing party shall promptly notify the Consenting Parties of their proportionate interests in the operation and the party serving as Operator shall commence such operation within the period provided in Article VI.B.1., subject to the same extension right as provided therein.

(b) Relinquishment of Interest for Non-Participation. The entire cost and risk of conducting such operations shall be borne by the Consenting Parties in the proportions they have elected to bear same under the terms of the preceding paragraph. Consenting Parties shall keep the leasehold estates involved in such operations free and clear of all liens and encumbrances of every kind created by or arising from the operations of the Consenting Parties. If such an operation results in a dry hole, then subject to Articles VI.B.6. and VI.E.3., the Consenting Parties shall plug and abandon the well and restore the surface location at their sole cost, risk and expense; provided, however, that those Non-Consenting Parties that participated in the drilling, Deepening or Sidetracking of the well shall remain liable for, and shall pay, their proportionate shares of the cost of plugging and abandoning the well and restoring the surface location insofar only as those costs were not increased by the subsequent operations of the Consenting Parties. If any well drilled, Reworked, Sidetracked, Deepened, Recompleted or Plugged Back under the provisions of this Article results in a well capable of producing Oil and/or Gas in paying quantities, the Consenting Parties shall Complete and equip the well to produce at their sole cost and risk, and the well shall then be turned over to Operator (if the Operator did not conduct the operation) and shall be operated by it at the expense and for the account of the Consenting Parties. Upon commencement of operations for the drilling, Reworking, Sidetracking, Recompleting, Deepening or Plugging Back of any such well by Consenting Parties in accordance with the provisions of this Article, each Non-Consenting Party shall be deemed to have relinquished to Consenting Parties, and the Consenting Parties shall own and be entitled to receive, in proportion to their respective interests, all of such Non-Consenting Party's interest in the well and share of production therefrom or, in the case of a Reworking, Sidetracking,

Deepening, Recompleting or Plugging Back, or a Completion pursuant to Article VI.C.1. Option No. 2, all of such Non-Consenting Party's interest in the production obtained from the operation in which the Non-Consenting Party did not elect to participate. Such relinquishment shall be effective until the proceeds of the sale of such share, calculated at the well, or market value thereof if such share is not sold (after deducting applicable ad valorem, production, severance, and excise taxes, royalty, overriding royalty and other interests not excepted by Article III.C. payable out of or measured by the production from such well accruing with respect to such interest until it reverts), shall equal the total of the following:

(i) 150 % of each such Non-Consenting Party's share of the cost of any newly acquired surface equipment beyond the wellhead connections (including but not limited to stock tanks, separators, treaters, pumping equipment and piping), plus 100% of each such Non-Consenting Party's share of the cost of operation of the well commencing with first production and continuing until each such Non-Consenting Party's relinquished interest shall revert to it under other provisions of this Article, it being agreed that each Non-Consenting Party's share of such costs and equipment will be that interest which would have been chargeable to such Non-Consenting Party had it participated in the well from the beginning of the operations; and

(ii) 400 % of (a) that portion of the costs and expenses of drilling, Reworking, Sidetracking, Deepening, Plugging Back, testing, Completing, and Recompleting, after deducting any cash contributions received under Article VIII.C., and of (b) that portion of the cost of newly acquired equipment in the well (to and including the wellhead connections), which would have been chargeable to such Non-Consenting Party if it had participated therein.

Notwithstanding anything to the contrary in this Article VI.B., if the well does not reach the deepest objective Zone described in the notice proposing the well for reasons other than the encountering of granite or practically impenetrable substance or other condition in the hole rendering further operations impracticable, Operator shall give notice thereof to each Non-Consenting Party who submitted or voted for an alternative proposal under Article VI.B.6. to drill the well to a shallower Zone than the deepest objective Zone proposed in the notice under which the well was drilled, and each such Non-Consenting Party shall have the option to participate in the initial proposed Completion of the well by paying its share of the cost of drilling the well to its actual depth, calculated in the manner provided in Article VI.B.4. (a). If any such Non-Consenting Party does not elect to participate in the first Completion proposed for such well, the relinquishment provisions of this Article VI.B.2. (b) shall apply to such party's interest.

(c) Reworking, Recompleting or Plugging Back. An election not to participate in the drilling, Sidetracking or Deepening of a well shall be deemed an election not to participate in any Reworking or Plugging Back operation proposed in such a well, or portion thereof, to which the initial non-consent election applied that is conducted at any time prior to full recovery by the Consenting Parties of the Non-Consenting Party's recoupment amount. Similarly, an election not to participate in the Completing or Recompleting of a well shall be deemed an election not to participate in any Reworking operation proposed in such a well, or portion thereof, to which the initial non-consent election applied that is conducted at any time prior to full recovery by the Consenting Parties of the Non-Consenting Party's recoupment amount. Any such Reworking, Recompleting or Plugging Back operation conducted during the recoupment period shall be deemed part of the cost of operation of said well and there shall be added to the sums to be recouped by the Consenting Parties 175 % of that portion of the costs of the Reworking, Recompleting or Plugging Back operation which would have been chargeable to such Non-Consenting Party had it participated therein. If such a Reworking, Recompleting or Plugging Back operation is proposed during such recoupment period, the provisions of this Article VI.B. shall be applicable as between said Consenting Parties in said well.

(d) Recoupment Matters. During the period of time Consenting Parties are entitled to receive Non-Consenting Party's share of production, or the proceeds therefrom, Consenting Parties shall be responsible for the payment of all ad valorem, production, severance, excise, gathering and other taxes, and all royalty, overriding royalty and other burdens applicable to Non-Consenting Party's share of production not excepted by Article III.C.

In the case of any Reworking, Sidetracking, Plugging Back, Recompleting or Deepening operation, the Consenting Parties shall be permitted to use, free of cost, all casing, tubing and other equipment in the well, but the ownership of all such equipment shall remain unchanged; and upon abandonment of a well after such Reworking, Sidetracking, Plugging Back, Recompleting or Deepening, the Consenting Parties shall account for all such equipment to the owners thereof, with each party receiving its proportionate part in kind or in value, less cost of salvage.

Within ninety (90) days after the completion of any operation under this Article, the party conducting the operations for the Consenting Parties shall furnish each Non-Consenting Party with an inventory of the equipment in and connected to the well, and an itemized statement of the cost of drilling, Sidetracking, Deepening, Plugging Back, testing, Completing, Recompleting, and equipping the well for production; or, at its option, the operating party, in lieu of an itemized statement of such costs of operation, may submit a detailed statement of monthly billings. Each month thereafter, during the time the Consenting Parties are being reimbursed as provided above, the party conducting the operations for the Consenting Parties shall furnish the Non-Consenting Parties with an itemized statement of all costs and liabilities incurred in the operation of the well, together with a statement of the quantity of Oil and Gas produced from it and the amount of proceeds realized from the sale of the well's working interest production during the preceding month. In determining the quantity of Oil and Gas produced during any month, Consenting Parties shall use industry accepted methods such as but not limited to metering or periodic well tests. Any amount realized from the sale or other disposition of equipment newly acquired in connection with any such operation which would have been owned by a Non-Consenting Party had it participated therein shall be credited against the total unreturned costs of the work done and of the equipment purchased in determining when the interest of such Non-Consenting Party shall revert to it as above provided; and if there is a credit balance, it shall be paid to such Non-Consenting Party.

If and when the Consenting Parties recover from a Non-Consenting Party's relinquished interest the amounts provided for above, the relinquished interests of such Non-Consenting Party shall automatically revert to it as of 7:00 a.m. on the day following the day on which such recoupment occurs, and, from and after such reversion, such Non-Consenting Party shall own the same interest in such well, the material and equipment in or pertaining thereto, and the production therefrom as such Non-Consenting Party would have been entitled to had it participated in the drilling, Sidetracking, Reworking, Deepening, Recompleting or Plugging Back of said well. Thereafter, such Non-Consenting Party shall be charged with and shall pay its proportionate part of the further costs of the operation of said well in accordance with the terms of this agreement and Exhibit "C" attached hereto.

3. Stand-By Costs: When a well which has been drilled or Deepened has reached its authorized depth and all tests have been completed and the results thereof furnished to the parties, or when operations on the well have been otherwise terminated pursuant to Article VI.F., stand-by costs incurred pending response to a party's notice proposing a Reworking,

Sidetracking, Deepening, Recompleting, Plugging Back or Completing operation in such a well (including the period required under Article VI.B.6. to resolve competing proposals) shall be charged and borne as part of the drilling or Deepening operation just completed. Stand-by costs subsequent to all parties responding, or expiration of the response time permitted, whichever first occurs, and prior to agreement as to the participating interests of all Consenting Parties pursuant to the terms of the second grammatical paragraph of Article VI.B.2. (a), shall be charged to and borne as part of the proposed operation, but if the proposal is subsequently withdrawn because of insufficient participation, such stand-by costs shall be allocated between the Consenting Parties in the proportion each Consenting Party's interest as shown on Exhibit "A" bears to the total interest as shown on Exhibit "A" of all Consenting Parties.

In the event that notice for a Sidetracking operation is given while the drilling rig to be utilized is on location, any party may request and receive up to five (5) additional days after expiration of the forty-eight hour response period specified in Article VI.B.1. within which to respond by paying for all stand-by costs and other costs incurred during such extended response period; Operator may require such party to pay the estimated stand-by time in advance as a condition to extending the response period. If more than one party elects to take such additional time to respond to the notice, standby costs shall be allocated between the parties taking additional time to respond on a day-to-day basis in the proportion each electing party's interest as shown on Exhibit "A" bears to the total interest as shown on Exhibit "A" of all the electing parties.

4. Deepening: If less than all parties elect to participate in a drilling, Sidetracking, or Deepening operation proposed pursuant to Article VI.B.1., the interest relinquished by the Non-Consenting Parties to the Consenting Parties under Article VI.B.2. shall relate only and be limited to the lesser of (i) the total depth actually drilled or (ii) the objective depth or Zone of which the parties were given notice under Article VI.B.1. ("Initial Objective"). Such well shall not be Deepened beyond the Initial Objective without first complying with this Article to afford the Non-Consenting Parties the opportunity to participate in the Deepening operation.

In the event any Consenting Party desires to drill or Deepen a Non-Consent Well to a depth below the Initial Objective, such party shall give notice thereof, complying with the requirements of Article VI.B.1., to all parties (including Non-Consenting Parties). Thereupon, Articles VI.B.1. and 2. shall apply and all parties receiving such notice shall have the right to participate or not participate in the Deepening of such well pursuant to said Articles VI.B.1. and 2. If a Deepening operation is approved pursuant to such provisions, and if any Non-Consenting Party elects to participate in the Deepening operation, such Non-Consenting party shall pay or make reimbursement (as the case may be) of the following costs and expenses.

(a) If the proposal to Deepen is made prior to the Completion of such well as a well capable of producing in paying quantities, such Non-Consenting Party shall pay (or reimburse Consenting Parties for, as the case may be) that share of costs and expenses incurred in connection with the drilling of said well from the surface to the Initial Objective which Non-Consenting Party would have paid had such Non-Consenting Party agreed to participate therein, plus the Non-Consenting Party's share of the cost of Deepening and of participating in any further operations on the well in accordance with the other provisions of this Agreement; provided, however, all costs for testing and Completion or attempted Completion of the well incurred by Consenting Parties prior to the point of actual operations to Deepen beyond the Initial Objective shall be for the sole account of Consenting Parties.

(b) If the proposal is made for a Non-Consent Well that has been previously Completed as a well capable of producing in paying quantities, but is no longer capable of producing in paying quantities, such Non-Consenting Party shall pay (or reimburse Consenting Parties for, as the case may be) its proportionate share of all costs of drilling, Completing, and equipping said well from the surface to the Initial Objective, calculated in the manner provided in paragraph (a) above, less those costs recouped by the Consenting Parties from the sale of production from the well. The Non-Consenting Party shall also pay its proportionate share of all costs of re-entering said well. The Non-Consenting Parties' proportionate part (based on the percentage of such well Non-Consenting Party would have owned had it previously participated in such Non-Consent Well) of the costs of salvable materials and equipment remaining in the hole and salvable surface equipment used in connection with such well shall be determined in accordance with Exhibit "C." If the Consenting Parties have recouped the cost of drilling, Completing, and equipping the well at the time such Deepening operation is conducted, then a Non-Consenting Party may participate in the Deepening of the well with no payment for costs incurred prior to re-entering the well for Deepening

The foregoing shall not imply a right of any Consenting Party to propose any Deepening for a Non-Consent Well prior to the drilling of such well to its Initial Objective without the consent of the other Consenting Parties as provided in Article VI.F.

5. Sidetracking: Any party having the right to participate in a proposed Sidetracking operation that does not own an interest in the affected wellbore at the time of the notice shall, upon electing to participate, tender to the wellbore owners its proportionate share (equal to its interest in the Sidetracking operation) of the value of that portion of the existing wellbore to be utilized as follows:

(a) If the proposal is for Sidetracking an existing dry hole, reimbursement shall be on the basis of the actual costs incurred in the initial drilling of the well down to the depth at which the Sidetracking operation is initiated.

(b) If the proposal is for Sidetracking a well which has previously produced, reimbursement shall be on the basis of such party's proportionate share of drilling and equipping costs incurred in the initial drilling of the well down to the depth at which the Sidetracking operation is conducted, calculated in the manner described in Article VI.B.4(b) above. Such party's proportionate share of the cost of the well's salvable materials and equipment down to the depth at which the Sidetracking operation is initiated shall be determined in accordance with the provisions of Exhibit "C."

6. Order of Preference of Operations. Except as otherwise specifically provided in this agreement, if any party desires to propose the conduct of an operation that conflicts with a proposal that has been made by a party under this Article VI, such party shall have fifteen (15) days from delivery of the initial proposal, in the case of a proposal to drill a well or to perform an operation on a well where no drilling rig is on location, or twenty-four (24) hours, exclusive of Saturday, Sunday and legal holidays, from delivery of the initial proposal, if a drilling rig is on location for the well on which such operation is to be conducted, to deliver to all parties entitled to participate in the proposed operation such party's alternative proposal, such alternate proposal to contain the same information required to be included in the initial proposal. Each party receiving such proposals shall elect by delivery of notice to Operator within five (5) days after expiration of the proposal period, or within twenty-four (24) hours (exclusive of Saturday, Sunday and legal holidays) if a drilling rig is on location for the well that is the subject of the proposals, to participate in one of the competing proposals. Any party not electing within the time required shall be deemed not to have voted. The proposal receiving the vote of parties owning the largest aggregate percentage interest of the parties voting shall have priority over all other competing proposals; in the case of a tie vote, the

initial proposal shall prevail. Operator shall deliver notice of such result to all parties entitled to participate in the operation within five (5) days after expiration of the election period (or within twenty-four (24) hours, exclusive of Saturday, Sunday and legal holidays, if a drilling rig is on location). Each party shall then have two (2) days (or twenty-four (24) hours if a rig is on location) from receipt of such notice to elect by delivery of notice to Operator to participate in such operation or to relinquish interest in the affected well pursuant to the provisions of Article VI.B.2.; failure by a party to deliver notice within such period shall be deemed an election not to participate in the prevailing proposal.

7. Conformity to Spacing Pattern. Notwithstanding the provisions of this Article VI.B.2., it is agreed that no wells shall be proposed to be drilled to or Completed in or produced from a Zone from which a well located elsewhere on the Contract Area is producing, unless such well conforms to the then-existing well spacing pattern for such Zone.

8. Paying Wells. No party shall conduct any Reworking, Deepening, Plugging Back, Completion, Recompletion, or Sidetracking operation under this agreement with respect to any well then capable of producing in paying quantities except with the consent of all parties that have not relinquished interests in the well at the time of such operation.

C. Completion of Wells; Reworking and Plugging Back:

1. Completion: Without the consent of all parties, no well shall be drilled, Deepened or Sidetracked, except any well drilled, Deepened or Sidetracked pursuant to the provisions of Article VI.B.2. of this agreement. Consent to the drilling, Deepening or Sidetracking shall include:

☐ ~~Option No. 1: All necessary expenditures for the drilling, Deepening or Sidetracking, testing, Completing and equipping of the well, including necessary tankage and/or surface facilities.~~

☒ Option No. 2: All necessary expenditures for the drilling, Deepening or Sidetracking and testing of the well. When such well has reached its authorized depth, and all logs, cores and other tests have been completed, and the results thereof furnished to the parties, Operator shall give immediate notice to the Non-Operators having the right to participate in a Completion attempt whether or not Operator recommends attempting to Complete the well, together with Operator's AFE for Completion costs if not previously provided. The parties receiving such notice shall have forty-eight (48) hours (exclusive of Saturday, Sunday and legal holidays) in which to elect by delivery of notice to Operator to participate in a recommended Completion attempt or to make a Completion proposal with an accompanying AFE. Operator shall deliver any such Completion proposal, or any Completion proposal conflicting with Operator's proposal, to the other parties entitled to participate in such Completion in accordance with the procedures specified in Article VI.B.6. Election to participate in a Completion attempt shall include consent to all necessary expenditures for the Completing and equipping of such well, including necessary tankage and/or surface facilities but excluding any stimulation operation not contained on the Completion AFE. Failure of any party receiving such notice to reply within the period above fixed shall constitute an election by that party not to participate in the cost of the Completion attempt; provided, that Article VI.B.6. shall control in the case of conflicting Completion proposals. If one or more, but less than all of the parties, elect to attempt a Completion, the provision of Article VI.B.2. hereof (the phrase "Reworking, Sidetracking, Deepening, Recompleting or Plugging Back" as contained in Article VI.B.2. shall be deemed to include "Completing") shall apply to the operations thereafter conducted by less than all parties; provided, however, that Article VI.B.2. shall apply separately to each separate Completion or Recompletion attempt undertaken hereunder, and an election to become a Non-Consenting Party as to one Completion or Recompletion attempt shall not prevent a party from becoming a Consenting Party in subsequent Completion or Recompletion attempts regardless whether the Consenting Parties as to earlier Completions or Recompletions have recouped their costs pursuant to Article VI.B.2.; provided further, that any recoupment of costs by a Consenting Party shall be made solely from the production attributable to the Zone in which the Completion attempt is made. Election by a previous Non-Consenting party to participate in a subsequent Completion or Recompletion attempt shall require such party to pay its proportionate share of the cost of salvable materials and equipment installed in the well pursuant to the previous Completion or Recompletion attempt, insofar and only insofar as such materials and equipment benefit the Zone in which such party participates in a Completion attempt.

2. Rework, Recomplete or Plug Back: No well shall be Reworked, Recompleted or Plugged Back except a well Reworked, Recompleted, or Plugged Back pursuant to the provisions of Article VI.B.2. of this agreement. Consent to the Reworking, Recompleting or Plugging Back of a well shall include all necessary expenditures in conducting such operations and Completing and equipping of said well, including necessary tankage and/or surface facilities.

D. Other Operations:

Operator shall not undertake any single project reasonably estimated to require an expenditure in excess of Twenty Five Thousand Dollars ($25,000.00) except in connection with the drilling, Sidetracking, Reworking, Deepening, Completing, Recompleting or Plugging Back of a well that has been previously authorized by or pursuant to this agreement; provided, however, that, in case of explosion, fire, flood or other sudden emergency, whether of the same or different nature, Operator may take such steps and incur such expenses as in its opinion are required to deal with the emergency to safeguard life and property but Operator, as promptly as possible, shall report the emergency to the other parties. If Operator prepares an AFE for its own use, Operator shall furnish any Non-Operator so requesting an information copy thereof for any single project costing in excess of Fifteen Thousand Dollars ($15,000.00). Any party who has not relinquished its interest in a well shall have the right to propose that Operator perform repair work or undertake the installation of artificial lift equipment or ancillary production facilities such as salt water disposal wells or to conduct additional work with respect to a well drilled hereunder or other similar project (but not including the installation of gathering lines or other transportation or marketing facilities, the installation of which shall be governed by separate agreement between the parties) reasonably estimated to require an expenditure in excess of the amount first set forth above in this Article VI.D. (except in connection with an operation required to be proposed under Articles VI.B.1. or VI.C.1. Option No. 2, which shall be governed exclusively be those Articles). Operator shall deliver such proposal to all parties entitled to participate therein. If within thirty (30) days thereof Operator secures the written consent of any party or parties owning at least 60 % of the interests of the parties entitled to participate in such operation, each party having the right to participate in such project shall be bound by the terms of such proposal and shall be obligated to pay its proportionate share of the costs of the proposed project as if it had consented to such project pursuant to the terms of the proposal.

E. Abandonment of Wells:

1. Abandonment of Dry Holes: Except for any well drilled or Deepened pursuant to Article VI.B.2., any well which has been drilled or Deepened under the terms of this agreement and is proposed to be completed as a dry hole shall not be

plugged and abandoned without the consent of all parties. Should Operator, after diligent effort, be unable to contact any party, or should any party fail to reply within forty-eight (48) hours (exclusive of Saturday, Sunday and legal holidays) after delivery of notice of the proposal to plug and abandon such well, such party shall be deemed to have consented to the proposed abandonment. All such wells shall be plugged and abandoned in accordance with applicable regulations and at the cost, risk and expense of the parties who participated in the cost of drilling or Deepening such well. Any party who objects to plugging and abandoning such well by notice delivered to Operator within forty-eight (48) hours (exclusive of Saturday, Sunday and legal holidays) after delivery of notice of the proposed plugging shall take over the well as of the end of such forty-eight (48) hour notice period and conduct further operations in search of Oil and/or Gas subject to the provisions of Article VI.B.; failure of such party to provide proof reasonably satisfactory to Operator of its financial capability to conduct such operations or to take over the well within such period or thereafter to conduct operations on such well or plug and abandon such well shall entitle Operator to retain or take possession of the well and plug and abandon the well. The party taking over the well shall indemnify Operator (if Operator is an abandoning party) and the other abandoning parties against liability for any further operations conducted on such well except for the costs of plugging and abandoning the well and restoring the surface, for which the abandoning parties shall remain proportionately liable.

2. Abandonment of Wells That Have Produced: Except for any well in which a Non-Consent operation has been conducted hereunder for which the Consenting Parties have not been fully reimbursed as herein provided, any well which has been completed as a producer shall not be plugged and abandoned without the consent of all parties. If all parties consent to such abandonment, the well shall be plugged and abandoned in accordance with applicable regulations and at the cost, risk and expense of all the parties hereto. Failure of a party to reply within sixty (60) days of delivery of notice of proposed abandonment shall be deemed an election to consent to the proposal. If, within sixty (60) days after delivery of notice of the proposed abandonment of any well, all parties do not agree to the abandonment of such well, those wishing to continue its operation from the Zone then open to production shall be obligated to take over the well as of the expiration of the applicable notice period and shall indemnify Operator (if Operator is an abandoning party) and the other abandoning parties against liability for any further operations on the well conducted by such parties. Failure of such party or parties to provide proof reasonably satisfactory to Operator of their financial capability to conduct such operations or to take over the well within the required period or thereafter to conduct operations on such well shall entitle operator to retain or take possession of such well and plug and abandon the well.

Parties taking over a well as provided herein shall tender to each of the other parties its proportionate share of the value of the well's salvable material and equipment, determined in accordance with the provisions of Exhibit "C," less the estimated cost of salvaging and the estimated cost of plugging and abandoning and restoring the surface; provided, however, that in the event the estimated plugging and abandoning and surface restoration costs and the estimated cost of salvaging are higher than the value of the well's salvable material and equipment, each of the abandoning parties shall tender to the parties continuing operations their proportionate shares of the estimated excess cost. Each abandoning party shall assign to the non-abandoning parties, without warranty, express or implied, as to title or as to quantity, or fitness for use of the equipment and material, all of its interest in the wellbore of the well and related equipment, together with its interest in the Leasehold insofar and only insofar as such Leasehold covers the right to obtain production from that wellbore in the Zone then open to production. If the interest of the abandoning party is or includes and Oil and Gas Interest, such party shall execute and deliver to the non-abandoning party or parties an oil and gas lease, limited to the wellbore and the Zone then open to production, for a term of one (1) year and so long thereafter as Oil and/or Gas is produced from the Zone covered thereby, such lease to be on the form attached as Exhibit "B." The assignments or leases so limited shall encompass the Drilling Unit upon which the well is located. The payments by, and the assignments or leases to, the assignees shall be in a ratio based upon the relationship of their respective percentage of participation in the Contract Area to the aggregate of the percentages of participation in the Contract Area of all assignees. There shall be no readjustment of interests in the remaining portions of the Contract Area.

Thereafter, abandoning parties shall have no further responsibility, liability, or interest in the operation of or production from the well in the Zone then open other than the royalties retained in any lease made under the terms of this Article. Upon request, Operator shall continue to operate the assigned well for the account of the non-abandoning parties at the rates and charges contemplated by this agreement, plus any additional cost and charges which may arise as the result of the separate ownership of the assigned well. Upon proposed abandonment of the producing Zone assigned or leased, the assignor or lessor shall then have the option to repurchase its prior interest in the well (using the same valuation formula) and participate in further operations therein subject to the provisions hereof.

3. Abandonment of Non-Consent Operations: The provisions of Article VI.E.1. or VI.E.2. above shall be applicable as between Consenting Parties in the event of the proposed abandonment of any well excepted from said Articles; provided, however, no well shall be permanently plugged and abandoned unless and until all parties having the right to conduct further operations therein have been notified of the proposed abandonment and afforded the opportunity to elect to take over the well in accordance with the provisions of this Article VI.E.; and provided further, that Non-Consenting Parties who own an interest in a portion of the well shall pay their proportionate shares of abandonment and surface restoration cost for such well as provided in Article VI.B.2.(b).

F. Termination of Operations:

Upon the commencement of an operation for the drilling, Reworking, Sidetracking, Plugging Back, Deepening, testing, Completion or plugging of a well, including but not limited to the Initial Well, such operation shall not be terminated without consent of parties bearing 60 % of the costs of such operation; provided, however, that in the event granite or other practically impenetrable substance or condition in the hole is encountered which renders further operations impractical, Operator may discontinue operations and give notice of such condition in the manner provided in Article VI.B.1, and the provisions of Article VI.B. or VI.E. shall thereafter apply to such operation, as appropriate.

G. Taking Production in Kind:

☒ Option No. 1: Gas Balancing Agreement Attached

Each party shall take in kind or separately dispose of its proportionate share of all Oil and Gas produced from the Contract Area, exclusive of production which may be used in development and producing operations and in preparing and treating Oil and Gas for marketing purposes and production unavoidably lost. Any extra expenditure incurred in the taking in kind or separate disposition by any party of its proportionate share of the production shall be borne by such party. Any party taking its share of production in kind shall be required to pay for only its proportionate share of such part of Operator's surface facilities which it uses.

Each party shall execute such division orders and contracts as may be necessary for the sale of its interest in production from the Contract Area, and, except as provided in Article VII.B., shall be entitled to receive payment

directly from the purchaser thereof for its share of all production.

If any party fails to make the arrangements necessary to take in kind or separately dispose of its proportionate share of the Oil produced from the Contract Area, Operator shall have the right, subject to the revocation at will by the party owning it, but not the obligation, to purchase such Oil or sell it to others at any time and from time to time, for the account of the non-taking party. Any such purchase or sale by Operator may be terminated by Operator upon at least ten (10) days written notice to the owner of said production and shall be subject always to the right of the owner of the production upon at least ten (10) days written notice to Operator to exercise at any time its right to take in kind, or separately dispose of, its share of all Oil not previously delivered to a purchaser. Any purchase or sale by Operator of any other party's share of Oil shall be only for such reasonable periods of time as are consistent with the minimum needs of the industry under the particular circumstances, but in no event for a period in excess of one (1) year.

Any such sale by Operator shall be in a manner commercially reasonable under the circumstances but Operator shall have no duty to share any existing market or to obtain a price equal to that received under any existing market. The sale or delivery by Operator of a non-taking party's share of Oil under the terms of any existing contract of Operator shall not give the non-taking party any interest in or make the non-taking party a party to said contract. No purchase shall be made by Operator without first giving the non-taking party at least ten (10) days written notice of such intended purchase and the price to be paid or the pricing basis to be used.

All parties shall give timely written notice to Operator of their Gas marketing arrangements for the following month, excluding price, and shall notify Operator immediately in the event of a change in such arrangements. Operator shall maintain records of all marketing arrangements, and of volumes actually sold or transported, which records shall be made available to Non-Operators upon reasonable request.

In the event one or more parties' separate disposition of its share of the Gas causes split-stream deliveries to separate pipelines and/or deliveries which on a day-to-day basis for any reason are not exactly equal to a party's respective proportionate share of total Gas sales to be allocated to it, the balancing or accounting between the parties shall be in accordance with any Gas balancing agreement between the parties hereto, whether such an agreement is attached as Exhibit "E" or is a separate agreement. Operator shall give notice to all parties of the first sales of Gas from any well under this agreement.

B. Option No. 2: No Gas Balancing Agreement:

Each party shall take in kind or separately dispose of its proportionate share of all Oil and Gas produced from the Contract Area, exclusive of production which may be used in development and producing operations and in preparing and treating Oil and Gas for marketing purposes and production unavoidably lost. Any extra expenditure incurred in the taking in kind or separate disposition by any party of its proportionate share of the production shall be borne by such party. Any party taking its share of production in kind shall be required to pay for only its proportionate share of such part of Operator's surface facilities which it uses.

Each party shall execute such division orders and contracts as may be necessary for the sale of its interest in production from the Contract Area, and, except as provided in Article VII.B., shall be entitled to receive payment directly from the purchaser thereof for its share of all production.

If any party fails to make the arrangements necessary to take in kind or separately dispose of its proportionate share of the Oil and/or Gas produced from the Contract Area, Operator shall have the right, subject to the revocation at will by the party owning it, but not the obligation, to purchase such Oil and/or Gas or sell it to others at any time and from time to time, for the account of the non-taking party. Any such purchase or sale by Operator may be terminated by Operator upon at least ten (10) days written notice to the owner of said production and shall be subject always to the right of the owner of the production upon at least ten (10) days written notice to Operator to exercise its right to take in kind, or separately dispose of, its share of all Oil and/or Gas not previously delivered to a purchaser; provided, however, that the effective date of any such revocation may be deferred at Operator's election for a period not to exceed ninety (90) days if Operator has committed such production to a purchase contract having a term extending beyond such ten (10) day period. Any purchase or sale by Operator of any other party's share of Oil and/or Gas shall be only for such reasonable periods of time as are consistent with the minimum needs of the industry under the particular circumstances, but in no event for a period in excess of one (1) year.

Any such sale by Operator shall be in a manner commercially reasonable under the circumstances, but Operator shall have no duty to share any existing market or transportation arrangement or to obtain a price or transportation fee equal to that received under any existing market or transportation arrangement. The sale or delivery by Operator of a non-taking party's share of production under the terms of any existing contract of Operator shall not give the non-taking party any interest in or make the non-taking party a party to said contract. No purchase of Oil and Gas and no sale of Gas shall be made by Operator without first giving the non-taking party ten days written notice of such intended purchase or sale and the price to be paid or the pricing basis to be used. Operator shall give notice to all parties of the first sale of Gas from any well under this Agreement.

All parties shall give timely written notice to Operator of their Gas marketing arrangements for the following month, excluding price, and shall notify Operator immediately in the event of a change in such arrangements. Operator shall maintain records of all marketing arrangements, and of volumes actually sold or transported, which records shall be made available to Non-Operators upon reasonable request.

ARTICLE VII.
EXPENDITURES AND LIABILITY OF PARTIES

A. Liability of Parties:

The liability of the parties shall be several, not joint or collective. Each party shall be responsible only for its obligations, and shall be liable only for its proportionate share of the costs of developing and operating the Contract Area. Accordingly, the liens granted among the parties in Article VII.B. are given to secure only the debts of each severally, and no party shall have any liability to third parties hereunder to satisfy the default of any other party in the payment of any expense or obligation hereunder. It is not the intention of the parties to create, nor shall this agreement be construed as creating, a mining or other partnership, joint venture, agency relationship or association, or to render the parties liable as partners, co-venturers, or principals. In their relations with each other under this agreement, the parties shall not be considered fiduciaries or to have established a confidential relationship but rather shall be free to act on an arm's-length basis in accordance with their own respective self-interest, subject, however, to the obligation of the parties to act in good faith in their dealings with each other with respect to activities hereunder.

B. Liens and Security Interests:

Each party grants to the other parties hereto a lien upon any interest it now owns or hereafter acquires in Oil and Gas Leases and Oil and Gas Interests in the Contract Area, and a security interest and/or purchase money security interest in any interest it now owns or hereafter acquires in the personal property and fixtures on or used or obtained for use in connection therewith, to secure performance of all of its obligations under this agreement including but not limited to payment of expense, interest and fees, the proper disbursement of all monies paid hereunder, the assignment or relinquishment of interest in Oil and Gas Leases as required hereunder, and the proper performance of operations hereunder. Such lien and security interest granted by each party hereto shall include such party's leasehold interests, working interests, operating rights, and royalty and overriding royalty interests in the Contract Area now owned or hereafter acquired and in lands pooled or unitized therewith or otherwise becoming subject to this agreement, the Oil and Gas when extracted therefrom and equipment situated thereon or used or obtained for use in connection therewith (including, without limitation, all wells, tools, and tubular goods), and accounts (including, without limitation, accounts arising from gas imbalances or from the sale of Oil and/or Gas at the wellhead), contract rights, inventory and general intangibles relating thereto or arising therefrom, and all proceeds and products of the foregoing.

To perfect the lien and security agreement provided herein, each party hereto shall execute and acknowledge the recording supplement and/or any financing statement prepared and submitted by any party hereto in conjunction herewith or at any time following execution hereof, and Operator is authorized to file this agreement or the recording supplement executed herewith as a lien or mortgage in the applicable real estate records and as a financing statement with the proper officer under the Uniform Commercial Code in the state in which the Contract Area is situated and such other states as Operator shall deem appropriate to perfect the security interest granted hereunder. Any party may file this agreement, the recording supplement executed herewith, or such other documents as it deems necessary as a lien or mortgage in the applicable real estate records and/or a financing statement with the proper officer under the Uniform Commercial Code.

Each party represents and warrants to the other parties hereto that the lien and security interest granted by such party to the other parties shall be a first and prior lien, and each party hereby agrees to maintain the priority of said lien and security interest against all persons acquiring an interest in Oil and Gas Leases and Interests covered by this agreement by, through or under such party. All parties acquiring an interest in Oil and Gas Leases and Oil and Gas Interests covered by this agreement, whether by assignment, merger, mortgage, operation of law, or otherwise, shall be deemed to have taken subject to the lien and security interest granted by this Article VII.B. as to all obligations attributable to such interest hereunder whether or not such obligations arise before or after such interest is acquired.

To the extent that parties have a security interest under the Uniform Commercial Code of the state in which the Contract Area is situated, they shall be entitled to exercise the rights and remedies of a secured party under the Code. The bringing of a suit and the obtaining of judgment by a party for the secured indebtedness shall not be deemed an election of remedies or otherwise affect the lien rights or security interest as security for the payment thereof. In addition, upon default by any party in the payment of its share of expenses, interests or fees, or upon the improper use of funds by the Operator, the other parties shall have the right, without prejudice to other rights or remedies, to collect from the purchaser the proceeds from the sale of such defaulting party's share of Oil and Gas until the amount owed by such party, plus interest as provided in "Exhibit C," has been received, and shall have the right to offset the amount owed against the proceeds from the sale of such defaulting party's share of Oil and Gas. All purchasers of production may rely on a notification of default from the non-defaulting party or parties stating the amount due as a result of the default, and all parties waive any recourse available against purchasers for releasing production proceeds as provided in this paragraph.

If any party fails to pay its share of cost within one hundred twenty (120) days after rendition of a statement therefor by Operator, the non-defaulting parties, including Operator, shall upon request by Operator, pay the unpaid amount in the proportion that the interest of each such party bears to the interest of all such parties. The amount paid by each party so paying its share of the unpaid amount shall be secured by the liens and security rights described in Article VII.B., and each paying party may independently pursue any remedy available hereunder or otherwise.

If any party does not perform all of its obligations hereunder, and the failure to perform subjects such party to foreclosure or execution proceedings pursuant to the provisions of this agreement, to the extent allowed by governing law, the defaulting party waives any available right of redemption from and after the date of judgment, any required valuation or appraisement of the mortgaged or secured property prior to sale, any available right to stay execution or to require a marshaling of assets and any required bond in the event a receiver is appointed. In addition, to the extent permitted by applicable law, each party hereby grants to the other parties a power of sale as to any property that is subject to the lien and security rights granted hereunder, such power to be exercised in the manner provided by applicable law or otherwise in a commercially reasonable manner and upon reasonable notice.

Each party agrees that the other parties shall be entitled to utilize the provisions of Oil and Gas lien law or other lien law of any state in which the Contract Area is situated to enforce the obligations of each party hereunder. Without limiting the generality of the foregoing, to the extent permitted by applicable law, Non-Operators agree that Operator may invoke or utilize the mechanics' or materialmen's lien law of the state in which the Contract Area is situated in order to secure the payment to Operator of any sum due hereunder for services performed or materials supplied by Operator.

C. Advances:

Operator, at its election, shall have the right from time to time to demand and receive from one or more of the other parties payment in advance of their respective shares of the estimated amount of the expense to be incurred in operations hereunder during the next succeeding month, which right may be exercised only by submission to each such party of an itemized statement of such estimated expense, together with an invoice for its share thereof. Each such statement and invoice for the payment in advance of estimated expense shall be submitted on or before the 20th day of the next preceding month. Each party shall pay to Operator its proportionate share of such estimate within fifteen (15) days after such estimate and invoice is received. If any party fails to pay its share of said estimate within said time, the amount due shall bear interest as provided in Exhibit "C" until paid. Proper adjustment shall be made monthly between advances and actual expense to the end that each party shall bear and pay its proportionate share of actual expenses incurred, and no more.

D. Defaults and Remedies:

If any party fails to discharge any financial obligation under this agreement, including without limitation the failure to make any advance under the preceding Article VII.C. or any other provision of this agreement, within the period required for such payment hereunder, then in addition to the remedies provided in Article VII.B. or elsewhere in this agreement, the remedies specified below shall be applicable. For purposes of this Article VII.D., all notices and elections shall be delivered

only by Operator, except that Operator shall deliver any such notice and election requested by a non-defaulting Non-Operator, and when Operator is the party in default, the applicable notices and elections can be delivered by any Non-Operator. Election of any one or more of the following remedies shall not preclude the subsequent use of any other remedy specified below or otherwise available to a non-defaulting party.

1. Suspension of Rights: Any party may deliver to the party in default a Notice of Default, which shall specify the default, specify the action to be taken to cure the default, and specify that failure to take such action will result in the exercise of one or more of the remedies provided in this Article. If the default is not cured within thirty (30) days of the delivery of such Notice of Default, all of the rights of the defaulting party granted by this agreement may upon notice be suspended until the default is cured, without prejudice to the right of the non-defaulting party or parties to continue to enforce the obligations of the defaulting party previously accrued or thereafter accruing under this agreement. If Operator is the party in default, the Non-Operators shall have in addition the right, by vote of Non-Operators owning a majority in interest in the Contract Area after excluding the voting interest of Operator, to appoint a new Operator effective immediately. The rights of a defaulting party that may be suspended hereunder at the election of the non-defaulting parties shall include, without limitation, the right to receive information as to any operation conducted hereunder during the period of such default, the right to elect to participate in an operation proposed under Article VI.B. of this agreement, the right to participate in an operation being conducted under this agreement even if the party has previously elected to participate in such operation, and the right to receive proceeds of production from any well subject to this agreement.

2. Suit for Damages: Non-defaulting parties or Operator for the benefit of non-defaulting parties may sue (at joint account expense) to collect the amounts in default, plus interest accruing on the amounts recovered from the date of default until the date of collection at the rate specified in Exhibit "C" attached hereto. Nothing herein shall prevent any party from suing any defaulting party to collect consequential damages accruing to such party as a result of the default.

3. Deemed Non-Consent: The non-defaulting party may deliver a written Notice of Non-Consent Election to the defaulting party at any time after the expiration of the thirty-day cure period following delivery of the Notice of Default, in which event if the billing is for the drilling a new well or the Plugging Back, Sidetracking, Reworking or Deepening of a well which is to be or has been plugged as a dry hole, or for the Completion or Recompletion of any well, the defaulting party will be conclusively deemed to have elected not to participate in the operation and to be a Non-Consenting Party with respect thereto under Article VI.B. or VI.C., as the case may be, to the extent of the costs unpaid by such party, notwithstanding any election to participate theretofore made. If election is made to proceed under this provision, then the non-defaulting parties may not elect to sue for the unpaid amount pursuant to Article VII.D.2.

Until the delivery of such Notice of Non-Consent Election to the defaulting party, such party shall have the right to cure its default by paying its unpaid share of costs plus interest at the rate set forth in Exhibit "C," provided, however, such payment shall not prejudice the rights of the non-defaulting parties to pursue remedies for damages incurred by the non-defaulting parties as a result of the default. Any interest relinquished pursuant to this Article VII.D.3. shall be offered to the non-defaulting parties in proportion to their interests, and the non-defaulting parties electing to participate in the ownership of such interest shall be required to contribute their shares of the defaulted amount upon their election to participate therein.

4. Advance Payment: If a default is not cured within thirty (30) days of the delivery of a Notice of Default, Operator, or Non-Operators if Operator is the defaulting party, may thereafter require advance payment from the defaulting party of such defaulting party's anticipated share of any item of expense for which Operator, or Non-Operators, as the case may be, would be entitled to reimbursement under any provision of this agreement, whether or not such expense was the subject of the previous default. Such right includes, but is not limited to, the right to require advance payment for the estimated costs of drilling a well or Completion of a well as to which an election to participate in drilling or Completion has been made. If the defaulting party fails to pay the required advance payment, the non-defaulting parties may pursue any of the remedies provided in the Article VII.D. or any other default remedy provided elsewhere in this agreement. Any excess of funds advanced remaining when the operation is completed and all costs have been paid shall be promptly returned to the advancing party.

5. Costs and Attorneys' Fees: In the event any party is required to bring legal proceedings to enforce any financial obligation of a party hereunder, the prevailing party in such action shall be entitled to recover all court costs, costs of collection, and a reasonable attorney's fee, which the lien provided for herein shall also secure.

E. Rentals, Shut-in Well Payments and Minimum Royalties:

Rentals, shut-in well payments and minimum royalties which may be required under the terms of any lease shall be paid by the party or parties who subjected such lease to this agreement at its or their expense. In the event two or more parties own and have contributed interests in the same lease to this agreement, such parties may designate one of such parties to make said payments for and on behalf of all such parties. Any party may request, and shall be entitled to receive, proper evidence of all such payments. In the event of failure to make proper payment of any rental, shut-in well payment or minimum royalty through mistake or oversight where such payment is required to continue the lease in force, any loss which results from such non-payment shall be borne in accordance with the provisions of Article IV.B.2.

Operator shall notify Non-Operators of the anticipated completion of a shut-in well, or the shutting in or return to production of a producing well, at least five (5) days (excluding Saturday, Sunday, and legal holidays) prior to taking such action, or at the earliest opportunity permitted by circumstances, but assumes no liability for failure to do so. In the event of failure by Operator to so notify Non-Operators, the loss of any lease contributed hereto by Non-Operators for failure to make timely payments of any shut-in well payment shall be borne jointly by the parties hereto under the provisions of Article IV.B.3.

F. Taxes:

Beginning with the first calendar year after the effective date hereof, Operator shall render for ad valorem taxation all property subject to this agreement which by law should be rendered for such taxes, and it shall pay all such taxes assessed thereon before they become delinquent. Prior to the rendition date, each Non-Operator shall furnish Operator information as to burdens (to include, but not be limited to, royalties, overriding royalties and production payments) on Leases and Oil and Gas Interests contributed by such Non-Operator. If the assessed valuation of any Lease is reduced by reason of its being subject to outstanding excess royalties, overriding royalties or production payments, the reduction in ad valorem taxes resulting therefrom shall inure to the benefit of the owner or owners of such Lease, and Operator shall adjust the charge to such owner or owners so as to reflect the benefit of such reduction. If the ad valorem taxes are based in whole or in part upon separate valuations of each party's working interest, then notwithstanding anything to the contrary herein, charges to the joint account shall be made and paid by the parties hereto in accordance with the tax value generated by each party's working interest. Operator shall bill the other parties for their proportionate shares of all tax payments in the manner provided in Exhibit "C."

If Operator considers any tax assessment improper, Operator may, at its discretion, protest within the time and manner prescribed by law, and prosecute the protest to a final determination, unless all parties agree to abandon the protest prior to final determination. During the pendency of administrative or judicial proceedings, Operator may elect to pay, under protest, all such taxes and any interest and penalty. When any such protested assessment shall have been finally determined, Operator shall pay the tax for the joint account, together with any interest and penalty accrued, and the total cost shall then be assessed against the parties, and be paid by them, as provided in Exhibit "C."

Each party shall pay or cause to be paid all production, severance, excise, gathering and other taxes imposed upon or with respect to the production or handling of such party's share of Oil and Gas produced under the terms of this agreement.

ARTICLE VIII.

ACQUISITION, MAINTENANCE OR TRANSFER OF INTEREST

A. Surrender of Leases:

The Leases covered by this agreement, insofar as they embrace acreage in the Contract Area, shall not be surrendered in whole or in part unless all parties consent thereto.

However, should any party desire to surrender its interest in any Lease or in any portion thereof, such party shall give written notice of the proposed surrender to all parties, and the parties to whom such notice is delivered shall have thirty (30) days after delivery of the notice within which to notify the party proposing the surrender whether they elect to consent thereto. Failure of a party to whom such notice is delivered to reply within said 30-day period shall constitute a consent to the surrender of the Leases described in the notice. If all parties do not agree or consent thereto, the party desiring to surrender shall assign, without express or implied warranty of title, all of its interest in such Lease, or portion thereof, and any well, material and equipment which may be located thereon and any rights in production thereafter secured, to the parties not consenting to such surrender. If the interest of the assigning party is or includes an Oil and Gas Interest, the assigning party shall execute and deliver to the party or parties not consenting to such surrender an oil and gas lease covering such Oil and Gas Interest for a term of one (1) year and so long thereafter as Oil and/or Gas is produced from the land covered thereby, such lease to be on the form attached hereto as Exhibit "B." Upon such assignment or lease, the assigning party shall be relieved from all obligations thereafter accruing, but not theretofore accrued, with respect to the interest assigned or leased and the operation of any well attributable thereto, and the assigning party shall have no further interest in the assigned or leased premises and its equipment and production other than the royalties retained in any lease made under the terms of this Article. The party assignee or lessee shall pay to the party assignor or lessor the reasonable salvage value of the latter's interest in any well's salvable materials and equipment attributable to the assigned or leased acreage. The value of all salvable materials and equipment shall be determined in accordance with the provisions of Exhibit "C," less the estimated cost of salvaging and the estimated cost of plugging and abandoning and restoring the surface. If such value is less than such costs, then the party assignor or lessor shall pay to the party assignee or lessee the amount of such deficit. If the assignment or lease is in favor of more than one party, the interest shall be shared by such parties in the proportions that the interest of each bears to the total interest of all such parties. If the interest of the parties to whom the assignment is to be made varies according to depth, then the interest assigned shall similarly reflect such variances.

Any assignment, lease or surrender made under this provision shall not reduce or change the assignor's, lessor's or surrendering party's interest as it was immediately before the assignment, lease or surrender in the balance of the Contract Area; and the acreage assigned, leased or surrendered, and subsequent operations thereon, shall not thereafter be subject to the terms and provisions of this agreement but shall be deemed subject to an Operating Agreement in the form of this agreement.

B. Renewal or Extension of Leases:

If any party secures a renewal or replacement of an Oil and Gas Lease or Interest subject to this agreement, then all other parties shall be notified promptly upon such acquisition or, in the case of a replacement Lease taken before expiration of an existing Lease, promptly upon expiration of the existing Lease. The parties notified shall have the right for a period of thirty (30) days following delivery of such notice in which to elect to participate in the ownership of the renewal or replacement Lease, insofar as such Lease affects lands within the Contract Area, by paying to the party who acquired it their proportionate shares of the acquisition cost allocated to that part of such Lease within the Contract Area, which shall be in proportion to the interest held at that time by the parties in the Contract Area. Each party who participates in the purchase of a renewal or replacement Lease shall be given an assignment of its proportionate interest therein by the acquiring party.

If some, but less than all, of the parties elect to participate in the purchase of a renewal or replacement Lease, it shall be owned by the parties who elect to participate therein, in a ratio based upon the relationship of their respective percentage of participation in the Contract Area to the aggregate of the percentages of participation in the Contract Area of all parties participating in the purchase of such renewal or replacement Lease. The acquisition of a renewal or replacement Lease by any or all of the parties hereto shall not cause a readjustment of the interests of the parties stated in Exhibit "A," but any renewal or replacement Lease in which less than all parties elect to participate shall not be subject to this agreement but shall be deemed subject to a separate Operating Agreement in the form of this agreement.

If the interests of the parties in the Contract Area vary according to depth, then their right to participate proportionately in renewal or replacement Leases and their right to receive an assignment of interest shall also reflect such depth variances.

The provisions of this Article shall apply to renewal or replacement Leases whether they are for the entire interest covered by the expiring Lease or cover only a portion of its area or an interest therein. Any renewal or replacement Lease taken before the expiration of its predecessor Lease, or taken or contracted for or becoming effective within six (6) months after the expiration of the existing Lease, shall be subject to this provision so long as this agreement is in effect at the time of such acquisition or at the time the renewal or replacement Lease becomes effective; but any Lease taken or contracted for more than six (6) months after the expiration of an existing Lease shall not be deemed a renewal or replacement Lease and shall not be subject to the provisions of this agreement.

The provisions in this Article shall also be applicable to extensions of Oil and Gas Leases.

C. Acreage or Cash Contributions:

While this agreement is in force, if any party contracts for a contribution of cash towards the drilling of a well or any other operation on the Contract Area, such contribution shall be paid to the party who conducted the drilling or other operation and shall be applied by it against the cost of such drilling or other operation. If the contribution be in the form of acreage, including, but not limited to drilling contributions, farmouts, option farmins and other agreements resulting in acreage assignments the party to whom the contribution is made shall promptly tender an assignment of the acreage, without warranty of title, to the Drilling Parties in the proportions said Drilling Parties shared the cost of drilling the well. Such acreage shall become a separate Contract Area and, to the extent possible, be governed by provisions identical to this agreement. Each party shall promptly notify all other parties of any acreage or cash contributions it may obtain in support of any well or any other operation on the Contract Area. The above provisions shall also be applicable to optional rights to earn acreage outside the Contract Area which are in support of well drilled inside Contract Area.

If any party contracts for any consideration relating to disposition of such party's share of substances produced hereunder, such consideration shall not be deemed a contribution as contemplated in this Article VIII.C.

D. Assignment; Maintenance of Uniform Interest:

For the purpose of maintaining uniformity of ownership in the Contract Area in the Oil and Gas Leases, Oil and Gas Interests, wells, equipment and production covered by this agreement no party shall sell, encumber, transfer or make other disposition of its interest in the Oil and Gas Leases and Oil and Gas Interests embraced within the Contract Area or in wells, equipment and production unless such disposition covers either:

1. the entire interest of the party in all Oil and Gas Leases, Oil and Gas Interests, wells, equipment and production; or

2. an equal undivided percent of the party's present interest in all Oil and Gas Leases, Oil and Gas Interests, wells, equipment and production in the Contract Area.

Every sale, encumbrance, transfer or other disposition made by any party shall be made expressly subject to this agreement and shall be made without prejudice to the right of the other parties, and any transferee of an ownership interest in any Oil and Gas Lease or Interest shall be deemed a party to this agreement as to the interest conveyed from and after the effective date of the transfer of ownership; provided, however, that the other parties shall not be required to recognize any such sale, encumbrance, transfer or other disposition for any purpose hereunder until thirty (30) days after they have received a copy of the instrument of transfer or other satisfactory evidence thereof in writing from the transferor or transferee. No assignment or other disposition of interest by a party shall relieve such party of obligations previously incurred by such party hereunder with respect to the interest transferred, including without limitation the obligation of a party to pay all costs attributable to an operation conducted hereunder in which such party has agreed to participate prior to making such assignment, and the lien and security interest granted by Article VII.B. shall continue to burden the interest transferred to secure payment of any such obligations.

If, at any time the interest of any party is divided among and owned by four or more co-owners, Operator, at its discretion, may require such co-owners to appoint a single trustee or agent with full authority to receive notices, approve expenditures, receive billings for and approve and pay such party's share of the joint expenses, and to deal generally with, and with power to bind, the co-owners of such party's interest within the scope of the operations embraced in this agreement; however, all such co-owners shall have the right to enter into and execute all contracts or agreements for the disposition of their respective shares of the Oil and Gas produced from the Contract Area and they shall have the right to receive, separately, payment of the sale proceeds thereof.

E. Waiver of Rights to Partition:

If permitted by the laws of the state or states in which the property covered hereby is located, each party hereto owning an undivided interest in the Contract Area waives any and all rights it may have to partition and have set aside to it in severalty its undivided interest therein.

~~**F. Preferential Right to Purchase:**~~

~~☐ (Optional; Check if applicable.)~~

~~Should any party desire to sell all or any part of its interests under this agreement, or its rights and interests in the Contract Area, it shall promptly give written notice to the other parties, with full information concerning its proposed disposition, which shall include the name and address of the prospective transferee (who must be ready, willing and able to purchase), the purchase price, a legal description sufficient to identify the property, and all other terms of the offer. The other parties shall then have an optional prior right, for a period of ten (10) days after the notice is delivered, to purchase for the stated consideration on the same terms and conditions the interest which the other party proposes to sell; and, if this optional right is exercised, the purchasing parties shall share the purchased interest in the proportions that the interest of each bears to the total interest of all purchasing parties. However, there shall be no preferential right to purchase in those cases where any party wishes to mortgage its interests, or to transfer title to its interests to its mortgagee in lieu of or pursuant to foreclosure of a mortgage of its interests, or to dispose of its interests by merger, reorganization, consolidation, or by sale of all or substantially all of its Oil and Gas assets to any party, or by transfer of its interests to a subsidiary or parent company or to a subsidiary of a parent company, or to any company in which such party owns a majority of the stock.~~

ARTICLE IX.
INTERNAL REVENUE CODE ELECTION

If, for federal income tax purposes, this agreement and the operations hereunder are regarded as a partnership, and if the parties have not otherwise agreed to form a tax partnership pursuant to Exhibit "G" or other agreement between them, each party thereby affected elects to be excluded from the application of all of the provisions of Subchapter "K," Chapter 1, Subtitle "A," of the Internal Revenue Code of 1986, as amended ("Code"), as permitted and authorized by Section 761 of the Code and the regulations promulgated thereunder. Operator is authorized and directed to execute on behalf of each party hereby affected such evidence of this election as may be required by the Secretary of the Treasury of the United States or the Federal Internal Revenue Service, including specifically, but not by way of limitation, all of the returns, statements, and the data required by Treasury Regulation §1.761. Should there be any requirement that each party hereby affected give further evidence of this election, each such party shall execute such documents and furnish such other evidence as may be required by the Federal Internal Revenue Service or as may be necessary to evidence this election. No such party shall give any notices or take any other action inconsistent with the election made hereby. If any present or future income tax laws of the state or states in which the Contract Area is located or any future income tax laws of the United States contain provisions similar to those in Subchapter "K," Chapter 1, Subtitle "A," of the Code, under which an election similar to that provided by Section 761 of the Code is permitted, each party hereby affected shall make such election as may be permitted or required by such laws. In making the foregoing election, each such party states that the income derived by such party from operations hereunder can be adequately determined without the computation of partnership taxable income.

ARTICLE X.
CLAIMS AND LAWSUITS

Operator may settle any single uninsured third party damage claim or suit arising from operations hereunder if the expenditure does not exceed Ten Thousand Dollars ($10,000.00) and if the payment is in complete settlement of such claim or suit. If the amount required for settlement exceeds the above amount, the parties hereto shall assume and take over the further handling of the claim or suit, unless such authority is delegated to Operator. All costs and expenses of handling, settling, or otherwise discharging such claim or suit shall be a the joint expense of the parties participating in the operation from which the claim or suit arises. If a claim is made against any party or if any party is sued on account of any matter arising from operations hereunder over which such individual has no control because of the rights given Operator by this agreement, such party shall immediately notify all other parties, and the claim or suit shall be treated as any other claim or suit involving operations hereunder.

ARTICLE XI.
FORCE MAJEURE

If any party is rendered unable, wholly or in part, by force majeure to carry out its obligations under this agreement, other than the obligation to indemnify or make money payments or furnish security, that party shall give to all other parties prompt written notice of the force majeure with reasonably full particulars concerning it; thereupon, the obligations of the party giving the notice, so far as they are affected by the force majeure, shall be suspended during, but no longer than, the continuance of the force majeure. The term "force majeure," as here employed, shall mean an act of God, strike, lockout, or other industrial disturbance, act of the public enemy, war, blockade, public riot, lightening, fire, storm, flood or other act of nature, explosion, governmental action, governmental delay, restraint or inaction, unavailability of equipment, and any other cause, whether of the kind specifically enumerated above or otherwise, which is not reasonably within the control of the party claiming suspension.

The affected party shall use all reasonable diligence to remove the force majeure situation as quickly as practicable. The requirement that any force majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes, lockouts, or other labor difficulty by the party involved, contrary to its wishes; how all such difficulties shall be handled shall be entirely within the discretion of the party concerned.

ARTICLE XII.
NOTICES

All notices authorized or required between the parties by any of the provisions of this agreement, unless otherwise specifically provided, shall be in writing and delivered in person or by United States mail, courier service, telegram, telex, telecopier or any other form of facsimile, postage or charges prepaid, and addressed to such parties at the addresses listed on Exhibit "A." All telephone or oral notices permitted by this agreement shall be confirmed immediately thereafter by written notice. The originating notice given under any provision hereof shall be deemed delivered only when received by the party to whom such notice is directed, and the time for such party to deliver any notice in response thereto shall run from the date the originating notice is received. "Receipt" for purposes of this agreement with respect to written notice delivered hereunder shall be actual delivery of the notice to the address of the party to be notified specified in accordance with this agreement, or to the telecopy, facsimile or telex machine of such party. The second or any responsive notice shall be deemed delivered when deposited in the United States mail or at the office of the courier or telegraph service, or upon transmittal by telex, telecopy or facsimile, or when personally delivered to the party to be notified, provided, that when response is required within 24 or 48 hours, such response shall be given orally or by telephone, telex, telecopy or other facsimile within such period. Each party shall have the right to change its address at any time, and from time to time, by giving written notice thereof to all other parties. If a party is not available to receive notice orally or by telephone when a party attempts to deliver a notice required to be delivered within 24 or 48 hours, the notice may be delivered in writing by any other method specified herein and shall be deemed delivered in the same manner provided above for any responsive notice.

ARTICLE XIII.
TERM OF AGREEMENT

This agreement shall remain in full force and effect as to the Oil and Gas Leases and/or Oil and Gas Interests subject hereto for the period of time selected below; provided, however, no party hereto shall ever be construed as having any right, title or interest in or to any Lease or Oil and Gas Interest contributed by any other party beyond the term of this agreement.

- ☐ ~~Option No. 1: So long as any of the Oil and Gas Leases subject to this agreement remain or are continued in force as to any part of the Contract Area, whether by production, extension, renewal or otherwise.~~
- ☒ Option No. 2: In the event the well described in Article VI.A., or any subsequent well drilled under any provision of this agreement, results in the Completion of a well as a well capable of production of Oil and/or Gas in paying quantities, this agreement shall continue in force so long as any such well is capable of production, and for an additional period of ____ days thereafter; provided, however, if, prior to the expiration of such additional period, one or more of the parties hereto are engaged in drilling, Reworking, Deepening, Sidetracking, Plugging Back, testing or attempting to Complete or Re-complete a well or wells hereunder, this agreement shall continue in force until such operations have been completed and if production results therefrom, this agreement shall continue in force as provided herein. In the event the well described in Article VI.A., or any subsequent well drilled hereunder, results in a dry hole, and no other well is capable of producing Oil and/or Gas from the Contract Area, this agreement shall terminate unless drilling, Deepening, Sidetracking, Completing, Re-completing, Plugging Back or Reworking operations are commenced within ______ 180 ______ days from the date of abandonment of said well. "Abandonment" for such purposes shall mean either (i) a decision by all parties not to conduct any further operations on the well or (ii) the elapse of 180 days from the conduct of any operations on the well, whichever first occurs.

The termination of this agreement shall not relieve any party hereto from any expense, liability or other obligation or any remedy therefor which has accrued or attached prior to the date of such termination.

Upon termination of this agreement and the satisfaction of all obligations hereunder, in the event a memorandum of this Operating Agreement has been filed of record, Operator is authorized to file of record in all necessary recording offices a notice of termination, and each party hereto agrees to execute such a notice of termination as to Operator's interest, upon request of Operator, if Operator has satisfied all its financial obligations.

ARTICLE XIV.
COMPLIANCE WITH LAWS AND REGULATIONS

A. Laws, Regulations and Orders:

This agreement shall be subject to the applicable laws of the state in which the Contract Area is located, to the valid rules, regulations, and orders of any duly constituted regulatory body of said state; and to all other applicable federal, state, and local laws, ordinances, rules, regulations and orders.

B. Governing Law:

This agreement and all matters pertaining hereto, including but not limited to matters of performance, non-performance, breach, remedies, procedures, rights, duties, and interpretation or construction, shall be governed and determined by the law of the state in which the Contract Area is located. If the Contract Area is in two or more states, the law of the state of ___n/a___ shall govern.

C. Regulatory Agencies:

Nothing herein contained shall grant, or be construed to grant, Operator the right or authority to waive or release any rights, privileges, or obligations which Non-Operators may have under federal or state laws or under rules, regulations or

orders promulgated under such laws in reference to oil, gas and mineral operations, including the location, operation, or production of wells, on tracts offsetting or adjacent to the Contract Area.

With respect to the operations hereunder, Non-Operators agree to release Operator from any and all losses, damages, injuries, claims and causes of action arising out of, incident to or resulting directly or indirectly from Operator's interpretation or application of rules, rulings, regulations or orders of the Department of Energy or Federal Energy Regulatory Commission or predecessor or successor agencies to the extent such interpretation or application was made in good faith and does not constitute gross negligence. Each Non-Operator further agrees to reimburse Operator for such Non-Operator's share of production or any refund, fine, levy or other governmental sanction that Operator may be required to pay as a result of such an incorrect interpretation or application, together with interest and penalties thereon owing by Operator as a result of such incorrect interpretation or application.

ARTICLE XV.
MISCELLANEOUS

A. Execution:

This agreement shall be binding upon each Non-Operator when this agreement or a counterpart thereof has been executed by such Non-Operator and Operator notwithstanding that this agreement is not then or thereafter executed by all of the parties to which it is tendered or which are listed on Exhibit "A" as owning an interest in the Contract Area or which own, in fact, an interest in the Contract Area. Operator may, however, by written notice to all Non-Operators who have become bound by this agreement as aforesaid, given at any time prior to the actual spud date of the Initial Well but in no event later than five days prior to the date specified in Article VI.A. for commencement of the Initial Well, terminate this agreement if Operator in its sole discretion determines that there is insufficient participation to justify commencement of drilling operations. In the event of such a termination by Operator, all further obligations of the parties hereunder shall cease as of such termination. In the event any Non-Operator has advanced or prepaid any share of drilling or other costs hereunder, all sums so advanced shall be returned to such Non-Operator without interest. In the event Operator proceeds with drilling operations for the Initial Well without the execution hereof by all persons listed on Exhibit "A" as having a current working interest in such well, Operator shall indemnify Non-Operators with respect to all costs incurred for the Initial Well which would have been charged to such person under this agreement if such person had executed the same and Operator shall receive all revenues which would have been received by such person under this agreement if such person had executed the same.

B. Successors and Assigns:

This agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, devisees, legal representatives, successors and assigns, and the terms hereof shall be deemed to run with the Leases or Interests included within the Contract Area.

C. Counterparts:

This instrument may be executed in any number of counterparts, each of which shall be considered an original for all purposes.

D. Severability:

For the purposes of assuming or rejecting this agreement as an executory contract pursuant to federal bankruptcy laws, this agreement shall not be severable, but rather must be assumed or rejected in its entirety, and the failure of any party to this agreement to comply with all of its financial obligations provided herein shall be a material default.

ARTICLE XVI.
OTHER PROVISIONS

1. This Operating Agreement is subject to the terms and conditions of that certain Agreement by and between Starlight Corporation and Starlight Oil & Gas LLC effective April 12, 2006. Should there be any conflict between the terms of this Operating Agreement and that Agreement, the latter shall control.

2. Volume Discount. In addition to the provisions of Exhibit "C", in the event a Party receives a volume discount or other price reduction for any operations conducted or for any goods purchased, the other Parties shall also be entitled to the same discount or reduction.

3. Business Standards Provision:

A. Operator agrees to comply with all laws and lawful regulations applicable to any activities carried out in the name or on the behalf of the parties or any party, hereto, under the provisions of this agreement and/or any amendments to it.

B. Operator agrees that all financial settlements, billings, and reports rendered to the parties, or any of them, as provided for in this agreement and/or amendments to it, will, to the best of Operator's knowledge and belief, reflect properly the facts about all activities and transactions handled for the accounts of the parties, or any of them, which data may be relied upon as being complete and accurate in any further recording and reporting made by such party or parties, for whatever purpose.

C. Operator agrees to notify each party affected promptly upon discovery of any instance where Operator fails to comply with provision (1) above or where

Operator has reason to believe that data covered by (2) above is no longer accurate and complete.

4. The parties to this Agreement hereby expressly agree that all liability for loss, damage, or destruction to the property of either the Joint Account or the property of any party to this Agreement or liability for claims brought against any and all parties to this Agreement by any person or entity alleging personal injury, death of or property damage to any person (including fines, penalties, damages or losses arising out of claims either civil or criminal, public or private, relating to pollution of water, air or environment), any and all such liability or claims arising out of actual or alleged operations in the Contract Area, will be borne by all parties to this Agreement in proportion to their respective Participation Percentage interests as listed in Exhibit "A" to this Agreement; or, in the case of an operation in which fewer than all parties hereto participate, by all parties participating in such operation in proportion to each such party's respective interests in that operation at the time of occurrence of the first act giving rise to the liability or claim.

All expenses incurred in defending the liability or claims described above will be borne in the proportions set out above. When a liability or claim is caused solely by Operator's gross negligence or willful misconduct, Operator will bear the entire responsibility for the liability or claim.

Any party other than the Operator who inspects or observes operations pursuant to Article VI.D. of this Agreement shall do so at its sole cost and expense.

The insurance specified in Exhibit "D" to this agreement will be applied to cover the apportioned liability of the covered parties up to the limits or amounts of coverage specified in the exhibit. To the extent that any party's apportioned liability is not covered by the apportionment of Exhibit "D" insurance coverage, each such party will turn to its own insurance or other financial resources.

5. Lien and Financing Statement Provision. Each party to this agreement ratifies and agrees to execute a "Notice of Lien and Mortgage – Financing Statement" in the form attached hereto as Exhibit "H" simultaneously with their execution of this agreement. Each party further authorizes the Operator to file such instrument in the appropriate records of the county or counties where the contract lands are located and in the Uniform Commercial Code records of the appropriate Secretary of State's office and/or such other records as may be required under applicable state law to fully perfect the security interests created herein. The rights and obligation of this provision are in addition to and not in limitation of the rights and obligations of the parties to execute and acknowledge any recording supplement and/or any financing statement pursuant to Article VII. B.

6. Distribution of Proceeds. On a monthly basis, all proceeds from the sale of Oil and Gas from the Contract Area shall be delivered to Operator and Operator shall pay or deliver, or cause to be paid or delivered all royalty and other burdens on such proceeds as required by Article III. B. Operator shall thereafter deduct all outstanding costs of developing and operating the Contract Area and thereafter shall pay or deliver, or cause to be paid or delivered to the Non-Operators their respective proportionate shares of the net proceeds.

IN WITNESS WHEREOF, this agreement shall be effective as of the 15th day of April, 2006.

Joe Pope, who has prepared and circulated this form for execution, represents and warrants that the form was printed from and, with the exception(s) listed below, is identical to the AAPL Form 610-1989 Model Form Operating Agreement, as published in computerized form by Forms On-A-Disk, Inc. No changes, alterations, or modifications, other than those made by strikethrough and/or insertion and that are clearly recognizable as changes in ~~Articles~~ ________, have been made to the form.

ATTEST OR WITNESS:

OPERATOR

STARLIGHT CORPORATION

By ________________

Brian S. Steinhauser
Type or print name

Title President

Date April 12, 2006

Tax ID or S.S. No. 84-1364654

NON-OPERATORS

STARLIGHT OIL & GAS LLC

By ________________

Brian S. Bentley
Type or print name

Title Manager

Date April 12, 2006

Tax ID or S.S. No. ________________

____

By ________________

____
Type or print name

Title ________________

Date ________________

Tax ID or S.S. No. ________________

____

By ________________

____
Type or print name

Title ________________

Date ________________

Tax ID or S.S. No. ________________

ACKNOWLEDGMENTS

Note: The following forms of acknowledgment are the short forms approved by the Uniform Law on Notarial Acts. The validity and effect of these forms in any state will depend upon the statutes of that state.

Individual acknowledgment:

State of ______________)

) ss.

County of ______________)

This instrument was acknowledged before me on

______________________________ by ______________________________

(Seal, if any) ______________________________

Title (and Rank) ______________________________

My commission expires: ______________________________

Acknowledgment in representative capacity:

State of ______________)

) ss.

County of ______________)

This instrument was acknowledged before me on

______________________________ by ______________________________ as

______________ of ______________________________.

(Seal, if any) ______________________________

Title (and Rank) ______________________________

My commission expires: ______________________________

EXHIBIT "A"
to
OPERATING AGREEMENT dated April 15, 2006
By and Between

STARLIGHT CORPORATION - OPERATOR
and

STARLIGHT OIL & GAS LLC - NON-OPERATOR

1. Description of the Lands subject to this Agreement:

   To be modified from time to time consistently with the Prospects and Projects.

2. Restriction, if any, as to depths, formations, or substances:

   To be modified from time to time consistently with the Prospects and Projects.

3. Parties to Agreement with Addresses and Telephone numbers for notice purposes:

   Starlight Corporation
   7345 South Pierce Street, Suite 110
   Littleton, CO 80128-4592
   Attn: Brian Bentley
   Telephone No. 303-832-8830
   Facsimile No. 720-294-9541

   Starlight Oil & Gas, LLC
   7345 South Pierce Street, Suite 110
   Littleton, CO 80128-4592
   Attn: Brian Bentley
   Telephone No. 303-832-8830
   Facsimile No. 720-294-9541

4. Percentage or Fractional interests of the Parties to this Agreement:

Starlight Oil & Gas LLC	100%
Starlight Corporation	0%

5. Oil and Gas Leases and/or Oil and Gas Interests subject to this Agreement:

a. Insert oil and gas lease data

6. Burdens on production:

   In addition to the royalty burdens attached to the foregoing leases, [insert outstanding overriding royalty interests]

COPAS – 1984 – ONSHORE
Recommended by the Council of Petroleum Accountants Societies

601, BOX 800 TULSA OK 74101

EXHIBIT " C "

Attached to and made a part of Operating agreement dated April 15 ,2006 by and between Starlight Corporation -Operator, and Starlight Oil & Gas LLC -Non-Operator

ACCOUNTING PROCEDURE
JOINT OPERATIONS

I. GENERAL PROVISIONS

1. **Definitions**

"Joint Property" shall mean the real and personal property subject to the agreement to which this Accounting Procedure is attached.
"Joint Operations" shall mean all operations necessary or proper for the development, operation, protection and maintenance of the Joint Property.
"Joint Account" shall mean the account showing the charges paid and credits received in the conduct of the Joint Operations and which are to be shared by the Parties.
"Operator" shall mean the party designated to conduct the Joint Operations.
"Non-Operators" shall mean the Parties to this agreement other than the Operator.
"Parties" shall mean Operator and Non-Operators.
"First Level Supervisors" shall mean those employees whose primary function in Joint Operations is the direct supervision of other employees and/or contract labor directly employed on the Joint Property in a field operating capacity.
"Technical Employees" shall mean those employees having special and specific engineering, geological or other professional skills, and whose primary function in Joint Operations is the handling of specific operating conditions and problems for the benefit of the Joint Property.
"Personal Expenses" shall mean travel and other reasonable reimbursable expenses of Operator's employees.
"Material" shall mean personal property, equipment or supplies acquired or held for use on the Joint Property.
"Controllable Material" shall mean Material which at the time is so classified in the Material Classification Manual as most recently recommended by the Council of Petroleum Accountants Societies.

2. **Statement and Billings**

Operator shall bill Non-Operators on or before the last day of each month for their proportionate share of the Joint Account for the preceding month. Such bills will be accompanied by statements which identify the authority for expenditure, lease or facility, and all charges and credits summarized by appropriate classifications of investment and expense except that items of Controllable Material and unusual charges and credits shall be separately identified and fully described in detail.

3. **Advances and Payments by Non-Operators**

A. Unless otherwise provided for in the agreement, the Operator may require the Non-Operators to advance their share of estimated cash outlay for the succeeding month's operation within fifteen (15) days after receipt of the billing or by the first day of the month for which the advance is required, whichever is later. Operator shall adjust each monthly billing to reflect advances received from the Non-Operators.

B. Each Non-Operator shall pay its proportion of all bills within fifteen (15) days after receipt. If payment is not made within such time, the unpaid balance shall bear interest monthly at the prime rate in effect at Wells Fargo Bank Denver, Colorado on the first day of the month in which delinquency occurs plus 1% or the maximum contract rate permitted by the applicable usury laws in the state in which the Joint Property is located, whichever is the lesser, plus attorney's fees, court costs, and other costs in connection with the collection of unpaid amounts.

4. **Adjustments**

Payment of any such bills shall not prejudice the right of any Non-Operator to protest or question the correctness thereof; provided, however, all bills and statements rendered to Non-Operators by Operator during any calendar year shall conclusively be presumed to be true and correct after twenty-four (24) months following the end of any such calendar year, unless within the said twenty-four (24) month period a Non-Operator takes written exception thereto and makes claim on Operator for adjustment. No adjustment favorable to Operator shall be made unless it is made within the same prescribed period. The provisions of this paragraph shall not prevent adjustments resulting from a physical inventory of Controllable Material as provided for in Section V.

COPAS

5. Audits

A. A Non-Operator, upon notice in writing to Operator and all other Non-Operators, shall have the right to audit Operator's accounts and records relating to the Joint Account for any calendar year within the twenty-four (24) month period following the end of such calendar year; provided, however, the making of an audit shall not extend the time for the taking of written exception to and the adjustments of accounts as provided for in Paragraph 4 of this Section I. Where there are two or more Non-Operators, the Non-Operators shall make every reasonable effort to conduct a joint audit in a manner which will result in a minimum of inconvenience to the Operator. Operator shall bear no portion of the Non-Operators' audit cost incurred under this paragraph unless agreed to by the Operator. The audits shall not be conducted more than once each year without prior approval of Operator, except upon the resignation or removal of the Operator, and shall be made at the expense of those Non-Operators approving such audit.

B. The Operator shall reply in writing to an audit report within 180 days after receipt of such report. If an audit exception(s) cannot be reconciled within 180 days, non-operator shall be advised of the audit exception (s) status.

6. Approval By Non-Operators

Where an approval or other agreement of the Parties or Non-Operators is expressly required under other sections of this Accounting Procedure and if the agreement to which this Accounting Procedure is attached contains no contrary provisions in regard thereto, Operator shall notify all Non-Operators of the Operator's proposal, and the agreement or approval of a majority in interest of the Non-Operators shall be controlling on all Non-Operators.

II. DIRECT CHARGES

Operator shall charge the Joint Account with the following items:

1. Ecological and Environmental

Costs incurred for the benefit of the Joint Property as a result of governmental or regulatory requirements to satisfy environmental considerations applicable to the Joint Operations. Such costs may include surveys of an ecological or archaeological nature and pollution control procedures as required by applicable laws and regulations.

2. Rentals and Royalties

Lease rentals and royalties paid by Operator for the Joint Operations.

3. Labor

A. (1) Salaries and wages of Operator's field employees directly employed on the Joint Property in the conduct of Joint Operations.

(2) Salaries of First Level Supervisors in the field.

(3) Salaries and wages of Technical Employees directly employed on the Joint Property if such charges are excluded from the overhead rates.

(4) Salaries and wages of Technical Employees either temporarily or permanently assigned to and directly employed in the operation of the Joint Property if such charges are excluded from the overhead rates.

B. Operator's cost of holiday, vacation, sickness and disability benefits and other customary allowances paid to employees whose salaries and wages are chargeable to the Joint Account under Paragraph 3A of this Section II. Such costs under this Paragraph 3B may be charged on a "when and as paid basis" or by "percentage assessment" on the amount of salaries and wages chargeable to the Joint Account under Paragraph 3A of this Section II. If percentage assessment is used, the rate shall be based on the Operator's cost experience.

C. Expenditures or contributions made pursuant to assessments imposed by governmental authority which are applicable to Operator's costs chargeable to the Joint Account under Paragraphs 3A and 3B of this Section II.

D. Personal Expenses of those employees whose salaries and wages are chargeable to the Joint Account under Paragraph 3A of this Section II.

4. Employee Benefits

Operator's current costs of established plans for employees' group life insurance, hospitalization, pension, retirement, stock purchase, thrift, bonus, and other benefit plans of a like nature, applicable to Operator's labor cost chargeable to the Joint Account under Paragraphs 3A and 3B of this Section II shall be Operator's actual cost not to exceed the percent most recently recommended by the Council of Petroleum Accountants Societies.

5. Material

Material purchased or furnished by Operator for use on the Joint Property as provided under Section IV. Only such Material shall be purchased for or transferred to the Joint Property as may be required for immediate use and is reasonably practical and consistent with efficient and economical operations. The accumulation of surplus stocks shall be avoided.

6. Transportation

Transportation of employees and Material necessary for the Joint Operations but subject to the following limitations:

A. If Material is moved to the Joint Property from the Operator's warehouse or other properties, no charge shall be made to the Joint Account for a distance greater than the distance from the nearest reliable supply store where like material is normally available or railway receiving point nearest the Joint Property unless agreed to by the Parties.

B. If surplus Material is moved to Operator's warehouse or other storage point, no charge shall be made to the Joint Account for a distance greater than the distance to the nearest reliable supply store where like material is normally available, or railway receiving point nearest the Joint Property unless agreed to by the Parties. No charge shall be made to the Joint Account for moving Material to other properties belonging to Operator, unless agreed to by the Parties.

C. In the application of subparagraphs A and B above, the option to equalize or charge actual trucking cost is available when the actual charge is $400 or less excluding accessorial charges. The $400 will be adjusted to the amount most recently recommended by the Council of Petroleum Accountants Societies.

7. **Services**

The cost of contract services, equipment and utilities provided by outside sources, except services excluded by Paragraph 10 of Section II and Paragraph i, ii, and iii, of Section III. The cost of professional consultant services and contract services of technical personnel directly engaged on the Joint Property if such charges are excluded from the overhead rates. The cost of professional consultant services or contract services of technical personnel not directly engaged on the Joint Property shall not be charged to the Joint Account unless previously agreed to by the Parties.

8. **Equipment and Facilities Furnished By Operator**

A. Operator shall charge the Joint Account for use of Operator owned equipment and facilities at rates commensurate with costs of ownership and operation. Such rates shall include costs of maintenance, repairs, other operating expense, insurance, taxes, depreciation, and interest on gross investment less accumulated depreciation not to exceed Twelve percent (12 %) per annum. Such rates shall not exceed average commercial rates currently prevailing in the immediate area of the Joint Property.

B. In lieu of charges in paragraph 8A above, Operator may elect to use average commercial rates prevailing in the immediate area of the Joint Property less 20%. For automotive equipment, Operator may elect to use rates published by the Petroleum Motor Transport Association.

9. **Damages and Losses to Joint Property**

All costs or expenses necessary for the repair or replacement of Joint Property made necessary because of damages or losses incurred by fire, flood, storm, theft, accident, or other cause, except those resulting from Operator's gross negligence or willful misconduct. Operator shall furnish Non-Operator written notice of damages or losses incurred as soon as practicable after a report thereof has been received by Operator.

10. **Legal Expense**

Expense of handling, investigating and settling litigation or and claims, discharging of liens, payment of judgements and amounts paid for settlement of claims incurred in or resulting from operations under the agreement or necessary to protect or recover the Joint Property~~, except that no charge for services of Operator's legal staff or fees or expense of outside attorneys shall be made unless previously agreed to by the Parties~~. All other legal expense ~~is considered to be covered by the overhead provisions of Section III unless otherwise agreed to by the Parties, except as provided in Section I, Paragraph 3.~~ directly affecting the Contract Area except for disputes between the parties.

11. **Taxes**

All taxes of every kind and nature assessed or levied upon or in connection with the Joint Property, the operation thereof, or the production therefrom, and which taxes have been paid by the Operator for the benefit of the Parties. If the ad valorem taxes are based in whole or in part upon separate valuations of each party's working interest, then notwithstanding anything to the contrary herein, charges to the Joint Account shall be made and paid by the Parties hereto in accordance with the tax value generated by each party's working interest.

12. **Insurance**

Net premiums paid for insurance required to be carried for the Joint Operations for the protection of the Parties. In the event Joint Operations are conducted in a state in which Operator may act as self-insurer for Worker's Compensation and/or Employers Liability under the respective state's laws, Operator may, at its election, include the risk under its self-insurance program and in that event, Operator shall include a charge at Operator's cost not to exceed manual rates.

13. **Abandonment and Reclamation**

Costs incurred for abandonment of the Joint Property, including costs required by governmental or other regulatory authority.

14. **Communications**

Cost of acquiring, leasing, installing, operating, repairing and maintaining communication systems, including radio and microwave facilities directly serving the Joint Property. In the event communication facilities/systems serving the Joint Property are Operator owned, charges to the Joint Account shall be made as provided in Paragraph 8 of this Section II.

15. **Other Expenditures**

Any other expenditure not covered or dealt with in the foregoing provisions of this Section II, or in Section III and which is of direct benefit to the Joint Property and is incurred by the Operator in the necessary and proper conduct of the Joint Operations.

COPAS

III. OVERHEAD

1. Overhead - Drilling and Producing Operations

i. As compensation for administrative, supervision, office services and warehousing costs, Operator shall charge drilling and producing operations on either:

(X) Fixed Rate Basis, Paragraph 1A, or
( ) Percentage Basis, Paragraph 1B

Unless otherwise agreed to by the Parties, such charge shall be in lieu of costs and expenses of all offices and salaries or wages plus applicable burdens and expenses of all personnel, except those directly chargeable under Paragraph 3A, Section II. The cost and expense of services from outside sources in connection with matters of taxation, traffic, accounting or matters before or involving governmental agencies shall be considered as included in the overhead rates provided for in the above selected Paragraph of this Section III unless such cost and expense are agreed to by the Parties as a direct charge to the Joint Account.

ii. The salaries, wages and Personal Expenses of Technical Employees and/or the cost of professional consultant services and contract services of technical personnel directly employed on the Joint Property:

( ) shall be covered by the overhead rates, or
(X) shall not be covered by the overhead rates.

iii. The salaries, wages and Personal Expenses of Technical Employees and/or costs of professional consultant services and contract services of technical personnel either temporarily or permanently assigned to and directly employed in the operation of the Joint Property:

( ) shall be covered by the overhead rates, or
(X) shall not be covered by the overhead rates.

A. Overhead - Fixed Rate Basis

(1) Operator shall charge the Joint Account at the following rates per well per month:

Drilling Well Rate $ 7,500
(Prorated for less than a full month)

Producing Well Rate $ 750

(2) Application of Overhead - Fixed Rate Basis shall be as follows:

(a) Drilling Well Rate

(1) Charges for drilling wells shall begin on the date the well is spudded and terminate on the date the drilling rig, completion rig, or other units used in completion of the well is released, whichever is later, except that no charge shall be made during suspension of drilling or completion operations for fifteen (15) or more consecutive calendar days.

(2) Charges for wells undergoing any type of workover or recompletion for a period of five (5) consecutive work days or more shall be made at the drilling well rate. Such charges shall be applied for the period from date workover operations, with rig or other units used in workover, commence through date of rig or other unit release, except that no charge shall be made during suspension of operations for fifteen (15) or more consecutive calendar days.

(b) Producing Well Rates

(1) An active well either produced or injected into for any portion of the month shall be considered as a one-well charge for the entire month.

(2) Each active completion in a multi-completed well in which production is not commingled down hole shall be considered as a one-well charge providing each completion is considered a separate well by the governing regulatory authority.

(3) An inactive gas well shut in because of overproduction or failure of purchaser to take the production shall be considered as a one-well charge providing the gas well is directly connected to a permanent sales outlet.

(4) A one-well charge shall be made for the month in which plugging and abandonment operations are completed on any well. This one-well charge shall be made whether or not the well has produced except when drilling well rate applies.

(5) All other inactive wells (including but not limited to inactive wells covered by unit allowable, lease allowable, transferred allowable, etc.) shall not qualify for an overhead charge.

(3) The well rates shall be adjusted as of the first day of April each year following the effective date of the agreement to which this Accounting Procedure is attached. The adjustment shall be computed by multiplying the rate currently in use by the percentage increase or decrease in the average weekly earnings of Crude Petroleum and Gas Production Workers for the last calendar year compared to the calendar year preceding as shown by the index of average weekly earnings of Crude Petroleum and Gas Production Workers as published by the United States Department of Labor, Bureau of Labor Statistics, or the equivalent Canadian index as published by Statistics Canada, as applicable. The adjusted rates shall be the rates currently in use, plus or minus the computed adjustment.

B. Overhead - Percentage Basis

(1) Operator shall charge the Joint Account at the following rates:

(a) Development

__________ Percent (____%) of the cost of development of the Joint Property exclusive of costs provided under Paragraph 10 of Section II and all salvage credits.

(b) Operating

__________ Percent (____%) of the cost of operating the Joint Property exclusive of costs provided under Paragraphs 2 and 10 of Section II, all salvage credits, the value of injected substances purchased for secondary recovery and all taxes and assessments which are levied, assessed and paid upon the mineral interest in and to the Joint Property.

(3) Application of Overhead – Percentage Basis shall be as follows:

For the purpose of determining charges on a percentage basis under Paragraph 1B of this Section III, development shall include all costs in connection with drilling, redrilling, deepening, or any remedial operations on any or all wells involving the use of drilling rig and crew capable of drilling to the producing interval on the Joint Property; also, preliminary expenditures necessary in preparation for drilling and expenditures incurred in abandoning when the well is not completed as a producer, and original cost of construction or installation of fixed assets, the expansion of fixed assets and any other project clearly discernible as a fixed asset, except Major Construction as defined in Paragraph 2 of this Section III. All other costs shall be considered as operating.

2. Overhead – Major Construction

To compensate Operator for overhead costs incurred in the construction and installation of fixed assets, the expansion of fixed assets, and any other project clearly discernible as a fixed asset required for the development and operation of the Joint Property, Operator shall either negotiate a rate prior to the beginning of construction, or shall charge the Joint Account for overhead based on the following rates for any Major Construction project in excess of $ __________:

A. __5__ % of first $100,000 or total cost if less, plus

B. __3__ % of costs in excess of $100,000 but less than $1,000,000, plus

C. __2__ % of costs in excess of $1,000,000.

Total cost shall mean the gross cost of any one project. For the purpose of this paragraph, the component parts of a single project shall not be treated separately and the cost of drilling and workover wells and artificial lift equipment shall be excluded.

3. Catastrophe Overhead

To compensate Operator for overhead costs incurred in the event of expenditures resulting from a single occurrence due to oil spill, blowout, explosion, fire, storm, hurricane, or other catastrophes as agreed to by the Parties, which are necessary to restore the Joint Property to the equivalent condition that existed prior to the event causing the expenditures, Operator shall either negotiate a rate prior to charging the Joint Account or shall charge the Joint Account for overhead based on the following rates:

A. __5__ % of total costs through $100,000; plus

B. __3__ % of total costs in excess of $100,000 but less than $1,000,000; plus

C. __2__ % of total costs in excess of $1,000,000.

Expenditures subject to the overheads above will not be reduced by insurance recoveries, and no other overhead provisions of this Section III shall apply.

4. Amendment of Rates

The overhead rates provided for in this Section III may be amended from time to time only by mutual agreement between the Parties hereto if, in practice, the rates are found to be insufficient or excessive.

IV. PRICING OF JOINT ACCOUNT MATERIAL PURCHASES, TRANSFERS AND DISPOSITIONS

Operator is responsible for Joint Account Material and shall make proper and timely charges and credits for all Material movements affecting the Joint Property. Operator shall provide all Material for use on the Joint Property; however, at Operator's option, such Material may be supplied by the Non-Operator. Operator shall make timely disposition of idle and/or surplus Material, such disposal being made either through sale to Operator or Non-Operator, division in kind, or sale to outsiders. Operator may purchase, but shall be under no obligation to purchase, interest of Non-Operators in surplus condition A or B Material. The disposal of surplus Controllable Material not purchased by the Operator shall be agreed to by the Parties.

1. Purchases

Material purchased shall be charged at the price paid by Operator after deduction of all discounts received. In case of Material found to be defective or returned to vendor for any other reasons, credit shall be passed to the Joint Account when adjustment has been received by the Operator.

2. Transfers and Dispositions

Material furnished to the Joint Property and Material transferred from the Joint Property or disposed of by the Operator, unless otherwise agreed to by the Parties, shall be priced on the following basis exclusive of cash discounts:

A. New Material (Condition A)

(1) Tubular Goods Other than Line Pipe

(a) Tubular goods, sized 2⅜ inches OD and larger, except line pipe, shall be priced at Eastern mill published carload base prices effective as of date of movement plus transportation cost using the 80,000 pound carload weight basis to the railway receiving point nearest the Joint Property for which published rail rates for tubular goods exist. If the 80,000 pound rail rate is not offered, the 70,000 pound or 90,000 pound rail rate may be used. Freight charges for tubing will be calculated from Lorain, Ohio and casing from Youngstown, Ohio.

(b) For grades which are special to one mill only, prices shall be computed at the mill base of that mill plus transportation cost from that mill to the railway receiving point nearest the Joint Property as provided above in Paragraph 2.A.(1)(a). For transportation cost from points other than Eastern mills, the 30,000 pound Oil Field Haulers Association interstate truck rate shall be used.

(c) Special end finish tubular goods shall be priced at the lowest published out-of-stock price, f.o.b. Houston, Texas, plus transportation cost, using Oil Field Haulers Association interstate 30,000 pound truck rate, to the railway receiving point nearest the Joint Property.

(d) Macaroni tubing (size less than 2⅜ inch OD) shall be priced at the lowest published out-of-stock prices f.o.b. the supplier plus transportation costs, using the Oil Field Haulers Association interstate truck rate per weight of tubing transferred, to the railway receiving point nearest the Joint Property.

(2) Line Pipe

(a) Line pipe movements (except size 24 inch OD and larger with walls ¾ inch and over) 30,000 pounds or more shall be priced under provisions of tubular goods pricing in Paragraph A.(1)(a) as provided above. Freight charges shall be calculated from Lorain, Ohio.

(b) Line pipe movements (except size 24 inch OD and larger with walls ¾ inch and over) less than 30,000 pounds shall be priced at Eastern mill published carload base prices effective as of date of shipment, plus 20 percent, plus transportation costs based on freight rates as set forth under provisions of tubular goods pricing in Paragraph A.(1)(a) as provided above. Freight charges shall be calculated from Lorain, Ohio.

(c) Line pipe 24 inch OD and over and ¾ inch wall and larger shall be priced f.o.b. the point of manufacture at current new published prices plus transportation cost to the railway receiving point nearest the Joint Property.

(d) Line pipe, including fabricated line pipe, drive pipe and conduit not listed on published price lists shall be priced at quoted prices plus freight to the railway receiving point nearest the Joint Property or at prices agreed to by the Parties.

(3) Other Material shall be priced at the current new price, in effect at date of movement, as listed by a reliable supply store nearest the Joint Property, or point of manufacture, plus transportation costs, if applicable, to the railway receiving point nearest the Joint Property.

(4) Unused new Material, except tubular goods, moved from the Joint Property shall be priced at the current new price, in effect on date of movement, as listed by a reliable supply store nearest the Joint Property, or point of manufacture, plus transportation costs, if applicable, to the railway receiving point nearest the Joint Property. Unused new tubulars will be priced as provided above in Paragraph 2 A (1) and (2).

B. Good Used Material (Condition B)

Material in sound and serviceable condition and suitable for reuse without reconditioning:

(1) Material moved to the Joint Property

At seventy-five percent (75%) of current new price, as determined by Paragraph A.

(2) Material used on and moved from the Joint Property

(a) At seventy-five percent (75%) of current new price, as determined by Paragraph A, if Material was originally charged to the Joint Account as new Material or

(b) At sixty-five percent (65%) of current new price, as determined by Paragraph A, if Material was originally charged to the Joint Account as used Material.

(3) Material not used on and moved from the Joint Property

At seventy-five percent (75%) of current new price as determined by Paragraph A.

The cost of reconditioning, if any, shall be absorbed by the transferring property.

C. Other Used Material

(1) Condition C

Material which is not in sound and serviceable condition and not suitable for its original function until after reconditioning shall be priced at fifty percent (50%) of current new price as determined by Paragraph A. The cost of reconditioning shall be charged to the receiving property, provided Condition C value plus cost of reconditioning does not exceed Condition B value.

(2) Condition D

Material, excluding junk, no longer suitable for its original purpose, but usable for some other purpose shall be priced on a basis commensurate with its use. Operator may dispose of Condition D Material under procedures normally used by Operator without prior approval of Non-Operators.

(a) Casing, tubing, or drill pipe used as line pipe shall be priced as Grade A and B seamless line pipe of comparable size and weight. Used casing, tubing or drill pipe utilized as line pipe shall be priced at used line pipe prices.

(b) Casing, tubing or drill pipe used as higher pressure service lines than standard line pipe, e.g. power oil lines, shall be priced under normal pricing procedures for casing, tubing, or drill pipe. Upset tubular goods shall be priced on a non upset basis.

(3) Condition E

Junk shall be priced at prevailing prices. Operator may dispose of Condition E Material under procedures normally utilized by Operator without prior approval of Non-Operators.

D. Obsolete Material

Material which is serviceable and usable for its original function but condition and/or value of such Material is not equivalent to that which would justify a price as provided above may be specially priced as agreed to by the Parties. Such price should result in the Joint Account being charged with the value of the service rendered by such Material.

E. Pricing Conditions

(1) Loading or unloading costs may be charged to the Joint Account at the rate of twenty-five cents (25¢) per hundred weight on all tubular goods movements, in lieu of actual loading or unloading costs sustained at the stocking point. The above rate shall be adjusted as of the first day of April each year following January 1, 1985 by the same percentage increase or decrease used to adjust overhead rates in Section III, Paragraph 1.A(3). Each year, the rate calculated shall be rounded to the nearest cent and shall be the rate in effect until the first day of April next year. Such rate shall be published each year by the Council of Petroleum Accountants Societies.

(2) Material involving erection costs shall be charged at applicable percentage of the current knocked-down price of new Material.

3. Premium Prices

Whenever Material is not readily obtainable at published or listed prices because of national emergencies, strikes or other unusual causes over which the Operator has no control, the Operator may charge the Joint Account for the required Material at the Operator's actual cost incurred in providing such Material, in making it suitable for use, and in moving it to the Joint Property; provided notice in writing is furnished to Non-Operators of the proposed charge prior to billing Non-Operators for such Material. Each Non-Operator shall have the right, by so electing and notifying Operator within ten days after receiving notice from Operator, to furnish in kind all or part of his share of such Material suitable for use and acceptable to Operator.

4. Warranty of Material Furnished By Operator

Operator does not warrant the Material furnished. In case of defective Material, credit shall not be passed to the Joint Account until adjustment has been received by Operator from the manufacturers or their agents.

V. INVENTORIES

The Operator shall maintain detailed records of Controllable Material.

1. Periodic Inventories, Notice and Representation

At reasonable intervals, inventories shall be taken by Operator of the Joint Account Controllable Material. Written notice of intention to take inventory shall be given by Operator at least thirty (30) days before any inventory is to begin so that Non-Operators may be represented when any inventory is taken. Failure of Non-Operators to be represented at an inventory shall bind Non-Operators to accept the inventory taken by Operator.

2. Reconciliation and Adjustment of Inventories

Adjustments to the Joint Account resulting from the reconciliation of a physical inventory shall be made within six months following the taking of the inventory. Inventory adjustments shall be made by Operator to the Joint Account for overages and shortages, but, Operator shall be held accountable only for shortages due to lack of reasonable diligence.

3. Special Inventories

Special inventories may be taken whenever there is any sale, change of interest, or change of Operator in the Joint Property. It shall be the duty of the party selling to notify all other Parties as quickly as possible after the transfer of interest takes place. In such cases, both the seller and the purchaser shall be governed by such inventory. In cases involving a change of Operator, all Parties shall be governed by such inventory.

4. Expense of Conducting Inventories

A. The expense of conducting periodic inventories shall not be charged to the Joint Account unless agreed to by the Parties.

B. The expense of conducting special inventories shall be charged to the Parties requesting such inventories, except inventories required due to change of Operator shall be charged to the Joint Account.

EXHIBIT "D"

To

OPERATING AGREEMENT Dated April 15, 2006

By and Between

STARLIGHT RESOURCES, LLC - OPERATOR

and

STARLIGHT OIL & GAS LLC - NON-OPERATOR

INSURANCE

Operator, during the term of this Agreement, shall comply with the provisions of Article VII.G. hereof.

The Operator shall carry or provide the following insurance to cover the risk of accidents and/or damages to persons and/or property which may occur in the course of operations conducted under this Agreement, a proportionate part of the premium on such insurance, determined on an equitable basis consistent with Operator's accounting practice, to be charged to the Joint Account.

1. Workman's Compensation and/or Employer's Insurance in amount sufficient to cover liability of injury to or death of Operator's employees, such insurance, if required by the laws of the state in which the leased lands are located, to be in conformity with such laws.

2. Comprehensive General Liability Insurance in the amount of $500,000 for injury or death of one person, and $1,000,000 for injury or death of more than one person in any one accident and Property Damage Insurance with limits of $100,000 for any one accident.

3. Automobile Insurance in the amount of $500,000 for injury or death of one person and $1,000,000 for injury or death of more than one person in any one automobile accident, and Property Damage Insurance to the extent of $100,000 as an aggregate for any automobile accident and not less than $100,000 covering property of third persons, including coverage for all owned, hired and non-owned vehicles.

4. Umbrella Liability Insurance in the amounts not less than $1,000,000 but not more than $3,000,000, excess of all primary limits.

In the event Operator acquires any insurance other than that listed above covering loss of or damage to the jointly owned property or production therefrom caused by fire, explosion, windstorm, tornado, flood, vandalism, malicious mischief, or well control "blowout" insurance on drilling wells, including extra expenses relating to redrilling, seepage, pollution and drill stem loss, or other extended perils, Non-Operator shall accept coverage against such losses and pay its proportionate part of the premium of such insurance, determined as set forth on Exhibit A to the Operating Agreement to which this Exhibit D is attached.

With respect to all insurance coverage provided herein, Non-Operator shall be set forth as a named insured party on Operator's insurance policy or on a binder thereto.

With respect to losses to jointly-owned property, it is understood and agreed that except in the case of gross negligence or willful misconduct, no Party to this Agreement nor his insurers shall have any right of recovery against any other Party to this Agreement, their agents, directors, officers, or employees, or against their respective property, and the rights of recovery with respect to such property are mutually waived. Any insurance policies covering any interest provided for hereunder covering jointly-owned property shall be endorsed to effectuate this waiver of subrogation.

Operator shall require all contractors and sub-contractors engaged in work on or for the Contract Area to comply with the Workmen's Compensation Law, occupational disease laws, and governmental safety laws and regulations of the State where the operations are being conducted and to maintain such other insurance as Operator may require.

Operator shall notify Non-Operator as soon as practicable of all accidents or occurrences resulting in injuries to its employees and those of contractors or sub-contractors or to third parties, or damage to property of third parties, arising out of or during the course of operations hereunder, and when requested, shall furnish Non-Operator with copies of all reports made in connection with such

accidents or occurrences.

Upon request, Operator shall furnish Non-Operator with a certificate evidencing such insurance coverage as set forth above. Operator shall notify the Non-Operator at least 20 days prior to the date of cancellation or the date on which a material change in coverage will become effective.

EXHIBIT "F"
To
OPERATING AGREEMENT dated April 15, 2006
By and Between

STARLIGHT CORPORATION - OPERATOR
and

STARLIGHT OIL & GAS LLC - NON-OPERATOR

Whenever used in the following Sections I, II, III, IV and V, the terms "contractor" and "undersigned" both refer to each party to this Agreement.

I. EQUAL EMPLOYMENT OPPORTUNITY PROVISION

(A) During the performance of this contract, the contractor agrees as follows:

(1) The contractor will not discriminate against any employee or applicant for employment because of race, color, religion, sex, or national origin. The contractor will take affirmative action to ensure that applicants are employed, and that employees are treated during employment, without regard to their race, color, religion, sex, or national origin. Such action shall include, but not be limited to the following: Employment, upgrading, demotion, or transfer recruitment or recruitment advertising; layoff or termination; rates of pay or other forms of compensation; and selection for training, including apprenticeship. The contractor agrees to post in conspicuous places, available to employees and applicants for employment, notices to be provided by the contracting officer setting forth the provision of this nondiscrimination clause.

(2) The contractor will, in all solicitations of advertisements for employees placed by or on behalf of the contractor state that all qualified applicants will receive consideration for employment without regard to race, color, religion, sex or national origin.

(3) The contractor will send to each labor union or representative of workers with which he has a collective bargaining agreement or other contract or understanding, a notice, to be provided by the agency contracting officer, advising the labor union or workers' representative of the contractor's commitments under Section 202 of Executive Order 11246 of September 24, 1965, and shall post copies of the notice in conspicuous places available to employees and applicants for employment.

(4) The contractor will comply with all provisions of Executive Order 11246 of September 24, 1965, and of the rules, regulations, and relevant orders of the Secretary of Labor.

(5) The contractor will furnish all information and reports required by Executive Order 11246 of September 24, 1965, and by the rules, regulations,and orders of the Secretary of Labor, or pursuant thereto, ad will permit access to his books, records, and accounts by the contracting agency and the Secretary of Labor for purposes of investigation to ascertain compliance with such rules, regulations, and orders.

(6) In the event of the contractor's noncompliance with the nondiscrimination clauses of this contract or with any of such rules, regulations, or orders, this contract may be canceled, terminated or suspended in whole or in part and the contractor may be declared ineligible for further Government contracts in accordance with procedures authorized in Executive Order 11246 of September 24, 1965, and such other sanctions may be imposed and remedies invoked as provided in Executive Order 11246 of September 24, 1965, or by rule, regulation, or order of the Secretary of Labor, or as otherwise provided by law.

(7) The contractor will include the provisions of paragraphs (1) through (7) in every subcontract or purchase order unless exempted by rules, regulations, or orders of the Secretary of Labor issued pursuant to Section 204 of Executive Order 11246 of September 24, 1965, so that such provisions will be binding upon each subcontractor or vendor. The contractor will take such action with respect to any subcontract or purchase order as the contracting agency may direct as a means of enforcing such provisions including sanctions for noncompliance: Provided, however, that in the event the contractor becomes involved in, or is threatened with litigation with a subcontractor or vendor as a result of such direction by the contracting agency, the contractor may request the United States to enter into such litigation to protect the interests of the United States.

(B) The contractor further agrees and certifies that, if the value if the contract or purchase order is $50,000 or more and the contractor has 50 or more employees, contractor will:

(1) File a complete and accurate report on Standard Form 100 (EEO-1) with the Joint Reporting Committee, at the appropriate address per the current instructions, within thirty (30) days of the date of contract award, unless such report has been filed within the twelve (12) months' period preceding the date of the contract award and otherwise comply with and file such other compliance reports as may be required under Executive Order 11246, as amended, and Rules and Regulations adopted thereunder.

(2) Develop a written affirmative action compliance program for each of its establishments as required by Title 41, Code of Federal Regulations, Section 60-1.40.

II. CERTIFICATION OF NONSEGREGATED FACILITIES

Contractor certifies that it does not maintain or provide for its employees any segregated facilities at any of its establishments and that it does not permit its employees to perform their services at any location, under its control, where segregated facilities are maintained. Contractor certifies further that it will not maintain or provide for its employees any segregated facilities at any of its establishments and that it will not permit its employees to perform their services at any location, under its control, where segregated facilities are maintained. Contractor agrees that a breach of this certification is a violation of the Equal Opportunity Clause in any Government Contract between Contractor and Exxon Corporation. As used in this certification, the term "segregated facilities" means any waiting rooms, work areas, rest rooms and wash rooms, restaurants and other eating areas, time clocks, locker rooms and other storage or dressing areas, parking lots, drinking fountains, recreation or entertainment areas, transportation, and housing facilities provided for employees which are segregated by explicit directive or are in fact segregated on the basis of race, color, religion, or national origin, because of habit, local custom or otherwise. Contractor further agrees that (except where it has obtained identical certifications from proposed subcontractors for specific time periods) it will obtain identical certifications from proposed subcontractors prior to the award of subcontracts exceeding $10,000 which are not exempt from the provisions of the Equal Opportunity clause; that it will retain such certifications in its files; and thatit will forward the following notice to such proposed subcontractors except where the proposed subcontractors have submitted identical certifications for specific time periods):

NOTICE TO PROSPECTIVE SUBCONTRACTORS OF REQUIREMENT FOR CERTIFICATIONS OF NONSEGREGATED FACILITIES.

A certificate of Non-segregated Facilities, as required by the May 9, 1967, order on Elimination of Segregated Facilities, by the Secretary of Labor (32 Fed. Reg. 7439, May 19, 1967), must be submitted prior to the award of a subcontract exceeding $10,000 which is not exempt from the provisions of the Equal Opportunity Clause. The certification may be submitted either for each subcontract or for all subcontracts during a period (i.e., quarterly, semi-annually or annually). (1968 Mar.) (Note: The penalty for making false statements in offers is prescribed in 18 U.S.C. 1001.)

III. AFFIRMATIVE ACTION FOR DISABLED VETERANS AND VETERANS OF THE VIETNAM ERA.

(A) The contractor will not discriminate against any employee or applicant for employment because he or she is a disabled veteran or veteran of the Vietnam Era in regard to any position for which the employee or applicant for employment is qualified. The contractor agrees to take affirmative action to employ, advance in employment and otherwise treat qualified disabled veterans and veterans of the Vietnam Era without discrimination based upon their disability or veterans status in all employment practices such as the following: employment upgrading, demotion or transfer, recruitment, advertising, layoff or termination, rates of pay or other forms of compensation and selection for training, including apprenticeship.

(B) The contractor agrees that all suitable employment openings of the contractor which exist at the time of the execution of this contract and those which occur during the performance of this contract, including those not generated by this contract and including those occurring at an establishment of the contractor other than the one wherein the contract is being performed but excluding those of independently operated corporate affiliates, shall be listed at an appropriate local office of the State employment service system wherein the opening occurs. The contractor further agrees to provide such reports to such local office regarding employment openings and hires as may be required.

State and local government agencies holding Federal contractors of $10,000 or more shall also list all their suitable openings with the appropriate office of the State employment service, but are not required to provide those reports set forth in paragraphs (D) and (E).

(C) Listing of employment openings with the employment service system pursuant to this clause shall be made at least concurrently with the use of any other recruitment source or effort and shall involve the normal obligations which attach to the placing of a bona fide job order, including the acceptance of referrals of veterans and non-veterans. The listing of employment openings does not require the hiring of any particular job applicant or from any particular group of job applicants, and nothing herein is intended to relieve the contractor from any requirements in Executive Orders or regulations regarding non-discrimination in employment.

(D) The reports required by paragraph (B) of this clause shall include, but not be limited to, periodic reports which shall be filed at least quarterly with the appropriate local office or, where the contractor has more than one hiring location in a State, with the central office of that State employment service. Such reports shall indicate for each hiring location (1) the number of individuals hired during the reporting period, (2) the number of non-disabled veterans of the Vietnam Era hired, (3) the number of disabled veterans of the Vietnam Era hired, and (4) the total number of disabled veterans hired. The reports should include covered veterans hired for on-the-job training under 38 USC 1787. The contractor shall submit a report within 30 days after the end of each reporting period wherein any performance is made on this contract identifying data for each hiring location. The contractor shall maintain at each hiring location copies of the reports submitted until the expiration of one year after final payment under the contract, during which time these reports and related documentation shall be made available upon request, for examination by any authorized representatives of the contracting officer or of the Secretary of Labor. Documentation would include personnel records respecting job openings, recruitment and placement.

(E) Whenever the contractor becomes contractually bound to the listing provisions of this clause, it shall advise the employment service system in each State where it has establishments of the name and location of each hiring location in the State. As long as the contractor is contractually bound to these provisions and has so advised the State system, there is no need to advise the State system of subsequent contracts. The contractor may advise the State system when it is no longer bound by this contract clause.

(F) This clause does not apply to the listing of employment openings which occur and are filled outside of the 50 States, the District of Columbia, Puerto Rico, Guam and the Virgin Islands.

(G) The provisions of paragraphs (B), (C), (D), and (E) of this clause do not apply to openings which the contractor proposes to fill from within his own organization or to fill pursuant to a customary and traditional employer-union hiring agreement. This exclusion does not apply to a particular opening once an employer decides to consider applicants outside of his own organization or employer-union arrangement for that opening.

(H) As used in this clause:

(1) "All suitable employment openings" includes, but is not limited to, openings which occur in the following job categories: production and non-production; plant and office; laborers and mechanics; supervisory and non-supervisory; technical; and executive, administrative, and professional openings as are compensated on a salary basis of less than $25,000 per year. This term includes full-time employment, temporary employment of more than 3 days' duration, and part-time employment. It does not include openings which the contractor proposes to fill from within his own organization or to fill pursuant to a customary and traditional employer-union hiring arrangement nor openings in an educational institution which are restricted to students of that institution. Under the most compelling circumstances an employment opening may not be suitable for listing, including such situations where the needs of the Government cannot reasonably be otherwise supplied, where listing would be contrary to national security, or where the requirement of listing would otherwise not be for the best interest of the Government.

(2) "Appropriate office of the state employment service system" means the local office of the Federal-State national system of public employment offices with assigned responsibility for serving the area where the employment opening is to be filled, including the District of Columbia, Guam, Puerto Rico, and the Virgin Islands.

(3) "Openings which the contractor proposes to fill from within his own organization" means employment openings for which no consideration will be given to persons outside the contractor's organization (including any affiliates, subsidiaries, and the parent companies) and includes any openings which the contractor proposes to fill from regularly established "recall" lists.

(4) "Openings which the contractor proposes to fill pursuant to a customary and traditional employer-union hiring arrangement" means employment openings which the contractor proposes to fill from union halls, which is part of the customary and traditional hiring relationship which exists between the contractor and representatives of his employees.

(I) The contractor agrees to comply with the rules, regulations, and relevant orders of the Secretary of Labor issued pursuant to the Act.

(J) In the event of the contractor's noncompliance with the requirements of this clause, actions for noncompliance

may be taken in accordance with the rules, regulations, and relevant orders of the Secretary of Labor issued pursuant to the Act.

(K) The contractor agrees to post in conspicuous places, available to employees and applicants for employment, notices in a form to be prescribed by the Director, provided by or through the contracting officer. Such notice shall state the contractors obligation under the law to take affirmative action to employ and advance in employment qualified disabled veterans and veterans of the Vietnam Era for employment, and the rights of applicants and employees.

(L) The contractor will notify each labor union or representative of workers with which it has a collective bargaining agreement or other contract understanding, that the contractor is bound by the terms of the Vietnam Era Veterans Readjustment Assistance Act, and is committed to take affirmative action to employ and advance in employment qualified disabled veterans and veterans of the Vietnam Era.

(M) The contractor will include the provisions of this clause in every subcontract or purchase order of $10,000 or more unless exempted by rules, regulations, or orders of the Secretary issued pursuant to the Act, so that such provisions will be binding upon each subcontractor or vendor. The contractor will take such action with respect to any subcontract or purchase order as the Director of the Office of Federal Contract Compliance Programs may direct to enforce such provisions, including action for noncompliance.

IV. AFFIRMATIVE ACTION FOR HANDICAPPED WORKERS

Contractor is aware of and is fully informed of Contractor's and Operator's responsibilities under Section 503 of the Rehabilitation Act of 1973, P. L. 93-112, and the rules, regulations, and orders promulgated by the Department of Labor pursuant thereto (41 CFR Part 60-741); and Contractor agrees to and shall be bound by the following provisions contained therein at Section 60-741.4 as follows:

(a) The contractor will not discriminate against any employee or applicant for employment because of physical or mental handicap in regard to any position for which the employee or applicant for employment is qualified. The contractor agrees to take affirmative action to employ, advance in employment and otherwise treat qualified handicapped individuals without discrimination based upon their physical or mental handicap in all employment practices such as the following: employment, upgrading, demotion or transfer, recruitment, advertising, layoff or termination, rates of pay or other forms of compensation and selection for training, including apprenticeship.

(b) The contractor agrees to comply with the rules, regulations, and relevant orders of the Secretary of Labor issued pursuant to the Act.

(c) In the event of the contractor's noncompliance with the requirements of this clause, actions for noncompliance may be taken in accordance with the rules, regulations and relevant orders of the Secretary of Labor issued pursuant to the Act.

(d) The contractor agrees to post in conspicuous places, available to employees and applicants for employment, notices in a form to be prescribed by the Director, provided by or through the contracting officer. Such notices shall state the contractor's obligation under the law to take affirmative action to employ and advance in employment qualified handicapped employees and applicants for employment, and the rights of applicants and employees.

(e) The contractor will notify each labor union or representative of workers with which it has a collective bargaining agreement or other contract understanding, that the contractor is bound by the terms of Section 503 of the Rehabilitation Act of 1973, and is committed to take affirmative action to employ and advance in employment physically and mentally handicapped individuals.

(f) The contractor will include the provisions of this clause in every subcontractor or purchase order of $2,500 or more unless exempted by rules, regulations, or orders of the Secretary issued pursuant to Section 503 of the Act, so that such provisions will be binding upon each subcontractor or vendor. The contractor will take such action with respect to any subcontract or purchase order as the Director of the Office of Federal Contract Compliance Programs may direct to enforce such provisions, including action for noncompliance.

V. OCCUPATIONAL SAFETY AND HEALTH

Contractor shall observe and comply with all safety and health standards promulgated by the Secretary of Labor under Section 107 of the Contract Work Hours and Standards Act, published in 29 CFR Chapter XVII Part 1926 and adopted by the Secretary of Labor as occupational safety and health standards under the Williams-Steiger Occupational Safety and Health Act of 1970. Such safety and health standards shall apply to all subcontractors and their employees as well as to the prime contractor and its employees.

EXHIBIT "E"
To
OPERATING AGREEMENT dated April 15, 2006
By and Between

STARLIGHT CORPORATION - OPERATOR
and

STARLIGHT OIL & GAS LLC - NON-OPERATOR

GAS BALANCING AGREEMENT

I. Definitions

A. **"Gas"** includes casinghead gas from oil wells and natural gas from gas wells, including all constituent parts thereof, except that liquid hydrocarbons (Crude Oil and Condensate) recovered by lease or unit equipment shall not be included, and shall be handled as provided in Section III.E., below.

B. **"Balanced"** is that condition which occurs when a party hereto has taken the same percentage of the cumulative Gas production it is entitled to take pursuant to the terms of the Operating Agreement.

C. **"Overproduced"** is the status of a party when the percentage of the cumulative volume of Gas taken by that party exceeds the party's working interest.

D. **"Underproduced"** is the status of a party when the percentage of the cumulative volume of Gas taken by that party is less than the party's working interest.

E. **"Well"** is defined as each well subject to the Operating Agreement that produces Gas or is allocated a share of Gas production. If a single well is completed in two or more reservoirs, such well shall be considered a separate well with respect to, but only with respect to, each reservoir from which the Gas production is not commingled in the wellbore.

II. Application of this Agreement

It is the intent of this agreement that each party shall have the opportunity to share in the actual cumulative production of Gas from the contract area in proportion to its working interest therein.

In the event that, at any time the Operating Agreement is in effect, any party does not, for any reason, take its full working interest share of Gas, the terms of this Gas Balancing Agreement shall become effective automatically.

The provisions of this exhibit shall be separately applicable to each separate Well (as defined in I.E., above) to the end that production from one Well may not be utilized for the purposes of balancing Underproduction from any other Well.

III. Storing and Making Up Gas Underproduction

A. **Rights to Take and Market Gas** - Each party hereto shall have the right to take in kind and separately dispose of its working interest share of Gas produced from the area covered by the Operating Agreement. During the period or periods that any party hereto is, for any reason, not taking its full share of Gas, the other parties shall have the right to take and dispose of one hundred percent (100%) of the allowable Gas production assigned to the Contract Area by the appropriate governmental entity having jurisdiction, and each of such parties taking Gas shall have the right to take for its own use or deliver to its purchaser its pro rata share of all such production; provided however that, in any month, no Overproduced party shall be entitled to take an amount of Gas in excess of 300% of its working interest share of the Gas which the Well is capable of producing. Each Underproducing party shall be credited with Gas in storage equal to its working interest share of the Gas produced but not taken by such Underproducing party, less its share of Gas used in lease operations, vented or lost.

B. **Making Up Underproduction** - Parties desiring to make up cumulative Underproduction must give the Operator 30 days notice. Until their individual accounts are no longer in an Underproduced status, Underproduced parties desiring to make up cumulative Underproduction shall have the collective right to take 25% of the Overproduced parties' collective share of current production, provided that an individual party's right to take such additional amount shall be in the proportion that its working interest bears to the total working interest of all Underproduced parties desiring to make up. While such Underproduction is being made up, each Overproduced party shall reduce its respective share of production in the proportion that such party's working interest bears to the total working interest of all Overproduced parties, but in no event shall any Overproduced party be required to reduce its Gas takes to less than 75% of such Overproduced party's working interest share of current production.

C. **Gas Balance** - Operator shall maintain a current account of the Gas balance between the parties hereto and shall furnish all parties monthly statements showing the total quantity of Gas produced, used in lease operations, vented or lost, and each parties' current Gas balance. Each party taking Gas shall furnish or cause to be furnished to Operator a monthly statement of Gas taken.

D. **Royalty and Production Taxes** - At all times while Gas is produced from the Contract Area, each party hereto shall make, or cause to be made, settlement with the respective royalty owners to whom each is accountable, just as if each party were taking or delivering to a purchaser its working interest share, and only that share, of the Gas produced. Each party hereto agrees to hold each other party harmless from any and all claims for royalty payments asserted by royalty owners to whom each party is accountable. Each party producing and/or delivering Gas to its purchaser shall pay any and all production taxes due on such Gas as taken.

E. **Crude and Condensate Production** - The foregoing notwithstanding all parties hereto shall share in and own the crude oil and condensate recovered at the surface in accordance with their respective interests as defined in the Operating Agreement.

IV. Cash Settlements

In the event a Well is included in a unit which causes a change in the percentage participation in production from that Well or the production of Gas from a Well permanently ceases prior to the time the accounts of the parties have been Balanced, a complete balancing shall be accomplished by a money settlement between the parties. In the event an Overproduced party sells, assigns or otherwise transfers any of its interest in the leases to which this agreement applies, it shall promptly notify the other parties and upon written request from Underproduced parties proceed to make a cash settlement with Underproduced parties as provided hereunder, provided that a cash settlement may not be demanded by such Underproduced party solely because an Overproduced party has mortgaged its interests, or disposed of its interests by merger, reorganization, consolidation, or sale of substantially all of its assets to a subsidiary or parent company, or to any company in which any one party owns a majority of the stock. In making such settlements (either due to permanent cessation of production, unitization or reassignment of an Overproduced party's interest), the Underproduced parties shall be paid a sum of money by the Overproduced parties, without interest, equal to the value of the unrecouped cumulative balance of Overproduction, which shall be calculated as follows:

A. **Volume** - Within 90 days after a settlement is called for as provided above, the Operator shall furnish to the parties a statement showing the final net Overproduction and Underproduction and the month and year in which it accrued. The net cumulative Overproduction for which settlement is due shall be determined by applying make up Gas on a first-in-first-out basis and accruing the monthly net Overproduction.

B. **Value**

1. Within 60 days after receipt of the final Operator statement, each Overproduced party shall furnish to the other parties a statement showing the value of its net Overproduction on a monthly basis. With regard to Overproduction that was sold, the settlement value shall be based upon the actual price(s) received for the Overproduced volumes of Gas at the time the net Overproduction occurred, less applicable taxes, transportation and applicable treating charges theretofore paid by the Overproducing party(s) provided that for regulated Gas sales, the price(s) actually received by an Overproduced party shall be considered as only that portion of the rates collected, from time to time, which are not subject to possible refund, as provided by the Federal Energy Regulatory Commission, or other governmental authority having jurisdiction, pursuant to final order or settlement applicable to such Gas, plus any additional amount which is not ultimately required by said regulatory agency to be refunded, such additional collection amount to be accounted for at such time as final determination is made with respect thereto.

2. For Overproduction not sold but taken by an Overproduced party for its own use, the Gas value to be used in the foregoing calculations shall be the market value of the Gas at the time the Overproduction occurred.

C. **Collection and Distribution** - Within 30 days after receipt of the Overproduced Gas values, the Operator shall perform a separate series of calculations for each Overproduced party by applying the monthly Gas values per MCF to the net unrecouped Overproduction for the month and provide the parties a statement showing the amount of money to be paid by each of the Overproduced Parties and the estimated amount each Underproduced party is entitled to receive under this settlement provision. Within 30 days after receipt of the Operator's statement, each Overproduced party shall pay Operator the amount due. Such payment shall relieve an Overproduced party of liability to any other party for the sums paid. Operator shall promptly distribute the funds it receives to the Underproduced parties in the proportion that each Underproduced party's volume of Gas in storage (Underproduction) bears to the total of all Underproduced parties' volumes of Gas in storage.

D. **Responsibility and Liability for Collection** - Operator shall not be liable to any Underproduced nonoperator for the failure of any Overproduced nonoperator to pay any amounts owned pursuant to the terms hereof. In the event that any party fails to pay any sum due under the terms hereof after demand therefore by the Operator, the Operator may turn responsibility for the collection of such sum to the party or parties to whom it is owed, and Operator shall have no further responsibility in the event that such sums are not paid. Any party shall have the right, at any time, to demand that any payments due to such party for such party's Underproduced volumes shall be paid directly to such party by the Overproduced party(s), rather than being paid through Operator. In the event that any Overproduced party pays to Operator any sums due to an Underproduced party at any time after sixty (60) days following the receipt of written notification of a demand that such Underproduced party receive such payment directly, such Overproduced party shall continue to be liable to such Underproduced party for any sums so paid, until such payment is actually received by such Underproduced party.

E. **Interim Cash Balancing** (Option of Overproduced party)- At any time during the term of this Agreement, any Overproduced party may, in its sole discretion, make cash settlement(s) with the Underproduced parties covering all or part of its outstanding Gas imbalance, provided that such settlements must be made with all Underproduced

parties proportionately based on the relative imbalances of the Underproduced parties, and provided further that such settlements may not be made more often than once every twenty-four (24) months. Such settlements will be calculated in the same manner provided above for final cash settlements. The Overproduced party will provide Operator a detailed accounting of any such cash settlements within thirty (30) days after the settlement is made.

E(Alt.). **Interim Cash Balancing** (Option of either party)- At any time during the term of this Agreement, any party may require the making of cash settlement(s) between the Overproduced and Underproduced parties covering all or a part of the
outstanding Gas imbalances, provided that such settlements must be made with all Overproduced and Underproduced parties proportionately based on the relative imbalances of the Overproduced and Underproduced parties, and provided further that such settlements may not be made more often than once every twenty-four (24) months. Such settlements will be calculated in the same manner provided above for final cash settlements. The Overproduced party(s) will provide Operator a detailed accounting of any such cash settlements within thirty (30) days after the settlement is made.[consider possible adverse tax consequences, see IRS Regs. Sec. 1.761-2]

V. **Miscellaneous**

A. **Expenses** - Nothing herein shall change or affect the obligations of each party to bear and pay currently, its proportionate liabilities as provided in the Operating Agreement.

B. **Well Tests** - Operator, at the request of any party, may produce the entire well stream, if necessary, for a deliverability test not to exceed seventy-two (72) hours duration required under such requesting party's Gas sales contract and may overproduce in any other situation, provided that such Overproduction would be consistent with prudent operations.

September 12, 1988

EXHIBIT "H"
To
OPERATING AGREEMENT dated April 15, 2006
By and Between

STARLIGHT CORPORATION - OPERATOR
and

STARLIGHT OIL & GAS LLC - NON-OPERATOR

MEMORANDUM OF OPERATING AGREEMENT AND NOTICE OF LIEN AND MORTGAGE – FINANCING STATEMENT

STATE OF

COUNTY OF

("Operator") and the undersigned ("Non-Operators") have entered into an Operating Agreement providing for the development and production of crude oil, natural gas and associated substances, dated April 15, 2006, covering the following described lands:

[INSERT ACREAGE DESCRIPTION]

The Operating Agreement provides for mutual liens and security interests to secure payment by the parties of their respective share of costs under the Operating Agreement.

Without limiting or superseding the liens and security interests provided for in the Operating Agreement and in order to further secure payment by Non-Operators of amounts due Operator from time to time under the terms of the Operating Agreement as its share of expense, Non-Operators have granted and do hereby grant to Operator, its successors and assigns, the following:

1. A lien and mortgage covering all of Non-Operators' leasehold, unleased mineral or other working interest in and under the above-referenced lands which are of record as of the date hereof or hereafter acquired by Non-Operators.

2. A lien and mortgage covering, and a security interest in, the undivided portion of the equipment located on the above-referenced lands, including fixtures, which is employed in the production of oil and/or gas therefrom and is owned as of the date hereof or hereafter acquired by Non-Operators.

3. A security interest in Non-Operators' undivided portion of the oil and/or gas when extracted from the above-referenced lands and in the accounts arising from the sale by Non-Operators of such oil and gas, and in rights under any gas balancing agreements.

4. A lien and security interest covering all contract rights, general intangibles, interests in partnerships or other associations, and any other interests arising from the development of the above described lands for oil and gas purposes.

5. A lien and security interest covering the proceeds of the sale of any of the collateral referenced in 1-4 above, together with a lien and security interest attaching to the collateral to the extent required to reimburse for any interest, court costs, and attorneys' fees to which a party may be entitled by reason of exercise of any lien or security rights hereunder.

In order to secure payment by Operator from time to time of its share of expense under the above-referenced Operating Agreement, Operator has granted and does hereby grant to Non-Operators and the other parties to said Operating Agreement who execute this instrument a lien

and mortgage and a security interest of the same nature and effect as those described in the preceding paragraph.

The minerals or the like (including oil and gas) or accounts described in the preceding paragraphs
will be financed at the wellhead or wellheads located on the lands described above. This instrument shall be filed for record in the real estate records of the county or counties named in the land description shown above. The secured party is not a seller or purchase moneylender of the collateral described in items 1-5 above.

Furthermore, this Memorandum of Operating Agreement and Notice of Lien and Mortgage -- Financing Statement incorporates by reference all other terms and conditions of said Operating Agreement. Said Operating Agreement specifically provides as follows:

1. That a party's ability to freely sell, assign, or transfer interests in land committed to the agreement is restricted or encumbered. These restrictions or encumbrances may include a preferential right to purchase the interest of any party desiring to sell its interest under the agreement, restrictions on the surrender of leases, a maintenance of uniform interest provision, provisions applicable to renewal or extension of leases, provisions applicable to acreage or cash contributions, non-consent provisions, and gas storage and balancing provisions, among others.

2. That each party to the agreement has the right to take-in-kind or separately dispose of its proportionate share of oil and gas produced.

3. That the liability of the parties to the agreement is several, and not joint and collective, with each party being liable only for its proportionate share of costs of developing and operating the contract area.

In the event the description of the land covered by the above-referenced Operating Agreement is revised in any manner by the parties thereto, then each party to said Operating Agreement is authorized to execute and file for record an appropriate amendment to this instrument setting forth the revised land description and stating that the same terms and provisions contained in this instrument shall apply to such revised land description. Said amendment need not be executed by more than one party to said Operating Agreement. The party which executes and files of record said amendment shall promptly mail to all other parties to said Operating Agreement a copy of said amendment showing the recording reference.

Should any person or firm desire additional information regarding the Operating Agreement or wish to inspect a copy of same, said person or firm should contact the Operator by writing to: Starlight Corp., 1520 West Canal Court, Suite 130, Littleton, CO 80112.

Each party to said Operating Agreement may execute as a Non-Operator a counterpart of this instrument which contains a signature page for such party. Operator may combine the signature pages executed by such parties with the first two pages identical to the first two pages hereof and file and/or record such aggregated instrument.

EXECUTED as of this ____ day of ______, 200 .

STARLIGHT CORPORATION., Operator

____

ADDRESS: ______________________________

__________ ______________

TAX I.D. NO.: ______________________

STARLIGHT OIL AND GAS LLC, Non-Operator

By: ______________________________

ADDRESS:

TAX I.D. NO. OR SOCIAL SECURITY NUMBER:

________________, Non-Operator

By: ______________________________

ADDRESS:

TAX I.D. NO. OR SOCIAL SECURITY NUMBER:

____

STATE OF COLORADO :
ss.
COUNTY OF DENVER .

The foregoing instrument was acknowledged before me this _____ day of __________, 200 , by ________ as ___________ of Starlight Corp, a corporation.

Witness my hand and official seal the day and year last above written.

Notary Public

My commission expires:

STATE OF COLORADO :
ss.
COUNTY OF DENVER .

The foregoing instrument was acknowledged before me this _____ day of __________, 200 , by ________ as Manager of Starlight Oil and Gas LLC, a limited liability company.

Witness my hand and official seal the day and year last above written.

Notary Public

My commission expires:

STATE OF _________ :
ss.
COUNTY OF _______ .

The foregoing instrument was acknowledged before me this _____ day of __________, 2000, by ________ .

Witness my hand and official seal the day and year last above written.

Notary Public

My commission expires:

Exhibit E
To that

Participation Agreement for an
Interest in that certain Drilling &
Development Agreement
Effective September 1, 2006

By and Between Starlight Oil &
Gas LLC and Eden Energy Corp

Authority For Expenditure
Drilling and Completion

Well: Love Federal #17-42
Location: SESW 17, T2N, R96W, Rio Blanco County, CO
Description: Drill and Complete Subject Well

Operator: Starlight Corporation
Est. Total Depth: 7,870'

	Drilling Expenditures	Completion Expenditures	Total Expenditures
Intangible Well Costs			
Contract Drilling/Completion Rig		$43,200	$43,200
Daywork Drilling	$198,000		$198,000
Rig Fuel & Power	$10,000		$10,000
Boiler Use & Fuel			$0
Transportation & Hauling	$10,000	$10,000	$20,000
Rig Move	$125,000		$125,000
Permits & Surveys	$10,000		$10,000
Location, Pits, Roads & Restoration	$29,000	$41,350	$70,350
Damages & Right-Of-Way	$10,000		$10,000
Water & Fluid Hauling	$12,000	$12,000	$24,000
Drilling Bits	$48,000	$3,000	$51,000
Mud & Chemicals	$26,000		$26,000
Rental Equipment, Tools & Service	$16,380	$5,000	$21,380
Mud Logging	$6,400		$6,400
Roustabout/Contract Labor		$8,000	$8,000
Special Services		$5,000	$5,000
Perforating		$28,000	$28,000
Acidizing			$0
Fracture Stimulation		$500,000	$500,000
Logging	$120,640	$6,000	$126,640
Cement & Services	$25,000	$84,000	$109,000
Geological Services	$8,000		$8,000
Engineering & Supervision	$16,000	$19,200	$35,200
Abandonment Expense	$18,000		$18,000
Overhead	$3,600	$5,400	$9,000
Miscellaneous	$60,802	$61,612	$122,414
Reservoir Model	$44,000		
Drilling Title Opinion/Abstract	$4,000		$4,000
Insurance	$20,000		$20,000
Total Intangible Well Costs	**$820,822**	**$831,762**	**$1,608,584**
Tangible Well Costs			
Surface Casing	$17,881		$17,881
Conductor Pipe	$8,000		$8,000
Intermediate Casing			$0
Production Casing		$136,698	$136,698
Tubing		$31,088	$31,088
Sucker Rods, Polish Rods, Clamps			$0
Other Subsurface Equipment			$0

Authority For Expenditure
Drilling and Completion

Well:	**Love Federal #17-42**	**Operator:**	**Starlight Corporation**
Location:	**SESW 17, T2N, R96W, Rio Blanco County, CO**	**Est. Total Depth:**	**7,870'**
Description:	**Drill and Complete Subject Well**		

Well Head Connections	$5,000	$36,000	$41,000
Subsurface Equipment		$1,500	$1,500
Surface Pumping Equipment			$0
Electric Motors			$0
Noncontrollable Material - ACP		$2,000	$2,000
Tank Battery, Separators & Treator		$44,000	$44,000
Other Equipment		$4,000	$4,000
Installation/Labor Costs		$8,000	$8,000
Total Tangible Well Costs	**$30,881**	**$263,285**	**$294,166**
Total Wells Costs	**$851,702**	**$1,095,047**	**$1,902,750**

Authority For Expenditure
Drilling and Completion

Well:	**Love Federal #17-42**	**Operator:**	**Starlight Corporation**
Location:	**SESW 17, T2N, R96W, Rio Blanco County, CO**	**Est. Total Depth:**	**7,870'**
Description:	**Drill and Complete Subject Well**		

Interest Ownership	**BCP %**	**ACP%**
Starlight Oil & Gas LLC	0.000000%	0.000000%
	0.000000%	0.000000%

Interest Ownership	**BCP Net Costs**	**ACP Net Costs**	**Total Net Costs**
Starlight Oil & Gas LLC			
	$0	$0	$0

Exhibit "F"

To that

PARTICIPATION AGREEMENT FOR
AN INTEREST IN THAT CERTAIN
DRILLING & DEVELOPMENT AGREEMENT
Effective September 1, 2006
By and Between
STARLIGHT OIL & GAS LLC
and
EDEN ENERGY CORP

AREA OF MUTUAL INTEREST PROVISIONS

An Area of Mutual Interest, hereinafter referred to as "AMI", was created by the Parties to the referenced Participation Agreement, hereinafter the "Agreement" and shall be comprised of all land described therein. Said Area of Mutual Interest will be administered by the following provisions:

A. Any Party May Acquire. Any Party may proceed to lease or otherwise acquire Mineral Interests within the Area of Mutual Interest.

B. Notification Upon Acquiring Mineral Interests. In the event any Party hereto (the "Acquiring Party") hereafter acquires any Mineral Interest lying within the Area of Mutual Interest, it shall promptly notify the other Parties hereto (the "Non-Acquiring Parties") in writing of such acquisition. Such notice shall include a full description of the Mineral Interest so acquired, a copy of the instrument by which such rights were acquired by the Acquiring Party together with, by way of example but not of limitation, copies of the leases, abstracts, title memos, assignments, subleases, farm outs or other contracts affecting the Mineral Interest; and the Acquisition Cost as defined in I.2. below, including an itemized statement thereof. In the event that a well in search of oil or gas is being drilled either within the AMI or at a location outside the AMI of which the result reasonably could be expected to materially affect the value of the offered Mineral Interest, hereinafter a Material Well, the Acquiring Party shall, within two (2) days after the date the Acquiring Party acquired the Mineral Interest so offered,, simultaneously with the offered Mineral Interest, notify the other parties of the existence of such a Material Well, or promptly notify the other parties of the existence of such a Material Well upon obtaining knowledge of the same, and shall also:

1. furnish the Non-Acquiring Parties with the approximate location of the well then being drilled and the name of the Operator or drilling contractor drilling the well, and

2. disclose in detail the reasons why the well can reasonably be expected to materially affect the value of the offered Mineral Interest.

3. conspicuously and specifically advise the Non-Acquiring Parties that the Non-Acquiring Parties shall have a period of forty-eight (48) hours within which to elect to acquire an interest in the offered Mineral Interest.

The above information required when a material well is being drilled shall be provided to the Non-Acquiring Parties in addition to the information and copies of instruments furnished in connection with the usual notices of acquisition of a Mineral Interest.

C. Option to Participate. Within thirty (30) days after receipt of the notice and information referred to in paragraph B., or within forty-eight (48) hours (exclusive of Saturday, Sunday or holidays) of receipt of the notice and information referred to in paragraph B. where a Material Well is, the Non-Acquiring Parties may elect to acquire its proportionate interest in the Mineral Interest so acquired by notifying the Acquiring Party of such election. The forty-eight (48) hour election period shall not apply unless the Acquiring Party gives the notice to the Non-Acquiring Party within two (2) days after the date on which the Acquiring Party acquired the Mineral Interest so offered. The proportionate interest of each party is as follows:

Eden Energy Corp:	75%
Starlight Oil & Gas LLC:	25%

Promptly after the acceptance of the offered Mineral Interest, the Acquiring Party shall invoice the Non-Acquiring Parties for their proportionate part of the Acquisition Costs. The Non-Acquiring Parties shall promptly reimburse the Acquiring Party for its share of the Acquisition Costs, as reflected by the invoice. Upon receipt of such reimbursement, the Acquiring Party shall execute and deliver an appropriate assignment without warranty of title to the Non-Acquiring Parties. If the Acquiring Party does not receive the amount due from a Non-Acquiring Party within thirty (30) days after the receipt by the Non-Acquiring Party of the invoice for its costs, the Acquiring Party may, at its election, give written notice to such delinquent Party that the failure of the Acquiring Party to receive the amount due within forty-eight (48) hours after receipt of such notice by the delinquent Non-Acquiring Party shall constitute a withdrawal by the delinquent Non-Acquiring Party of its former election to acquire the interest, and the Non-Acquiring Party shall no longer have the right to acquire an interest in the offered Mineral Interest. Unless the delinquent Party pays the amount due within said forty-eight (48) hour period, the delinquent Party shall have no right to acquire an interest in the offered Mineral Interest.

1. In the event that all or a portion of the interest of a Party is acquired by one or

more third parties resulting in more than two parties being subject to this AMI, then upon an election to not acquire by a Non-Acquiring Party, the Acquiring Party shall offer all other Non-Acquiring Parties their proportionate share of outstanding interest pursuant to the procedures set forth herein. The other Non-Acquiring Parties may elect to acquire their proportionate share of the outstanding interest, but are not required to acquire their proportionate share of the outstanding interest.

2. Should an election to not acquire occur, the relative proportionate interests of the Parties within the Drilling Block formed pursuant to the D&D Agreement including that Mineral Interest shall be adjusted accordingly on an acreage basis.

D. Failure to Respond. If the Acquiring Party shall not have received actual notice of the election of the Non-Acquiring Party to acquire its proportionate interest within the thirty (30) day or forty-eight (48) hour period pursuant to Paragraph C, as the case may be, such failure shall constitute an election by such Non-Acquiring Party to not acquire its interest in the Mineral Interest.

E. Responsive Notices. Responsive notices required hereunder, including, but not limited to elections to participate in an acquisition, may be given verbally by phone or in person, or E-mail but to be effective must be followed by written notice delivered by mail, courier, personally or by facsimile within 24 hours of the delivery of the verbal or E-mail notice.

F. Overriding Royalty. The Agreement provides that Starlight shall retain an overriding royalty interest in and to any Mineral Interest acquired hereunder. Should Eden Energy Corp, or its successors or assigns, or any other third party, be the Acquiring Party hereunder it shall promptly assign Starlight its Override, regardless of whether Starlight, or its successor and assigns acquires its proportionate interest of an offered Mineral Interest. Should Starlight be the Acquiring Party hereunder, it shall retain the Starlight Override in any assignment hereunder. Otherwise, Mineral Interests will be conveyed by the Acquiring Party without the addition of any overriding royalties, production payments, or other burdens in excess of those burdening the Mineral Interest at the time of its acquisition. With the exception of the Starlight Override, in determining the existing burdens on any Mineral Interest at the time of its acquisition, any overriding royalties, production payments, or other burdens held by the Acquiring Party or any Related Parties of the Acquiring Party shall not burden the interests being transferred to the Non-Acquiring Parties, but shall be borne solely by the Acquiring Party.

G. Subsequently Created Interests. Should any Party hereto create a subsequently created interest as defined by the Operating Agreements attached and referenced by the Agreement affecting any Mineral Interest acquired hereunder, said subsequently created interest and the party creating same shall be treated as provided in Operating

Agreement, which is hereby incorporated herein as if set out in full, provided however the Starlight Override shall not be construed as a Subsequently Created Interest.

H. No warranty. Any assignment made by the Acquiring Party shall be made free and clear of any burdens placed thereon by the Acquiring Party but otherwise shall be made without warranty of title, either express or implied, even to the return of the purchase price. The assignment shall be made and accepted subject to, and the Non-Acquiring Parties shall expressly assume their portion of all of the obligations of the Acquiring Party.

I. Lands Partially Outside AMI. If the Mineral Interest covers lands both within and out of the AMI, the Acquiring Party shall offer the entire Mineral Interest to the Non-Acquiring Parties. If the Non-Acquiring Parties acquire their proportionate interest, the lands lying outside of the AMI shall become subject to the terms of the Agreement. If some, but not all of the Non-Acquiring Parties acquire their proportionate interest in the Mineral Interest, the land lying outside of the AMI shall be deemed to be subject to an Operating Agreement on the form described in Article XIV.B.2. of the Agreement.

I. Definition of Certain Terms. For the purpose of this Agreement, the following terms shall have the meanings hereinafter set forth:

1. "Mineral Interest or Interests" shall include any oil and/or gas leases or any interest therein, any unleased mineral interest or any farm outs or options or contractual rights to acquire the same or any other contracts with respect thereto which affect lands and minerals lying within the AMI.

2. "Acquisition Cost or Costs" shall include bonus and all other expenditures related to the acquisition of a Mineral Interest or Interest which would be treated as a direct cost under Section II of the Accounting Procedure attached to the Starlight JOA attached to the Agreement, including without limitation expenditures for contract brokers, abstracts, and outside attorneys and, in the case of options and contractual rights, shall include an assumption by the Non-Acquiring Party of its proportionate part of all burdens imposed on the Acquiring Party by the related contract, but shall not include any charges for its own personnel or which would be treated as "indirect costs" under Section III of said Accounting Procedure;

3. "Acquiring Party" shall include any Affiliate of an Acquiring Party;

4. "Affiliate" shall mean (1) any person or legal entity directly or indirectly owning, controlling, or holding with the power to vote 10% or more of the outstanding voting securities of such other party; (2) any person or legal entity 10% or more of whose outstanding voting securities are directly or

indirectly owned, controlled, or held with the power to vote; (3) any person or legal entity directly or indirectly controlling, controlled by, or under common control with such other person; (4) any officer, director or partner or such other person or legal entity; or other person is an officer, director, or partner, any entity for which such person acts in any such capacity.

5. "Related Parties" shall mean any third party owned, controlled or related to a Party hereto, including by way of example and not limitation, any parent or subsidiary corporation; any holding company, partnership, limited partnership or limited liability company owned or substantially controlled by the Party; any of the foregoing's agents, officers, directors, employees, stockholders, members, partners or limited partners; any of the spouses, children, grandchildren, siblings, in-laws, cousins within the second degree, aunts, uncles or grandparents of any stockholder, director, officer or employee or partner of a Party, and any trust or similar entity that has any of the foregoing as a settlor or beneficiary or holding a power of appointment or remainder interest.